   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1999


                                                      REGISTRATION NO. 333-92199

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CRITICAL PATH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                            7389                            91-1788300
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                 320 1ST STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 808-8800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DOUGLAS T. HICKEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CRITICAL PATH, INC.
                                 320 1ST STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 808-8800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

           ALAN K. AUSTIN, ESQ.                      ELIAS J. BLAWIE, ESQ.                      RICHARD V. SMITH, ESQ.
          MARK L. REINSTRA, ESQ.                     LAURA A. DONALD, ESQ.                        IAIN MICKLE, ESQ.
         JOHN L.G. WHITTLE, ESQ.                       VENTURE LAW GROUP                           MARIA GRAY, ESQ.
     WILSON SONSINI GOODRICH & ROSATI              A PROFESSIONAL CORPORATION             ORRICK, HERRINGTON & SUTCLIFFE LLP
         PROFESSIONAL CORPORATION                     2800 SAND HILL ROAD                        OLD FEDERAL BUILDING
            650 PAGE MILL ROAD                    MENLO PARK, CALIFORNIA 94025                    400 SANSOME STREET
       PALO ALTO, CALIFORNIA 94304                       (650) 854-4488                    SAN FRANCISCO, CALIFORNIA 94111
              (650) 493-9300                                                                        (415) 392-1123

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     Upon consummation of the Critical Path-ISOCOR merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     ISOCOR
                             3420 OCEAN PARK BLVD.
                         SANTA MONICA, CALIFORNIA 90405


                               December 10, 1999


Dear Shareholders:

     I am pleased to forward you the attached proxy statement/prospectus for a special meeting of shareholders of ISOCOR to be held on Wednesday, January 19, 2000, at 10:00 a.m., local time, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401. The phone number there is (310) 576-7777.

     At the special meeting, you will be asked to vote upon a reorganization agreement between ISOCOR and Critical Path, Inc. and a related agreement of merger. The reorganization agreement provides for the merger of ISOCOR with a newly formed, wholly owned subsidiary of Critical Path. The agreement of merger will be filed with the California Secretary of State to effect the merger if it is approved. In the merger, each share of your ISOCOR common stock will be exchanged for 0.4707 of a share of Critical Path common stock. The merger is described more fully in the attached proxy statement/prospectus.

     ISOCOR cannot complete the merger unless the holders of a majority of ISOCOR common stock entitled to vote approve the reorganization agreement and the agreement of merger. Please carefully read this proxy statement/prospectus in its entirety and vote your shares as you desire. IN PARTICULAR, YOU SHOULD REVIEW THE MATTERS REFERRED TO UNDER "RISK FACTORS" ON PAGE 13.

     AFTER CAREFUL CONSIDERATION, ISOCOR'S BOARD OF DIRECTORS DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS. ISOCOR'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE AGREEMENT OF MERGER AND RECOMMENDS THEIR APPROVAL BY YOU.

     Whether or not you plan to attend the special meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the special meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

                                          Sincerely,

                                          /s/ PAUL GIGG

                                          Paul Gigg

                                          President and Chief Executive Officer


     THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 10, 1999 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 14, 1999.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE CRITICAL PATH COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     ISOCOR
                             3420 OCEAN PARK BLVD.
                         SANTA MONICA, CALIFORNIA 90405
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           -------------------------
To our Shareholders:

     ISOCOR will hold a special meeting of its shareholders on Wednesday, January 19, 2000, at 10:00 a.m. local time, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, for the following purpose:

          To consider and vote on a proposal to approve the agreement and plan of reorganization, dated as of October 20, 1999, by and among Critical Path, Inc., a wholly owned subsidiary of Critical Path, and ISOCOR, a related agreement of merger, and the transactions contemplated thereby, including the merger of a wholly owned subsidiary of Critical Path with and into ISOCOR. ISOCOR will survive the merger as a wholly owned subsidiary of Critical Path. At the effective time of the merger, each outstanding share of ISOCOR common stock, except for those shares owned by Critical Path and its subsidiaries, fractional shares and shares as to which dissenters' rights have been perfected, shall be converted into the right to receive 0.4707 of a share of Critical Path common stock.

     The attached proxy statement/prospectus contains a more complete description of this item of business. A copy of the reorganization agreement accompanies the proxy statement/prospectus as Annex A.

     Only holders of record of ISOCOR common stock at the close of business on December 8, 1999, the record date for the special meeting, are entitled to vote on the matters listed in this notice of special meeting. You may vote in person at the ISOCOR special meeting even if you have returned a proxy.

     Holders of ISOCOR common stock as of the record date have the right to dissent from the proposed merger and, subject to certain conditions, receive payment of the "fair market value" of their shares of ISOCOR common stock, as provided in Sections 1300 through 1312 of the California General Corporation law. The right to dissent applies (1) to any shares that have any restriction on transfer or (2) if demand for payment is made with respect to 5% or more of the outstanding shares of ISOCOR common stock. Fair market value shall be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation resulting from the proposed merger.

     To perfect dissenters' rights, a shareholder must:

     - vote his or her dissenting shares against the proposed merger;

     - make written demand upon ISOCOR, on or before the date of the special meeting, to purchase his or her shares for cash;

     - within 30 days after the mailing by ISOCOR to shareholders who voted against the proposed merger of a notice stating that the reorganization agreement has been approved, submit the stock certificates representing his or her dissenting shares to ISOCOR or its transfer agent for notation that they represent dissenting shares; and

     - if ISOCOR and the shareholder are unable to reach an agreement on the price to be paid for the dissenting shares, file an action in court within six months after the date on which notice stating that the reorganization agreement has been approved is mailed to ISOCOR shareholders who voted against the proposed merger.

     Information on dissenters' rights is explained in greater detail in the proxy statement/prospectus, under the caption "The Merger -- Dissenters' rights."

                                          By Order of the Board of Directors
                                          /s/ ELIAS BLAWIE
                                          Elias Blawie
                                          Secretary

Santa Monica, California

December 10, 1999


                             YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
RISK FACTORS................................................   13
Risks related to the merger.................................   13
Risks related to the business of the combined company.......   14
Investment risks............................................   24
TRADEMARKS..................................................   25
THE SPECIAL MEETING.........................................   26
Date, time and place of the special meeting.................   26
Matters to be considered at the special meeting.............   26
Record date for voting on the merger; shareholders entitled
  to vote...................................................   26
Voting and revocation of proxies............................   26
ISOCOR shareholder vote is required to approve the merger...   26
Board recommendation........................................   27
THE MERGER..................................................   28
Background of the merger....................................   28
Reasons for the merger......................................   30
Opinion of Robertson Stephens, financial advisor to
  ISOCOR....................................................   32
Interests of certain persons in the merger..................   39
Governmental and regulatory matters.........................   40
Material U.S. federal income tax consequences of the
  merger....................................................   41
Anticipated accounting treatment............................   43
Dissenters' rights..........................................   43
Delisting and deregistration of ISOCOR common stock.........   45
Listing of Critical Path common stock to be issued in the
  merger....................................................   45
Restriction on resales of Critical Path common stock........   45
THE REORGANIZATION AGREEMENT................................   47
The merger..................................................   47
The effective time..........................................   47
Directors and officers of ISOCOR after the merger...........   47
Conversion of shares in the merger..........................   47
ISOCOR's stock option and stock purchase plans..............   47
The exchange agent..........................................   48
Procedures for exchanging stock certificates................   48
Distributions with respect to unexchanged shares............   48
No fractional shares........................................   48
Representations and warranties..............................   49
ISOCOR's conduct of business before completion of the
  merger....................................................   49
Critical Path's conduct of business before completion of the
  merger....................................................   50
No solicitation.............................................   51
Director and officer indemnification........................   52
Conditions to completion of the merger......................   52
Termination of the reorganization agreement.................   53
Payment of termination fee..................................   54
Extension, waiver and amendment of the reorganization
  agreement.................................................   54
THE STOCK OPTION AGREEMENT..................................   55
Exercise events.............................................   55
Termination.................................................   55
Registration rights.........................................   56

                                                              PAGE
                                                              ----
VOTING AGREEMENTS...........................................   56
DESCRIPTION OF ISOCOR CAPITAL STOCK.........................   57
Common stock................................................   57
Preferred stock.............................................   57
DESCRIPTION OF CRITICAL PATH CAPITAL STOCK..................   57
Common stock................................................   57
Preferred stock.............................................   58
Warrant.....................................................   58
COMPARISON OF RIGHTS OF SHAREHOLDERS OF CRITICAL PATH AND
  SHAREHOLDERS OF ISOCOR....................................   59
Number of directors.........................................   59
Filling of vacancies on the board of directors..............   59
Amendment of bylaws by shareholders.........................   59
BUSINESS OF CRITICAL PATH...................................   60
Company overview............................................   60
Recent developments.........................................   60
Critical Path solution......................................   61
Services....................................................   62
Customers...................................................   66
Target markets..............................................   66
Strategic relationships.....................................   67
Sales and marketing.........................................   68
Technology..................................................   69
Competition.................................................   72
Intellectual property.......................................   72
Employees...................................................   73
Facilities..................................................   73
Legal proceedings...........................................   73
CRITICAL PATH'S MANAGEMENT..................................   74
Compensation committee interlocks and insider
  participation.............................................   77
Director compensation.......................................   77
Executive compensation......................................   77
CRITICAL PATH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............   82
Overview....................................................   82
Nine months ended September 30, 1999 compared to nine months
  ended September 30, 1998..................................   85
Net revenues................................................   86
Cost of net revenues........................................   87
Sales and Marketing.........................................   87
Research and Development....................................   87
General and Administrative..................................   88
Acquisition-related bonus program...........................   88
Stock-based expenses........................................   88
Interest and other income and interest expense..............   88
Income taxes................................................   89
Year ended December 31, 1998 compared to year ended December
  31, 1997..................................................   89
Net revenues................................................   89
Cost of net revenues........................................   89
Operating expenses..........................................   89
Sales and marketing.........................................   89
General and administrative..................................   89

                                                              PAGE
                                                              ----
Stock-based expenses........................................   90
Interest and other income and interest expense..............   90
Income taxes................................................   90
Liquidity and capital resources.............................   90
Year 2000 issues............................................   91
CRITICAL PATH SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................   93
BUSINESS OF ISOCOR..........................................   95
General.....................................................   95
Products....................................................   95
Message server products.....................................   95
Directory products..........................................   96
Marketing, sales and distribution...........................   96
Customers...................................................   97
Customer and reseller support and services..................   97
Product development.........................................   98
Competition.................................................   98
Proprietary rights..........................................   99
Manufacturing...............................................   99
Employees...................................................   99
Properties..................................................  100
ISOCOR'S MANAGEMENT.........................................  101
Compensation committee interlocks and insider
  participation.............................................  103
ISOCOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................  107
Results of operations for the nine months ended September
  30, 1999 and 1998.........................................  107
Results of operations for years ended December 31, 1996,
  1997 and 1998.............................................  108
Liquidity and capital resources.............................  112
Year 2000 issues............................................  112
Euro impact.................................................  114
Quantitative and qualitative disclosures about market
  risk......................................................  114
ISOCOR SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................  116
FUTURE SHAREHOLDER PROPOSALS................................  117
EXPERTS.....................................................  117
LEGAL MATTERS...............................................  117
WHERE YOU CAN FIND MORE INFORMATION.........................  118
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1
Annex A -- Agreement and Plan of Reorganization.............  A-1
Annex B -- Stock Option Agreement...........................  B-1
Annex C -- Opinion of BancBoston Robertson Stephens.........  C-1
Annex D -- Chapter 13 of the California General Corporation
  Law.......................................................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE MERGER?


A: The boards of directors of Critical Path and ISOCOR have voted to combine the businesses of Critical Path and ISOCOR. To combine the companies, a subsidiary of Critical Path will merge into ISOCOR, resulting in ISOCOR becoming a wholly owned subsidiary of Critical Path.



   After the merger, the shareholders of ISOCOR will own approximately 10% of Critical Path, assuming completion of the docSpace acquisition by Critical Path as discussed below.


Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive 0.4707 of a share of Critical
   Path common stock for each share of ISOCOR common stock you own. For example, if you own 100 shares of ISOCOR common stock, you will receive 47 shares of Critical Path common stock in exchange for your ISOCOR shares.

   Critical Path will not issue fractional shares of common stock. Instead of fractional shares, you will receive cash based on the average closing price of Critical Path common stock for the ten most recent days that Critical Path common stock has traded prior to the completion of the merger, as reported on the Nasdaq National Market System.

   The number of shares of Critical Path common stock to be issued for each share of ISOCOR common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price for Critical Path common stock goes up or down. ISOCOR is not permitted to withdraw from the merger or resolicit the vote of its shareholders based solely on changes in the value of the Critical Path common stock.

   Critical Path's stock price has been volatile, and economic and market circumstances are subject to change. As an example, the following table sets forth the high and low closing sale prices per share of Critical Path common stock on the Nasdaq National Market during the indicated months of 1999.

                          CLOSING SALE PRICES PER
                           SHARE OF CRITICAL PATH
                                COMMON STOCK
                          ------------------------
         MONTH               HIGH          LOW
         -----            -----------   ----------
   September............   $   41.38     $  30.94
   October..............   $   50.00     $  35.06
   November.............   $   78.50     $  45.00

Q: WHAT DO I NEED TO DO NOW?

A: Following your review of this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of ISOCOR shareholders. You may also vote by attending the special meeting.

Q: WHAT HAPPENS IF I DON'T INDICATE HOW TO VOTE MY PROXY?

A: If you mail your properly signed proxy but do not include instructions on how your shares are to be voted, your shares will be voted FOR adoption of the reorganization agreement and approval of the merger.

Q: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

A: Not returning your proxy card will have the same effect as voting against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of ISOCOR stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting, file a written notice of revocation of your proxy with the Secretary of ISOCOR and vote in person. Your attendance alone will not revoke your proxy.

Q: IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instruc-tions, your shares will be considered present at the special meeting for purposes of determining a quorum but will not be considered to have been voted on the reorganization agreement or the agreement of merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Critical Path will send you written instructions for exchanging your ISOCOR stock certificates for Critical Path stock certificates. Please do not send your stock certificates with your proxy.


Q: WHAT ARE THE FAXNET AND DOCSPACE TRANSACTIONS?



A: In December 1999, Critical Path consummated its acquisition of FaxNet
   Corporation, a provider of Internet fax and messaging solutions and a leading supplier of carrier-class enhanced fax and integrated messaging solutions, for approximately $199.3 million in cash and Critical Path stock. In early November 1999, Critical Path entered into an agreement to acquire the docSpace Company, Inc., a provider of web-based file management services. The estimated purchase price for docSpace is $274.0 million in cash and Critical Path stock, and that transaction is expected to close in late January 2000, subject to conditions.


Q: WHOM SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS OR WANT TO REQUEST A
   COPY OF THIS DOCUMENT?

A: You may contact D.F. King & Co., our proxy solicitor with respect to questions regarding voting or to request a copy of this document:

                             D.F. King & Co., Inc.
                                77 Water Street
                               New York, NY 10005
                                 (800) 714-3306

                                    SUMMARY

     The following summary highlights selected information which is provided in greater detail elsewhere in this document. Even though Critical Path and ISOCOR have highlighted what Critical Path and ISOCOR feel is the most important information to you, Critical Path and ISOCOR encourage you to read this document in its entirety for a complete understanding of the reorganization agreement and the proposed merger.

THE COMPANIES

Critical Path, Inc.
320 First Street
San Francisco, California 94105
(415) 808-8800

     Critical Path is a leading provider of email hosting services designed to allow a wide range of organizations, including Internet service providers, web hosting companies, web portals and corporations, to reduce costs and improve customer service by outsourcing their email systems. It has built an industry leading global infrastructure with data centers connected to key Internet exchange points, and currently reaches millions of end-users through its partnership agreements. Critical Path provides reliable, secure and scalable email, and a flexible suite of enhanced messaging services to more than 800 customers, and has strategic partnerships with companies such as E*TRADE, Network Solutions, US WEST, Sprint, and ICQ, a subsidiary of America Online.

     Critical Path was incorporated in California in February 1997 and has been a public company since March 29, 1999. It is traded on the Nasdaq National Market under the symbol "CPTH."

ISOCOR
3420 Ocean Park Blvd.
Santa Monica, California 90405
(310) 581-8100

     ISOCOR develops, markets and supports electronic messaging and directory infrastructure software products and services that enable businesses to engage in electronic communications over corporate networks and the Internet. ISOCOR's products are available either as a complete, integrated package or as individual components. ISOCOR's business strategy is to provide a focused range of products, targeted at large corporations and Internet service providers.

     ISOCOR was incorporated in California in February 1991 and has been a public company since March 13, 1996. It is traded on the Nasdaq National Market under the symbol "ICOR."

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus contains forward-looking statements. These statements include statements with respect to the financial condition, results of operations and businesses of Critical Path and ISOCOR and on the expected impact of the merger described in this proxy statement/prospectus on their financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by such forward-looking statements. These risks and uncertainties include:

     - the possibility that the merger will not be consummated;

     - the possibility that the anticipated benefits from the merger will not be fully realized;

     - the possibility that costs or difficulties related to the integration of ISOCOR and Critical Path will be greater than expected; and

     - other risk factors as may be detailed in public announcements and filings with the Securities and Exchange Commission by Critical Path and ISOCOR.

In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 13 of this proxy statement/prospectus.

THE MERGER

     If all the conditions to the merger are satisfied or waived, ISOCOR will merge with a subsidiary of Critical Path and become a wholly owned subsidiary of Critical Path. As a shareholder of ISOCOR, you will become a shareholder of Critical Path following the merger unless you perfect your dissenters' rights in accordance with California law.

     The reorganization agreement, including the related agreement of merger, is the legal document that governs the merger. This document is attached as Annex A to this proxy statement/ prospectus. We encourage you to read the reorganization agreement and the related agreement of merger attached as Exhibit D to the reorganization agreement carefully.

SHAREHOLDER APPROVAL

     The holders of a majority of the outstanding shares of ISOCOR common stock must approve the reorganization agreement and the agreement of merger and the transactions contemplated thereby, including the merger, at the special meeting. Critical Path shareholders are not required to approve the reorganization agreement and will not vote on the merger.

     You are entitled to cast one vote per share of ISOCOR common stock you held as of December 8, 1999, the record date.

RECOMMENDATION OF ISOCOR'S BOARD OF DIRECTORS

     After careful consideration, ISOCOR's board of directors unanimously approved the reorganization agreement and the related agreement of merger and determined the merger to be fair to you and in your best interests. ISOCOR's board of directors recommends that you vote in favor of and approve the reorganization agreement, including the related agreement of merger, and the transactions contemplated thereby, including the merger, at the special meeting.

VOTING AGREEMENTS

     ISOCOR shareholders beneficially owning approximately 932,823 shares or 8.8% of the outstanding ISOCOR common stock have entered into voting agreements with Critical Path. All of the shares of ISOCOR common stock held by directors and executive officers of ISOCOR and their affiliates are subject to voting agreements. The voting agreements require these ISOCOR shareholders to vote all shares of ISOCOR common stock they beneficially own in favor of approval of the reorganization agreement and the agreement of merger at the special meeting. These ISOCOR shareholders were not paid additional consideration in connection with the voting agreements.

VOTING SHARES HELD BY YOUR BROKER IN STREET NAME

     Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not provide your broker with voting instructions, your shares will not be voted at the ISOCOR special meeting and it will have the same effect as voting against approval of the reorganization agreement and the agreement of merger.

COMPLETION OF THE MERGER

     Critical Path and ISOCOR will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when Critical Path and ISOCOR file an agreement of merger with the Secretary of State of the State of California.

     Critical Path and ISOCOR are working toward completing the merger as quickly as possible and, assuming approval of the merger and the satisfaction or waiver of all other conditions of the reorganization agreement, expect to complete the merger promptly after the special meeting.

EXCHANGING YOUR STOCK CERTIFICATES

     When the merger is completed, Critical Path's exchange agent will mail to ISOCOR shareholders a letter of transmittal and instructions for use in surrendering ISOCOR stock certificates in exchange for Critical Path stock certificates. When an ISOCOR shareholder delivers an ISOCOR stock certificate to the exchange agent along with an executed letter of transmittal and any other required documents, the ISOCOR stock certificate will be canceled and the ISOCOR shareholder will receive Critical Path stock certificates representing the number of full shares of Critical Path common stock to which the shareholder is entitled under the reorganization agreement. An ISOCOR shareholder will receive payment in cash, without interest, in lieu of any fractional shares of Critical Path common stock which would have been otherwise issuable to the shareholder in the merger.

ISOCOR'S REASONS FOR THE MERGER

     ISOCOR's board of directors has determined that the merger is fair to, and in the best interests of, ISOCOR and its shareholders. In reaching its decision, ISOCOR's board of directors identified several potential benefits of the merger, the most important of which included:

- ISOCOR shareholders will have the opportunity to participate in the potential for growth of the combined company after the merger;

- The combined company will be able to provide a full range of messaging solutions, including in-house, outsourced and combination messaging solutions;

- The exchange ratio in the merger represented a premium of approximately 140% over the average closing price for ISOCOR common stock over the 30-day trading period ending on October 20, 1999, the date on which the reorganization agreement was signed; and

- By combining with Critical Path, ISOCOR shareholders will be afforded substantially increased trading liquidity for their investment.

OPINION OF ISOCOR'S FINANCIAL ADVISOR, ROBERTSON STEPHENS

     In deciding to approve the merger, ISOCOR's board of directors considered the opinion of its financial advisor, BancBoston Robertson Stephens, Inc., that, as of the date ISOCOR and Critical Path signed the reorganization agreement, the exchange ratio was fair from a financial point of view to ISOCOR shareholders. This opinion was provided to ISOCOR's board of directors for its information and assistance in evaluating the merger and does not constitute a recommendation as to how any ISOCOR shareholder should vote with respect to the merger. The full text of the written opinion of Robertson Stephens, which is attached as Annex C, sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. You are urged to read this opinion in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of ISOCOR's board of directors that you vote to approve the merger, you should note that certain officers and directors of ISOCOR have interests in the merger that are different from, or in addition to, your interests. These interests relate to accelerated vesting of stock options, indemnification rights, and for officers, employment benefits. As a result, directors and officers may be more likely to vote to approve the merger than ISOCOR shareholders generally.

CONDITIONS TO CLOSING

     The respective obligations of Critical Path and ISOCOR to complete the merger are subject to the prior satisfaction or waiver of conditions. If ISOCOR waives any conditions, ISOCOR will consider the facts and circumstances at that time and make a determination whether it will resolicit proxies from ISOCOR shareholders.

     For a detailed description of the conditions to completion of the merger, see the section entitled "The Reorganization Agreement -- Conditions to completion of the merger."

TERMINATION OF THE REORGANIZATION AGREEMENT

     The reorganization agreement may be terminated under limited circumstances.

     For a detailed description of the manner in which the reorganization agreement may be terminated, see the section entitled "The Reorganization Agreement -- Termination of the reorganization agreement."

TERMINATION FEES AND EXPENSES

     Critical Path and ISOCOR will share equally all fees and expenses incurred by them in relation to the printing and filing with the Securities and Exchange Commission of this proxy statement/ prospectus and the registration statement.

     If Critical Path terminates the reorganization agreement in limited instances, ISOCOR must pay Critical Path an $11,484,800 termination fee. These instances include, among others, ISOCOR entering into a letter of intent or contract with a third party providing for an acquisition transaction or ISOCOR's board of directors withdrawing or materially modifying its recommendation or approving or recommending a third party's acquisition proposal. In the event a termination fee is payable, ISOCOR also must reimburse up to $2,000,000 of Critical Path's expenses incurred in connection with the reorganization agreement and the transactions contemplated thereby.

STOCK OPTION GRANTED TO CRITICAL PATH

     As a condition to entering into the reorganization agreement, ISOCOR granted Critical Path an irrevocable stock option to purchase up to 19.9% of the issued and outstanding common stock of ISOCOR at a price of $23.54 per share under a Stock Option Agreement attached to this document as Annex C and incorporated herein. The stock option is exercisable at any time if the merger is not consummated by June 30, 2000, or the required approval of ISOCOR shareholders is not obtained, or if a "triggering event" occurs. The events qualifying as "triggering events" are described under "The Stock Option Agreement."

     ISOCOR may be required to pay Critical Path up to an additional $2,871,000 to cancel Critical Path's option.

     The stock option, the termination fee and the non-solicitation provisions set forth in the reorganization agreement may discourage third parties who are interested in acquiring a significant stake in ISOCOR and are intended by Critical Path to increase the likelihood that the merger will be completed.

NO SOLICITATION

     ISOCOR has generally agreed not to initiate or engage in discussions with another party regarding a business combination with that party while the merger is pending. However, ISOCOR may provide nonpublic information regarding ISOCOR and its subsidiaries in response to an acquisition proposal that ISOCOR's board of directors concludes is a superior offer as compared to the present merger.

GOVERNMENTAL AND REGULATORY MATTERS

     The merger is subject to antitrust laws. Critical Path and ISOCOR have made the required filings with the U.S. Department of Justice and the Federal Trade Commission, and the applicable waiting periods have been terminated. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, may challenge the merger at any time before or after its completion.

FEDERAL INCOME TAX CONSEQUENCES

     Critical Path and ISOCOR have structured the merger so that, in general, Critical Path, ISOCOR and their respective shareholders will not recognize gain or loss for U.S. federal income tax purposes in the merger, except with respect to cash received by ISOCOR shareholders in lieu of fractional shares or with respect to shares that qualify as dissenting shares under California General Corporation Law. It is a waivable condition to the merger that Critical Path and ISOCOR receive legal opinions to this effect.

ANTICIPATED ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles.

DISSENTERS' RIGHTS

     If holders of five percent or more of the outstanding shares of ISOCOR common stock entitled to vote at the ISOCOR special meeting vote against the approval of the reorganization agreement and make a demand for payment of the fair market value of the shares pursuant to the provisions of Chapter 13 of the California General Corporation Law, those ISOCOR shareholders will be entitled to exercise dissenters' rights. In accordance with these provisions, dissenting ISOCOR shareholders will have the right to be paid the fair market value of their shares of ISOCOR common stock as set forth in and by fully complying with the procedures specified in the California General Corporation Law. The failure of a dissenting ISOCOR shareholder to timely and properly comply with these procedures will result in the termination or waiver of these rights. For a more detailed description, see "The Merger -- Dissenters' rights."

                           COMPARATIVE PER SHARE DATA


     The following tables reflect (a) the historical net loss and book value per share of Critical Path common stock and the historical net loss and book value per share of ISOCOR common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger and after giving effect to the acquisition by Critical Path of substantially all of the operating assets of the Connect Service business of Fabrik Communications, Inc., and the stock of dotOne Corporation, Amplitude Software Corporation, and FaxNet Corporation, and the pending acquisition by Critical Path of The docSpace Company, Inc., and (b) the equivalent historical net loss and book value per share attributable to 0.4707 of a share of Critical Path common stock which will be received for each share of ISOCOR common stock. The information presented in the following tables should be read in conjunction with the selected historical and selected unaudited pro forma condensed combined financial data, the unaudited pro forma condensed combined financial data and the separate historical consolidated financial statements and related notes of Critical Path and ISOCOR which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.


                                                                    YEAR             NINE MONTHS
                                                                    ENDED               ENDED
                  HISTORICAL CRITICAL PATH                    DECEMBER 31, 1998   SEPTEMBER 30, 1999
                  ------------------------                    -----------------   ------------------
Net loss per common share -- basic and diluted..............       $(0.81)             $ (2.26)
Book value per share(1).....................................       $ 1.85              $ 10.98

                                                                    YEAR             NINE MONTHS
                                                                    ENDED               ENDED
                     HISTORICAL ISOCOR                        DECEMBER 31, 1998   SEPTEMBER 30, 1999
                     -----------------                        -----------------   ------------------
Net loss per common share -- basic and diluted..............       $(0.63)              $(0.28)
Book value per share(1).....................................       $ 2.00               $ 1.75

                                                                    YEAR             NINE MONTHS
                  CRITICAL PATH AND ISOCOR                          ENDED               ENDED
             PRO FORMA COMBINED PER SHARE DATA                DECEMBER 31, 1998   SEPTEMBER 30, 1999
             ---------------------------------                -----------------   ------------------
Net loss per Critical Path share -- basic and diluted.......       $(11.31)            $ (6.97)
Net loss per equivalent ISOCOR share -- basic and
  diluted(3)................................................       $ (5.32)            $ (3.28)
Book value per Critical Path share(2).......................                           $ 23.53
Book value per equivalent ISOCOR share(2)(3)................                           $ 11.08

-------------------------
(1) The historical book value per share amounts are computed by dividing Critical Path's and ISOCOR's shareholders' equity, respectively, by their actual common shares outstanding as of September 30, 1999 and December 31, 1998.

(2) The pro forma combined book value per share amounts are computed by dividing pro forma shareholders' equity by the pro forma number of common shares of Critical Path outstanding as of September 30, 1999, assuming the merger had occurred as of that date.

(3) The equivalent pro forma combined per ISOCOR share amounts are calculated by multiplying the pro forma combined share amounts by the Exchange Ratio of
    0.4707 shares of Critical Path common stock for each share of ISOCOR common stock.

     The following table sets forth the closing sales prices per share of Critical Path common stock on the Nasdaq National Market and the closing sales prices per share of ISOCOR common stock on the Nasdaq National Market on (1) October 20, 1999, the last full trading date prior to the public announcement of the merger, and (2) December 9, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus. The equivalent ISOCOR per share price as of any given date, including the dates indicated, is determined by multiplying the price of one share of Critical Path common stock as of such date by 0.4707, the exchange ratio set forth in the reorganization agreement, and represents what the market value of one share of ISOCOR common stock would have been if the merger had been consummated on or prior to such day.



                                                                                     EQUIVALENT
                                                              CRITICAL                 ISOCOR
                                                                PATH      ISOCOR        PER
                                                               COMMON     COMMON       SHARE
                                                               STOCK       STOCK       PRICE
                                                              --------    -------    ----------
October 20, 1999............................................   $50.00     $ 10.13     $ 23.54
December 9, 1999............................................   $76.56     $ 35.13     $ 36.04


     No assurance can be given as to the market prices of Critical Path common stock or ISOCOR common stock at any time before the closing of the merger or as to the market price of Critical Path common stock at any time thereafter. The exchange ratio is fixed and will not be adjusted to reflect increases or decreases in the market price of Critical Path common stock that could occur before the merger becomes effective. If the market price of Critical Path common stock decreases or increases prior to the effective time of the merger, the market value of the Critical Path common stock to be received in the merger in exchange for ISOCOR common stock will correspondingly decrease or increase. SHAREHOLDERS OF ISOCOR ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF ISOCOR COMMON STOCK AND CRITICAL PATH COMMON STOCK.

                   SELECTED HISTORICAL AND SELECTED UNAUDITED
                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following selected historical financial data of Critical Path and ISOCOR have been derived from their respective historical consolidated financial statements, and should be read in conjunction with those financial statements and the related notes which are included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data of Critical Path and ISOCOR are derived from the unaudited pro forma condensed combined financial information, which gives effect to the merger as a purchase, and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this proxy statement/prospectus.


     For pro forma purposes, Critical Path's historical consolidated statement of operations for the year ended December 31, 1998, after giving effect to the acquisitions of substantially all of the operating assets of the Connect Service business of Fabrik Communications, Inc. ("Fabrik"), and the stock of dotOne Corporation, Amplitude Software Corporation, and FaxNet Corporation and the pending acquisition of the stock of The docSpace Company, Inc., and ISOCOR's historical consolidated statement of operations for the year ended December 31, 1998 have been combined to give effect to the merger as if it had occurred on January 1, 1998.



     Critical Path's historical consolidated statement of operations for the nine months ended September 30, 1999, after giving effect to the acquisitions of Fabrik, dotOne, FaxNet, and Amplitude, the pending acquisition of docSpace, and ISOCOR's historical consolidated statement of operations for the nine months ended September 30, 1999 have been combined to give effect to the merger as if it had occurred on January 1, 1998.


     The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on September 30, 1999, and combines Critical Path's historical consolidated balance sheet data as of September 30, 1999, after giving effect to the consummated acquisition of FaxNet and the pending acquisitions of docSpace, and ISOCOR's historical consolidated balance sheet as of September 30, 1999.

     Management of Critical Path believes that the pending acquisition of docSpace is a probable acquisition.

     The total estimated purchase price of the merger has been allocated on a preliminary basis to assets and liabilities based on Critical Path's management's best estimate of its fair value with the excess over the net tangible and identified intangible assets acquired allocated to goodwill. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the merger had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial condition of the combined company.

            ISOCOR'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                              YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                   -----------------------------------------------   -----------------
                                                    1998      1997      1996      1995      1994      1999      1998
                                                   -------   -------   -------   -------   -------   -------   -------
HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues.........................................  $23,279   $22,018   $26,394   $20,774   $13,541   $24,272   $16,358
Income/(loss) from operations....................   (7,158)   (9,068)      (33)      586      (120)   (2,766)   (5,430)
Net income/(loss)................................   (6,165)   (7,904)      483       319       (10)   (2,893)   (4,479)
Net income/(loss) per share:
  Basic..........................................  $ (0.63)  $ (0.83)  $  0.06   $  0.19   $ (0.01)  $ (0.28)  $ (0.46)
  Diluted........................................  $ (0.63)  $ (0.83)  $  0.05   $  0.04   $ (0.01)  $ (0.28)  $ (0.46)
Weighted average shares:
  Basic..........................................    9,737     9,485     7,733     1,652     1,567    10,251     9,767
  Diluted........................................    9,737     9,485     9,808     7,783     1,567    10,251     9,767

                                                                        DECEMBER 31,
                                                       -----------------------------------------------   SEPTEMBER 30,
                                                        1998      1997      1996      1995      1994         1999
                                                       -------   -------   -------   -------   -------   -------------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.....  $19,112   $20,461   $25,113   $ 5,880   $ 5,281      $19,267
Working capital......................................   16,603    23,148    30,058     9,653     6,359       13,837
Total assets.........................................   33,125    34,223    41,298    19,494    12,484       33,944
Long-term obligations, net of current portion........      146       133       187       606       110          151
Total shareholders' equity...........................   19,765    25,684    33,204    12,487     8,697       18,250

        CRITICAL PATH'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               PERIOD FROM
                                                                               FEBRUARY 19,         NINE MONTHS
                                                                                   1997                ENDED
                                                               YEAR ENDED     (INCEPTION) TO       SEPTEMBER 30,
                                                              DECEMBER 31,     DECEMBER 31,     -------------------
                                                                  1998             1997           1999       1998
                                                              ------------    --------------    --------    -------
HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues................................................    $    897         $    --        $  7,968    $   292
Loss from operations........................................     (11,448)         (1,056)        (62,903)    (5,990)
Net loss....................................................     (11,461)         (1,074)        (58,240)    (6,132)
Net loss per share -- basic and diluted.....................    $  (2.94)        $ (0.54)       $  (2.26)   $ (1.78)
Weighted average shares -- basic and diluted................       3,899           1,994          25,715      3,445

                                                                 DECEMBER 31,
                                                              ------------------    SEPTEMBER 30,
                                                               1998       1997          1999
                                                              -------    -------    -------------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $14,791    $     1      $146,833
Working capital/(deficit)...................................   12,524     (1,524)      155,596
Total assets................................................   20,663        550       493,194
Long-term obligations, net of current portion...............    2,454         42         4,664
Total stockholders' equity (deficit)........................   15,358     (1,021)      472,646

               ISOCOR/CRITICAL PATH SELECTED UNAUDITED PRO FORMA
                      CONDENSED COMBINED FINANCIAL DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS DATA:
Net revenues................................................   $  54,154       $   54,717
Loss from operations........................................    (337,289)        (301,114)
Net loss....................................................    (337,140)         297,338
Net loss per share -- basic and diluted.....................   $  (11.31)      $    (6.97)
Weighted average shares -- basic and diluted................      29,815           42,678

                                                                             SEPTEMBER 30,
                                                                                1999
                                                                             -------------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities..........................   $   88,036
Working capital...........................................................       72,733
Total assets..............................................................    1,225,014
Long-term obligations, net of current portion.............................        7,341
Total shareholders' equity................................................   $1,131,446

---------------
(1) For detailed information see "Pro Forma Condensed Combined Financial Data" on pages F-3 through F-10.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Critical Path common stock has traded on the Nasdaq National Market under the symbol "CPTH" since March 29, 1999. The following table sets forth the range of high and low intra-day sales prices reported on the Nasdaq National Market for Critical Path common stock for the periods indicated.

                                                               HIGH       LOW
                                                              -------    ------
FISCAL 1999
First Quarter (from March 29, 1999).........................  $ 77.00    $65.88
Second Quarter..............................................   134.88     49.44
Third Quarter...............................................    53.88     30.94
Fourth Quarter (through November 30, 1999)..................    80.50     35.00

     ISOCOR common stock has traded on the Nasdaq National Market under the symbol "ICOR" since March 13, 1996. The following table sets forth the range of high and low intra-day sales prices reported on the Nasdaq National Market for ISOCOR common stock for the periods indicated.

                                                               HIGH      LOW
                                                              ------    -----
FISCAL 1997
First Quarter...............................................  $ 6.75    $3.75
Second Quarter..............................................    3.50     2.00
Third Quarter...............................................    3.63     2.19
Fourth Quarter..............................................    3.63     1.75
FISCAL 1998
First Quarter...............................................  $ 3.75    $1.69
Second Quarter..............................................    3.63     2.25
Third Quarter...............................................    3.81     2.00
Fourth Quarter..............................................    4.75     1.25
FISCAL 1999
First Quarter...............................................  $10.69    $3.06
Second Quarter..............................................   12.81     4.81
Third Quarter...............................................    8.75     5.38
Fourth Quarter (through November 30, 1999)..................   33.56     7.88

     Neither Critical Path nor ISOCOR has ever paid any cash dividends on their stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

     As of November 30, 1999, there were 91 shareholders of record who held shares of ISOCOR common stock and 633 shareholders of record who held shares of Critical Path common stock.

                                  RISK FACTORS

     By voting in favor of the merger, you are making a decision to invest in Critical Path common stock. An investment in Critical Path common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

                          RISKS RELATED TO THE MERGER

YOU WILL RECEIVE 0.4707 OF A SHARE OF CRITICAL PATH COMMON STOCK FOR EACH OF YOUR SHARES OF ISOCOR COMMON STOCK, REGARDLESS OF INCREASES IN MARKET VALUE OF ISOCOR COMMON STOCK, DECREASES IN THE MARKET VALUE OF CRITICAL PATH COMMON STOCK OR BOTH.

     Upon completion of the merger, each share of ISOCOR common stock will be exchanged for 0.4707 of a share of Critical Path common stock. There will be no adjustment for changes in the market price of either ISOCOR or Critical Path common stock, and ISOCOR is not permitted to withdraw from the merger or resolicit the vote of its shareholders solely because of changes in the market value of Critical Path or ISOCOR common stock. Accordingly, the specific dollar value of Critical Path common stock you will receive upon completion of the merger will depend on the market value of Critical Path common stock at the time of the completion of the merger. This value may decrease compared to the market value of ISOCOR common stock based on decreases in the value of Critical Path common stock, increases in the value of ISOCOR common stock or both.

THE FAILURE TO EFFECTIVELY INTEGRATE CRITICAL PATH AND ISOCOR COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS OF THE COMBINED COMPANY.

     Achieving the anticipated benefits of the merger will depend in part on the integration of the two businesses in an efficient manner, and there can be no assurance that this will occur. For example, Critical Path may not be able to retain key executives and employees of ISOCOR after the merger. Also, the integration of Critical Path and ISOCOR will require substantial attention from management. Diversion of management's attention from ongoing operations and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, expenses and operating results of the combined company. There can be no assurance that Critical Path will realize any of the anticipated benefits of the merger.

THE MERGER COULD CAUSE CRITICAL PATH AND ISOCOR TO LOSE CUSTOMERS OR STRATEGIC PARTNERS.

     Some of ISOCOR's existing customers or strategic partners may view themselves as competitors of some of Critical Path's customers or of Critical Path itself and therefore determine that the merger is competitively disadvantageous to them. As a result, the merger could adversely affect ISOCOR's relationship with these customers or strategic partners and they could terminate their relationships with ISOCOR as a result of the merger. In addition, the merger could adversely affect Critical Path's relationships with some of its customers and strategic partners that compete with some of ISOCOR's customers or with ISOCOR itself, and Critical Path's relationship with those customers and strategic partners could end as a result of the merger.

             RISKS RELATED TO THE BUSINESS OF THE COMBINED COMPANY

BECAUSE CRITICAL PATH HAS A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE THE BUSINESS OF THE COMBINED COMPANY, AND THE COMBINED COMPANY MAY FACE VARIOUS RISKS, EXPENSES AND DIFFICULTIES ASSOCIATED WITH EARLY STAGE COMPANIES.

     Because Critical Path has only a limited operating history upon which you can evaluate its business and prospects, when making your investment decision, you should consider the risks, expenses and difficulties that Critical Path may encounter. These risks include Critical Path's ability to:

     - acquire businesses and technologies;

     - expand sales and marketing activities;

     - create and maintain strategic relationships;

     - expand its customer base and retain key clients;

     - introduce new services;

     - manage growing operations;

     - compete in a highly competitive market;

     - upgrade its systems and infrastructure to handle any increases in messaging traffic; and

     - reduce service interruptions.

     Critical Path expects that its operating expenses will increase as it spends resources on building its business and that this increase may have a negative effect on Critical Path's operating results and financial condition in the near term.

     Critical Path has spent substantial amounts on technology and infrastructure development. Critical Path expects to continue to spend substantial financial and other resources to develop and introduce new email service offerings, and to expand its sales and marketing organizations, strategic relationships and operating infrastructure. Critical Path expects that its cost of revenues, sales and marketing expenses, general and administrative expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenues. If revenues do not correspondingly increase, Critical Path's operating results and financial condition could be negatively affected.

CRITICAL PATH HAS A HISTORY OF LOSSES AND EXPECTS CONTINUING LOSSES, AND THE COMBINED COMPANY MAY NEVER ACHIEVE PROFITABILITY.

     As of September 30, 1999, Critical Path had an accumulated deficit of approximately $70.8 million. Critical Path has not achieved profitability in any period and expects that the combined company will continue to incur net losses. If the combined company continues to incur net losses in future periods, it may not be able to increase the number of employees or investments in capital equipment, sales and marketing programs, and research and development in accordance with its present plans. The combined company may need to obtain additional financing sooner than it anticipates. This financing may not be available in sufficient amounts, or on acceptable terms, and may dilute existing shareholders. The combined company may never obtain sufficient revenues to achieve profitability. If the combined company does achieve profitability, it may not sustain or increase profitability in the future. This may, in turn, cause its stock price to decline.

DUE TO CRITICAL PATH'S LIMITED OPERATING HISTORY AND THE EMERGING NATURE OF THE EMAIL SERVICES MARKET, FUTURE REVENUES ARE UNPREDICTABLE AND THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     Critical Path cannot accurately forecast its revenues as a result of its limited operating history and the emerging nature of the Internet-based email services market. The combined company's revenues could fall short of expectations if it experiences delays or cancellations of even a small number of orders. Critical Path often offers volume-based pricing, which may affect operating margins. A number of factors are likely to cause fluctuations in operating results, including, but not limited to:

     - changes in continued growth of the Internet in general and of email usage in particular;

     - changes in demand for outsourced email services;

     - the combined company's ability to attract and retain customers and maintain customer satisfaction;

     - the combined company's ability to upgrade, develop and maintain its systems and infrastructure;

     - the amount and timing of operating costs and capital expenditures relating to expansion of business and infrastructure;

     - technical difficulties or system outages;

     - the announcement or introduction of new or enhanced services by competitors;

     - the combined company's ability to attract and retain qualified personnel with Internet industry expertise, particularly sales and marketing personnel;

     - the pricing policies of competitors;


     - the combined company's ability to integrate their operations, technology and personnel and that of companies that may be acquired in the future;


     - failure to increase international sales; and

     - governmental regulation surrounding the Internet, and email in particular.

     In addition to the factors set forth above, operating results will be impacted by the extent to which the combined company incurs non-cash charges associated with stock-based arrangements. In particular, Critical Path expects to incur substantial non-cash charges associated with the grant of a warrant to America Online. In addition to amortization of the initial fair market value of this warrant, which is $16.5 million, Critical Path expects that future changes in the trading price of its common stock at the end of each quarter and when certain milestones are achieved will result in substantial changes in the ultimate amount of this amortization. For example, Critical Path recognized a $12.2 million non-cash charge to advertising expense during the nine months ended September 30, 1999 in connection with the amortization of the America Online warrant.

     Due to lead times required to purchase, install and test equipment, Critical Path typically needs to purchase equipment well in advance of the receipt of any expected revenues. Delays in obtaining this equipment could result in unexpected revenue shortfalls. Small variations in the timing of the recognition of specific revenues could cause significant variations in operating results from quarter to quarter.

     Period-to-period comparisons of operating results are not a good indication of future performance. It is likely that operating results in some quarters will be below market expectations. In this event, the price of the combined company's common stock is likely to decline.

FURTHER ACQUISITIONS COULD RESULT IN OPERATING DIFFICULTIES AND OTHER HARMFUL CONSEQUENCES FOR THE COMBINED COMPANY.

     Critical Path expects that the combined company will acquire or invest in additional businesses, products, services and technologies that complement or augment its service offerings and customer base. On May 26, 1999, Critical Path acquired substantially all of the operating assets at the Connect Service business of Fabrik Communications, Inc. for a total purchase price of approximately $20.1 million. On July 21, 1999, Critical Path acquired dotOne Corporation for a total purchase price of approximately $57.0 million. On August 31, 1999, Critical Path acquired Amplitude Software Corp. for a total purchase price of approximately $214.4 million. On December 6, 1999, Critical Path acquired FaxNet Corporation. The total purchase price is estimated to be approximately $199.3 million in accordance with the emerging issues task force pronouncement 95-19, which takes into account Critical Path's stock price before and after the announcement of the acquisition. On November 3, 1999, Critical Path entered into an agreement to acquire The docSpace Company, Inc. The total purchase price is estimated to be approximately $274.0 million. Critical Path is currently engaged in discussions with a number of companies regarding strategic acquisitions or investments. Although these discussions are ongoing, Critical Path has not signed any definitive agreements and cannot assure you that any of these discussions will result in actual acquisitions. To be successful, the combined company will need to identify suitable acquisition candidates, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. There can be no assurance that the combined company will be able to do this successfully. Acquisitions could divert attention from other business concerns and could expose the combined company to unforeseen liabilities. In addition, the combined company may lose key employees while integrating acquired companies.

     The combined company may also use cash to make acquisitions. As a result, it may be necessary for the combined company to raise additional funds through public or private financings. There can be no assurance that the combined company will be able to raise such additional funds or do so on favorable terms. In addition, the combined company may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase operating expenses.

IF THE COMBINED COMPANY FAILS TO EXPAND SALES AND MARKETING ACTIVITIES, IT MAY BE UNABLE TO EXPAND ITS BUSINESS.

     The combined company's ability to increase revenues will depend on its ability to successfully recruit, train and retain sales and marketing personnel. As of September 30, 1999, Critical Path had 120 sales and marketing personnel and ISOCOR had 61. It is likely that the combined company will continue to invest significant resources to expand sales and marketing organizations. Competition for additional qualified personnel is intense and the combined company may not be able to hire and retain personnel with relevant experience.

     The complexity and implementation of the combined company's Internet messaging services require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of the combined company's services. Current and prospective customers, in turn, must be able to educate their end-users. With Critical Path's relatively brief operating history and its plans for expansion, Critical Path has considerable need to recruit, train, and retain qualified staff. Any delays or difficulties encountered in these staffing efforts would impair its ability to attract new customers and to enhance its relationships with existing customers. This in turn would adversely impact the timing and extent of revenues. Because the majority of Critical Path's sales and marketing personnel have recently joined Critical Path and have limited experience working together, Critical Path's sales and marketing organizations may not be able to compete successfully against bigger and more experienced sales and marketing organizations of its competitors. If Critical Path does not successfully expand sales and marketing activities, its business could suffer and its stock price could decline.

UNPLANNED SYSTEM INTERRUPTIONS AND CAPACITY CONSTRAINTS COULD REDUCE THE COMBINED COMPANY'S ABILITY TO PROVIDE EMAIL SERVICES AND COULD HARM ITS BUSINESS AND REPUTATION.

     Critical Path's customers have in the past experienced some interruptions in their email service. Critical Path believes that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk email, or "spam," attacks and operating system failures. For example, in May 1999, Critical Path's customers experienced an interruption in service due to the failure of a hardware component of its network. Critical Path's revenues depend on the number of end-users who use its email services. Critical Path's business will suffer if it experiences frequent or extended system interruptions that result in the unavailability or reduced performance of systems or networks or reduce its ability to provide email services. Critical Path expects to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, the combined company's business and reputation could suffer dramatically.

     Critical Path has entered into service agreements with some customers that require certain minimum performance standards, including standards regarding the availability and response time of email services. If Critical Path fails to meet these standards, its customers could terminate their relationships with Critical Path and it could be subject to contractual monetary penalties. Any unplanned interruption of services may adversely affect the combined company's ability to attract and retain customers.

CRITICAL PATH DEPENDS ON STRATEGIC RELATIONSHIPS AND OTHER SALES CHANNELS AND THE LOSS OF ANY OF THESE STRATEGIC RELATIONSHIPS COULD HARM ITS BUSINESS AND HAVE AN ADVERSE IMPACT ON REVENUES.

     Critical Path largely depends on strategic relationships to expand distribution channels and to undertake joint product development and marketing efforts. Critical Path's ability to increase revenues depends upon marketing services through new and existing strategic relationships. Critical Path has entered into written agreements with ICQ, a subsidiary of America Online, Inc., E*TRADE Group, Inc., Network Solutions, Inc., Sprint Communications Company L.P. and US West Communication Services, Inc., among others. Critical Path depends on a broad acceptance of outsourced email services on the part of potential partners and acceptance of Critical Path as the supplier for these outsourced email services. Critical Path also depends on joint marketing and product development through strategic relationships to achieve market acceptance and brand recognition. Critical Path's agreements with strategic partners typically do not restrict them from introducing competing services. These agreements typically have terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intent to terminate the agreement. In addition, these agreements are terminable by Critical Path's partners without cause and some agreements are terminable by Critical Path upon 30 - 120 days' notice. Most of the agreements also provide for the partial refund of fees paid or other monetary penalties in the event that Critical Path's services fail to meet defined minimum performance standards. Distribution partners may choose not to renew existing arrangements on commercially acceptable terms, or at all. If Critical Path loses any strategic relationships, fails to renew these agreements or relationships or fails to develop new strategic relationships, business will suffer. The loss of any key strategic relationships would have an adverse impact on current and future revenue. For example, for the nine months ended September 30, 1999, E*TRADE accounted for approximately 23% of Critical Path's net revenues, excluding the value of stock purchase rights received by customers. In addition to strategic relationships, Critical Path also depends on the ability of customers to sell and market Critical Path services to their end-users.

CRITICAL PATH HAS EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON RESOURCES AND CRITICAL PATH'S FAILURE TO MANAGE GROWTH COULD CAUSE THE COMBINED COMPANY'S BUSINESS TO SUFFER.

     Critical Path has expanded operations rapidly and intends to continue this expansion. The number of Critical Path's employees increased from 17 on December 31, 1997 to 93 on December 31, 1998. As of September 30, 1999, Critical Path had 369 employees and ISOCOR had 246 employees. This expansion has placed, and is expected to continue to place, a significant strain on managerial, operational and financial resources. To manage any further growth, Critical Path will need to improve or replace its existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these system and procedural transitions could impair Critical Path's ability to attract and service customers and could cause it to incur higher operating costs and delays in the execution of its business plan. Critical Path will also need to continue the expansion of its operations and employee base. Critical Path's management may not be able to hire, train, retain, motivate and manage required personnel. In addition, Critical Path's management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If Critical Path cannot manage growth effectively, the combined company's business and operating results could suffer.

THE FAILURE OF THE COMBINED COMPANY TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE OF THE INTERNET MESSAGING INDUSTRY COULD MATERIALLY ADVERSELY AFFECT ITS BUSINESS.

     The Internet messaging industry is characterized by rapid technological change, changes in user and customer requirements and preferences and the emergence of new industry standards and practices that could render the combined company's existing services, proprietary technology and systems obsolete. The combined company must continually improve the performance, features and reliability of its services, particularly in response to competitive offerings. The combined company's success depends, in part, on its ability to enhance its existing email and messaging services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of prospective customers. If the combined company doesn't properly identify the feature preferences of prospective customers, or if the combined company fails to deliver email features which meet the standards of these customers, the combined company's ability to market its service successfully and to increase revenues could be impaired. The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. The combined company may not be able to keep pace with the latest technological developments and also may not be able to use new technologies effectively or adapt services to customer requirements or emerging industry standards.

IF THE COMBINED COMPANY'S SYSTEM SECURITY IS BREACHED, ITS BUSINESS AND REPUTATION COULD SUFFER.

     A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach the combined company's security or that of its customers. If these attempts are successful, customers' confidential information, including customers' profiles, passwords, financial account information, credit card numbers or other personal information, could be breached. The combined company may be liable to its customers for any breach in security and such breach could harm its reputation. Critical Path relies on encryption technology licensed from third parties. Although Critical Path has implemented network security measures, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. The combined company may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Failure to prevent security breaches may have a material adverse effect on business and operating results.

CRITICAL PATH DEPENDS ON BROAD MARKET ACCEPTANCE FOR OUTSOURCED INTERNET-BASED EMAIL SERVICE.

     The market for outsourced Internet-based email service is new and rapidly evolving. Concerns over the security of online services and the privacy of users may inhibit the growth of the Internet and commercial online services. Critical Path cannot estimate the size or growth rate of the potential market for its service offerings, and Critical Path does not know whether its services will achieve broad market acceptance. To date, substantially all of Critical Path's revenues have been derived from sales of email service offerings and Critical Path currently expects that email service offerings will account for substantially all of its revenues for the foreseeable future. Critical Path largely depends on the widespread acceptance and use of outsourcing as an effective solution for email. If the market for outsourced email fails to grow or grows more slowly than Critical Path currently anticipates, its business would suffer dramatically.

THE EMAIL SERVICES MARKET IS VERY COMPETITIVE AND THE COMBINED COMPANY MAY NOT COMPETE SUCCESSFULLY IN THIS MARKET.

     The market for Internet-based email services is intensely competitive. In addition to competing with companies that develop and maintain in-house solutions, Critical Path competes with email service providers, such as USA.NET, Inc. and mail.com, and with product-based companies, such as Software.com, Inc. and Lotus Development Corporation. Critical Path believes that competition will increase and that companies such as Microsoft Corporation, which currently offers email products primarily to Internet service providers who provide access to the Internet, web hosting companies, World

Wide Web sites intended to be major starting sites for users when they connect to the Internet, commonly referred to as web portals, and corporations, may leverage Critical Path's existing relationships and capabilities to offer email services.

     Critical Path believes competition will increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Critical Path and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Further, any delays in the general market acceptance of the email hosting concept would likely harm Critical Path's competitive position. Any such delay would allow competitors additional time to improve their service or product offerings, and also provide time for new competitors to develop email service solutions and solicit prospective customers within Critical Path's target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause Critical Path's business to suffer.


A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A HIGH PERCENTAGE OF CRITICAL PATH'S REVENUES, AND THE LOSS OF A MAJOR CUSTOMER OR FAILURE TO ATTRACT NEW CUSTOMERS COULD HARM ITS BUSINESS.


     For the nine months ended September 30, 1999, E*TRADE accounted for approximately 23% of Critical Path's net revenues excluding the value of stock purchase rights received by customers. Critical Path expects that sales to a limited number of customers will continue to account for a high percentage of revenue for the foreseeable future. Critical Path's future success depends on its ability to retain current customers and attract new customers in target markets. The loss of a major customer or Critical Path's inability to attract new customers could have a material adverse effect on its business. Agreements with Critical Path's customers have terms of one to three years with automatic one year renewals and can be terminated by either party without cause upon 30 - 120 days' notice.

IF CRITICAL PATH DOES NOT SUCCESSFULLY ADDRESS SERVICE DESIGN RISKS, THE REPUTATION OF THE COMBINED COMPANY COULD BE DAMAGED AND ITS BUSINESS AND OPERATING RESULTS COULD SUFFER.

     Critical Path must accurately forecast the features and functionality required by target customers. In addition, Critical Path must design and implement service enhancements that meet customer requirements in a timely and efficient manner. Critical Path may not successfully foresee customer requirements and may be unable to satisfy customer demands. Furthermore, it may not be able to design and implement a service incorporating desired features in a timely and efficient manner. In addition, if any new service Critical Path launches is not favorably received by customers and end-users, Critical Path's reputation could be damaged. If Critical Path fails to accurately foresee customer feature requirements or service enhancements or to market services containing such features or enhancements in a timely and efficient manner, its business and operating results could suffer materially.

THE COMBINED COMPANY WILL NEED TO UPGRADE ITS SYSTEMS AND INFRASTRUCTURE TO ACCOMMODATE INCREASES IN EMAIL TRAFFIC.

     The combined company will need to continue to expand and adapt its network infrastructure as the number of users and the amount of information that the combined company wishes to transmit increases and as their requirements change. The expansion and adaptation of the combined company's network infrastructure will require substantial financial, operational and management resources. Due to the limited deployment of services to date, the ability of its network to connect and manage a substantially larger number of customers at high transmission speeds is unknown and the combined company faces risks related to the network's ability to operate with higher customer levels while maintaining expected performance.

     As the frequency and complexity of messaging increases, the combined company will need to make additional investments in its infrastructure, which may be expensive. In addition, the combined company may not be able to accurately project the rate or timing of email traffic increases or upgrade its systems and infrastructure to accommodate future traffic levels. In addition, the combined company may not be able to achieve or maintain a sufficiently high capacity of data transmission to accommodate customer usage increases. Customer demand for the combined company's services could be greatly reduced if the combined company fails to maintain high capacity data transmission. In addition, as the combined company upgrades its network infrastructure to increase capacity available to customers, it is likely to encounter equipment or software incompatibility which may cause delays in implementations. The combined company may not be able to expand or adapt its network infrastructure to meet additional demand or customers' changing requirements in a timely manner or at all.

THE COMBINED COMPANY WILL BE DEPENDENT ON REVENUES FROM INTERNATIONAL OPERATIONS AND ITS RESULTS OF OPERATIONS COULD SUFFER IF THE COMBINED COMPANY DOES NOT SUCCESSFULLY ADDRESS THE RISKS INHERENT IN THE EXPANSION OF ITS INTERNATIONAL OPERATIONS.


     At present, Critical Path has sales and operations subsidiaries in Germany and the United Kingdom. In addition, ISOCOR currently has significant operations internationally, including in Ireland, Germany, Switzerland, Italy, Denmark, France and the United Kingdom. Approximately 58% of the revenues of ISOCOR were from international operations in the three months ended September 30, 1999. Critical Path intends to continue to expand into international markets and to spend significant financial and managerial resources to do so. Critical Path has limited experience in international operations and may not be able to compete effectively in international markets. The combined company will face risks inherent in conducting business internationally, such as:


     - Difficulties and costs of staffing and managing international operations;

     - Fluctuations in currency exchange rates;

     - Imposition of currency exchange controls;

     - Differing technology standards;

     - Difficulties in collecting accounts receivable and longer collection periods;

     - Unexpected changes in regulatory requirements;

     - Political and economic instability;

     - Potentially adverse tax consequences; and

     - Potentially reduced protection for intellectual property rights.

     Any of these factors could adversely affect the combined company's international operations and, consequently, business and operating results. Specifically, failure to successfully manage international growth could result in higher operating costs than anticipated or could delay or preclude altogether the combined company's ability to generate revenues in key international markets.

BECAUSE CRITICAL PATH PROVIDES EMAIL MESSAGING SERVICES OVER THE INTERNET, ITS BUSINESS COULD SUFFER IF EFFICIENT TRANSMISSION OF DATA OVER THE INTERNET IS INTERRUPTED.

     The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data over the Internet. To date, Critical Path has not experienced a significant adverse effect from these interruptions. However, because Critical Path provides email messaging services over the Internet, interruptions or delays in Internet transmissions will adversely affect customers' ability to send or receive their email messages. Critical Path relies on the speed and reliability of the networks operated by third parties. Therefore, Critical Path's market depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

     Critical Path depends on telecommunications network suppliers such as MCI WorldCom and Sprint to transmit email messages across their networks. In addition, to deliver its services, Critical Path relies on a number of public and private peering interconnections, which are arrangements among access providers to carry one another's traffic. If these providers were to discontinue these arrangements, and alternative providers did not emerge or were to increase the cost of providing access, Critical Path's ability to transmit email traffic would be reduced. If Critical Path were to increase its current prices to accommodate any increase in the cost of providing access, it could negatively impact sales. If Critical Path did not increase prices in response to rising access costs, margins would be negatively affected. Furthermore, if additional capacity is not added as traffic increases, Critical Path's ability to distribute content rapidly and reliably through these networks will be adversely affected.

IF THE COMBINED COMPANY ENCOUNTERS SYSTEM FAILURES, IT MAY NOT BE ABLE TO PROVIDE ADEQUATE SERVICE AND OUR BUSINESS AND REPUTATION COULD BE DAMAGED.

     Critical Path's ability to successfully receive and send email messages and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of computer and communications hardware and network systems. Substantially all of its computer and communications systems are located in Palo Alto and San Francisco, California, Sterling, Virginia, London, England, and Munich, Germany. Critical Path's systems and operations are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. The occurrence of any of the foregoing risks could subject Critical Path to contractual monetary penalties if it fails to meet minimum performance standards and could have a material adverse effect on business and operating results of the combined company and could damage its reputation.

THE COMBINED COMPANY WILL NEED TO RECRUIT AND RETAIN ITS KEY EMPLOYEES TO EXPAND ITS BUSINESS.

     The combined company's success depends on the skills, experience and performance of senior management and other key personnel, many of whom have worked together for only a short period of time. For example, Critical Path's Chief Executive Officer, Chief Financial Officer, Vice President of Sales and Vice President and Chief Information Officer have joined Critical Path within the past eighteen months. Pursuant to an offer letter issued in connection with the merger, it is anticipated that Paul Gigg, the current President and Chief Executive Officer of ISOCOR, will join Critical Path as its Executive Vice President and Chief Operating Officer. The loss of the services of any senior management or other key personnel, including the founder, David Hayden, and the President and Chief Executive Officer, Douglas Hickey, could materially and adversely affect business results. Critical Path does not have long-term employment agreements with any senior management and other key personnel. Critical Path's success also depends on its ability to recruit, retain and motivate other highly skilled sales and marketing, technical and managerial personnel. Competition for these people is intense and Critical Path may not be able to successfully recruit, train or retain qualified personnel. In particular, Critical Path may not be able to hire a sufficient number of qualified software developers.

UNKNOWN SOFTWARE DEFECTS COULD DISRUPT THE COMBINED COMPANY'S SERVICES AND HARM ITS BUSINESS AND REPUTATION.

     The combined company's service offerings will depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. The combined company may not discover software defects that affect new or current services or enhancements until after they are deployed. Although the combined company has not experienced any material software defects to date, it is possible that, despite testing, defects may occur in the software. These defects could cause service interruptions, which could damage the combined company's reputation or increase service costs, cause them to lose revenue, delay market acceptance or divert development resources, any of which could cause business to suffer.

THE SUCCESS OF THE COMBINED COMPANY WILL DEPEND SIGNIFICANTLY ON THE PROTECTION OF ITS INTELLECTUAL PROPERTY.

     Critical Path and ISOCOR each regard its copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to its success. Despite these precautions, unauthorized third parties may copy certain portions of Critical Path's or ISOCOR's services or reverse engineer or obtain and use information that they regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. Critical Path has one patent pending in the United States and may seek additional patents in the future. Critical Path does not know if the patent application or any future patent application will be issued with the scope of the claims sought, if at all, or whether any patents received will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Critical Path's and ISOCOR's means of protecting proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

     Third parties may infringe or misappropriate copyrights, trademarks and similar proprietary rights belonging to the combined company. In addition, other parties have asserted and may assert infringement claims against Critical Path. For example, Critical Path recently received a letter alleging that its name infringed the trade name of another company. Although Critical Path and ISOCOR have not received notice of any alleged patent infringement, they cannot be certain that their products do not infringe issued patents that may relate to their products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to the combined company's software products. The combined company may be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from operating the combined company's business.

THE COMBINED COMPANY MAY NEED TO LICENSE THIRD PARTY TECHNOLOGIES AND IT FACES RISKS IN DOING SO.

     The combined company intends to continue to license certain technology from third parties, including web server and encryption technology. The market is evolving and the combined company may need to license additional technologies to remain competitive. The combined company may not be able to license these technologies on commercially reasonable terms or at all. In addition, the combined company may fail to successfully integrate any licensed technology into its services. These third-party licenses may expose the combined company to increased risks, including risks related to the integration of new technology, the diversion of resources from the development of proprietary technology and an inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. An inability to obtain any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. Any such delays in services could cause the combined company's business and operating results to suffer.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR THE COMBINED COMPANY'S SERVICES OR INCREASE ITS COST OF DOING BUSINESS.

     Although there are currently few laws and regulations directly applicable to the Internet and commercial email services, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for the combined company's services and increase its cost of doing business, or otherwise harm business and operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

IF THE COMBINED COMPANY DOES NOT ADEQUATELY ADDRESS "YEAR 2000" ISSUES, IT MAY INCUR SIGNIFICANT COSTS AND ITS BUSINESS COULD SUFFER.

     The Year 2000 issue is the result of computer programs and embedded hardware systems having been developed using two digits rather than four to define the applicable year. These computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced to resolve the "Year 2000 issue." Critical Path and ISOCOR are in the process of testing internally developed software. Many of their respective customers maintain their Internet operations on commercially available operating systems, which may be impacted by Year 2000 complications. In addition, Critical Path and ISOCOR rely on third-party vendors for certain software and hardware included within their respective services, which may not be Year 2000 compliant. Failure of internal computer systems or third-party equipment or software, or of systems maintained by Critical Path's and ISOCOR's suppliers, to operate properly with regard to the Year 2000 and thereafter could require the combined company to incur significant unanticipated expenses to remedy any problems and could cause system interruptions and loss of data. Any of these events could harm the combined company's reputation, business and operating results. Neither Critical Path nor ISOCOR have yet developed a comprehensive contingency plan to address the issues that could result from Year 2000 complications. See Critical Path's and ISOCOR's "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 issues."

THE COMBINED COMPANY MAY HAVE LIABILITY FOR INTERNET CONTENT AND IT MAY NOT HAVE ADEQUATE LIABILITY INSURANCE.

     As a provider of email services, the combined company faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via email. The combined company does not and cannot screen all of the content generated by its users and the combined company could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

     Although Critical Path carries general liability and umbrella liability insurance, its insurance may not cover claims of these types or may not be adequate to indemnify the combined company for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against the combined company, could exceed the total of its coverage limits. There is also a risk that a single claim or multiple claims asserted against the combined company may not qualify for coverage under its insurance policies as a result of coverage exclusions that are contained within these policies. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material and adverse effect on the combined company's reputation and business and operating results or could result in the imposition of criminal penalties.

                                INVESTMENT RISKS

CRITICAL PATH'S STOCK PRICE HAS BEEN VOLATILE AND IT EXPECTS THAT THIS VOLATILITY WILL CONTINUE.

     Critical Path's stock price has been highly volatile since its initial public offering on March 29, 1999. Critical Path expects that this volatility will continue in the future due to factors such as:

     - Actual or anticipated fluctuations in results of operations;

     - Changes in or failure to meet securities analysts' expectations;

     - Announcements of technological innovations;

     - Introduction of new services by Critical Path or its competitors;

     - Developments with respect to intellectual property rights;

     - Conditions and trends in the Internet and other technology industries;
       and

     - General market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of Critical Path common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Critical Path may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon business and operating results.

CRITICAL PATH MAY NEED ADDITIONAL CAPITAL OR ACQUIRE OTHER COMPANIES, AND RAISING ADDITIONAL CAPITAL OR ACQUIRING OTHER COMPANIES MAY DILUTE EXISTING SHAREHOLDERS.

     Critical Path believes that existing capital resources will enable it to maintain current and planned operations for at least the next 12 months. However, Critical Path may be required to raise additional funds due to unforeseen circumstances. If capital requirements vary materially from those currently planned, Critical Path may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to Critical Path and may be dilutive to existing shareholders. Also, Critical Path expects to pay for some acquisitions by issuing additional shares of common stock and this would dilute existing shareholders.

FUTURE SALES OF CRITICAL PATH COMMON STOCK MAY DEPRESS THE STOCK'S PRICE.

     After this merger, Critical Path will have approximately 49 million shares of common stock outstanding. Many of these shares will become available for sale at various times thereafter upon the expiration of holding periods. Sales of a substantial number of shares of common stock in the public market after this merger or after the expiration of the holding periods could cause the market price of Critical Path common stock to decline.

CRITICAL PATH'S DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER THE COMBINED COMPANY.


     After this merger, Critical Path directors, executive officers and shareholders who currently own over 5% of its common stock will beneficially own approximately 41% of the combined company's outstanding common stock. These shareholders, if they vote together, will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of the combined company.

CRITICAL PATH'S ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS WHICH COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     Critical Path's Articles of Incorporation and Bylaws contain provisions that could delay or prevent a change in control of Critical Path. These provisions could limit the price that investors might be willing to pay in the future for shares of its common stock. Some of these provisions:

     - Authorize the issuance of preferred stock which can be created and issued by the board of directors without prior shareholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

     - Prohibit shareholder action by written consent;

     - Establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting; and

     - Require the approval of 66 2/3% of the outstanding shares entitled to vote in order to adopt new bylaws or amend existing bylaws.

     See "Description of Critical Path capital stock" for additional discussion of these provisions.

                                   TRADEMARKS

     This document contains trademarks of ISOCOR and Critical Path and may contain trademarks of others.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     The special meeting of shareholders of ISOCOR will be held on Wednesday, January 19, 2000, at 10:00 a.m., local time, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, shareholders of ISOCOR will be asked to consider and vote upon a proposal to approve the reorganization agreement, the related agreement of merger, and the transactions contemplated thereby, including the merger.

RECORD DATE FOR VOTING ON THE MERGER; SHAREHOLDERS ENTITLED TO VOTE


     Only shareholders of record of ISOCOR common stock at the close of business on December 8, 1999 are entitled to notice of and to vote at the special meeting. As of the close of business on that record date, there were 10,547,301 shares of ISOCOR common stock outstanding and entitled to vote, held of record by 90 shareholders. Each ISOCOR shareholder is entitled to one vote for each share of ISOCOR common stock held as of the record date.


VOTING AND REVOCATION OF PROXIES

     The ISOCOR proxy accompanying this document is solicited on behalf of ISOCOR's board of directors. Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to ISOCOR. All properly executed proxies received by ISOCOR prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy, it will be voted to approve the reorganization agreement. An ISOCOR shareholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

     - delivering to the Secretary of ISOCOR a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting; or

     - attending the special meeting, filing a written notice of rejection of the previous proxy with the Secretary of ISOCOR and voting in person.

SOLICITATION OF PROXIES

     ISOCOR will bear the cost of soliciting proxies for the upcoming special meeting. ISOCOR will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and ISOCOR will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, ISOCOR and its directors, officers and regular employees may also solicit proxies personally, by telephone or other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. ISOCOR has also retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $6,000, plus certain out-of-pocket expenses.

ISOCOR SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER

     A majority of the outstanding shares of ISOCOR common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting.

The affirmative vote of the holders of a majority of the shares of ISOCOR common stock outstanding and entitled to vote at the special meeting is required to adopt the reorganization agreement, the related agreement of merger and the transactions contemplated thereby, including the merger. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against approval of the reorganization agreement.

     ISOCOR shareholders holding approximately 932,823 shares of the ISOCOR common stock agreed to vote their shares of ISOCOR common stock in favor of approval of the reorganization agreement and agreement of merger. Such shares comprise 8.8% of the outstanding shares of ISOCOR common stock entitled to vote for the merger. All of the shares of ISOCOR common stock held by directors and executive officers of ISOCOR and their affiliates are subject to voting agreements.

     Critical Path shareholders are not required to approve the reorganization agreement and will not vote on the merger.

BOARD RECOMMENDATION

     ISOCOR'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT, THE RELATED AGREEMENT OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE BOARD HAS DETERMINED THAT THE MERGER, ON THE TERMS SET FORTH IN THE REORGANIZATION AGREEMENT, IS FAIR TO, AND IN THE BEST INTERESTS OF, ISOCOR AND ITS SHAREHOLDERS. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE REORGANIZATION AGREEMENT, THE RELATED AGREEMENT OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The industry in which Critical Path and ISOCOR operate is experiencing a period of consolidation. Recently Critical Path has considered strategic acquisitions, and, from time to time as opportunities arose in the past, Paul Gigg, President and Chief Executive Officer of ISOCOR, explored potential combinations of ISOCOR with other companies and discussed these preliminary explorations with the ISOCOR board of directors. During late 1998 and 1999, ISOCOR held discussions with respect to several potential business combinations in addition to ISOCOR's discussions with Critical Path.

     ISOCOR's and Critical Path's initial contacts occurred through a series of product sales meetings between ISOCOR's sales representatives and Critical Path's technical personnel commencing in June 1998.


     On August 10, 1999, Paul Gigg telephoned David Hayden, Chairman of the board of directors of Critical Path, and discussed the possibility of a combination of the two companies and a process for further discussions.



     On August 20, 1999, Mr. Gigg met Douglas Hickey, the President and Chief Executive Officer of Critical Path, at Critical Path's offices for preliminary discussions concerning some critical business terms of a combination of the two companies. Separately, ISOCOR technical personnel met with Critical Path technical personnel at Critical Path's offices to discuss technical issues involved with licensing ISOCOR products.


     On August 27, 1999, David Thatcher, Executive Vice President and Chief Financial Officer of Critical Path, sent Paul Gigg a draft letter of intent proposing a purchase price of $13 to $16 per share of ISOCOR common stock and other terms of such a combination. At an ISOCOR board of directors meeting on September 7, 1999, Mr. Gigg summarized the opportunity and answered questions from the board members. After a discussion of the preliminary terms and issues, the board of directors authorized management to continue discussions with Critical Path.

     On September 8, 1999, Paul Gigg and Douglas Hickey met at Critical Path's offices to continue their discussion of the terms of the proposed merger.

     On September 10, 1999, Paul Gigg and Janine Bushman, Chief Financial Officer of ISOCOR, met at the ISOCOR offices with representatives of Robertson Stephens for preliminary discussions concerning the possibility of Robertson Stephens acting as ISOCOR's financial advisor.

     On September 16, 1999, Paul Gigg and Janine Bushman met at the ISOCOR offices with representatives of Robertson Stephens and engaged Robertson Stephens to provide ISOCOR with strategic investment banking services.

     On September 21, 1999, Paul Gigg and Douglas Hickey met at the ISOCOR offices and continued discussions.

     At an ISOCOR board of directors meeting on September 22, 1999, Mr. Gigg reviewed the status of recent discussions with Critical Path and the retention of Robertson Stephens as financial advisor. Mr. Gigg answered questions from the members of the board and a discussion ensued. The board of directors authorized Mr. Gigg to continue discussions with Critical Path and to consider approaching other parties that might also be potential acquirors of ISOCOR.

     During late September 1999, Robertson Stephens provided information to ISOCOR regarding several other companies in the industry where ISOCOR's business might provide a strategic fit. After consideration by ISOCOR, Robertson Stephens made preliminary inquiries with two companies. After consideration of the responses to these preliminary inquiries, ISOCOR and its financial advisors decided not to pursue these efforts further.

     On September 28, 1999, Paul Gigg, Douglas Hickey and David Thatcher met to continue negotiations.

     On September 29, 1999, Critical Path engaged Goldman, Sachs & Co. to provide Critical Path with investment banking services with respect to its potential acquisition of ISOCOR.

     On October 4, 1999, Critical Path and ISOCOR entered into a confidentiality agreement with respect to the exchange of information between the two companies. The confidentiality agreement also contained an agreement that until the earlier of October 27, 1999, and the date the parties agreed to terminate their negotiations, ISOCOR would not engage in discussions with any other party with respect to an acquisition of ISOCOR. ISOCOR stopped all activities related to an acquisition of ISOCOR.

     Attorneys for Critical Path prepared and provided to ISOCOR and its advisors a draft reorganization agreement on October 5, 1999.

     On October 6, 1999, a meeting was held in Santa Monica at which due diligence presentations were made by both ISOCOR and Critical Path. Attendees at the meeting included representatives of Critical Path, ISOCOR, Robertson Stephens and Goldman Sachs. This meeting was continued on October 8, 1999 in San Francisco.

     From October 6, 1999 through October 20, 1999, the companies continued to conduct additional technical, legal and financial due diligence. The companies also discussed senior management roles and integration. Throughout this period, representatives of ISOCOR, Critical Path and their financial and legal advisors exchanged and discussed business, personnel, legal and financial information relating to ISOCOR and Critical Path. During this period, Messrs. Hickey and Gigg continued discussions on the terms of a potential combination including price, structure and timing.

     On October 12, 1999, representatives of ISOCOR and Critical Path and their respective financial and legal advisors met at the offices of Goldman Sachs in San Francisco to discuss additional due diligence matters and the drafting of a definitive reorganization agreement.

     At an ISOCOR board of directors meeting on October 13, 1999, Mr. Gigg reviewed the status of recent discussions and negotiations with Critical Path, answered questions and participated in a discussion with the other members of the board of directors concerning aspects of the proposed transaction.

     During September and early October 1999, Critical Path's management kept its board apprised of its discussions and negotiations with ISOCOR, and at a Critical Path board meeting on October 14, 1999, Mr. Hickey reviewed the status of those discussions and negotiations, answered questions and participated in a discussion with other board members concerning aspects of the proposed transaction.

     At an ISOCOR board of directors meeting on October 19, 1999, ISOCOR's legal advisors reviewed the principal terms of the reorganization agreement and related agreements and the status of negotiations. Representatives of Robertson Stephens then summarized for the board the material financial analyses that it performed related to the proposed transactions.

     At a Critical Path board of directors meeting on October 20, 1999, Critical Path's legal advisors further discussed the principal terms of the reorganization agreement and related agreements. Representatives of Goldman Sachs were present at the meeting and answered questions from the board of directors. Following discussion, the Critical Path board unanimously approved the reorganization agreement and the agreement of merger and the transactions contemplated thereby.

     At an ISOCOR board of directors meeting on October 20, 1999, ISOCOR's legal advisors further discussed the principal terms of the reorganization agreement and related agreements. Representatives of Robertson Stephens reviewed financial analyses relating to the proposed merger. In addition, at the meeting Robertson Stephens provided its opinion that the exchange ratio pursuant to the merger agreement was, as of that date, fair from a financial point of view to holders of ISOCOR common stock. Following discussion, the ISOCOR board of directors unanimously determined that the proposed merger was advisable and unanimously approved the reorganization agreement and the agreement of merger, and resolved to recommend that ISOCOR shareholders approve the reorganization agreement and the agreement of merger.

     Both parties signed the reorganization agreement as of October 20, 1999. On the morning of October 21, 1999, prior to the commencement of trading, ISOCOR and Critical Path announced the execution of the reorganization agreement.

REASONS FOR THE MERGER

     Critical Path's reasons for the merger. Critical Path's board of directors has determined that the terms of the merger and the reorganization agreement are fair to, and in the best interests of, Critical Path and its shareholders. Accordingly, Critical Path's board of directors has approved the reorganization agreement, the agreement of merger and the consummation of the merger. In reaching its decision, Critical Path's board of directors identified several potential business benefits to the merger, including the ability:

     - to create an end-to-end messaging solution company for the enterprise, ISP and portal markets offering customers the ultimate in flexibility, functionality and choice;

     - to expand Critical Path's penetration of high value, corporate, and large ISP customers;

     - to accelerate Critical Path's global presence through ISOCOR's strong international customer base, 8 locations and over 75 associates and partners worldwide; and

     - to capitalize on ISOCOR's substantial global presence with a strong customer base in Europe.

     Critical Path's board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk to Critical Path's shareholders that the value to be received by ISOCOR shareholders in the merger could increase significantly due to the fixed exchange ratio;

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the ability of ISOCOR to negotiate with other companies regarding an alternative transaction; and

     - the possibility that the merger might not be consummated.

Among other factors considered by Critical Path's board in its deliberations were the following:

     - historical information concerning Critical Path's and ISOCOR's respective financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position, including public reports for each company filed with the Securities and Exchange Commission;

     - Critical Path's management's view of the financial condition, results of operations, businesses and prospects of the combined company after giving effect to the merger;

     - current market conditions and historical trading information with respect to Critical Path and ISOCOR common stock;

     - comparable merger transactions in the Internet messaging market;

     - the terms and conditions of the reorganization agreement, the stock option agreement and the voting agreements and the percentage of ISOCOR shares represented by the shareholders who signed the voting agreements; and

     - the expectation that the merger will be accounted for as a purchase.

     After due consideration, Critical Path's board of directors believed that the overall risks associated with the proposed merger were outweighed by the potential benefits of the merger. Critical Path's board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion to include the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Critical Path's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the factors considered. However, after taking into consideration all of the factors set forth above, Critical Path's board of directors concluded that the reorganization agreement and merger were fair to, and in the best interests of, Critical Path and its shareholders and that Critical Path should proceed with the merger.

     ISOCOR's reasons for the merger. ISOCOR's board of directors has determined that the terms of the merger and the reorganization agreement are fair to, and in the best interests of, ISOCOR and its shareholders. Accordingly, ISOCOR's board of directors has approved the reorganization agreement, the agreement of merger and the consummation of the merger, and recommends that you vote for approval of the reorganization agreement, the agreement of merger and the merger.

     In reaching its decision, ISOCOR's board of directors identified several potential benefits of the merger, the most important of which included:

     - ISOCOR shareholders will have the opportunity to participate in the potential for growth of the combined company after the merger;

     - the combined company will be able to provide a full range of messaging solutions, including in-house, outsourced and combination messaging solutions;

     - the exchange ratio in the merger represented a premium of approximately 140% over the average closing price for ISOCOR common stock over the 30-day trading period ending on October 20, 1999, the date of the signing of the reorganization agreement; and

     - by combining with Critical Path, ISOCOR shareholders will alleviate the difficulty of increasing ISOCOR's public stock price due to limited public float and limited daily trading volume, and they will be afforded substantially increased trading liquidity for their investment.

     ISOCOR's board of directors consulted with ISOCOR's senior management, as well as its legal counsel and financial advisers, in reaching its decision to approve the merger. Among the factors considered by ISOCOR's board of directors in its deliberations were the following:


     - historical information concerning Critical Path's and ISOCOR's respective financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position, including public reports covering the most recent fiscal periods for each company filed with the Securities and Exchange Commission;


     - the complementary nature of the companies' product offerings across a range of products and possible synergies from combining Critical Path and ISOCOR;

     - ISOCOR's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Critical Path and ISOCOR after giving effect to the merger;

     - current market conditions and historical trading information with respect to Critical Path and ISOCOR common stock;

     - comparable merger transactions in the Internet messaging market;

     - the terms and conditions of the reorganization agreement, including the expected tax-free treatment to ISOCOR shareholders;

     - the analysis prepared by Robertson Stephens and presented to ISOCOR's board of directors and the written opinion of Robertson Stephens, that, as of the date ISOCOR and Critical Path signed the reorganization agreement, the exchange ratio was fair, from a financial point of view, to ISOCOR shareholders, as described more fully in the text of the entire opinion attached to this document as Annex C;

     - the expectation that the merger will be accounted for as a purchase;

     - Critical Path's track record, which demonstrated an ability to compete in the Internet messaging market; and

     - the ability of ISOCOR's board of directors to enter into discussions with another party in response to an unsolicited superior offer to the merger if ISOCOR's directors believed in good faith, after consultation with its legal counsel, that such action was required in order to comply with its fiduciary obligations.

     In the course of deliberations, ISOCOR's board of directors also considered the fairness to ISOCOR of the terms of the reorganization agreement and the stock option agreement, a copy of which is attached to this document as Annex B, which were the product of extensive arm's-length negotiations. In particular, ISOCOR's board of directors considered the stock option granted to Critical Path, the events triggering payment of the termination fee and the limitations on the ability of ISOCOR to negotiate with other companies regarding an alternative transaction, and the potential effect these provisions would have on ISOCOR receiving alternative proposals that could be superior to the merger. Because ISOCOR's board of directors conducted an extensive review of its strategic alternatives prior to entering into the reorganization agreement, and because these provisions were required by Critical Path for it to enter into the reorganization agreement, ISOCOR's board of directors determined that the value for ISOCOR's shareholders represented by the merger justified these requirements.

     ISOCOR's board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk to ISOCOR shareholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio;

     - the loss of control over the future operations of ISOCOR following the merger;

     - the impact of the loss of ISOCOR's status as an independent company on ISOCOR shareholders, employees, and clients;

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on:

        - ISOCOR's sales and operating results;

        - ISOCOR's ability to attract and retain key employees; and

        - ISOCOR's overall competitive position.

     After due consideration, ISOCOR's board of directors believed that ISOCOR could avoid or mitigate some of these risks, and that overall, the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

     ISOCOR's board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, ISOCOR's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the factors considered. However, after taking into consideration all of the factors set forth above, ISOCOR's board of directors concluded that the reorganization agreement and merger were fair to, and in the best interests of, ISOCOR and its shareholders and that ISOCOR should proceed with the merger.

OPINION OF ROBERTSON STEPHENS, FINANCIAL ADVISOR TO ISOCOR

     Pursuant to an engagement letter dated September 16, 1999, ISOCOR engaged BancBoston Robertson Stephens Inc. to act as financial advisor to identify potential transactions, evaluate alternative transactions, and render an opinion as to the fairness of the exchange ratio, from a financial point of view, to holders of shares of ISOCOR common stock, other than Critical Path or any of its affiliates.

     On October 20, 1999, at a meeting of the ISOCOR board held to evaluate the proposed merger, Robertson Stephens delivered to the ISOCOR board its written opinion that, as of that date and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of ISOCOR common stock, other than Critical Path or any of its affiliates. The exchange ratio was determined through negotiations between the respective managements of ISOCOR and Critical Path. Although Robertson Stephens did assist the management of ISOCOR in these negotiations, it was not asked to, and did not, recommend to ISOCOR that any specific exchange ratio constituted the appropriate exchange ratio for the merger. Robertson Stephens assisted ISOCOR's management in the negotiations leading to an agreement on the principal structural terms of the merger.

     The full text of the Robertson Stephens opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated in this proxy statement/prospectus by reference. ISOCOR urges ISOCOR shareholders to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of the ISOCOR board in connection with its evaluation of the merger and does not constitute a recommendation to shareholders of ISOCOR as to how they should vote, or take any other action, with respect to the merger.

     The Robertson Stephens opinion does not address:

     - the relative merits of the merger and the other business strategies that the ISOCOR board has considered; or

     - the underlying business decision of the ISOCOR board to proceed with the merger.

     The summary of the Robertson Stephens opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

     - reviewed certain publicly available financial statements and other business and financial information of ISOCOR and Critical Path;

     - reviewed with ISOCOR and Critical Path certain publicly available estimates of research analysts relating to ISOCOR and Critical Path;

     - held discussions with the respective managements of ISOCOR and Critical Path concerning the businesses, past and current operations, financial condition and future prospects of both ISOCOR and Critical Path, independently and combined, including discussions with the managements of ISOCOR and Critical Path concerning cost savings and other synergies that are expected to result from the merger, as well as their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in the reorganization agreement;

     - reviewed the stock price and trading history of ISOCOR common stock and Critical Path common stock;

     - compared the financial performance of ISOCOR and Critical Path and the prices and trading activity of ISOCOR common stock and Critical Path common stock with that of certain other publicly traded companies it deemed comparable with ISOCOR and Critical Path;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - reviewed the pro forma impact of the merger on Critical Path's revenue and earnings per share;

     - prepared an analysis of the relative contributions of ISOCOR and Critical Path to the combined company;

     - participated in discussions and negotiations among representatives of ISOCOR and Critical Path and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by the managements of ISOCOR and Critical Path, or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of this information. Robertson Stephens relied upon the assurances of managements of ISOCOR and Critical Path that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of ISOCOR or Critical Path, nor was Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections and the assumptions and bases therefor for each of ISOCOR and Critical Path that Robertson Stephens reviewed, upon the advice of the managements of ISOCOR and Critical Path, Robertson Stephens assumed that these forecasts and projections:

     - had been reasonably prepared in good faith on the basis of reasonable assumptions;

     - reflected the best available estimates and judgments as to the future financial condition and performance of ISOCOR and Critical Path; and

     - will be realized in the amounts and in the time periods estimated.

     In this regard, Robertson Stephens noted that each of ISOCOR and Critical Path face exposure to the Year 2000 issue. Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 issue might have on their respective forecasts.

     In addition, Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the reorganization agreement without material alteration, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles;

     - the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

     - the historical financial statements of each of ISOCOR and Critical Path reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

     Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of its date, of the exchange ratio to holders of shares of ISOCOR common stock, other than Critical Path or any of its affiliates. Robertson Stephens does not express any opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the merger;

     - any tax or other consequences that might result from the merger; or

     - what the value of Critical Path common stock will be when issued to ISOCOR shareholders pursuant to the merger or the price at which the shares of Critical Path common stock that are issued pursuant to the merger may be traded in the future.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Portions of this section are presented in a tabular form. TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY ROBERTSON STEPHENS AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE. Robertson Stephens noted that based on the closing price of Critical Path common stock on October 18, 1999 of $41.63, the exchange ratio in the merger of 0.4707 implied an ISOCOR equity value of approximately $238 million and an ISOCOR equity value per share of $19.59.

     Exchange ratio analyses. Robertson Stephens compared the average ratio of the closing price of ISOCOR common stock to the closing price of Critical Path common stock over various periods ending October 18, 1999. The following table sets forth the average ratio of the closing prices of ISOCOR common stock compared to Critical Path common stock for the various periods ending October 18, 1999:

                                                              AVERAGE RATIO OF CLOSING PRICE OF
                                                                     ISOCOR COMMON STOCK
                                                                  COMPARED TO CRITICAL PATH
               PERIOD ENDING OCTOBER 18, 1999                           COMMON STOCK
               ------------------------------                 ---------------------------------
1 trading day...............................................                0.198
10 trading days.............................................                0.230
20 trading days.............................................                0.216
30 trading days.............................................                0.212
60 trading days.............................................                0.199
90 trading days.............................................                0.180
142 trading days (the period since the Critical Path initial
  public offering)..........................................                0.152

     Comparable companies analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of ISOCOR and selected publicly traded companies in the messaging, web application server software and middleware/EAI/data management industries, including:

     Messaging Companies:

     - Exodus Communications

     - Software.com, Inc.

     - Critical Path

     - Mail.com

     - MessageMedia, Inc.

     - Yesmail.com, Inc.

     Web Application Server Software Companies:

     - Art Technology Group

     - Allaire Corporation

     - SilverStream Software

     - Bluestone Software, Inc.

     - Persistence Software

     Middleware/EAI/Data Management Companies:

     - BEA Systems, Inc.

     - Clarify, Inc.

     - New Era of Networks, Inc.

     - TSI International Software Ltd.

     - Pervasive Software

     - Forte Software, Inc.

     - Iona Technologies PLC

     - Unify Corporation

     Multiples compared by Robertson Stephens included total enterprise value to estimated revenues for calendar years 1999 and 2000. All multiples were based on closing stock prices as of October 18, 1999.

     Using the ranges of multiples set forth in the table below that Robertson Stephens derived from multiples for the comparable companies, with a focus primarily on the middleware/EAI/data management companies, the following ISOCOR equity values, ISOCOR equity values per share and exchange ratios are implied:

                                                                 IMPLIED
                                            IMPLIED              ISOCOR             IMPLIED
       ESTIMATED         MULTIPLE           ISOCOR            EQUITY VALUE         EXCHANGE
       REVENUES            RANGE         EQUITY VALUE           PER SHARE            RATIO
       ---------         ---------    -------------------    ---------------    ---------------
1999...................  4.0 -- 8.0   $156 -- $293 million   $13.25 -- $24.88   0.3184 -- 0.5976
2000...................  3.0 -- 6.0   $157 -- $295 million   $13.34 -- $25.05   0.3205 -- 0.6019

     Precedent acquisition analysis. Using publicly available information, Robertson Stephens analyzed the consideration offered, the premiums paid and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the Internet and software industries, including:

     - Novera/TSI International Software Ltd. (October 11, 1999)

     - Forte Software, Inc./Sun Microsystems (August 23, 1999)

     - NetGravity Inc./DoubleClick, Inc. (July 13, 1999)

     - Alta Vista/CMGI, Inc. (June 29, 1999)

     - Market Guide, Inc./Multex.com Inc. (June 22, 1999)

     - Abacus Corporation/DoubleClick, Inc. (June 14, 1999)

     - Smart Technologies/I2 Technologies, Inc. (May 12, 1999)

     - Braid Group Ltd./Time Company (March 18, 1999)

     - Zip2/Compaq Computer Corporation (Alta Vista) (February 16, 1999)

     - WebLogic, Inc./BEA Systems, Inc. (September 28, 1998)

     - CKS Group, Inc./USWeb Corporation (September 2, 1998)

     - WhoWhere?/Lycos, Inc. (August 11, 1998)

     - NetDynamics/Sun Microsystems, Inc. (July 1, 1998)

     - Software Artistry/Tivoli Systems (December 18, 1997)

     In analyzing these "precedent transactions", Robertson Stephens compared the total consideration in such transactions as a multiple of the last twelve months, or "LTM," revenues and estimated calendar year 2000 revenues. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied ISOCOR equity valuations, ISOCOR equity valuations per share and exchange ratios derived from applying a range of multiples that Robertson Stephens derived from the precedent transactions:

                                                                 IMPLIED
                                            IMPLIED              ISOCOR             IMPLIED
                         MULTIPLE           ISOCOR            EQUITY VALUE         EXCHANGE
                          RANGE          EQUITY VALUE           PER SHARE            RATIO
                        ----------    -------------------    ---------------    ---------------
LTM revenues..........  6.5 -- 10.0   $195 -- $290 million   $16.59 -- $24.64   0.3985 -- 0.5920
2000 estimated
revenues..............  4.0 --  7.0   $203 -- $341 million   $17.24 -- $28.96   0.4143 -- 0.6957

     Robertson Stephens also considered the premiums paid in the precedent transactions over the target's closing share price the day before the transaction was announced and 30 days prior to the announcement. Based on this information and other publicly available information, the following table illustrates the implied ISOCOR equity valuation, ISOCOR equity valuations per share and exchange ratios derived from applying a range of premiums that Robertson Stephens derived from the precedent transaction:

                       ISOCOR                                             IMPLIED
                       CLOSING                        IMPLIED             ISOCOR            IMPLIED
                       TRADING     PREMIUM            ISOCOR           EQUITY VALUE        EXCHANGE
                        PRICE       RANGE          EQUITY VALUE          PER SHARE           RATIO
                       -------   ------------   -------------------   ---------------   ---------------
1 day prior..........   $8.25    25.0% -- 50.0% $121 -- $146 million  $10.31 -- $12.38  0.2477 -- 0.2973
30 days prior........   $6.94    50.0% -- 75.0% $122 -- $143 million  $10.41 -- $12.14  0.2500 -- 0.2917

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to ISOCOR or Critical Path. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     Relative contribution analysis. Based upon financial analyst estimates for ISOCOR and Critical Path, Robertson Stephens analyzed the respective contributions of ISOCOR and Critical Path to the estimated revenues of the combined company for calendar year 2000. Such analysis indicated that ISOCOR's contribution to estimated calendar year 2000 revenues was approximately 46.3%, which implied an ISOCOR equity valuation of $1,503 million and an ISOCOR equity value per share of $127.75. Robertson Stephens discounted this implied equity valuation by 5.5 to reflect the revenue growth rate disparity between comparable messaging companies and ISOCOR. The discounted implied equity value was $289.9 million and the discounted implied equity value per share was $24.63.

     Pro forma analysis. Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share and earnings per share of the combined company for fiscal year 2000. The following table summarizes the results of such analysis:

Fiscal year 2000 estimated revenue per share accretion......  69.1%
Fiscal year 2000 estimated earnings per share accretion.....  37.5%

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other factors and comparative analyses. In rendering its opinion, Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of:

     - the history of trading prices and volume for ISOCOR common stock for the period from October 16, 1998 to October 18, 1999;

     - the history of trading prices and volume for Critical Path common stock for the period from March 29, 1999 to October 18, 1999; and

     - selected published analysts' reports on ISOCOR and Critical
       Path.

     While the foregoing summary describes certain analyses and factors that Robertson Stephens deemed material in its presentation to the ISOCOR board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis that it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of ISOCOR and Critical Path. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of ISOCOR common stock or Critical Path common stock may be traded at any future time.

     The engagement letter between Robertson Stephens and ISOCOR provides that Robertson Stephens is entitled to receive a fee for its services, a substantial portion of which is contingent upon the consummation of the merger. ISOCOR has also agreed to reimburse Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to ISOCOR. The terms of the fee arrangement with Robertson Stephens, which ISOCOR and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between ISOCOR and Robertson Stephens, and the ISOCOR board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. In the past, Robertson Stephens has provided certain investment banking services to Critical Path for which it has been paid fees, including lead managing Critical Path's initial public offering and follow-on offering. Robertson Stephens maintains a market in the shares of Critical Path common stock. In the ordinary course of its business, Robertson Stephens may trade in ISOCOR's securities and Critical Path's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in ISOCOR's securities or Critical Path's securities.

     Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally.

     Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of ISOCOR's board of directors with respect to the merger, you should be aware that members of ISOCOR's board of directors and management have interests in the merger that are in addition to, and that may be different from, your interests as a holder of ISOCOR common stock generally. ISOCOR's board of directors was aware of these interests and considered the following matters, among others, in approving the merger.

Assumption and acceleration of stock options

     Pursuant to the reorganization agreement, Critical Path will assume each outstanding stock option under the ISOCOR 1992 Stock Option Plan, 1996 Directors' Stock Option Plan and 1999 Stock Option Plan.

     Under the pre-existing terms of option agreements entered into with officers and directors of ISOCOR, the consummation of the merger will cause the vesting of a portion of the outstanding options granted to accelerate. This will allow each officer or director to exercise the vested portion of such options immediately prior to the effective time of the merger. As of the record date, the following officers and directors held stock options subject to accelerated vesting:

                                                                 NUMBER OF OPTIONS
                                                                    AS TO WHICH
                                                                   VESTING WILL
                     NAME AND POSITION                              ACCELERATE
                     -----------------                        -----------------------
Janine Bushman..............................................           11,250
Vice President, Finance and Administration, Chief Financial
Officer and Director
Andy De Mari................................................                0
  Chairman of the Board of Directors
Paul Gigg...................................................           72,492
  President, Chief Executive Officer and Director
Karl Klessig................................................           28,125
  Vice President, Marketing and Strategic Alliances
Alex Lazar..................................................           24,375
  Vice President, North American Sales
Abraham Levine..............................................           37,500
  Vice President, Professional Services
David Longley...............................................           27,188
  Vice President, International Sales and Marketing
Barry Wyse..................................................           10,938
  Vice President, Engineering
Dennis Cagan................................................            7,500
  Director
Andre De Fusco..............................................           25,000
  Director
G. Bradford Jones...........................................           10,000
  Director
Bill Yundt..................................................           15,625
  Director
                                                                      -------
          Total:............................................          264,369

Employment offers

     On October 20, 1999, Critical Path and officers and key employees of ISOCOR entered into letter agreements whereby these employees were offered employment with Critical Path. The table below lists the names of such employees and the title of the position offered by Critical Path to each such employee.

                            NAME                                        POSITION
                            ----                                        --------
Paul Gigg...................................................  Executive Vice President and
                                                              Chief Operating Officer
Janine Bushman..............................................  Vice President
Karl Klessig................................................  Vice President
Alex Lazar..................................................  Vice President
David Longley...............................................  Vice President
Barry Wyse..................................................  Vice President
Eric Forsberg...............................................  Chief Technical Architect
Fleming Pederson............................................  Architect
David Sutton................................................  Architect
Frank Somers................................................  Architect
Henry Avetisyan.............................................  Software Engineer
Eamon Doyle.................................................  Software Engineer

Other benefits

     The employees listed in the above table were also offered options to purchase stock of Critical Path subject to the consummation of the merger. These employees were also offered bonuses in the event the merger is consummated and such employee remains in the employ of Critical Path for one year following the merger. The aggregate amount of such potential retention bonuses is $741,000. Paul Gigg, President and Chief Executive Officer of ISOCOR, was offered a base salary of $300,000 per year and a bonus targeted at 50% of salary, as well as a retention bonus.

Indemnification arrangements

     Under the reorganization agreement, Critical Path has agreed that, from and after the effective time of the merger, Critical Path will cause ISOCOR to fulfill and honor in all respects the obligations of ISOCOR under (1) any indemnification agreements that exist between ISOCOR and its officers and directors at the effective time of the merger and (2) any indemnification provisions under ISOCOR's articles of incorporation or bylaws that were in effect on the date of the reorganization agreement. The reorganization agreement also provides that the articles of incorporation and bylaws of ISOCOR following the effective time will contain provisions regarding exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in ISOCOR's articles of incorporation and bylaws on the date of the reorganization agreement. In addition, the reorganization agreement provides that, for a period of at least six years after the effective time of the merger, these exculpation and indemnification provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of ISOCOR, unless such modification is required by law. Critical Path has also agreed to cause ISOCOR to use commercially reasonable efforts to maintain directors' and officers' liability insurance for a period of three years after the effective time of the merger.

GOVERNMENTAL AND REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules of the Federal Trade Commission promulgated thereunder, the merger may not be consummated until notifications have been given and required information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. ISOCOR and Critical Path each filed notification and report forms with the FTC and the Department of Justice on November 8, 1999, and the specified waiting period was terminated on November 23, 1999.

     At any time before or after the consummation of the merger, the FTC, the Department of Justice or any state could take such action under applicable antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of particular assets or businesses of Critical Path or ISOCOR. Private parties may also initiate legal actions under the antitrust laws under limited circumstances. In addition, under the laws of Ireland, a short form notification is being made to the Department of Enterprise, Trade and Employment seeking confirmation from such department that the merger is not subject to the Irish Mergers and Takeover Act.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The following are the material U.S. federal income tax consequences of the merger, assuming that you hold your shares of ISOCOR common stock as capital assets. The following discussion is based on and subject to the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, administrative rulings and court decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of Critical Path and ISOCOR expected to be executed as of the date of the completion of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances, or if you are subject to special rules, such as rules relating to:

     - Shareholders who are not citizens or residents of the United States;

     - Financial institutions;

     - Tax-exempt organizations;

     - Insurance companies;

     - Dealers in securities;

     - Shareholders who acquired their shares of ISOCOR common stock by exercising employee stock options or rights or otherwise as compensation; and

     - Shareholders who hold their shares of ISOCOR common stock as part of a hedge, straddle or conversion transaction.

     On the date that the merger is completed, each of Orrick, Herrington & Sutcliffe LLP, counsel to ISOCOR, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Critical Path, will, subject to the qualifications discussed below, deliver to ISOCOR and Critical Path, respectively, its opinion, dated the date that the merger is completed, to the effect that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Based on these closing tax opinions and the advice of Critical Path's and ISOCOR's respective counsel, provided that the merger qualifies as a reorganization, the following federal income tax consequences will result:

     - No gain or loss will be recognized by Critical Path or ISOCOR as a result of the merger.

     - No gain or loss will be recognized by holders of Critical Path stock as a result of the merger.

     - No gain or loss will be recognized by you when you exchange all of your ISOCOR common stock solely for Critical Path common stock in the merger, except that gain or loss may be recognized by you with respect to cash received in lieu of a fractional share interest in Critical Path common stock.

     - The aggregate tax basis of the Critical Path common stock you receive in the merger will be the same as your aggregate tax basis in the ISOCOR common stock you surrender in the merger, except that your aggregate tax basis in Critical Path common stock will be reduced by the tax basis allocable to any fractional share interest in Critical Path common stock for which you receive cash.

     - You will recognize gain or loss for U.S. federal income tax purposes with respect to the cash you receive instead of a fractional share interest in Critical Path common stock, measured by the difference between the amount of cash you receive and the portion of the tax basis of your shares of ISOCOR common stock that is allocable to the fractional share interest in Critical Path common stock. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if your shares of ISOCOR common stock have been held for more than one year at the time the merger is completed.

     - The tax holding period of the Critical Path common stock you receive in the merger, including any fractional interest for which you receive cash as described above, will include the period during which you held the ISOCOR common stock surrendered in the merger.

     If you exercise dissenters' rights with respect to the merger and receive cash in exchange for all of your shares of ISOCOR common stock you will generally recognize gain or loss for federal income tax purposes measured by the difference between the amount of cash you receive in the exchange and your tax basis in your shares of ISOCOR common stock, provided that the payment is not treated as a dividend for U.S. federal income tax purposes. A sale of your shares of ISOCOR common stock pursuant to the exercise of dissenters' rights generally will not be treated as a dividend if you do not own any shares of Critical Path common stock after the merger, after giving effect to constructive ownership rules, or certain other conditions are satisfied. Such gain or loss will be capital gain or loss and will be a long-term capital gain or loss if your holding period of your shares of ISOCOR common stock exceeds one year. Any interest you receive will be taxable as ordinary income.

     The parties' obligations to complete the merger are conditioned on, subject to waiver by Critical Path and ISOCOR, receipt of a closing tax opinion (1) by ISOCOR from Orrick, Herrington & Sutcliffe LLP and (2) by Critical Path from Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the U.S. federal income tax treatment of the merger in each case in form and substance reasonably satisfactory to the party to whom the applicable closing tax opinion is addressed. The closing tax opinions (1) will be based on facts, representations and assumptions set forth or referred to in the closing tax opinions that are consistent with the facts existing at the time that the merger occurs and (2) may rely on representations and covenants including those contained in certificates of officers of Critical Path, ISOCOR and others, reasonably satisfactory in form and substance to the counsel issuing such opinions. The closing tax opinions are not binding on the IRS or the courts, and Critical Path and ISOCOR do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the closing tax opinions or that a court will not sustain such a challenge. Neither ISOCOR nor Critical Path currently intends to waive the condition relating to the receipt of a closing tax opinion.

     If you exercise dissenters' rights or receive cash in lieu of a fractional share interest in Critical Path stock, you may be subject to backup withholding at a rate of 31% on the cash payments you receive. Backup withholding will not apply, however, if you are an exempt recipient (such as a corporation or financial institution) or are otherwise exempt from backup withholding, if you furnish your taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, or you provide a certificate of foreign status on Form W-8. If you fail to provide your correct TIN on Form W-9, you may be subject to a $50 penalty imposed by the IRS.

     You will be required to retain records and file with your U.S. federal income tax return a statement setting forth certain facts relating to the merger.

     This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

ANTICIPATED ACCOUNTING TREATMENT

     Critical Path and ISOCOR intend to account for the merger as a purchase for financial reporting and accounting purposes, under U.S. generally accepted accounting principles. After the merger, the results of operations of ISOCOR will be included in the consolidated financial statements of Critical Path. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of ISOCOR acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under U.S. generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

DISSENTERS' RIGHTS

The required procedure for exercising dissenters' rights set forth in Chapter 13 of the California General Corporation Law must be followed exactly or any dissenters' rights may be lost.

     Your rights to dissent from the merger and demand payment for your shares are governed by Chapter 13 of the California General Corporation Law. The full text of Chapter 13 is reprinted as Annex D. The summary of these rights set forth below is not intended to be complete and is qualified in its entirety by reference to Annex D.

     Under California law, ISOCOR shareholders will not have any dissenters' rights with respect to the merger unless demands for payment are duly filed with respect to 5% or more of the outstanding shares of ISOCOR common stock. If the holders of 5% or more of the outstanding shares of ISOCOR common stock vote against the merger, file demands for payment and fully comply with Chapter 13 of the California General Corporation Law, they will have dissenters' rights consisting of the right to be paid in cash the fair market value of their shares. If holders of less than 5% of the outstanding shares of ISOCOR common stock vote against the merger and exercise dissenters' rights, no ISOCOR shareholders will be entitled to dissenters' rights.

     Under California law, fair market value is determined as of October 20, 1999, the day before the first announcement of the terms of the reorganization agreement and the merger, excluding any appreciation or depreciation as a consequence of the merger, but adjusted for any stock split, reverse stock split or share dividend becoming effective after that date. If the parties are unable to agree on a fair market value or ISOCOR denies that the shares are dissenting shares, the dissenting shareholder may request the Superior Court for the County of Los Angeles to determine the fair market value of the shares. The court's decision would be subject to appellate review.

     The terms of the reorganization agreement were publicly announced on October 21, 1999. On October 20, 1999, the last trading day prior to the public announcement, the high and low sales prices for ISOCOR common stock were $10.63 and $9.88, respectively.

Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares.

     Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if the beneficial owners wish to dissent from the approval of the merger.

     As described more fully below, to perfect their dissenters' rights, shareholders of record must:

     - make written demand for the purchase of their dissenting shares to ISOCOR or its transfer agent on or before the date of the special meeting;

     - vote their dissenting shares against approval of the merger; and

     - within 30 days after the mailing to shareholders of notice of approval of the merger, submit the certificates representing their dissenting shares to ISOCOR or its transfer agent for endorsement as dissenting shares.

     Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

     As a condition to the parties' obligations to consummate the merger, effective demands for payment under Chapter 13 of the California General Corporation Law must not be made by holders of more than 5% of the outstanding shares of ISOCOR common stock.

Demand for purchase

     A shareholder of ISOCOR electing to exercise dissenters' rights must also make written demand upon ISOCOR at its principal office: 3420 Ocean Park Boulevard, Santa Monica, California 90405-3306, Attn: Secretary, or upon ISOCOR's transfer agent: American Stock Transfer & Trust Company at 40 Wall Street, New York, New York 10005, to purchase the dissenting shares and to pay the shareholder their fair market value in cash. A demand will not be effective unless it is received on or before the date of the special meeting.

     The notice must state the number and class of shares held of record, which the shareholder demands to be purchased, and the amount claimed to be the fair market value of those shares on October 20, 1999. This statement of fair market value will constitute an offer by the dissenting shareholder to sell his or her shares at that price.

     Dissenting shareholders may not withdraw their demand for payment without the consent of ISOCOR's board of directors. The rights of dissenting shareholders to demand payment terminate:

     - if the merger is abandoned, although, in such event, dissenting shareholders will be entitled upon demand to reimbursement of necessary expenses incurred in a good faith assertion of their dissenters' rights;

     - if the shares are transferred prior to submission for endorsement as dissenting shares; or

     - if ISOCOR and the dissenting shareholders do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither files a complaint or intervenes in a pending action within six months after the date on which notice of approval of the merger was mailed to the ISOCOR shareholders.

     No ISOCOR shareholder who has a right to demand payment of cash for his or her shares will have any right to attack the validity of the merger or have the merger set aside or rescinded, except in an action to determine whether ISOCOR has received the approval of the number of shares required to approve the merger.

Vote against approval of the merger

     Dissenting shareholders must vote their dissenting shares against adoption of the reorganization agreement. Record shareholders may vote part of the shares that they are entitled to vote in favor of the merger or abstain from voting a part of these shares without jeopardizing their dissenters' rights as to other shares. Voting against the merger will not of itself, absent compliance with the provisions of Chapter 13 of the California General Corporation Law summarized herein, satisfy the requirements for exercise and perfection of dissenters' rights.

Notice of approval

     If shareholders have a right to require ISOCOR to purchase their shares for cash under the dissenters' rights provision of the California General Corporation Law, ISOCOR will mail to each of these shareholders a notice of adoption of the reorganization agreement within ten days after the date of the shareholder's meeting, stating the price determined by it to represent the fair market value of the dissenting shares. The statement of price will constitute an offer by ISOCOR to purchase any dissenting shares at that price.

Submission of stock certificates

     Within 30 days after the mailing of the notice of approval of the merger, dissenting shareholders must submit to ISOCOR or its transfer agent, at the address set forth above, the certificates representing the dissenting shares to be purchased, to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose.

Purchase of dissenting shares

     If a dissenting shareholder and ISOCOR agree that the shares are dissenting shares and agree upon the price of the shares, ISOCOR will, upon surrender of the certificates, make payment of that amount within 30 days after the agreement on price. ISOCOR will pay interest on the agreed upon amount from the date of the agreement to the date of payment at the legal rate on judgments. Any agreement between dissenting shareholders and ISOCOR fixing the fair market value of any dissenting shares must be filed with the Secretary of ISOCOR. If ISOCOR denies that the shares are dissenting shares or ISOCOR and a dissenting shareholder fail to agree upon the fair market value of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the merger was mailed to the shareholder, but not thereafter, file a complaint or intervene in a pending action, if any, in the Superior Court for the County of Los Angeles, State of California. Such action shall request that the Superior Court determine whether the shares are dissenting shares and the fair market value of the dissenting shares. The Superior Court may determine, or appoint one or more impartial appraisers to determine, the fair market value per share of the dissenting shares. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the Superior Court considers equitable. However, if the fair market value is determined to exceed the price offered to the shareholder by ISOCOR, then ISOCOR will be required to pay these costs, including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments.

     SHAREHOLDERS INTENDING TO EXERCISE DISSENTERS' RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND SUCH RELATED TRANSACTIONS. PLEASE SEE THE DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSIDERATIONS OF EXERCISING DISSENTERS' RIGHTS UNDER "THE MERGER -- MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

DELISTING AND DEREGISTRATION OF ISOCOR COMMON STOCK

     If the merger is consummated, ISOCOR common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

LISTING OF CRITICAL PATH COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the consummation of the merger that the shares of Critical Path common stock to be issued in the merger and the shares of Critical Path common stock to be reserved for issuance be authorized for listing on the Nasdaq National Market.

RESTRICTION ON RESALES OF CRITICAL PATH COMMON STOCK

     The shares of Critical Path common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of

Critical Path common stock issued to or held by any person who is an affiliate of ISOCOR or Critical Path. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of ISOCOR or Critical Path and may include some of their officers, directors and principal shareholders. Affiliates may not sell their shares of Critical Path common stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares,

     - an exemption under paragraph (d) of Rule 145 under the Securities Act, or

     - any other applicable exemption under the Securities Act.

                          THE REORGANIZATION AGREEMENT

     The following is a brief summary of the material provisions of the reorganization agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference. Shareholders of ISOCOR are urged to read the reorganization agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the reorganization agreement and the following summary, the reorganization agreement will control.

THE MERGER


     Following the approval and adoption of the reorganization agreement and the agreement of merger attached to the reorganization agreement in Annex A as Exhibit D by the shareholders of ISOCOR and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of Critical Path will merge into ISOCOR, and ISOCOR will continue as the surviving corporation and as a wholly owned subsidiary of Critical Path.


THE EFFECTIVE TIME

     As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing the agreement of merger with the California Secretary of State. The parties anticipate that this will occur promptly after the shareholder meeting.

DIRECTORS AND OFFICERS OF ISOCOR AFTER THE MERGER

     At the effective time, the directors of Critical Path's merger subsidiary will become the new directors of ISOCOR, and the officers of Critical Path's merger subsidiary will become the new officers of ISOCOR.

CONVERSION OF SHARES IN THE MERGER

     At the effective time, each share of ISOCOR common stock will be automatically canceled and converted into the right to receive 0.4707 shares of Critical Path common stock, or, in the case of shares subject to dissenters' rights, the right to receive the amount in cash determined under California law, except that shares of ISOCOR common stock held immediately prior to the effective time by ISOCOR, Critical Path or any wholly-owned subsidiary of ISOCOR or Critical Path will be canceled. In addition, the exchange ratio will be further adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change in either Critical Path common stock or ISOCOR common stock that may occur on or after the date of this proxy statement/prospectus.

ISOCOR'S STOCK OPTION AND STOCK PURCHASE PLANS

     At the effective time, each outstanding option to purchase shares of ISOCOR common stock under ISOCOR's stock option plans, will be assumed by Critical Path regardless of whether they are exercisable. Each ISOCOR stock option that is assumed by Critical Path will continue to have, and be subject to, the same terms and conditions that were applicable to the option immediately prior to the effective time, except that:

     - each ISOCOR stock option will be exercisable for shares of Critical Path common stock, and the number of shares of Critical Path common stock issuable upon exercise of any given option will be determined by multiplying 0.4707 by the number of shares of ISOCOR common stock underlying the applicable option, rounded down to the nearest whole number; and

     - the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 0.4707, rounded up to the nearest whole cent.

     Critical Path has agreed to file a registration statement on Form S-8 for the shares of Critical Path common stock issuable with respect to the assumed ISOCOR stock options within 30 days after the effective time. Critical Path intends to maintain the effectiveness of the registration statement for so long as any ISOCOR stock options or other rights thereunder remain outstanding.

     Immediately prior to the effective time, any outstanding purchase rights under ISOCOR's Employee Stock Purchase Plan will automatically be exercised and paid for through accumulated payroll deductions. This will allow participants to purchase shares of ISOCOR common stock under the plan prior to the effective time. This shortened purchase period will expire immediately following the new purchase date, and the plan will terminate immediately prior to the effective time.

THE EXCHANGE AGENT

     Promptly after the effective time, Critical Path is required to deposit with a bank or trust company certificates representing the shares of Critical Path common stock to be exchanged for shares of ISOCOR common stock, and cash to pay for fractional shares and any dividends or distributions to which holders of ISOCOR common stock may be entitled to receive under the reorganization agreement.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

     Promptly after the effective time, Critical Path will cause the exchange agent to mail to the holders of record of ISOCOR stock certificates (1) a letter of transmittal and (2) instructions on how to surrender ISOCOR stock certificates in exchange for certificates representing shares of Critical Path common stock, cash for fractional shares and cash for any dividends or other distributions that they may be entitled to receive under the reorganization agreement. HOLDERS OF ISOCOR COMMON STOCK SHOULD NOT SURRENDER THEIR ISOCOR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Upon surrendering their ISOCOR stock certificates to the exchange agent for cancellation, together with the letter of transmittal and any other documents required by the exchange agent, the holders of ISOCOR stock certificates will be entitled to receive a certificate representing that number of whole shares of Critical Path common stock which that holder has the right to receive, cash for fractional shares of Critical Path common stock and cash for any dividends or other distributions to which the holder is entitled. Until surrendered to the exchange agent, outstanding ISOCOR stock certificates will be deemed from and after the effective time to evidence (1) only the right to receive the number of full shares of Critical Path common stock into which the shares of ISOCOR common stock have converted and (2) the right to receive an amount in cash for any fractional shares and any dividends or distributions payable under the reorganization agreement.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     Until you surrender your ISOCOR stock certificate in exchange for a Critical Path stock certificate, you will not receive any dividends or other distributions declared or made by Critical Path after the effective time of the merger. However, once you surrender your ISOCOR stock certificate to the exchange agent, you will receive (1) a Critical Path stock certificate, (2) cash as payment for fractional shares and (3) cash, without interest, as payment for any dividends or other distributions declared or made by Critical Path after the effective time of the merger.

NO FRACTIONAL SHARES

     No fractional shares of Critical Path common stock will be issued because of the merger. Instead, each ISOCOR shareholder who would be entitled to a fractional share of Critical Path common stock will receive cash. The amount of cash to be received by such ISOCOR shareholder will be determined by multiplying the fraction of such share that such shareholder would have received by the average closing sale price of one share of Critical Path common stock over the ten trading days immediately prior to the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

     Critical Path and ISOCOR each made a number of customary representations and warranties in the reorganization agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

     The representations given by ISOCOR as they relate to ISOCOR and its subsidiaries include, among others:

        - capitalization;

        - financial statements;

        - changes in ISOCOR's business since June 30, 1999;

        - intellectual property used; and

        - fairness opinion received from its financial advisors.

     The representations given by Critical Path as they relate to Critical Path and its subsidiaries include, among others:

        - capitalization;

        - financial statements;

        - changes in business since June 30, 1999; and

        - intellectual property used.

     The representations and warranties in the reorganization agreement are complicated and not easily summarized. You are urged to carefully read the articles of the reorganization agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Initialize Acquisition Corp."

ISOCOR'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     ISOCOR agreed that until the earlier of the completion of the merger or the termination of the reorganization agreement or unless Critical Path consents in writing, ISOCOR and its subsidiaries will operate their businesses in the usual, regular and ordinary course consistent with past practice, pay their debts and taxes when due, and use commercially reasonable efforts to:

     - preserve intact their assets and current business organizations;

     - keep available the services of their current officers and employees; and

     - maintain their material contracts and preserve its relationships with:

        - customers,

        - suppliers,

        - distributors,

        - licensors,

        - licensees, and

        - others having business dealings with ISOCOR and its subsidiaries.

     ISOCOR also agreed that until the earlier of the completion of the merger or the termination of the reorganization agreement or unless Critical Path consents in writing, ISOCOR and its subsidiaries would conduct their business in compliance with specific restrictions relating to the following:

     - changes to stock plans;

     - severance and termination pay;

     - the transfer and license of intellectual property;

     - the issuance of dividends or other distributions;

     - the purchase and redemption of ISOCOR stock;

     - the issuance of securities;

     - modification of ISOCOR's articles of incorporation and bylaws;

     - the acquisition of any business or entity;

     - the disposition of ISOCOR's assets;

     - the incurrence of indebtedness;

     - employees and employee benefits;

     - settlement of litigation and other claims;

     - the entrance into, termination or modification of contracts;

     - accounting policies and procedures;

     - treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code;

     - tax elections and liabilities; and

     - agreements to do any of the actions listed above.

CRITICAL PATH'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Critical Path agreed that until the earlier of the completion of the merger or termination of the reorganization agreement or unless ISOCOR consents in writing, Critical Path will:

     - carry on its business, in the usual, regular and ordinary course consistent with past practices, and in compliance with all applicable laws and regulations;

     - pay its debts and taxes when due;

     - pay or perform other material obligations when due, and

     - use its commercially reasonable efforts consistent with past practices and policies to:

        - preserve substantially intact its present business organization;

        - keep available the services of its present officers and employees; and

        - preserve its relationships with:

           - customers,

           - suppliers,

           - distributors,

           - licensors,

           - licensees, and

           - others with which it has significant business dealings.

     The agreements related to the conduct of ISOCOR's and Critical Path's respective businesses in the reorganization agreement are complicated and not easily summarized. You are urged to carefully read the article of the reorganization agreement entitled "Conduct Prior to the Effective Time."

NO SOLICITATION

     Until the merger is completed or the reorganization agreement is terminated, ISOCOR has agreed, subject to limited exceptions, that neither it nor any of its subsidiaries, representatives, affiliates or advisors will, directly or indirectly:

     - solicit, initiate, encourage or induce the making, submission or announcement of any other acquisition proposal;

     - participate in any discussions or negotiations regarding any other acquisition proposal;

     - furnish to any person any nonpublic information with respect to any other acquisition proposal;

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any other acquisition proposal;

     - subject to limited exceptions in the event of a superior offer, approve or recommend any other acquisition proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any other acquisition transaction.

     However, prior to the completion of the merger or the termination of the reorganization agreement, the reorganization agreement allows ISOCOR to furnish nonpublic information regarding ISOCOR and its subsidiaries to, and to enter into a confidentiality agreement with, and to enter into discussions with, any person or group in response to a superior offer submitted by such person or group, if:

     - ISOCOR has not violated any of the restrictions set forth above;

     - ISOCOR's board of directors concludes in good faith, after consultation with its outside legal counsel, based on a written opinion of an investment bank of nationally recognized reputation, that such action is required in order for ISOCOR's board of directors to comply with its fiduciary obligations to ISOCOR's shareholders;

     - prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, the person or group, ISOCOR:

      - gives Critical Path written notice of the identity of such person or group and of ISOCOR's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group; and


      - receives from such person or group, an executed confidentiality agreement containing customary limitations on the use and disclosure of such nonpublic information; and


     - contemporaneously with furnishing any nonpublic information to the person or group, ISOCOR furnishes the same information to Critical Path.

     The reorganization agreement defines a "superior offer" as an unsolicited, bona fide written offer made by a third party to consummate an acquisition of ISOCOR on terms that ISOCOR's board of directors determines, in its reasonable judgment, based on a written opinion of an investment bank of nationally recognized reputation to be more favorable to ISOCOR shareholders from a financial point of view than the terms of the merger involving Critical Path and the consideration of which reasonably likely exceeds the value of the consideration proposed to be issued by Critical Path.

     ISOCOR has agreed to promptly inform Critical Path of the material terms and conditions of any acquisition proposal or inquiry, the identity of the person or group making any such acquisition proposal or inquiry, and to keep Critical Path informed of the status and details, including material amendments or proposed amendments of any such acquisition proposal or inquiry.

     However, an offer will not be considered a superior offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of ISOCOR's board of directors to be obtained by such third party on a timely basis.

DIRECTOR AND OFFICER INDEMNIFICATION

     From and after the effective time of the merger, Critical Path will cause ISOCOR to fulfill and honor in all respects the obligations of ISOCOR pursuant to any indemnification agreements between ISOCOR and its directors and officers in effect immediately prior to the effective time of the merger and any indemnification provisions under ISOCOR's articles of incorporation or bylaws in effect on the date the reorganization agreement was signed.


     For a period of 6 years after the merger, the articles of incorporation and bylaws of ISOCOR will contain provisions with respect to exculpation and indemnification that are at least as favorable to the current ISOCOR officers and directors as those contained in ISOCOR's articles of incorporation and bylaws in effect on the date the reorganization agreement was signed. Critical Path will cause ISOCOR after the merger to maintain director and officer insurance on the same terms as ISOCOR's current policies on the current directors and officers of ISOCOR for three years following the merger.


CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Critical Path and ISOCOR to complete the merger and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the reorganization agreement and the merger must be approved by the holders of a majority of outstanding shares of ISOCOR common stock entitled to vote;

     - Critical Path's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission;

     - no law, regulation, injunction or other order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the reorganization agreement;

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

     - Critical Path and ISOCOR must each receive from their respective tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and such opinions must not have been withdrawn. However, if counsel to either Critical Path or ISOCOR does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party; and

     - the shares of Critical Path common stock to be issued in the merger must be authorized for listing on the Nasdaq National Market, subject to notice of issuance.

     ISOCOR's obligations to complete the merger and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Critical Path's representations and warranties must be true and correct as of the date of the reorganization agreement and as of the closing date as if made at and as of the closing date;

     - Critical Path must perform or comply in all material respects with all of its agreements and covenants required by the reorganization agreement to be performed or complied with by Critical Path at or before completion of the merger; and

     - no material adverse effect with respect to Critical Path and its subsidiaries, taken as a whole, shall have occurred since the date of the reorganization agreement.

     Critical Path's obligations to complete the merger and the other transactions contemplated by the reorganization agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - ISOCOR's representations and warranties must be true and correct as of the date of the reorganization agreement and at and as of the closing date as if made at and as of the closing date;

     - ISOCOR must perform or comply in all material respects with all of its agreements and covenants required by the reorganization agreement to be performed or complied with by ISOCOR at or before completion of the merger;

     - no material adverse effect with respect to ISOCOR and its subsidiaries, taken as a whole, shall have occurred since the date of the reorganization agreement;

     - Paul Gigg and at least eight other specified employees of ISOCOR shall not have revoked their acceptance of offers of employment with Critical Path and each of those individuals will be employed by Critical Path as of the closing date of the merger and shall have entered into a covenant not to compete or solicit; and

     - holders of no more than five percent of the outstanding shares of ISOCOR common stock shall have exercised dissenters' rights under California law with respect to their shares.

TERMINATION OF THE REORGANIZATION AGREEMENT

     The reorganization agreement may be terminated at any time prior to completion of the merger, whether before or after the approval and adoption of the reorganization agreement and approval of the merger by ISOCOR shareholders:

     - by mutual written consent of Critical Path and ISOCOR;

     - by Critical Path or ISOCOR, if the merger is not completed before June 30, 2000, except that this right to terminate the reorganization agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before June 30, 2000, and such action or failure to act constitutes a breach of the reorganization agreement;

     - by Critical Path or ISOCOR, if there is any order, decree or ruling of a court or governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable;

     - by Critical Path or ISOCOR, if the reorganization agreement and the merger fail to receive the requisite vote for approval by the shareholders of ISOCOR at the ISOCOR special meeting or at any adjournment of that meeting;

     - by ISOCOR, upon a breach of any representation, warranty, covenant or agreement on the part of Critical Path in the reorganization agreement, or if any of Critical Path's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Critical Path through the exercise of its commercially reasonable efforts, and Critical Path continues to exercise such commercially reasonable efforts, ISOCOR may not terminate the reorganization agreement for 30 days after delivery of written notice from ISOCOR to Critical Path of the breach. If the breach

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       is cured during those 30 days, or if ISOCOR shall otherwise be in material breach of the reorganization agreement, ISOCOR may not exercise this termination right;

     - by Critical Path, upon a breach of any representation, warranty, covenant or agreement on the part of ISOCOR set forth in the reorganization agreement, or if any of ISOCOR's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by ISOCOR through the exercise of its commercially reasonable efforts, and ISOCOR continues to exercise such commercially reasonable efforts, Critical Path may not terminate the reorganization agreement for 30 days after delivery of written notice from Critical Path to ISOCOR of the breach. If the breach is cured during those 30 days, or if Critical Path shall otherwise be in material breach of the reorganization agreement, Critical Path may not exercise this termination right;

     - by Critical Path upon ISOCOR's breach of the non-solicitation provisions of the reorganization agreement; or

     - by Critical Path if a triggering event shall have occurred.

     A "triggering event" occurs if:

     - ISOCOR's board of directors withdraws or amends or modifies in a manner adverse to Critical Path its recommendation in favor of the approval of the reorganization agreement or the approval of the merger;

     - ISOCOR fails to include in this proxy statement/prospectus the recommendation of ISOCOR's board of directors in favor of the approval of the reorganization agreement and the merger;

     - ISOCOR's board of directors fails to reaffirm its recommendation in favor of the approval of the reorganization agreement and the merger within 5 business days after Critical Path requests in writing that such recommendation be reaffirmed at any time following the announcement of another acquisition proposal;

     - ISOCOR's board of directors approves or recommends any other acquisition proposal; or

     - a tender or exchange offer relating to the securities of ISOCOR is commenced by a person unaffiliated with Critical Path and ISOCOR does not send to its security holders, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that ISOCOR recommends rejection of such tender or exchange offer.

PAYMENT OF TERMINATION FEE

     ISOCOR must pay a termination fee of $11,484,800 to Critical Path if:

     - ISOCOR breaches the nonsolicitation provisions of the reorganization agreement,

     - Critical Path terminates the reorganization agreement because of the occurrence of a triggering event, except that no fee is payable if the triggering event is an unsolicited tender offer and no acquisition transaction is consummated within 12 months of commencement of the tender offer, or

     - the reorganization agreement is terminated by Critical Path or ISOCOR because the merger is not consummated by June 30, 2000 or because ISOCOR's shareholders do not approve the reorganization agreement and the merger, and within 12 months following the termination of the reorganization agreement ISOCOR is acquired by another entity or enters into an agreement to be acquired by another entity.

EXTENSION, WAIVER AND AMENDMENT OF THE REORGANIZATION AGREEMENT

     Subject to applicable law, Critical Path and ISOCOR may amend the reorganization agreement before completion of the merger by mutual written consent.

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     Either Critical Path or ISOCOR may extend the other's time for the performance of any of the obligations or other acts under the reorganization agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the reorganization agreement.

                           THE STOCK OPTION AGREEMENT

     The stock option agreement grants Critical Path the option to acquire up to the number of shares of ISOCOR common stock that represents 19.9% of the issued and outstanding ISOCOR common stock as of the first date on which the option is exercisable. The exercise price of the option is $23.54 per share of ISOCOR common stock, payable in cash.

     The option is intended to increase the likelihood that the merger will be completed. Some of the aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in ISOCOR or its assets before completion of the merger.

     The full text of the stock option agreement is attached as Annex B to this proxy statement/prospectus and you are urged to read the entire stock option agreement in its entirety.

EXERCISE EVENTS

     The option may be exercised by Critical Path, in whole or in part, at any time or from time to time if the reorganization agreement is terminated because:

     - the merger does not occur by June 30, 2000 and ISOCOR is acquired, or enters into an agreement to be acquired, by another entity within 12 months of such termination;

     - the ISOCOR shareholders do not approve the merger and ISOCOR is acquired, or enters into an agreement to be acquired, by another entity within 12 months of such termination;

     - ISOCOR breaches the restrictions in the reorganization agreement on soliciting other offers;

     - ISOCOR's board of directors changes its recommendation for approval of the merger and the reorganization agreement, fails to include this recommendation in this proxy statement/prospectus or fails to reaffirm this recommendation when requested by Critical Path;

     - ISOCOR's board of directors approves or recommends another acquisition proposal; or

     - an unsolicited tender offer or exchange offer shall have been commenced for ISOCOR common stock and ISOCOR shall not have sent its shareholders its recommendation that the offer be rejected, unless, in the case of a tender offer, ISOCOR is not acquired by another entity within 12 months after its commencement.

TERMINATION

     The option will terminate upon the earliest of any of the following:

     - completion of the merger;

     - 12 months following the date on which the reorganization agreement is terminated based on the occurrence of a triggering event, except a triggering event which does not cause a termination fee to be payable, or a breach of the nonsolicitation provisions of the reorganization agreement;

     - 6 months after payment of the termination fee pursuant to the reorganization agreement being terminated based on a failure of the merger to be completed by June 30, 2000 or the failure to obtain the required approval of ISOCOR shareholders; or

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

     - if the option becomes exercisable but cannot be exercised by Critical Path because of a government order or because a waiting period under antitrust laws has not expired, 10 business days after the prohibition to exercise shall have been removed or become final and not subject to any appeal.

REGISTRATION RIGHTS

     The stock option agreement grants registration rights to Critical Path with respect to the shares of ISOCOR common stock represented by the option, including the right to demand that ISOCOR register all or part of such shares with the Securities and Exchange Commission, provided that Critical Path is entitled to make two such demands.

                               VOTING AGREEMENTS

     As a condition to Critical Path's entering into the reorganization agreement, Critical Path and each of Janine Bushman, Dennis Cagan, Andre De Fusco, Andrew De Mari, Paul Gigg, Brentwood Associates V, L.P., Karl Klessig, Alex Lazar, Abe Levine, David Longley, Barry Wyse, and Bill Yundt entered into voting agreements. By entering into the voting agreements these ISOCOR shareholders have irrevocably appointed Critical Path as their lawful attorney and proxy. These proxies give Critical Path the limited right to vote the shares of ISOCOR common stock beneficially owned by these ISOCOR shareholders, including shares of ISOCOR common stock acquired after the date of the voting agreements, in favor of the approval of the reorganization agreement, in favor of the merger and in favor of each other matter that could reasonably be expected to facilitate the merger and against any competing acquisition proposal. These ISOCOR shareholders may vote their shares of ISOCOR common stock on all other matters.

     As of the record date, these individuals and entities collectively beneficially owned 932,823 shares of ISOCOR common stock which represented approximately 8.8% of the outstanding ISOCOR common stock. All of the shares of ISOCOR common stock held by directors and executive officers of ISOCOR and their affiliates are subject to voting agreements. None of the ISOCOR shareholders who are parties to the voting agreements were paid additional consideration in connection with them.

     Under these voting agreements, and except as otherwise waived by Critical Path, these shareholders agreed not to sell the ISOCOR common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the reorganization agreement or the completion of the merger, unless the transfer is in accordance with any affiliate agreement between the shareholder and Critical Path and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement.

     These voting agreements will terminate upon the earlier to occur of the termination of the reorganization agreement and the completion of the merger.

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

                      DESCRIPTION OF ISOCOR CAPITAL STOCK

     The authorized capital stock of ISOCOR consists of 50,000,000 shares of ISOCOR common stock, and 2,000,000 shares of ISOCOR preferred stock. As of November 30, 1999, 10,542,776 shares of ISOCOR common stock were issued and outstanding, 225,016 shares of ISOCOR common stock were reserved for future issuance pursuant to ISOCOR's employee stock purchase plan and 366,596 shares of ISOCOR common stock were reserved for future issuance pursuant to ISOCOR's stock option plans. No shares of ISOCOR preferred stock were outstanding as of November 30, 1999.

     The following description describes the capital stock of ISOCOR, as of the date of this proxy statement/prospectus.

COMMON STOCK

     Holders of ISOCOR common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding ISOCOR preferred stock, the holders of ISOCOR common stock are entitled to receive ratably any dividends that may be declared from time to time by the ISOCOR board of directors out of funds legally available for dividend distribution. See "Summary -- Market Price and Dividend Information." In the event of a liquidation, dissolution or winding up of ISOCOR, the holders of ISOCOR common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of ISOCOR preferred stock, if any, then outstanding. The ISOCOR common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the ISOCOR common stock. All outstanding shares of ISOCOR common stock are fully paid and non-assessable, and the shares of ISOCOR common stock to be issued upon consummation of the merger will be fully paid and non-assessable.

PREFERRED STOCK

     ISOCOR has 2,000,000 shares of undesignated ISOCOR preferred stock authorized, none of which are outstanding. The ISOCOR board of directors has the authority to issue the shares of ISOCOR preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of ISOCOR preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The issuance of ISOCOR preferred stock may have the effect of delaying, deferring or preventing a change in control of ISOCOR.

                   DESCRIPTION OF CRITICAL PATH CAPITAL STOCK


     The authorized capital stock of Critical Path consists of 150,000,000 shares of Critical Path common stock, and 5,000,000 shares of Critical Path preferred stock. As of December 1, 1999, 44,054,349 shares of Critical Path common stock were issued and outstanding, 600,000 shares of Critical Path common stock were reserved for future issuance pursuant to Critical Path's employee stock purchase plan, 12,808,274 shares of Critical Path common stock were reserved for issuance upon the exercise of outstanding options to purchase Critical Path common stock pursuant to option plans of Critical Path and its subsidiaries, excluding options assumed or granted in connection with Critical Path's assumption of Xeti, Inc.'s 1997 Stock Plan pursuant to Critical Path's acquisition of Xeti in November 1999. No shares of Critical Path preferred stock were outstanding as of December 1, 1999.


     The following description describes the capital stock of Critical Path as of the date of this proxy statement/prospectus.

COMMON STOCK

     Holders of Critical Path common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Critical Path
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

preferred stock, the holders of Critical Path common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Critical Path board of directors out of funds legally available therefor. See "Summary -- Market Price and Dividend Information." In the event of a liquidation, dissolution or winding up of Critical Path, the holders of Critical Path common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Critical Path preferred stock, if any, then outstanding. The Critical Path common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Critical Path common stock. All outstanding shares of Critical Path common stock are fully paid and non-assessable, and the shares of Critical Path common stock to be issued upon consummation of the merger will be fully paid and non-assessable.

PREFERRED STOCK

     As of December 1, 1999, Critical Path had 5,000,000 shares of undesignated Critical Path preferred stock authorized, with no shares outstanding. The Critical Path board of directors has the authority to issue the shares of Critical Path preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Critical Path preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The Critical Path board, without shareholder approval, can issue Critical Path preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Critical Path common stock. The issuance of Critical Path preferred stock may have the effect of delaying, deferring or preventing a change in control of Critical Path. In connection with the acquisition of The docSpace Company, Inc., Critical Path agreed to issue one share of special voting preferred stock so that holders of exchangeable shares of a Canadian unlimited liability company with which docSpace will merge will have the right, through a voting trust, to vote at meetings of Critical Path shareholders.

WARRANT

     As of December 1, 1999, a warrant to purchase 2,442,766 shares of common stock was held by ICQ, a subsidiary of America Online, as part of a January 1999 email hosting and advertising agreement between Critical Path and ICQ. This agreement provides that the shares will be exercisable only upon attainment of each of five milestones. To date, three of these milestones have been achieved and 1,628,510 shares are issuable upon exercise of the warrant.

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           COMPARISON OF RIGHTS OF SHAREHOLDERS OF CRITICAL PATH AND
                             SHAREHOLDERS OF ISOCOR

     This section describes material differences between the rights of shareholders of Critical Path and shareholders of ISOCOR. While Critical Path and ISOCOR believe that the following description covers all of the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the differences between being a shareholder of ISOCOR and being a shareholder of Critical Path.

     ISOCOR's Amended and Restated Articles of Incorporation and Bylaws, each as currently in effect, govern your rights as a shareholder of ISOCOR. After completion of the merger, you will become a shareholder of Critical Path and Critical Path's Amended and Restated Articles of Incorporation and Bylaws, each as currently in effect, will govern your rights as a shareholder of Critical Path. Each of Critical Path and ISOCOR are incorporated under the laws of the State of California. Accordingly, the California Corporations Code will continue to govern your rights as a shareholder after completion of the merger.

NUMBER OF DIRECTORS

     ISOCOR's Bylaws provide that the number of directors shall not be less than five nor more than eight, with the exact number currently set at seven. Critical Path's Bylaws provide that the number of directors shall not be less than four nor more than seven, with the exact number currently set at seven. Under the Bylaws of both ISOCOR and Critical Path, the exact number of directors within the prescribed range may be fixed from time to time by the board of directors. Under ISOCOR's Bylaws, the exact number of directors may also be fixed from time to time by a duly adopted amendment to ISOCOR's Articles or its Bylaws approved by a majority of the outstanding shares entitled to vote. Under Critical Path's Bylaws, an amendment by shareholders to fix the number of directors must be approved by 66 2/3% of the shares represented and voting at a duly held meeting at which a quorum is present, which shares voting affirmatively also constitute at least 66 2/3% of the required quorum.

FILLING OF VACANCIES ON THE BOARD OF DIRECTORS

     ISOCOR's Bylaws provide that a vacancy on the board of directors as a result of the removal of a director by shareholder vote or by court order may only be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, which shares voting affirmatively also constitute a majority of the required quorum.

     Critical Path's Bylaws provide that any vacancy on the board of directors, including a vacancy resulting from the removal of a director, may be filled by a majority of the directors then in office.

AMENDMENT OF BYLAWS BY SHAREHOLDERS

     ISOCOR's Bylaws provide that new bylaws may be adopted or existing bylaws may be amended or repealed by the vote of holders of a majority of the outstanding shares entitled to vote.

     Critical Path's Bylaws provide that new bylaws may be adopted or existing bylaws may be amended or repealed by the affirmative vote or written consent of 66 2/3% of the outstanding shares entitled to vote, except as otherwise provided by law or by Critical Path's Articles or Bylaws.

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                           BUSINESS OF CRITICAL PATH

COMPANY OVERVIEW

     Critical Path is a leading provider of messaging services. Its services are designed to allow a wide range of organizations, including Internet service providers, web hosting companies, web portals and corporations, to reduce costs and improve customer service by outsourcing their email and messaging systems. Critical Path's services are designed to facilitate scalability and reliability, allow access to advanced technologies and provide greater access with high levels of security. In addition, Critical Path's service is designed to allow its customers to enhance their brand recognition by maintaining their "look and feel" while improving the functionality of their email service. Critical Path intends to build on its expertise in email services to provide additional Internet messaging services in the future. Currently, Critical Path has over 800 customers and intends to develop new strategic relationships and to further develop existing strategic relationships to expand its distribution channels and to undertake joint product development and marketing efforts. Critical Path's strategic partners to date include ICQ, a subsidiary of America Online, E*TRADE, Network Solutions, Sprint and US WEST.

RECENT DEVELOPMENTS

     Since its initial public offering, Critical Path has announced several strategic contracts that help it to expand both its customer base and broaden its global reach. Critical Path has expanded its relationship with America Online so it now includes ICQ, AOL Latin America and AOL Enterprise, which provides Critical Path with access to one of the largest concentrated customer bases of email users on the Internet. Critical Path has signed an agreement with Qwest to provide hosted messaging services for their customer base.

     Furthermore, Critical Path has significantly expanded its international customer base to include StarMedia, Cable and Wireless, Asiamail, Avantel, British Telecom and o.tel.o. Critical Path has also extended its messaging solutions to wireless devices, through partnerships with Arch, VAST and Serried, and to integrated calendaring and resource scheduling, through the acquisition of Amplitude Software, Inc.

     On May 26, 1999, Critical Path acquired substantially all of the operating assets of the Connect Service business of Fabrik Communications, Inc. for a total purchase price of approximately $20.1 million. On July 21, 1999, Critical Path acquired the dotOne Corporation for cash and stock valued at $52.5 million. On August 31, 1999, Critical Path acquired Amplitude Software Corporation for a total purchase price of approximately $214.4 million. Critical Path believes that the Fabrik and dotOne Corporation acquisitions, together with the Amplitude acquisition, will position it to offer an advanced suite of messaging solutions to corporations through its "midsource" strategy. This strategy is intended to enable enterprise customers to selectively outsource value-added messaging services without altering their existing infrastructures or groupware solutions. Many large corporations have invested heavily in email messaging infrastructure. By offering a suite of hosted Web-based applications such as calendaring based on open standards, Critical Path intends to provide companies that have chosen in-source email solutions with the opportunity to take advantage of value-added services that provide increased functionality, reliability and scalability.

     On November 2, 1999, Critical Path entered into an agreement and plan of reorganization with FaxNet Corporation, a provider of Internet fax and messaging solutions and a leading outsource supplier of carrier-class enhanced fax and integrated messaging solutions. The total estimated purchase price is approximately $199.3 million, consisting of consideration of 2,894,081 shares of Critical Path common stock and $20 million cash in exchange for all of the outstanding capital stock of FaxNet, including vested warrants and options to purchase FaxNet capital stock and assumption of debt. In addition, Critical Path has agreed to pay to identified FaxNet employees and advisors incentive bonus payments totaling $7.5 million on behalf of FaxNet, and has also agreed to pay FaxNet's financial advisory fees in an amount not to exceed $5.25 million plus out-of-pocket expenses not to exceed $50,000, in connection with the merger. Pursuant to the reorganization agreement, Critical Path is obligated to establish a retention bonuses in the aggregate amount of $1.5 million to incentivize certain employees of FaxNet to remain employed with Critical Path for one year following the date of acquisition. The merger closed December 6,
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1999. FaxNet's customers include Ameritech, Bell Atlantic, BellSouth, US West,
Time Warner's Road Runner, Ariba, Media One Group, Qwest and Telecom Argentina.

     On November 3, 1999, Critical Path entered into a merger agreement and plan of reorganization with The docSpace Company, Inc., a provider of Web-based file management services located in Toronto, Canada. The total estimated purchase price is $274.0 million consisting of 4,092,280 shares of Critical Path common stock and $30 million cash, less any amount outstanding under a promissory note owed to Critical Path by docSpace, in exchange for all of the outstanding capital stock of docSpace. In connection with the transaction, docSpace will merge with an unlimited liability company owned by Critical Path through wholly owned subsidiaries. Shareholders of docSpace will receive a portion of their consideration as cash and a portion of their consideration as either (1) shares of Critical Path common stock or (2) exchangeable shares of the unlimited liability company. The exchangeable shares will entitle the holders to dividends and other rights that are, as nearly as practical, economically equivalent to the ownership of Critical Path common stock. In addition, Critical Path will issue one share of special voting preferred stock so that holders of the exchangeable shares will have the right, through a voting trust, to vote at meetings of Critical Path shareholders. The exchangeable shares are exchangeable at the option of the holder into shares of Critical Path common stock. The exchange ratio will be established at the closing based on the number of shares of Critical Path common stock to be issued directly in the transaction, which has not yet been determined. However, the total number of shares of Critical Path common stock to be issued to existing docSpace shareholders directly or upon the exchange of exchangeable shares will not exceed 4,092,280.

     Critical Path has agreed to reimburse Canadian shareholders of docSpace for aggregate costs of up to $5.0 million that they may incur in the establishment and maintenance of holding companies as a result of their ownership of exchangeable shares in an unlimited liability company. Critical Path has also agreed that prior to closing the merger, and subject to certain conditions, docSpace may issue additional shares, warrants and options not to exceed 11% of the existing fully diluted capitalization of docSpace to a strategic partner and a key management person. If these shares, warrants and options are issued, Critical Path will assume them on the same terms and for the same price as is being paid to existing docSpace shareholders, but the consideration paid will be in addition to the amount being paid to existing shareholders. The merger is expected to close by January 30, 2000, subject to the approval of all of the shareholders of docSpace and the satisfaction of closing conditions.

CRITICAL PATH SOLUTION

     Critical Path delivers advanced email and messaging services to ISPs, web hosting companies, web portals and corporations, giving them the ability to provide a feature-rich email and messaging service to their customers and employees. Critical Path's services are designed to provide the following key benefits:

     Lower total cost of ownership. Critical Path's customers do not need to lease, buy or continually upgrade existing hardware and software, or recruit and retain systems engineers and administrative personnel for their email services. Critical Path's service is designed to reduce customers' administrative burden by eliminating the cycle of purchasing, installing, testing, debugging and deploying email systems. The software is maintained at Critical Path's facilities, not at customers' facilities, and Critical Path employs a team of systems administrators to monitor the service 24 hours a day, seven days a week. By having the capability to host millions of mailboxes, Critical Path provides customers a cost savings over in-house messaging solutions through economies of scale.

     Scalability; web-tone reliability. Critical Path's system's architecture and infrastructure are designed to facilitate scalability and reliability. While existing email software solutions can scale to support millions of users at a single domain (user@domain.com), Critical Path has designed its architecture to support its service over hundreds of millions of mailboxes across millions of domains (user@domain1.com, user@domain2.com, user@domain3.com, etc.), allowing each customer to create email addresses at his or her own domain. Critical Path's hardware and software infrastructure consists of multiple servers running software in a manner that balances the use of the servers. This infrastructure allows multiple domain hosting while reducing the amount of required equipment and capacity. Critical Path has created a global

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network strategy to provide the type of continuous service that individuals have come to expect from their telephone service providers. Critical Path provides its customers improved performance through its multiple peering relationships, agreements with companies with existing peering relationships and the purchase of additional access to telecommunication paths from national Internet access providers. For redundancy purposes, Critical Path maintains three data centers in the United States and two data centers in Europe. Critical Path plans to open additional data centers in Asia.

     Leading-edge technology. Critical Path provides customers with access to advanced technologies. It eliminates the need for customers and partners to maintain a core competency in advanced messaging by having experts with experience in rapidly deploying new technologies, combating system failures due to unsolicited commercial email traffic and maintaining network and system security. Critical Path's services include POP3, IMAP4 and hosted groupware systems, which enables customers to choose the option that suits their end-users' needs. Critical Path also delivers wireless access, integrated calendars, security and other complex features difficult for in-house organizations to offer reliably. Customers rely on Critical Path to evaluate, test and implement the leading features to maintain a leading email solution. Critical Path's technological capabilities enable it to quickly implement competitive new technologies for its customers and end-users, reducing their time to market for leading technologies.

     Anytime, anywhere accessibility. Critical Path has designed its services to allow easy access by customers and end-users. Designed and built on open Internet-based standards, Critical Path's services are compatible with leading desktop software such as Microsoft Outlook, Lotus cc:Mail, and Eudora. In addition, it has developed a web-based email interface that is compatible with leading web browsers, including Microsoft Internet Explorer and Netscape Navigator. Critical Path's services are designed to allow administrators and end-users to access their email system anywhere at any time. Critical Path has recently entered into partnerships with wireless service providers to deliver email and messaging access to digital wireless phones and pagers.

     Enhanced security. Critical Path has created a custom firewall solution to enhance network and data center security. Using a combination of licensed software technology, internally developed software and sophisticated third-party hardware, Critical Path reduces the potential for network breaches. Critical Path has network and data center surveillance 24 hours a day, seven days a week to identify and curtail potential security breaches.

     Branding; customer control. Critical Path's messaging service solution enables its customers to maintain control over their own brand and desired functionality. Critical Path's fully customized web-based "brandable" email interfaces include customer logos and preserve the existing "look and feel" of the customers' brands. Its web-based Mail Administration Center is designed to give customers control of their mail accounts via a secure web-based interface. Critical Path also provides a secure software interface to mailbox account provisioning that allows customers to integrate their existing functionality with Critical Path's email system. This enables customers to add and delete accounts and functionality either at the domain level or at the individual end-user level.

SERVICES

     Critical Path offers multiple messaging services to ISPs, web hosting companies, web portals and corporations. Its "all-in" service model pricing includes all enhancements, upgrades and new standard features. Pricing for email and other hosted messaging services is based on a per mailbox, per month charge that varies depending on functionality and volume. Web portal market pricing is based on a minimal per mailbox, per month charge plus a share of revenue generated by advertising on the web-based email interface. Critical Path's standard service offering includes its basic services as part of the monthly mailbox fee. Its add-ons are included in the basic mailbox offering or offered as an optional premium service. Its premium services are optional add-ons to the basic mailbox charge and are offered for an additional charge. Critical Path also derives email hosting revenue by providing users of LAN email systems a universal bridge to send messages outside their network. It charges message fees in addition to monthly service fees for this bridge.

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

     Critical Path's service offering includes web-based end-user support. Additional support through customer help desks is provided 24 hours a day, seven days a week by contractual agreement. Professional implementation and transitioning support for new customers is also included in the basic offering.

     Current services. Critical Path has introduced to market a variety of messaging services. Information concerning Critical Path's current services is summarized in the following table:

                                                                                        CLASS OF             TARGET
      SERVICE                 DESCRIPTION                     BENEFITS                  SERVICE             MARKETS
      -------                 -----------                     --------                  --------            -------
Web-Based Email      - Hosting service based on a   - Requires no software               Basic                All
                       web mail interface             downloads or configurations
                                                    - End-users simply point any
                                                      browser to
                                                      http://mail.userdomain.com,
                                                      enter account name and
                                                      password for full email
                                                      access

Double-Byte          - Web mail interface in        - Allows display of web-based     Basic Add-On            All
Localization and       double-byte Asian languages    email interface in
Traffic                                               double-byte languages and
                                                      transfer and storage of
                                                      messages containing
                                                      double-byte message data

POP3 Hosting         - Hosting service based on     - Allows users to connect to         Basic         ISPs, web hosting,
                       Post Office Protocol           a shared mail server and          (Premium           corporate
                                                      download email to their            add-on
                                                      desktop client (Microsoft       for portals)
                                                      Outlook, Eudora), which
                                                      stores the message on the
                                                      user's hard drive each time
                                                      the inbox is accessed

IMAP4 Hosting        - Hosting service that         - Email messages and files          Premium               All
                       bridges the gap between POP3   hosted on an IMAP server
                       functionality and web-based    can be manipulated from
                       email accessibility            multiple email environments
                                                      without the need to
                                                      transfer data
Web-Based            - Mail Administration Center   - Allows email administrators     Basic Add-On            All
Administration         (MAC) has Secure Socket        to add, delete and modify
                       Layer-based brandable web      accounts online
                       interface

Spam Blocking/UBE    - Utilizes comprehensive       - Protects users from             Basic Add-On            All
Filtering              filtering system               unsolicited bulk email,
                                                      commonly referred to as
                                                      "spam" or "junk mail"

Directory Services   - Common directory layer to    - Search capabilities               Premium               All
(LDAP)                 share information between                                         Add-On
                       various independent
                       software applications

                     - LDAP services allow          - End-users can update their
                       publishing of directory        own directory entries, and
                       information for user           domain administrators to
                       communities                    update, add and delete
                                                      entries

                                                    - Key component of many
                                                      collaborative applications
                                                      such as certified delivery
                                                      and calendaring

Additional Data      - Additional storage in        - Provides expandability of         Premium               All
Storage                increments of 5 megabytes      storage space                      Add-On

                                                                                        CLASS OF             TARGET
      SERVICE                 DESCRIPTION                     BENEFITS                  SERVICE             MARKETS
      -------                 -----------                     --------                  --------            -------
Calendar and         - On-line personal and group   - Integrates scheduling             Premium               All
Schedule               calendars                      function with the ability to       Add-On
Functionality                                         access the user's schedule
                                                      and the organization's
                                                      events

Unified Messaging    - Private-label unified        - Allows users to retrieve          Premium              Portal
                       messaging service through      faxes and voice messages by        Add-On
                       JFAX, a company that           logging into their email
                       provides a unified           - Allows users to retrieve
                       messaging solution             faxes and emails via
                                                      voicemail and universal
                                                      telephone number

Managed Exchange     - The service of managing      - Provides users the benefits        Basic             Enterprise
                       this organizational messaging  of Microsoft Exchange without
                       and collaboration platform     the overhead of an internal
                                                      IT department
                                                    - Rapid time to deployment
                                                    - No investment required

Dot Synch            - An automatic directory       - Automatically keeps address       Premium            Enterprise
                       synchronization service        books of different email           Add-on
                                                      systems current with each
                                                      other

Dot Fax              - Provides faxing              - Provides simplicity,              Premium            Enterprise
                       capabilities                   security and speed                 Add-on
                       to every user within a LAN-
                       based email system

Dot Telex            - Enables customers to send    - Provides simplicity,              Premium            Enterprise
                       and receive Telex messages     security and speed                 Add-on
                       from their current
                       LAN-based email system

Dot Scan             - Provides Virus Scanning      - Detects and cleans messages       Premium            Enterprise
                                                      before they are transmitted        Add-on
                                                      or received

Dot Net              - Messaging service that       Provides:                           Premium            Enterprise
                       provides system              - Access Control                     Add-on
                       administrators tools to      - Spam Control
                       manage a messaging system    - Mail Aliasing
                                                    - Detailed Reporting
                                                    - Web-based admin
                                                    - Virus Scanning

Dot X.400            - Enables every user to send   - Savings, simplicity,              Premium            Enterprise
                       and receive X.400 messages     security and speed                 Add-on
                       and attachments

SMTP Gateway         - Gateway to Internet from     - Provides Internet access to       Premium            Corporate
Services               LAN-based mail systems         users of proprietary
                                                      systems who would otherwise
                                                      not be able to mail to
                                                      others outside their Local
                                                      Area Network

Directory            - Synchronizes multiple        - Keeps multiple messaging          Premium            Corporate
Synchronization        messaging directories          systems up-to-date with new
                                                      or deleted users

                                                                                        CLASS OF             TARGET
      SERVICE                 DESCRIPTION                     BENEFITS                  SERVICE             MARKETS
      -------                 -----------                     --------                  --------            -------
Groupware Hosting    - Off-premises hosting of      - Delivers full groupware           Premium            Corporate
                       Microsoft Exchange             capabilities for a
                                                      predictable monthly fee
                                                      without administrative
                                                      headaches

X.400                - Messaging network services   - Provides robust message           Premium            Corporate
                                                      tracking capabilities

Resource Management  - Schedule shared resources    - Increase productivity and         Premium            Corporate
                     and manage utilization           return on assets through
                                                      higher utilization

Digital              - Support of SMIME encryption  - Provides a greater degree         Premium               All
  Certificates         of messages and facilitate   of security for messages. CP         Add-On
                       the ordering of digital        facilitates the ordering of
                       certificates to enable the     the digital certificates
                       SMIME encryption.              for customers

     Critical Path intends to develop several new Internet messaging services to complement its existing services.

                                                                                        CLASS OF             TARGET
      SERVICE                 DESCRIPTION                     BENEFITS                  SERVICE             MARKETS
      -------                 -----------                     --------                  --------            -------
Permanent Archiving  - Archives up to five          - Stores and backs up daily          Basic                All
                     megabytes of data per mailbox    archived documents on its          Add-On
                       included in basic service      servers
Mailing List         - Supports custom-generated    - Allows for user specified         Premium               All
Management             lists, digest formats, list  list management                      Add-on
                       filters, auto-subscribe and
                       unsubscribe, and
                       confirmation of
                       subscriptions

SSL-Based Email      - SSL-based encryption of      - Provides enhanced security        Premium               All
                       POP3, IMAP4 and web-based    of email messages                    Add-On
                       email messages

USENET/ Newsgroup    - Public and private           - Facilitates participating         Premium               All
                     newsgroups which give the      in newsgroup in a                    Add-On
                       enterprise a platform for      web-friendly manner
                       discussion outside the
                       mailing list functionality
                                                    - Allows access to messages
                                                      stored on a news server

Certified Delivery   - More sophisticated receipt   - In addition to verifying          Premium            Corporate
                       verification service         that the message was                 Add-On
                                                      delivered, users return
                                                      encrypted digital
                                                      certificates that identify
                                                      them as the recipient

     The statements in this proxy statement/prospectus regarding planned service offerings and anticipated features of such planned service offerings are forward-looking statements. Actual service offerings and benefits could differ materially from those projected as a result of a variety of factors, some or all of which may be out of Critical Path's control. For a discussion of some of these factors, see "Risk Factors."

CUSTOMERS

     Critical Path currently has the opportunity to offer email services to millions of mailboxes across its four target markets. The following is a list of various representative companies with whom Critical Path has messaging services agreements within their respective categories:

INTERNET SERVICE PROVIDERS
AGIS
America Online
Avantel
British Telecom
Cable & Wireless
DSL Networks
Isp.net
Las Vegas Digital Internet
MCI
NetConX
Satyam Infoway, Ltd.
Sprint
StarNet, Inc.
Surfree.com
US Online Network
WNC Net

WEB PORTALS
Alta Vista
Ancestry.com
AsiaMail
Canada.com
E*TRADE
Gayweb
ifan
LookSmart
Network Solutions
Raging Bull
SINA
Starmedia
The Password
  (a division of Password Internet Publishing)
The Zone Network
Third Age Media
US WEST

WEB HOSTING COMPANIES
123 India
CardSecure
Data 2 Info
Navisite
Network Solutions
TABNet
Tonic Domains Corporation
True Media Solutions
Ultima Networks

CORPORATIONS
Bank Law Services
Birkenstock
California Family Health Council
Chateau Communities
Chateau Properties
ChipShot Golf
CompareNet
Continental Airlines
CNA
ICT Financial
Kansas Farm Bureau
Kraft Foods
Partech International Ventures
Photonetics
Promus Hotels

TARGET MARKETS

     Critical Path intends to expand its marketing and distribution channels through strategic relationships to rapidly increase the number of electronic mailboxes hosted. Critical Path has developed strategic relationships within four target markets: ISPs, web hosting companies, web portals and corporations.

     Internet Service Providers. ISPs are companies that provide access to the Internet. Email has become an integral part of ISP service offerings. ISPs provide service via dial-up and ISDN as well as dedicated private-line hookups. For a monthly fee, customers receive a software package, username, password and access phone number. Many ISPs offer free home-page hosting to members at the ISP's domain name, for example, www.ispname.com/-username. Some ISPs are also providing commercial web hosting, hosting sites at a domain name registered by the user. ISPs serve large companies by providing a direct connection from the companies' networks to the Internet.

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

     Web Hosting Companies. Web hosting companies offer corporate customers and individual consumers hosting of their website on a commercial web server, at a unique domain registered to the customer. In addition, web hosting companies are increasingly offering web design, domain name registration service and email services to their customers. Critical Path believes that most business customers are looking for a full-service web hosting company that can provide domain name registration, basic website services and enhanced website services including e-commerce and messaging.

     Web Portals. Web portals include online communities and search engines which offer a one-stop source of information to a broad range of users and vertical portals, such as E*TRADE, which cater to the needs of a specific audience. The goal of portal sites is to develop a sense of community in order to draw large online audiences, encourage repeat visits, and keep users engaged. Portals are accomplishing this goal by providing users with value-rich content and services such as search engines, free individual homepages and free email. The majority of a portal's revenue comes from advertising targeting its large, demographic-specific audience and repeat website visits.

     Corporations. Email has become a mission-critical application for businesses. Many U.S.-based corporations of varying sizes use email as a primary form of communication. In addition, the ability to access Internet-based email from outside the office has added to email's appeal and utility for corporations. A large percentage of the corporate market's email is supplied internally by LAN mail systems. Companies are struggling with aging LAN-based systems designed in the late 1980s and early 1990s when email was used on a much more casual basis and by a smaller user population. Until recently, Internet standards-based email has accounted for only a small portion of corporate messaging systems, but according to Internet Week, that portion will increase to one-third of the corporate market by the end of the decade.

STRATEGIC RELATIONSHIPS

     A key element of Critical Path's strategy is to expand its marketing and distribution channels through strategic relationships with entities that are both commercial partners and/or equity investors or entities with which it has contractual reseller relationships. Critical Path believes that these strategic relationships will enable it to expand its distribution channels and to undertake joint product development and marketing efforts. The following are examples of Critical Path's existing strategic relationships that it believes will position it to increase quickly the number of electronic mailboxes it hosts.

     America Online/ICQ. In January 1999, Critical Path entered into an agreement with ICQ, a subsidiary of America Online, pursuant to which Critical Path will provide email hosting services that will be integrated with ICQ's instant messaging service provided to ICQ's customers. The ICQ instant messaging service allows users to communicate in real time over the Internet. Critical Path's agreement with ICQ also provides for Critical Path's integration of features of the ICQ instant messaging service with Critical Path's standard email services and Critical Path's offering of these integrated services to its other customers. In April 1999, Critical Path expanded its relationship with America Online to include AOL Latin America and AOL Enterprise.

     E*TRADE Group. In September 1998, Critical Path entered into an agreement with E*TRADE, an on-line brokerage services company, pursuant to which each party will include the other in certain advertising campaigns, including E*TRADE's international and strategic partner relationships. Critical Path will also provide email services to users of E*TRADE's Internet access services. E*TRADE uses Critical Path's email services to extend its brand and value-added services to its fast-growing customer base. As online trading grows, the need for secure transmissions of trade confirmations grows. In addition, Critical Path is in the process of developing an electronic order confirmation system designed to be SEC compliant, which could allow online brokerages to conduct most of their customer communications electronically.

     Network Solutions. In May 1998, Critical Path entered into an agreement with Network Solutions, currently the exclusive registrar of Internet domain names, pursuant to which Critical Path provides email outsourcing services to users of Network Solutions' website. In exchange for Critical Path's services,

Network Solutions will provide domain name registration services for Critical Path's customers. Through this agreement, a Network Solutions customer is able to extend its brand using its unique domain name for its email address instead of the domain name of its Internet access provider.

     Sprint. In September 1998, Critical Path entered into an agreement with Sprint's IP Business Services unit pursuant to which Critical Path provides email services to Sprint's corporate IP customers. Sprint has over 7,000 sales representatives who can now offer hosted email services to their business customers at their own domain name. Critical Path provides a dedicated customer support number and a sales support center to support Sprint's sales representatives. It is expected that Sprint will integrate Critical Path's brand and bill email services under the Sprint name.

     US West. In December 1998, Critical Path entered into an agreement with US WEST pursuant to which Critical Path provides email services to US WEST's telephone customers. Critical Path believes that US WEST views web mail as part of its strategy to offer its telephone customers value-added Internet services. Web mail is a user-friendly, simple vehicle to transition telephone customers from dial-tone to web-tone. The agreement also provides for the enhanced email functionality of US WEST's enterprise Internet customers through an email viewer.

     Critical Path's agreements with its strategic partners typically are for terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intention to terminate the agreement. In addition, these agreements are terminable by Critical Path's partners without cause, and some of the agreements are terminable by Critical Path without cause upon 30 - 120 days' notice. Most of the agreements also provide for the partial refund of fees paid or other monetary penalties in the event that Critical Path's services fail to meet defined minimum performance standards. These strategic agreements may be terminated upon short notice.

SALES AND MARKETING

     Sales Strategy. Critical Path's sales efforts target all market segment audiences through direct and indirect channels. Critical Path maintains its own direct sales force to introduce and educate prospective customers and partners about its service. The direct sales group targets larger ISPs, telecommunications companies, medium to large corporate customers, large web hosting companies and high-traffic web portals. As of September 30, 1999, Critical Path had 42 account executives in the direct sales group, and Critical Path plans to significantly expand this group in the next 12 months. Critical Path currently has domestic offices in the San Francisco, Irvine, San Jose, Seattle, New York, Phoenix, Denver, Chicago, Boston, Atlanta, Houston, San Diego, Salt Lake City, and Washington D.C. metropolitan areas. Critical Path currently has international offices in Munich, Germany, London, England and Paris, France. Within Critical Path's direct sales group, a subgroup is responsible for retaining and increasing use by existing customers. This group is critical to ensuring customer satisfaction and selling existing customers new add-on services as they become available in Critical Path's service offering.

     A telesales group is located in Phoenix, Arizona and generates and qualifies leads for referral to the direct sales group. The target markets of the telesales group are smaller ISPs, web hosting companies and corporations. The vast majority of the activity generated through this channel results from phone calls that Critical Path initiates to prospective customers. The telesales group also handles outbound calls to a specific list of contacts provided by Critical Path's marketing organization. In addition, the telesales group follows up on leads resulting from web and telephone communication initiated by prospective customers and qualifies those leads by placing additional calls or referring them to the direct sales group.

     The indirect sales channel will use the sales forces of its partners to offer Critical Path's services to their end-users. Critical Path shares revenue with its partners to achieve this purpose. To gain market presence and market share overseas, Critical Path plans to team with leading distributors, resellers and system integrators that have strong industry backgrounds and market presence in their respective markets and geographic regions.

     Marketing Strategy. Critical Path's marketing strategy includes a media relations and public speaking focus to develop a reputation as an industry leader for email services and messaging. Direct marketing will be used to target specific corporate, ISP and web hosting firms. Co-branded and cooperative direct mail will be the cornerstone of the direct marketing efforts. Event, forum and trade show participation will also be used to promote Critical Path's business-to-business brand presence.

     Enhanced Services Development. Critical Path's marketing organizations focus on marketing and service development. Its application management team monitors new email and messaging service introductions by Critical Path's competitors. This in turn assists its marketing group in determining Critical Path's application pipeline and feature development schedules and provides direction for its engineering, operations, sales and support teams. Critical Path's marketing teams are also responsible for driving the requirements and strategies for each of its four target markets.

     Critical Path's service management team focuses on provisioning and billing, mail and directory services and mail center technology. In addition, the services management team manages a cross-departmental service development effort. The development process also includes quality-control steps such as reviews, walk-throughs and post-implementation audits. The services development process incorporates input from a variety of sources, including Critical Path's current and potential customers, and refines this information through a business prioritization process. The service management team prepares a marketing requirements document, which is reviewed by Critical Path's change control board. The change control board, which is comprised of a cross-department management team, prioritizes and schedules Critical Path's development efforts and assigns resources to the development project team.

     Critical Path's services development process involves coordination among its application management, marketing and service management teams. To support its service development and marketing functions, Critical Path conducts an ongoing analysis of competitive intelligence, product forecasting, financial analysis and pricing strategies.

TECHNOLOGY

     In offering email services, Critical Path employs advanced software and hardware, combining internal expertise with industry standard technology to create a proprietary infrastructure.

     Mail Center Technology. Critical Path has created a proprietary email system, Mail Center Technology, or MCT, designed to ensure access to hundreds of millions of mailboxes across millions of domains. MCT is able to handle high-volume loads for complex and diverse mail environments such as those required by ISPs, web hosting companies, web portals and corporations providing email accounts to their end-users for activities such as trading securities, shopping or participating in online communities. Critical Path has written proprietary load-balancing and email software, and Oracle Corporation databases are used in account provisioning and management.

     MCT is made up of multiple groups of servers and routers acting as a single, virtual point of contact to customers for email services. Critical Path's MCT hardware and software consists of Sun Microsystems, Inc. Ultra Enterprise servers, Cisco Systems, Inc. routers, EMC redundant storage arrays, Veritas software and rackmounted Intel processor-based servers running Solaris and FreeBSD, a free operating language.

     All aspects of MCT are deployed in a redundant configuration with the goal of ensuring that if any process or system goes down, another will be available to handle customer traffic seamlessly. This behavior is called "transparent failover" and is designed to increase the availability of email services to the customer. MCT also includes a dynamic load-balancing system that acts as proxy servers for firewall safety. The load balancers are configured in parallel to ensure that if one goes down, the load is transferred to the remaining systems.

     MCT currently hosts SMTP, POP3, IMAP4 and web-based email services and will also host other services as they are released. Both the hardware capacity and the services hosted by the mail center can be expanded based on customer demand.

     Simple Mail Transfer Protocol (SMTP). SMTP is currently the standard mail protocol for the Internet. It allows hosts on the Internet to route mail from the sender to the destination. All Internet messages must be sent using SMTP; older proprietary mail systems must convert their internal mail formats to SMTP in order to communicate effectively over the Internet.

     Post Office Protocol (POP). With POP, mail is delivered to a shared mail server; users periodically connect to the server and download all pending mail to their machines. Thereafter, all mail processing is local to the client machine. POP provides only the store-and-forward service, moving mail on demand from a mail server to a single destination machine, usually a PC, Macintosh or UNIX workstation, and then typically deleting the messages from the POP server.

     Web-based Email. Web-based email, also known as Hyper Text Markup Language or HTML, email, allows users to access their email from any computer with Web browser and Internet access. This eliminates the need to maintain a separate program for accessing email.

     Internet Message Access Protocol (IMAP). IMAP is more sophisticated than the POP3 protocol and provides greater flexibility at the server level. This enhanced service allows users to sort mail by sender and subject, search for specific text, and manipulate folders and mailboxes while the files remain on the server, rather than downloading them to their local desktop. This flexibility is particularly valuable for users who travel frequently and access their mail from a variety of different computers and email clients.

     Account Provisioning. Critical Path has created a proprietary Account Provisioning Protocol or APP for account creation and maintenance. APP enables accounts transitioning from other services or legacy systems to be bulk-loaded, tested, replicated and deployed on Critical Path's service automatically. This addresses a critical time to market issue by enabling organizations to quickly transition to the new standards-based email service with minimal down-time and degradation to their existing internal systems. In addition, APP can be used by customers and partners to facilitate automatic account sign-ups from websites, typically in less than three minutes.

     Data Centers and Network Access. Critical Path maintains data centers in San Francisco and Palo Alto, California, Sterling, Virginia, London, England and Munich, Germany. Critical Path also plans to maintain data centers in Asia. The data centers have private peering with all major backbones to allow high-bandwidth access to the Internet. With multiple high-speed connections to different backbone providers, Critical Path has reduced the likelihood that its customers will suffer downtime as a result of network outages. Critical Path's backbone architecture and interconnection strategy consists of clear channel DS-3 connections and direct 100 MB/sec Ethernet connections. Critical Path has entered into an agreement with Qwest to transition some of its customers to Qwest's facility in Sunnyvale, California.

     Critical Path currently has bilateral peering arrangements in place with the following organizations: aussie.net, Excite@Home, AboveNet Communications, Compaq/Digital Equipment Corporation, Concentric Networks, Dacom, DataResearch Associates, DIGEX, Direct Network Access, Electric Lightwave, Exodus Communications, Frontier GlobalCenter, GTE Internetworking/Genuity, Globix, Hanaro Telecom, Hurricane Electric, Inet, MAXIM, Paradox Digital, Pilot Network Services, Route Server Next Generation, Singapore Telecom, Telestra Corporation, Tycho Internet, Verio, ViaNet Communications, Web Professionals, WebTV Networks, XMISSION, and Zocalo.

     In addition to its peering connections, Critical Path currently purchases additional Internet access from MCI WorldCom and Sprint, through their relationships with AboveNet Communications Inc.

     Critical Path's data centers feature redundant systems for power, fire protection, seismic reinforcement, and security surveillance 24 hours a day, seven days a week by both personnel and video monitors. Critical Path intends to open data centers in Asia. These data centers will create a local connectivity in those markets.

     Network Security. Critical Path has created a custom firewall solution to reduce the incidence of network security breaches, utilizing Cisco Systems, Inc. routers for firewall hardware. To enhance security for the network, Critical Path's staff members monitor the network and hardware 24 hours a day, seven days a week. Any suspicious activity is reported and investigated immediately.

     Critical Path's operations and engineering staffs include many active participants in open Internet security groups. Newsgroups and industry consortium postings are actively monitored for information regarding reported security flaws. Suspected flaws in software and hardware products that could compromise security are investigated thoroughly and fixes are implemented, often within a matter of hours.

     The goals of Critical Path's security efforts are to prevent intruders from gaining access to its customers' email messages, passwords or financial information, to protect its server software and design information from being accessed by intruders, and to prevent malicious individuals from causing service failure or slowdown. Critical Path accomplishes these goals by ensuring that its server clusters are entirely isolated from the Internet at large except for the specific services Critical Path provides, continuously monitoring the network to detect intrusion attempts, staying up to date on current security issues, and tracking abuse incidents, such as "spamming," blocking as necessary, and reporting incidents to the appropriate originating ISPs.

     Spam Blocking. Critical Path's basic email and web-based email services include comprehensive spam prevention at no additional charge. This spam prevention is currently being used to screen messages for all of its service partners and customers.

     Critical Path's engineers have written proprietary "learning" software that automatically screens incoming messages for telltale items in message headers and subject lines. Critical Path has also developed a comprehensive database of commonly forged addresses and frequently abused domain names. Most additions to the "black list" have been reported by Critical Path's end-users, who are encouraged to notify it of suspected abuse. The black list is actively reviewed to ensure that no legitimate domains or individual users are blocked from accessing the system or sending messages.

     In addition to filtering technology at the server level, Critical Path's personnel monitor incoming messages 24 hours a day, seven days a week. Critical Path is part of a group of key network operators and ISPs working to develop technologies and other measures aimed at protecting users from junk email. Critical Path has representatives serving on the Coalition Against Unsolicited Commercial Email, the leading national organization lobbying for anti-spam legislation. Critical Path's Acceptable Use Policy explicitly states that partners and customers may not use its service to send unsolicited bulk email.

     Customer Support. Critical Path provides customer support 24 hours a day, seven days a week by contractual agreement. Critical Path's customer support service consists of two tiers. Tier 1 includes technical support in response to end-user inquiries. Although its customers typically provide Tier 1 support directly to their end-users, they can outsource this function to it and Critical Path can provide Tier 1 support to their end-users via email or web-based support. Critical Path also provides support information on its website.

     Tier 2 support includes technical support, provided to Critical Path's ISP, web hosting, web portal and corporate customers, via toll-free access and email correspondence managed by Critical Path's team of trained technical support representatives. Critical Path's technical support representatives include pooled and dedicated representatives. Pooled representatives are trained to resolve the majority of inquiries and, where necessary, to escalate and manage inquiries through to resolution. Dedicated representatives must meet stringent technical criteria, are assigned to strategic accounts and assist in identifying and qualifying new features and functionality in addition to advanced problem solving.

     In an effort to further improve customer satisfaction, Critical Path has deployed customer relationship management tools designed to allow customers to track the status of their open tickets and access standard reported metrics through a secure web interface. These tools will also facilitate Critical Path's ability to track recurring customer issues that will identify opportunities for service improvements. Critical Path's staff of trained technical representatives, coupled with leading edge monitoring and tracking tools allows it to successfully serve the needs of its clients.

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

COMPETITION

     The market for Internet-based email services is characterized by companies that elect to develop and maintain in-house solutions and companies that seek outsourcing arrangements for their email services. For customers seeking outsourcing arrangements, Critical Path competes with email service providers, such as USA.NET and mail.com, as well as product-based companies, such as Software.com and Lotus Development Corporation. In addition, companies such as Software.com, Microsoft, Lotus and Sun Microsystems are currently offering email products directly to ISPs, web hosting companies, web portals and corporations. These companies could potentially leverage their existing capabilities and relationships to enter the email service industry by redesigning their system architecture, pricing and marketing strategies to sell through to the entire market. In the future, ISPs, web hosting companies and outsourced application companies may broaden their service offerings to include outsourced email solutions.

     The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as Critical Path expands its service offerings, Critical Path expects to encounter increased competition in the development and delivery of these services. Many of Critical Path's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Critical Path does and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain of Critical Path's competitors may be able to enter into such strategic or commercial relationships on more favorable terms. Further, certain of Critical Path's competitors may offer services at or below cost. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on it. Increased competition may result in reduced operating margins and loss of market share. Critical Path believes that its service solution competes favorably with that of other providers with respect to the following:

     - providing cost savings over in-house solutions by relieving customers of expenses associated with acquiring and maintaining hardware and software and the associated administrative burden;

     - providing greater functionality and access to leading technologies and protocols, which in turn enables customers to choose the protocol that best suits their end-users' needs;

     - enabling customers to maintain brand control, thereby enhancing their brand identity; and

     - facilitating scalability through an infrastructure designed to support hundreds of millions of mailboxes across millions of domains.

     However, despite Critical Path's competitive positioning, it may not be able to compete successfully against current and future competitors, and competitive pressures could have a material adverse effect on Critical Path's business, operating results and financial condition.

INTELLECTUAL PROPERTY

     Critical Path regards its copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to its success, and it relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect Critical Path's proprietary rights.

     It may be possible for unauthorized third parties to copy certain portions of Critical Path's products or reverse engineer or obtain and use information that Critical Path regards as proprietary. Certain end-user license provisions protecting against unauthorized use, copying transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries.

     Critical Path has two patents pending in the United States. It does not know whether these patents will be granted or, if granted, that the patents will not be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that its means of protecting Critical Path's proprietary rights in the

United States or abroad will be adequate or that competing companies will not independently develop similar technology.

     Other parties have asserted and may assert, from time to time, infringement claims against us. Critical Path may also be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by it and its licensees. For example, Critical Path recently received a letter alleging that its name infringed the trade name of another company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

     Critical Path also intends to continue to strategically license certain technology from third parties, including its web server and SSL encryption technology. In the future, if Critical Path adds certificate technology to its systems, it may license additional technology from third-party vendors. Critical Path cannot be certain that these third-party content licenses will be available to it on commercially reasonable terms or that it will be able to successfully integrate the technology into its products and services. These third-party in-licenses may expose it to increased risks, including risks associated with the assimilation of new technology, the diversion of resources from the development of Critical Path's own proprietary technology and its inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. The inability to obtain any of these licenses could result in delays in product and service development until equivalent technology can be identified, licensed and integrated. Any such delays in services could cause Critical Path's business, financial condition and operating results to suffer. See "Risk Factors -- The success of the combined company will depend significantly on the protection of its intellectual property."

EMPLOYEES

     As of September 30, 1999, Critical Path had 369 full-time employees. None of its employees is covered by collective bargaining agreements. Critical Path believes that its relations with its employees are good.

FACILITIES

     Critical Path's principal executive offices are located in San Francisco, California, in a 31,500 square foot facility under a lease expiring on June 30, 2002, with a five-year renewal option and a sublease expiring on March 31, 2002. Critical Path believes that its facilities will be adequate for the next 12 months. However, Critical Path may not be able to lease additional space on commercially reasonable terms or at all.

LEGAL PROCEEDINGS

     Critical Path is party to various legal proceedings in the ordinary course of business. Critical Path believes that the ultimate outcome of these matters will not have a material adverse impact on its financial position, results of operations or operating cash flows.

                           CRITICAL PATH'S MANAGEMENT

     The current executive officers, directors and key employees of Critical Path and their ages as of October 31, 1999 are as follows:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Douglas T. Hickey..........................  44    President, Chief Executive Officer and
                                                   Director
David C. Hayden............................  44    Chairman of the Board of Directors
David A. Thatcher..........................  44    Executive Vice President and Chief
                                                   Financial Officer
Joseph Duncan..............................  51    Vice President and Chief Information
                                                   Officer
Judie A. Hayes.............................  52    Vice President of Corporate Communications
William H. Rinehart........................  35    Vice President of Worldwide Internet Sales
Marcy Swenson..............................  35    Vice President of Architecture
Mari E. Tangredi...........................  35    Vice President of Business Development
Cynthia D. Whitehead.......................  52    Vice President of Operations and Customer
                                                   Service
Brett M. Robertson.........................  39    Vice President of Strategic Development and
                                                   General Counsel
Sharon Wienbar.............................  37    Vice President Marketing
R. Scott Newth.............................  35    President, Enterprise Messaging
Christos M. Cotsakos.......................  50    Director
Lisa Gansky(1).............................  40    Director
Kevin R. Harvey(1).........................  34    Director
James A. Smith(2)..........................  46    Director
George Zachary(2)..........................  33    Director

-------------------------
(1) Member of Compensation Committee of the Board of Directors.

(2) Member of Audit Committee of the Board of Directors.

     Douglas T. Hickey has served as the President and Chief Executive Officer and a director of Critical Path since October 1998. From February 1998 to October 1998, Mr. Hickey served as Executive Vice President of Frontier Communications Corporation, a telecommunications company, and as President of Frontier GlobalCenter. From July 1996 to February 1998, Mr. Hickey served as President and CEO of GlobalCenter, Inc., a web hosting company. In February 1998, GlobalCenter was acquired by Frontier. From December 1994 to July 1996, Mr. Hickey was President of Internet services at MFS Communications, a provider of high-speed fiber-optic services. From September 1990 to November 1994, Mr. Hickey was general manager of North American sales and field operations at Ardis, a Motorola company. Mr. Hickey received a B.S. in economics from Siena College.

     David C. Hayden founded Critical Path and served as the Chairman, President and Chief Executive Officer and Secretary from its inception in February 1997 to October 1998. Mr. Hayden has served as Chairman of the Board of Directors of Critical Path since October 1998. From February 1993 to August 1996, Mr. Hayden served as Chairman, Chief Executive Officer, and co-founder of The McKinley Group, Inc., creators of Magellan, an Internet search engine. Mr. Hayden received a B.A. in political science from Stanford University.

     David A. Thatcher has served as Executive Vice President, Chief Financial Officer and Secretary of Critical Path since December 1998, and served as a director of Critical Path from May 1997 to March 1998 and from May 1998 to November 1998. From June 1998 to December 1998, Mr. Thatcher served as President and Chief Executive Officer of Geoworks Corporation, a provider of software solutions for the wireless market. Mr. Thatcher joined Geoworks Corporation in March 1997 as Vice President of Finance and Administration and Chief Financial Officer and was appointed President and Director in January 1998. From May 1996 to January 1997, Mr. Thatcher served as Vice President and Chief Financial Officer of Diba, Inc., an Internet software company, which was later acquired by Sun Microsystems, Inc. From

January 1996 to May 1996, Mr. Thatcher served as Vice President and Chief Financial Officer of The McKinley Group. From March 1993 to November 1995, Mr. Thatcher served as Vice President and Chief Financial Officer of Peregrine Systems, Inc., a provider of customer support software. Mr. Thatcher received a B.S. in accounting from San Diego State University and is a CPA in California.

     Joseph Duncan has served as Vice President and Chief Information Officer of Critical Path since December 1998. From December 1997 to December 1998, Mr. Duncan was founder and Chief Executive Officer of Charybdis Software, a software company. From June 1993 to November 1997, Mr. Duncan held various positions at Oracle Corporation, most recently as Senior Vice President for Groupware Systems and Object-Oriented Tools. Mr. Duncan received a B.A. in philosophy from the University of Minnesota.

     Judie A. Hayes joined Critical Path as Vice President of Corporate Communications in December 1998. From January 1997 to December 1998, Ms. Hayes served as Vice President Corporate Marketing and Communications for Frontier GlobalCenter. From March 1995 to January 1997, Ms. Hayes served as Senior Director of Corporate Communications for NETCOM On-Line Communication Services, Inc., an Internet service provider. Ms. Hayes has served as Director of Marketing Communications for MCI Data Services Division, a telecommunications company, and Director of Corporate Communications for British Telecom North America, a telecommunications company. Ms. Hayes received her bachelor's degree from University of Wisconsin-Whitewater.

     William H. Rinehart joined Critical Path as Vice President, Sales in November 1998. From May 1997 to November 1998, Mr. Rinehart served as Senior Vice President, General Manager at Frontier GlobalCenter. From July 1996 to June 1997, Mr. Rinehart held a range of positions including Vice President, Product Development and Vice President, Sales for Genuity, a Bechtel company. He has also served as Vice President, General Manager at MFS Communications, Internet Division, from January 1995 to July 1996. From April 1993 to January 1995, Mr. Rinehart was a Senior Account Executive at Ardis, a wireless data communications company. Mr. Rinehart received a B.S. in business administration from Ball State University.

     Marcy Swenson has served as the Vice President of Architecture of Critical Path since October 1999. From June 1997 to October 1999, Ms. Swenson served as the Vice President of Software Engineering for Critical Path. From May 1995 to June 1997, Ms. Swenson served as Vice President of Software Development at Providence Systems. In June 1987, Ms. Swenson co-founded After Hours Software, Inc., which provides custom software solutions to Fortune 500 customers, and served as Vice President of Software and Consulting Services until May 1994. Ms. Swenson has completed advanced studies in Artificial Intelligence at Stanford University, and received a B.S. in math/computer science from UCLA.

     Mari E. Tangredi has served as Vice President, Marketing and Strategic Planning for Critical Path since February 1998. From June 1995 to November 1997, Ms. Tangredi served as the General Manager/ Vice President of Electronic Commerce of Pacific Bell. From July 1986 to May 1995, Ms. Tangredi worked at AT&T Corp. as a programmer and later in various positions in sales, emerging product development and customer care, providing network products and services to Fortune 500 customers. Ms. Tangredi received a B.S. in M.I.S. from Clarkson University and an M.B.A in high technology from Northeastern University.

     Cynthia D. Whitehead has served as Vice President of Customer Service since March 1999. From May 1998 to March 1999, Ms. Whitehead was an independent information technology consultant. From 1997 to May 1998, Ms. Whitehead was Vice President of Information Technology and Chief Information Officer of SBC Communications, parent of Pacific Bell and Southwestern Bell. From 1970 to 1997, Ms. Whitehead was employed in various capacities with Pacific Telesis, most recently as Chief Information Officer and as Vice President -- Technology Services Group of its Pacific Bell operating subsidiary. Ms. Whitehead received a B.A. in Psychology from Stanford University.

     Brett M. Robertson has served as Vice President of Strategic Development and General Counsel since June 1999. From July 1998 to December 1998, Ms. Robertson served as General Counsel of Broderbund Software. From August 1994 to July 1998 Ms. Robertson served as Associate General Counsel of

Broderbund Software. From 1986 to August 1994, Ms. Robertson practiced corporate law at various law firms including Wilson Sonsini Goodrich and Rosati, O'Melveny and Myers, and Cooley Godward LLP. Ms. Robertson received her B.A. from the University of California at Berkeley and her J.D. from the University of Virginia.

     Sharon Wienbar has served as Vice President Marketing of Critical Path since August 1999. From March 1999 to August 1999, Ms. Wienbar served as Vice President Marketing at Amplitude Software. From 1991 to 1998, Ms. Wienbar was most recently Vice President at Adobe Systems. Ms. Wienbar received her M.S. and B.A. from Harvard University and her M.B.A. from Stanford.

     R. Scott Newth has served as President, Enterprise Messaging since July 1999. From February 1998 to July 1999, Mr. Newth was President and Chief Executive Officer of DotOne Corporation. From March 1997 to February 1998, Mr. Newth served as Chief Financial Officer of DotOne. Prior to joining DotOne, Mr. Newth spent eleven years in investment and merchant banking in large international companies. Mr. Newth received his B.S. in Finance and M.B.A. from Florida State University.

     Christos M. Cotsakos has served as a director of Critical Path since May 1998. Mr. Cotsakos has served as President, Chief Executive Officer and a director of E*TRADE Group, an on-line brokerage services company, since March 1996. From March 1995 to January 1996, Mr. Cotsakos served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. From September 1993 to March 1995, he served as President and Chief Executive Officer of Nielsen International. From March 1992 to September 1993, he served as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa. Mr. Cotsakos serves as a director of National Processing Company, Forte Software, Inc. and The Fourth Network Communications Network, Inc. Mr. Cotsakos received a B.A. from William Patterson College and an M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London.

     Lisa Gansky has served as a director of Critical Path since May 1998. Ms. Gansky has been a Principal at Trading Fours, a venture development company, since January 1997. From June 1995 to January 1997, Ms. Gansky served as Vice President of AOL, Inc., an online and Internet services company. From June 1994 to January 1995, Ms. Gansky founded and served as Chief Executive Officer of Global Network Navigator, Inc., an Internet solutions company.

     Kevin R. Harvey has served as a director of Critical Path since April 1998. Mr. Harvey has been a General Partner of Benchmark Capital, a venture capital firm, since January 1995. From July 1993 to January 1995, he served as General Manager for Lotus Development Corporation. In August 1990, Mr. Harvey founded Approach Software Corporation, a software company, where he served as the President and Chief Executive Officer until July 1993 when Approach was sold to Lotus Development Corporation. Prior to founding Approach, Mr. Harvey founded Styleware, a software company, which was subsequently sold to Claris Corporation. Mr. Harvey is also a director of Ashford.com, Broadbase Software and Red Hot Software, as well as several privately held companies. Mr. Harvey received a B.S.E.E. degree from Rice University.

     James A. Smith has served as a director of Critical Path since January 1999. Mr. Smith has served as the President and Chief Executive Officer of US West Dex, a provider of Internet directory and database marketing services, since October 1997. From March 1996 to October 1997, Mr. Smith served as Vice President of Local Markets for US West. From July 1992 to March 1996, Mr. Smith served as Vice President and General Manager of Mass Markets for US West. Mr. Smith received a B.A. from Willamette University and a J.D. from the University of Washington.

     George Zachary has served as a director of Critical Path since April 1998. Mr. Zachary has been a partner at Mohr, Davidow Ventures II, a venture capital firm, since January 1996. From March 1993 to December 1997, Mr. Zachary ran the consumer products business at Silicon Graphics, Inc., a computer workstation company. Since September 1986 until March 1993, Mr. Zachary has held various engineering and marketing management positions at Silicon Graphics, Inc., VPL Research, Inc., Apple Computer, Inc., Texas Instruments Incorporated and C-ATS Software Inc. Mr. Zachary received a B.S. degree from

Massachusetts Institute of Technology and Massachusetts Institute of Technology Sloan School of Management.

     Critical Path has authorized seven directors. All directors are elected to hold office until Critical Path's next annual meeting of shareholders and until their successors have been elected. Officers are elected at the first board of directors meeting following the shareholders' meeting at which the directors are elected and serve at the discretion of the board of directors. There are no family relationships among any of Critical Path's directors or executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for Critical Path's directors, officers and other employees and administering various incentive compensation and benefit plans. The Compensation Committee consists of two outside directors. Lisa Gansky and Kevin Harvey are currently the two outside directors on Critical Path's Compensation Committee.

DIRECTOR COMPENSATION

     Critical Path reimburses each member of its board of directors for out-of-pocket expenses incurred in connection with attending board meetings. No member of Critical Path's board of directors currently receives any additional cash compensation. In connection with their joining the board of directors in May 1998, directors Christos Cotsakos and Lisa Gansky each received an option to purchase 136,363 shares of common stock vesting monthly over two years at an exercise price of $0.22 per share.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by or paid to Critical Path's Chief Executive Officer and to each of its four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to Critical Path during the fiscal year ended December 31, 1998.

                SUMMARY COMPENSATION TABLE FOR LAST FISCAL YEAR

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                           ANNUAL COMPENSATION(1)      SECURITY
                                                           ----------------------     UNDERLYING
               NAME AND PRINCIPAL POSITION                  SALARY        BONUS       OPTIONS(#)
               ---------------------------                 ---------    ---------    ------------
Douglas Hickey(2)
President and Chief Executive Officer....................  $ 51,136     $     --      2,549,374(5)
David Hayden(3)
  Chairman of the Board of Directors.....................   170,833      135,000      1,363,636(6)
Wayne Correia(4)
  Chief Technology Officer...............................   140,417       25,000             --
Marcy Swenson
  Vice President of Software Engineering.................   127,500       40,000             --
Mari E. Tangredi
  Vice President of Marketing and Strategic Planning.....   108,056       65,000        431,816(7)

-------------------------
(1) Other than the salary and bonus described herein, Critical Path did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal year 1998.

(2) Mr. Hickey became President and Chief Executive Officer in October 1998.

(3) Prior to October 1998, Mr. Hayden served as Critical Path's Chief Executive Officer and President as well as its Chairman.

(4) Mr. Correia ceased to be employed by Critical Path on September 30, 1999.

(5) In October 1998, Mr. Hickey received two options to purchase shares of common stock (an option to purchase 478,468 and 2,070,906 shares at an exercise price of $0.84, each of which vest in equal installments over 48 months).

(6) Option to purchase 1,363,636 shares of common stock at an exercise price of $.02 per share vests as to 25% of the shares on the first anniversary of Mr. Hayden's employment with Critical Path and 1/48th each full month thereafter.

(7) Includes options to purchase 68,181, 45,454, 227,272 and 90,909 shares at exercise prices of $0.02, $0.22, $0.84 and $2.20 per share, respectively. All options vest as to 25% of the shares on the first anniversary of Ms. Tangredi's employment with Critical Path and 1/48th each full month thereafter.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         PERCENTAGE OF                                   POTENTIAL REALIZABLE AT ASSUMED
                                         TOTAL OPTIONS                                     ANNUAL RATES OF STOCK PRICE
                                           GRANTED TO      EXERCISE OR                   APPRECIATION FOR OPTION TERM(3)
                             OPTIONS      EMPLOYEES IN      BASE PRICE     EXPIRATION    -------------------------------
                             GRANTED     FISCAL YEAR(1)    ($/SHARE)(2)       DATE            5%               10%
                            ---------    --------------    ------------    ----------    -------------    --------------
Douglas Hickey............    478,468(4)      4.50%           $0.84         10/18/08      18,303,062        29,382,633
                            2,070,906(5)     19.55             0.84         10/18/08      79,219,343       127,173,963
David Hayden..............  1,363,636(6)     12.87             0.02           3/2/03      53,281,992        84,858,822
Wayne Correia.............         --           --               --               --              --                --
Marcy Swenson.............         --           --               --               --              --                --
Mari Tangredi.............     68,181(7)      0.64             0.02           3/2/08       2,664,068         4,242,891
                               45,454(7)      0.43             0.22          6/15/08       1,766,955         2,819,503
                              227,272(7)      2.14             0.84          9/29/08       8,693,943        13,956,732
                               90,909(7)      0.86             2.20         12/29/08       3,353,949         5,459,069

-------------------------
(1) Based on options to purchase an aggregate of 10,595,453 shares of common stock granted during fiscal year 1998. Under the terms of Critical Path's 1998 Stock Plan, the committee designated by the board of directors to administer the 1998 Stock Plan retains the discretion, subject to certain limitations within the 1998 Stock Plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant as determined by the board of directors.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Critical Path's estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved. Assumes a per share fair market value equal to the initial public offering price of $24.00.

(4) This incentive stock option has a 10-year term, subject to earlier termination in certain events related to termination of employment, and vests as to 1/48th of the shares per month over a four-year period. This option provides for partial acceleration of vesting upon change of control of Critical Path and an early exercise provision.

(5) This non-statutory stock option has a 10-year term, subject to earlier termination in certain events related to termination of employment, and vests as to 1/48th of the shares per month over a four-year period. This option provides for partial acceleration of vesting upon change of control of Critical Path, and an early exercise provision. In November 1998 this option was exercised as to 1,274,687 shares.

(6) This incentive stock option has a five-year term, subject to earlier termination in certain events related to termination of employment, and vests as to 25% of the shares on the first anniversary of the vest start date, and vests ratably on a monthly basis thereafter, becoming fully vested on the fourth anniversary of the vest start date.

(7) These incentive stock options have a ten-year term, subject to earlier termination in certain events related to termination of employment, and vest as to 25% of the shares on the first anniversary of the vest start date, and vest ratably on a monthly basis thereafter, becoming fully vested on the fourth anniversary of the vest start date.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                   NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                        OPTIONS AT              IN-THE-MONEY OPTIONS
                                        SHARES                        FISCAL YEAR-END           AT FISCAL YEAR-END(3)
                                      ACQUIRED ON     VALUE      -------------------------    -------------------------
                NAME                   EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                ----                  -----------    --------    -------------------------    -------------------------
Douglas Hickey(1)...................   1,274,687(2)    $ --               1,274,687/--         $        29,521,750/--
David Hayden........................          --         --            653,409/710,227          15,668,747/17,031,243
Wayne Correia.......................          --         --                         --                             --
Marcy Swenson.......................          --         --                         --                             --
Mari Tangredi.......................          --         --                 --/431,816                   --/9,961,311

-------------------------
(1) Mr. Hickey's option agreements allow for early exercise subject to repurchase by Critical Path over the vesting period. A portion of the shares acquired by Mr. Hickey upon exercise of his option remain subject to vesting.

(2) Includes 9,090 shares which are held in trust for benefit of minor children.

(3) Assumes a per share fair market value equal to the initial public offering price of $24.00.


STOCK PLANS


     Critical Path's 1998 Stock Plan was adopted by the board of directors on January 21, 1998, amended on December 15, 1998 and was amended and restated effective upon completion of its initial public offering. Critical Path's 1998 Stock Plan provides for awards or sales of shares and options (including incentive stock options or ISOs, and nonstatutory stock options or NSOs). Employees, consultants and advisors of Critical Path are eligible for all awards except ISOs. Only employees are eligible for the grant of ISOs. A total of 12,288,741 shares of common stock have been reserved for issuance under Critical Path's 1998 Stock Plan and this amount is increased by 5% each January 1, commencing January 1, 2000.

     Critical Path's 1998 Stock Plan is administered by its compensation committee and its non-insider option committee. Critical Path's compensation committee consists of at least two directors who are "non-employee directors," as defined in Rule 16b-3. Its non-insider option committee consists of Critical Path's chief executive officer, and is authorized to grant options to persons who are not executive officers. The board of directors may amend Critical Path's 1998 Stock Plan as desired without further action by Critical Path's shareholders except as required by applicable law. Critical Path's 1998 Stock Plan will continue in effect until terminated by the board or for a term of 10 years from its original adoption date, whichever is earlier.

     The consideration for each award under Critical Path's 1998 Stock Plan is established by the compensation committee, but in no event will the option price for ISOs be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the compensation committee may determine. However, each ISO must expire within a period of not more than 10 years from the date of grant.

     Critical Path's 1998 Stock Plan provides that, in the event of a merger or reorganization of Critical Path, outstanding options and restricted shares shall be subject to the agreement of merger or reorganization.

     In August 1999, Critical Path adopted its 1999 Non-Statutory Stock Option Plan. Critical Path also assumed dotOne's 1998 Stock Option Plan upon Critical Path's acquisition of dotOne and Amplitude's 1996 Stock Plan upon Critical Path's acquisition of Amplitude.



     As of November 30, 1999, 17,892,432 awards had been granted under Critical Path's stock plans (excluding options assumed or granted in connection with Critical Path's assumption of Xeti, Inc.'s 1997 Stock Plan pursuant to Critical Path's acquisition of Xeti in November 1999). Such options have exercise prices ranging from $0.022 to $87.00 per share and a weighted average per share exercise price of $12.9055. Options to purchase 3,134,792 shares have been exercised, and 1,949,366 have been cancelled.


EMPLOYEE STOCK PURCHASE PLAN

     The board of directors adopted Critical Path's Employee Stock Purchase Plan effective upon completion of its initial public offering. A total of 600,000 shares of common stock have been reserved for issuance under Critical Path's Employee Stock Purchase Plan and this amount will be increased by 5% each January 1, commencing January 1, 2000, up to a maximum of 1,000,000 additional shares. Critical Path's Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, is administered by the board of directors or by a committee appointed by the board. Employees (including officers and employee directors of Critical Path but excluding 5% or greater shareholders) are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. Critical Path's Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation.

     Critical Path's Employee Stock Purchase Plan is implemented in a series of overlapping 24 month participation periods. The initial participation period commenced on the effectiveness of Critical Path's initial public offering and ends on April 30, 2001. Subsequent 24 month participation periods will commence on November 1, 1999 and each May 1 and November 1 thereafter. Purchases will occur on each April 30 and October 31 (the "purchase dates") during each participation period, excluding April 30, 1999. If on any purchase date during a participation period the fair market value of a share of common stock is less than the fair market value on the commencement of the participation period, the participation period shall be terminated immediately following such purchase date. The employees who had enrolled in the terminated participation period shall automatically be enrolled in the participation period commencing on the day after the purchase date.

     The purchase price of the common stock under Critical Path's Employee Stock Purchase Plan will be equal to 85% of the fair market value per share of common stock on either the start date of the participation period or on the purchase date, whichever is less. Employees may end their participation in a participation period at any time during that period, and participation ends automatically on termination of employment with Critical Path. In the event of a proposed dissolution or liquidation of Critical Path, the offering periods terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the board. If there is a proposed sale of all or substantially all of Critical Path's assets or the merger of Critical Path with or into another corporation, then the offering period in progress will be shortened and a new exercise date will be set that is before the sale or merger. The offering period in progress shall end on the new exercise date. Each participant shall be notified at least ten business days prior to the new exercise date, and unless such participant ends his or her participation, the option will be exercised automatically on the new exercise date.

401(k) PLAN

     Critical Path has established a tax-qualified employee savings and retirement plan (the "401(k) Plan") for which all of its employees are eligible except for employees subject to a collective bargaining agreement and nonresident aliens with no U.S. source income. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lower of 15% or the statutorily prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits additional discretionary matching contributions by Critical Path. To date, Critical Path has made
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

no such matching contributions. The 401(k) plan is intended to qualify under
Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by Critical Path to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Critical Path, if any, will be deductible by it when made.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Critical Path does not currently have any employment contracts in effect with any of the Named Executive Officers other than Douglas T. Hickey, its President, Chief Executive Officer and director.

     Critical Path and Mr. Hickey are parties to a letter agreement dated October 1, 1998 governing his employment with Critical Path. The agreement sets forth Mr. Hickey's compensation level and eligibility for salary increases, bonuses, benefits and option grants under the 1998 Stock Plan. The agreement provides for accelerated vesting of a portion of Mr. Hickey's options in the event of a change of control. Mr. Hickey also received a loan in the amount of $500,000, bearing interest at the applicable federal rate. The loan will be due on the earlier of five years or 30 days following termination of his employment and is non-recourse unless Mr. Hickey terminates his employment voluntarily. Mr. Hickey's employment under the letter agreement is at-will and may be terminated by Critical Path or Mr. Hickey at any time, with or without cause and with or without notice.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Critical Path's articles of incorporation limit the liability of directors to the maximum extent permitted by California law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Critical Path's articles of incorporation and bylaws provide that Critical Path may indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. Critical Path's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     Critical Path has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in Critical Path's bylaws. These agreements, among other things, provide for indemnification of Critical Path's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Critical Path, arising out of such person's services as a director or executive officer of Critical Path, any subsidiary of Critical Path or any other company or enterprise to which the person provides services at the request of Critical Path. Critical Path believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

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

             CRITICAL PATH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Critical Path was founded in February 1997 to deliver email hosting solutions to Internet service providers, web hosting companies, web portals and corporations. From its inception to October 1997, Critical Path's operating activities related primarily to the planning and development of its proprietary technological solution, recruitment of personnel, raising of capital and purchase of operating assets. Critical Path initiated its email hosting service in October 1997. It continued to make investments to improve the quality of its service. In December 1997, it enhanced its initial service offering, a hosting service based on Post Office Protocol 3, with the addition of a web mail interface. Post Office Protocol 3 is a standard protocol for receiving email commonly referred to as "POP3". In January 1999, Critical Path further enhanced its service with the addition of an offering based on the Lightweight Directory Access Protocol, or "LDAP," a directory software protocol.

     In May 1999, Critical Path acquired substantially all the operating assets of the Connect Service business of Fabrik Communications, Inc. Critical Path purchased the ongoing business operations as well as nearly 500 customer relationships of Fabrik. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets acquired on the basis of their respective fair values on the date of acquisition. The total purchase price of approximately $20.1 million consisted of $12.0 million cash, common stock valued at $8.0 million, and other acquisition costs of approximately $100,000. Of the total purchase price, approximately $500,000 was allocated to property and equipment, and the remainder was allocated to intangible assets, including customer list ($2.1 million), assembled workforce ($400,000), and goodwill ($17.1 million). The acquired intangible assets will be amortized over their estimated useful lives of two to three years. Goodwill will be amortized using the straight-line method over three years, resulting in a quarterly charge of $1.4 million during the amortization period. At September 30, 1999, cumulative amortization of intangibles totaled $2.2 million.

     In July 1999, Critical Path acquired all outstanding shares of dotOne Corporation, a leading provider of corporate email and messaging services. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible net liabilities and intangible net assets acquired on the basis of their respective fair values on the date of the acquisition. The total purchase price of $57.0 million consisted of $17.5 million cash, common stock valued at $35.0 million, assumed stock options with an estimated fair market value of $3.2 million, and other acquisition costs of approximately $1.3 million. Of the total purchase price, approximately $1.7 million was allocated to net tangible liabilities, and the remainder was allocated to intangible assets, including customer list ($4.6 million), assembled workforce ($1.5 million), existing technology ($600,000), and goodwill ($52.0 million). The acquired intangible assets will be amortized over their estimated useful lives of three to five years. Goodwill will be amortized using the straight-line method over three years, resulting in a quarterly charge of $4.3 million during the amortization period. At September 30, 1999, cumulative amortization of intangibles totaled $3.2 million.

     In August 1999, Critical Path acquired all outstanding shares of Amplitude Software Corporation, a leading provider of Internet calendaring and resource scheduling solutions. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the date of the acquisition. The total purchase price of $214.4 million consisted of $45.0 million cash, common stock valued at $141.3 million, assumed stock options with an estimated fair market value of $22.0 million, and other acquisition costs of approximately $6.1 million. Of the total purchase price, approximately $4.4 million was allocated to net tangible assets and the remainder was allocated to intangible assets, including customer list ($600,000), assembled workforce ($3.8 million), existing technology ($4.1 million), and goodwill ($201.5 million). The acquired intangible assets will be amortized over their estimated useful lives of three to five years. Goodwill will be amortized using the straight-line
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

method over four years, resulting in a quarterly charge of $12.6 million during the amortization period. At September 30, 1999, cumulative amortization of intangibles totaled $4.4 million.

     In December 1999, Critical Path acquired all outstanding shares of FaxNet Corporation, a provider of Internet fax and messaging solutions and a leading supplier of carrier-class enhanced fax and integrated messaging solutions. The estimated purchase price for FaxNet is approximately $199.3 million, comprised of approximately $20.0 million in cash, $154.8 million in stock and $24.5 million in assumed unvested options and assumed debt and expenses. Critical Path anticipates that it will amortize the intangibles acquired in this transaction over their useful lives.

     In early November 1999, entered into an agreement to acquire the docSpace Company, Inc., a provider of Web-based file management services. The estimated purchase price for docSpace is $274.0 million, comprised of approximately $30.0 million in cash, $234.0 million in stock and $10.0 million in expenses, and that transaction is expected to close in late January 2000, subject to conditions. Critical Path anticipates that it will amortize the intangibles acquired in this transaction over their useful lives.

     Critical Path continues to derive most of its revenues through its email hosting services. Critical Path's service revenues are derived primarily from contractual relationships which provide for revenues on a per mailbox and per message basis. These contracts are typically one to three years in length. Revenues based upon a percentage of the email advertising revenues generated by customers are recognized when those revenues are earned and reported by the customer. Critical Path also derives email hosting revenue by providing users of LAN email systems a universal bridge to send messages outside their network. Critical Path charges message fees in addition to monthly service fees for this bridge, and recognizes revenue in the period such services are provided. Other set-up fees are comprised of customized installation of email services. Payments are based on a contractual fee for the customization, and revenue is recognized upon completion of the work. Consulting revenues are billed and recognized on a monthly basis as the service is performed. Revenues for software licenses for which collection of the resulting receivable is deemed probable are recognized upon delivery of the licensed software. Revenues from software maintenance are recognized ratably over the maintenance term. Agreements with some of Critical Path's customers require minimum performance standards regarding the availability and response time of its email services. If it fails to meet these standards Critical Path's customers could terminate their relationships with it and it could be subject to contractual monetary penalties.

     Critical Path expects to expand its operations and employee base, including its sales, marketing, technical, operational and customer support resources. In particular, Critical Path intends to expand its sales force to deliver its email outsourcing services to customers in its four target markets: ISPs, web hosting companies, web portals and corporations. Critical Path also intends to further develop new and existing strategic relationships to expand its distribution channels and to undertake joint product development and marketing efforts.

     Critical Path intends to develop worldwide sales offices and data centers. It currently has sales offices in the United States, Germany, Great Britain, and France, and data centers in the United States, Germany, and Great Britain. It expects to open additional data centers within the next 12 months.

     Future investments in technology may involve the development, acquisition or licensing of technologies that complement or augment Critical Path's existing services and technologies.

     During 1998, Critical Path recorded aggregate unearned compensation totaling approximately $19.9 million in connection with certain sales of stock and the grant of certain options to employees, directors and consultants. This amount is being amortized over the four-year vesting period of the related options. These options were issued to create incentives for continued performance. Of the total unearned compensation, approximately $448,000, $217,000, $269,000 and $1.7 million were amortized in the quarters ended March 31, June 30, September 30, and December 31, 1998, respectively. In January and March 1999, it granted options resulting in an additional $18.1 million of unearned compensation. Amortization of unearned compensation was approximately $3.7 million during the three months ended March 31, 1999, approximately $4.9 million during the three months ended June 30, 1999, and approximately $4.8 million

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

during the three months ended September 30, 1999. Critical Path expects aggregate per quarter amortization related to unearned compensation of between $4.9 million and $4.0 million during 1999, between $3.2 million and $2.1 million during 2000, between $1.7 million and $1.0 million during 2001, and between $742,000 and $331,000 during 2002.

     In January 1999, Critical Path entered into an agreement with ICQ, a subsidiary of America Online, Inc., pursuant to which it will provide email hosting services that will be integrated with ICQ's instant messaging service provided to ICQ's customers. The ICQ instant messaging service is designed to allow users to communicate in real time over the Internet. As part of the agreement, ICQ agreed to provide sub-branded advertising for Critical Path in exchange for a warrant to purchase 2,442,766 shares of common stock, issuable upon attainment of each of five milestones. Critical Path believes that this agreement will have a significant current and potential future impact on its results of operations. The following table summarizes the shares underlying each milestone and the related exercise price:

                                                          SHARES
                                                        UNDERLYING         EXERCISE
                                                          WARRANT           PRICE
                                                    -------------------    --------
Milestone 1.......................................         814,254          $ 4.26
Milestone 2.......................................         407,128          $ 5.50
Milestone 3.......................................         407,128          $ 6.60
Milestone 4.......................................         407,128          $ 8.80
Milestone 5.......................................         407,128          $11.00
                                                         ---------
  Totals..........................................       2,442,766

     In the quarter ended June 30, 1999, Critical Path amended the vesting terms of its agreement with ICQ. The revised vesting terms did not impact the shares underlying the first milestone, which vested immediately upon the execution of the agreement. The shares underlying the remaining milestones vest on the date in a quarter in which ICQ completes a minimum registration of 100,000 sub-branded ICQ mailboxes, compared to 250,000 sub-branded ICQ mailboxes as provided in the terms of the original agreement. The amended agreement also provides that only one milestone may be achieved on a quarterly basis.

     Using the Black-Scholes option pricing model and assuming a term of seven years and expected volatility of 90%, the initial fair value of the warrant on the effective date of the agreement approximated $16.5 million, which is being amortized to advertising expense using the straight-line method over four years. The shares underlying the second through fifth milestones are remeasured at each subsequent reporting date until each sub-branded ICQ mailbox registration threshold is achieved and the related warrant shares vest, at which time the fair value attributable to that tranche of the warrants fixed. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, these increases or decreases will be recognized immediately, if the fair value of the shares underlying the milestone has been previously recognized, or over the remaining term, if not.

     At March 31, 1999, none of the registration milestones specified within the ICQ warrant had been achieved. Therefore, the shares underlying the second through the fifth milestones of the ICQ warrant were remeasured using the closing price of Critical Path common stock on March 31, 1999 of $77 per share. This remeasurement resulted in an increase to the fair value of the warrant of $109.4 million, bringing the total fair value of the warrant to $125.9 million as of March 31, 1999.

     At June 30, 1999, none of the registration milestones specified within the ICQ warrant agreement had been achieved. Therefore, the shares underlying the second through the fifth milestones of the ICQ warrant were remeasured using the closing price of Critical Path common stock on June 30, 1999 of $55.3125 per share. This remeasurement resulted in a decrease to the fair value of the warrant of $35.0 million compared to the fair value of the warrant on March 31, 1999, bringing the total fair value of the warrant to $90.9 million as of June 30, 1999.

     At September 30, 1999, one of the registration milestones specified within the ICQ warrant agreement had been achieved. The shares underlying this milestone were remeasured using the closing

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

price of Critical Path common stock on August 19, 1999, the date on which the milestone was achieved. The closing price of Critical Path common stock on August 19, 1999 was $36.6875. The shares underlying the third through the fifth milestones of the ICQ warrant were remeasured using the closing price of Critical Path common stock on September 30, 1999 of $40.34375. Together, these remeasurement calculations resulted in a decrease to the fair value of the warrant of $26.0 million compared to the fair value of the warrant on June 30, 1999, bringing the total fair value of the warrant to $64.9 million as of September 30, 1999.

     The revised fair value will be amortized ratably over the remainder of the four-year term of the agreement, resulting in a quarterly amortization charge to advertising expense in the amount of $4.1 million. Based on the revised fair value of the warrant, the resulting cumulative amortization charge totaled $12.2 million for the nine months ended September 30, 1999. As an amortization charge of $11.4 million had been recognized during the six months ended June 30, 1999, the difference of approximately $800,000 was recognized as advertising expense in the quarter ended September 30, 1999.

     As of September 30, 1999, only two of the five milestones had been attained. On October 16, 1999, the Company attained the third registration milestone. Critical Path expects that future changes in the trading price of its common stock at the end of each quarter, and at the time certain milestones are achieved, will cause additional substantial changes in the ultimate amount of the related stock-based compensation.

     Critical Path has incurred significant losses since its inception, and as of September 30, 1999 had an accumulated deficit of approximately $70.8 million. It intends to invest heavily in sales and marketing, continued development of its network infrastructure, and continued technology enhancements. Critical Path expects to continue to incur substantial operating losses for the foreseeable future.

     In view of the rapidly evolving nature of its business, its recent acquisitions, and its limited operating history, Critical Path believes that period-to-period comparisons of its revenues and operating results, including its gross profit margin and operating expenses as a percentage of total net revenues, are not meaningful and should not be relied upon as indications of future performance. At September 30, 1999, Critical Path had 369 employees, in comparison with 58 employees at September 30, 1998. Critical Path does not believe that its historical growth rates for revenue, expenses, or personnel are indicative of future results.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     The following table sets forth the historical results of our operations, expressed in absolute dollars and as a percentage of revenues, for the nine months ended September 30, 1999 and 1998, respectively.

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

                                                                                  PERCENTAGE OF REVENUES
                                                                               -----------------------------
                                                     NINE MONTHS ENDED               NINE MONTHS ENDED
                                               -----------------------------   -----------------------------
                                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1999            1998            1999            1998
                                               -------------   -------------   -------------   -------------
                                                                        (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(1)..............................    $  7,968         $   292          100.0%           100.0%
Cost of net revenues(2)......................     (13,860)         (1,253)         173.9            429.1
                                                 --------         -------          -----          -------
     Gross profit (loss).....................      (5,892)           (961)          73.9            329.1
                                                 --------         -------          -----          -------
Operating expenses:
  Sales and marketing........................       8,760             836          109.9            286.3
  Research and development...................       4,705           1,237           59.0            423.6
  General and administrative.................       7,919           2,088           99.4            715.1
  Acquisition-related bonus compensation.....         570              --            7.2               --
  Amortization of intangibles................       9,813              --          123.2               --
  Stock-based expenses.......................      25,244             868          316.8            297.3
                                                 --------         -------          -----          -------
     Total operating expenses................      57,011           5,029          715.5          1,722.3
                                                 --------         -------          -----          -------
Loss from operations.........................     (62,903)         (5,990)         789.4          2,051.4
Other income (expense):
  Interest and other income..................       5,074             120           63.7             41.1
  Interest expense(3)........................        (411)           (262)           5.2             89.7
                                                 --------         -------          -----          -------
Net loss.....................................    $(58,240)        $(6,132)         730.9%         2,100.0%
                                                 ========         =======          =====          =======
Net loss per share (basic and diluted).......    $  (2.26)        $ (1.78)
                                                 ========         =======
Weighted average shares (basic and
  diluted)...................................      25,715           3,445
                                                 ========         =======
Acquisition-related bonus charges included
  in:
  (2) Cost of net revenues...................    $    130         $    --

Stock-based charges included in:
  (1) Net revenues...........................    $    106         $   102
  (2) Cost of net revenues...................    $  3,901         $    66
  (3) Interest expense.......................    $    (48)        $  (145)

     Net revenues. Critical Path continues to derive most of its revenues through its email hosting services. Its service revenues are derived primarily from contractual relationships which provide for revenues on a per mailbox and per message basis. These contracts are typically one to three years in length. Revenues based upon a percentage of the email advertising revenues generated by customers are recognized when those revenues are earned and reported by the customer. Critical Path also derives email hosting revenue by providing users of LAN email systems a universal bridge to send messages outside their network. It charges message fees in addition to monthly service fees for this bridge, and recognizes revenue in the period such services are provided. Other set-up fees are comprised of customized installation of email services. Payments are based on a contractual fee for the customization, and revenue is recognized upon completion of the work. Consulting revenues are billed and recognized on a monthly basis as the service is performed. Revenues for software licenses for which collection of the resulting receivable is deemed probable are recognized upon delivery of the licensed software. Revenues from software maintenance are recognized ratably over the maintenance term. Agreements with some of Critical Path's customers require minimum performance standards regarding the availability and response time of its email services. If Critical Path fails to meet these standards its customers could terminate their relationships with it and it could be subject to contractual monetary penalties.

     For the nine months ended September 30, 1999, Critical Path's revenue increased to $7,968,000 from $292,000 in the corresponding period of the previous fiscal year. This increase in revenue resulted primarily from a substantial increase in the number of mailboxes Critical Path hosted during the current fiscal year

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

in comparison with the corresponding periods of the previous fiscal year, as well as from the contribution to current revenue of acquired companies' revenue streams. At September 30, 1999, it hosted 6.7 million active mailboxes. At September 30, 1998, by comparison, it hosted approximately 255,000 mailboxes.

     In connection with certain customer contracts executed in 1998, Critical Path granted warrants or options to purchase Series B Convertible Preferred Stock. The fair value of these warrants or options, determined using the Black-Scholes option pricing model, has been recognized ratably as a sales discount over the terms of the respective agreements. Amortization of this discount amounted to $106,000 and $102,000 for the nine months ended September 30, 1999 and 1998, respectively.

     In early 1998, Critical Path executed agreements with E*TRADE, an on-line brokerage services company, and Verio, a web hosting organization, pursuant to which it derives revenue for providing email services. During the nine months ended September 30, 1999, E*TRADE and Verio accounted for approximately 23% and 7%, respectively, of Critical Path's net revenues, excluding the value of stock purchase rights received by customers. For the entirety of 1998, E*TRADE and Verio accounted for approximately 62% and 30%, respectively, of Critical Path's net revenues excluding the value of stock purchase rights received by customers.

     Cost of net revenues. Cost of net revenues consists principally of costs incurred in the delivery and support of Critical Path's email services, including depreciation of capital equipment used in its network infrastructure and personnel costs in its operations and customer support functions. For the nine months ended September 30, 1999, cost of net revenues was $13,860,000, or 174% of net revenues, in comparison with costs of $1,253,000, or 429% of net revenues, for the corresponding period of 1998. Critical Path has made significant acquisitions of equipment for its data centers over the past 12 months, and as a result its depreciation expense of networking equipment during 1999 has increased substantially in comparison with the corresponding periods of the previous fiscal year. Additionally, Critical Path incurred $1,308,000 of consulting and outside contractor charges during the nine months ended September 30, 1999 as it continued its efforts to enhance its network and migrate to a new storage platform. Critical Path has also increased its staffing significantly in operations and customer support over the past year, and consequently compensation and other personnel costs have been higher in the current fiscal year. From January 1, 1999 to September 30, 1999, its operations and customer support staff increased from 25 employees to 102 employees. At September 30, 1998, Critical Path had 19 employees on staff in operations and customer support functions.

     During the nine months ended September 30, 1999, Critical Path also incurred a one-time stock-based charge of approximately $2 million in connection with a severance agreement for a terminated employee. This expense was charged to cost of net revenues based on the functions and duties previously performed by the terminated employee.

     Sales and Marketing. Critical Path's sales and marketing expenses consist principally of compensation for its sales and marketing personnel, advertising, public relations, other promotional costs, and, to a lesser extent, related overhead. For the nine months ended September 30, 1999, sales and marketing expenses came to $8,760,000, or 110% of net revenues, in comparison with $836,000, or 286% of net revenues, for the corresponding period of the previous fiscal year. Increases in marketing and promotional expenses, incentive compensation payments to sales personnel, and increases in compensation associated with additional headcount accounted for the increase in sales and marketing expenses during 1999. From January 1, 1999 to September 30, 1999, Critical Path's sales and marketing staff increased from 30 employees to 120 employees. At September 30, 1998, it had 12 employees on staff in sales and marketing functions.

     Research and Development. Critical Path's research and development expenses consist principally of compensation for its technical staff, payments to outside contractors, and, to a lesser extent, related overhead. It expenses research and development expenses as they are incurred. For the nine months ended September 30, 1999, research and development expenses were $4,705,000, or 59% of net revenues, in comparison with $1,237,000, or 424% of net revenues, for the corresponding period of the previous fiscal year. These significant dollar increases resulted primarily from increases in personnel and use of outside
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contractors. From January 1, 1999 to September 30, 1999, Critical Path's
research and development staff increased from 27 employees to 109 employees. At September 30, 1998, Critical Path had 20 employees on staff in research and development functions.

     General and Administrative. Critical Path's general and administrative expenses consist principally of compensation for personnel, fees for outside professional services, occupancy costs and, to a lesser extent, related overhead. For the nine months ended September 30, 1999, general and administrative expenses came to $7,919,000 or 99% of net revenues, in comparison with $2,088,000, or 715% of net revenues, for the corresponding period of the previous fiscal year. These increases were attributable primarily to increases in compensation associated with additional headcount, increased fees for outside professional services, and higher occupancy costs. From January 1, 1999 to September 30, 1999, Critical Path's general and administrative staff increased from 11 employees to 38 employees. At September 30, 1998, it had seven employees on staff in general and administrative functions.

     Acquisition-related bonus program. In connection with its acquisition of Amplitude, Critical Path established a bonus program in the aggregate amount of $10 million to provide incentive for former Amplitude employees to continue their employment with Critical Path. Payment of bonuses to the listed employees will occur one year following the date of acquisition, unless the listed employees voluntarily terminate their employment with Critical Path prior to August 31, 2000. The aggregate amount of the eligible bonus is adjusted downward at each point that a former Amplitude employee chooses to terminate his or her employment with Critical Path. The amount of any such downward adjustment corresponds to the amount that the terminating employee would have received had he or she elected to continue employment with Critical Path. A ratable share of the adjusted eligible bonus amount will be accrued and charged to compensation expense over the 12 months ending August 31, 2000. As of September 30, 1999, the adjusted eligible bonus amount was $8.4 million, and the ratable charge to compensation expense was $700,000. Based on the functions of the employees scheduled to receive acquisition bonuses, $130,000 of the compensation charge was allocated to cost of net revenues and $570,000 was allocated to operating expenses.

     Stock-based expenses. During 1998, Critical Path recorded aggregate unearned compensation in the amount of $19.9 million in connection with the grant of certain stock options during 1998. In the first quarter of 1999, it recorded an additional $18.1 million of unearned compensation related to the grant of stock options in the months of January 1999 and March 1999. Amortization of such unearned compensation amounted to approximately $13.3 million for the nine months ended September 30, 1999, in comparison with $852,000 for the nine months ended September 30, 1998. During the nine months ended September 30, 1999, Critical Path also incurred a one-time stock-based charge of approximately $2 million in connection with a severance agreement for a terminated employee. This expense was charged to cost of net revenues. For the nine months ended September 30, 1999 and 1998, Critical Path amortized total of $29.1 million and $934,000 of unearned compensation, respectively, relating to the grant of stock options and stock warrants. Of this amortized unearned compensation, approximately $3.9 million and $66,000 was allocated to cost of net revenues and approximately $25.2 million and $868,000 was allocated to operating expenses for the nine months ended September 30, 1999 and 1998, respectively.

     Critical Path incurred stock-based expenses for warrants it granted to ICQ, a subsidiary of AOL, and to one other strategic partner. Amortization of the fair value of these warrants resulted in stock-based expenses of approximately $13.9 million for the nine months ended September 30, 1999. Quarterly amortization associated with the ICQ warrant is subject to substantial increase or decrease in future quarters based upon changes in the trading price of its common stock.

     Interest and other income and interest expense. Interest and other income consists primarily of interest earnings on Critical Path's cash and cash equivalents. Interest and other income amounted to $5,074,000 for the nine months ended September 30, 1999. Critical Path completed private placements of equity securities in April 1998, September 1998, and January 1999, and closed public offerings of common stock in April 1999 and June 1999. As a result, interest income increased significantly during 1999 in comparison with corresponding periods in 1998 due to higher cash balances available for investing. During

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

the nine months ended September 30, 1999, Critical Path incurred interest expense on capital lease obligations and stock-based charges in the amount of $411,000, of which $48,000 related to the amortization of stock-based charges and the remainder to interest payments on capital lease obligations. In the corresponding period of 1998, Critical Path incurred interest expense of $262,000, of which $145,000 related to the amortization of stock-based charges and the remainder to interest payments on notes payable and capital lease obligations.

     Income taxes. No provision for federal or state income taxes has been recorded as Critical Path has incurred net operating losses from inception through September 30, 1999. As of December 31, 1998, it had approximately $8.8 million of federal and state net operating loss carryforwards, which expire in varying amounts beginning in 2012, available to offset future taxable income. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. For example, the amount of net operating losses that Critical Path may utilize in any one year would be limited in the presence of a cumulative ownership change of more than 50% over a three year period. Because there is significant doubt as to whether it will realize any benefit from this deferred tax asset, it has established a full valuation allowance as of December 31, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net revenues. Net revenues include charges relating to the amortization of fair value of warrants issued to certain customers. In January 1998, Critical Path began to recognize revenues from the sale of its email hosting services. Net revenues for 1998 were $897,000. In early 1998, Critical Path executed agreements with E*TRADE and TABNet pursuant to which it began to derive revenue for providing email services. For 1998, E*TRADE accounted for approximately 62% and TABNet accounted for approximately 30% of Critical Path's net revenues, excluding the value of stock purchase rights received by customers. A substantial portion of those revenues occurred during the quarter ended December 31, 1998. Net revenues during the quarter ended December 31, 1998 were $605,000, or 68% of net revenues for 1998.

     Cost of net revenues. During 1998, Critical Path's costs of net revenues were approximately $2.3 million, or 261.5% of net revenues. Critical Path made significant acquisitions of equipment for its data centers at the beginning of the quarter ended September 30, 1998, and, as a result, Critical Path's depreciation expense increased significantly in the final two quarters of 1998. Additionally, Critical Path significantly increased its headcount in operations and customer support throughout the year. From January 1, 1998 to December 31, 1998, operations and customer support personnel increased from zero to 25.

     Operating expenses. Research and Development. Research and development expenses amounted to $2.1 million, or 233.8% of net revenues, during 1998, and increased substantially each quarter throughout the year as Critical Path increased personnel and its use of outside contractors. From January 1, 1998 to December 31, 1998, Critical Path's research and development personnel increased from 11 to 27.

     Sales and marketing. Sales and marketing expenses amounted to $1.7 million or 188.1% of net revenue during 1998, and increased substantially in the final two quarters of the year as Critical Path expanded its sales force and significantly increased the promotion of its email hosting services. Increases in compensation associated with additional headcount, incentive compensation payments, and increases in advertising and promotional expenses accounted for the increases to sales and marketing expense in the second half of 1998. From January 1, 1998 to December 31, 1998, Critical Path's sales and marketing personnel increased from 2 to 30.

     General and administrative. General and administrative expenses amounted to $3.8 million, or 425.2% of net revenues, during 1998, and increased substantially in the quarter ended December 31, 1998. Increases in compensation associated with additional headcount, higher fees for outside professional services, and the amortization of unearned compensation related to stock and stock option grants accounted for this increase. From January 1, 1998 to December 31, 1998, general and administrative personnel increased from 4 to 11.
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

     Stock-based expenses. During 1998, Critical Path recorded aggregate unearned compensation in the amount of $19.9 million in connection with the grant of certain stock options during 1998. Related amortization totaled $2.5 million during 1998. See Note 8 to Critical Path Consolidated Financial Statements.

     Interest and other income and interest expense. Interest and other income amounted to $375,000 during 1998. Critical Path concluded a private placement of equity securities in September 1998. As a result, interest income increased significantly in the final quarter of the year. To date, Critical Path has incurred interest expense on notes payable and capital lease obligations. For 1998, interest expense amounted to $388,000.

     Income taxes. No provision for federal and state income taxes was recorded as Critical Path incurred net operating losses from inception through December 31, 1998. As of December 31, 1998, Critical Path had approximately $8.8 million of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2005. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. For example, the amount of net operating losses that Critical Path may utilize in any one year would be limited in the presence of a cumulative ownership change of more than 50% over a three year period. Because there is significant doubt as to whether Critical Path will realize any benefit from this deferred tax asset, it has established a full valuation allowance as of December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Critical Path's cash and cash equivalents increased by approximately $132.0 million during the nine months ended September 30, 1999. This net change occurred as it raised approximately $269.9 million in proceeds from the sale of equity securities, net of issuance costs, used $15.8 million in cash to fund operating activities, paid $78.2 million (net of cash acquired) to consummate acquisitions, advanced $15.0 million to third parties pursuant to promissory notes, invested $4.5 million to obtain equity positions in strategic partners, disbursed $21.8 million to purchase property and equipment, and paid $2.4 million to retire principal on capital lease obligations and acquire treasury shares. Cash and cash equivalents increased by approximately $14.8 million during the year ended December 31, 1998. This net change occurred as the Company raised $23.4 million in proceeds from the sale of equity securities, net of issuance costs, and used $6.9 million to fund operating activities. Installation of network infrastructure equipment in its data centers, license of new software platforms, purchases of furniture and equipment for new employees, and leasehold improvements related to expansion of Critical Path's facilities accounted for the significant increase in capital expenditures. Critical Path expects that its investment in property and equipment will continue to grow as it seeks to increase its capacity to provide email hosting and additional services.

     Critical Path has a credit agreement with a bank which provides a line of credit for working capital advances of up to $1.0 million. There were no borrowings under this line of credit as of September 30, 1999. Outstanding borrowings accrue interest at a rate equal to the bank's prime rate plus 2.0%. Capital lease obligations, including both short-term and long-term portions, increased approximately $4.4 million, net of principal repayments, during the nine months ended September 30, 1999, as it secured financing for a substantial share of its additions to property and equipment. Critical Path's line of credit and capital lease obligations contain no provisions that would limit its future borrowing ability. Deferred revenue, excluding balances acquired through acquisitions, decreased $438,000 during the nine months ended September 30, 1999, as it recognized into revenue a payment it had previously received from a customer as an advance for future services.

     In January 1999, Critical Path completed the second round of the Series B Convertible Preferred Stock financing through the issuance of approximately 3.2 million shares, including 454,544 shares issued pursuant to outstanding stock purchase rights, for net proceeds of $12.5 million. Also in January 1999, it sold 1,090,909 shares of common stock for net proceeds of $2.4 million. In April 1999, Critical Path received approximately $114.1 million in net proceeds upon the closing of its initial public offering of

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

common stock. In June 1999, Critical Path received approximately $140.7 million in net proceeds upon the closing of its secondary public offering of common stock.

     In May 1999, Critical Path made a minority investment of $3 million in the common stock of Starmedia Network, Inc. Based on the closing price of Starmedia stock at September 30, 1999, the fair value of Critical Path's investment was $10.0 million and is recorded as an investment in the assets section of Critical Path's balance sheet. The excess of the investment's carrying value over its cost is recorded as an unrealized gain on investments and included in the equity section of Critical Path's balance sheet.

     In July 1999, Critical Path advanced $10 million to a privately-held company pursuant to a promissory note. The note bears interest at the prime rate of interest as stipulated in the Wall Street Journal. The amount was advanced in connection with the Company's evaluation of the obligor for potential acquisition. Under the terms of the note, all principal and accrued interest is repayable within 90 days of written demand by the holder. Upon the decision by Critical Path not to proceed with an acquisition of the obligor, Critical Path presented a demand notice for repayment on August 18, 1999. All amounts owed to Critical Path pursuant to this note were due to be paid not later than November 16, 1999, however, Critical Path has granted the obligor an extension until December 31, 1999.

     In August 1999, Critical Path advanced $5 million to docSpace pursuant to a promissory note. The note bears interest at a rate equal to 8% per annum simple interest and is due and payable on demand by Critical Path at any time after August 2, 2000. The amount was advanced in connection with Critical Path's evaluation of docSpace for potential acquisition. Under the terms of the note, any principal and interest outstanding on the note may be converted into docSpace common stock at the election of docSpace and the note automatically converts into docSpace common stock upon the earlier of the consummation of the acquisition of docSpace by Critical Path or the consummation by docSpace of a financing in an amount greater than $5 million. On November 4, 1999, Critical Path announced a definitive agreement to acquire all outstanding common stock of docSpace.

     Critical Path believes that its current cash balances are sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. It anticipates that further expansion of its operations will cause Critical Path to incur negative cash flows on a short-term basis, and therefore require it to consume its cash and other liquid resources to support its growth in operations.

     Critical Path believes that its current cash balances will be sufficient to meet its working capital and capital requirements beyond the next 12 months. However, its operating and investing activities on a long-term basis may require it to obtain additional equity or debt financing. In addition, Critical Path may, from time to time, evaluate potential acquisitions of other businesses, products, and technologies. In May 1999, Critical Path acquired substantially all the operating assets of Fabrik Connect Service, and in July 1999, Critical Path completed the acquisition of dotOne Corporation. In connection with these transactions, Critical Path disbursed $17.0 million in cash of June 30, 1999, and an additional $12.5 million in July 1999. In August 1999, Critical Path completed the acquisition of Amplitude Software Corporation and disbursed $45.0 million in cash consideration. An additional $7.5 million in transaction fees was disbursed during 1999 to consummate these acquisitions. Critical Path expects that future acquisitions of businesses and other strategic assets, including its pending acquisitions of ISOCOR, docSpace, and FaxNet, will require considerable outlays of capital. In order to consummate potential acquisitions, Critical Path may need additional equity or debt financings in the future.

YEAR 2000 ISSUES

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using these computer programs or hardware, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid "Year 2000" issues.
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

     We are a comparatively new enterprise, and, accordingly, the software and hardware we use to manage our business has all been purchased or developed internally within the past 30 months. While this fact pattern does not uniformly protect us against Year 2000 exposure, we believe we gain some mitigation from the fact that the information technology, or IT, we use to manage our business is not based upon "legacy" hardware and software systems. "Legacy system" is a term often used to describe hardware and software systems which were developed in previous decades when there was less awareness of Year 2000 issues. Generally, hardware and software design within the current decade and the past several years in particular has given greater consideration to Year 2000 issues. All of the software code we have internally developed to manage our network traffic, for example, is written with four digits to define the applicable year.

     We are in the process of testing our internal IT and non-IT systems, including the systems of those companies we have recently acquired. Prior to September 1999, all of the testing we had completed was performed by our own personnel. In September 1999, we engaged an outside consultant to document our compliance procedures and prepare a Statement of Readiness addressing the Year 2000 compliance of our IT software and hardware. Under the present schedule, the consultant's review and delivery of the Statement of Readiness should be completed by December 1999. Based on the internal testing we have performed to date and the interim results from our consultant's review, we believe that any modifications necessary to make our IT systems Year 2000 compliant will be minor.

     In addition to our internally developed software, we use software and hardware developed by third parties both for our network and internal information systems. We have begun to test such third-party software and hardware in an effort to assess Year 2000 compliance. We have also obtained documentation from key suppliers of hardware and networking equipment for our data centers which indicates that this hardware and networking equipment is Year 2000 compliant. Based upon an evaluation of our broader list of software and hardware providers, we are aware that all of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs. We will work with these providers to address any Year 2000 issues and obtain the necessary enhancements and documentation from them to ensure that their products are Year 2000 compliant.

     In addition, we rely on third party network infrastructure providers to gain access to the Internet. If these providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity could be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

     Our customers' success in maintaining Year 2000 compliance is also significant to our ability to generate revenues. We currently derive revenue by managing customers' email and messaging activities across our network. In all cases, interruptions in our customers' services and on-line activities caused by Year 2000 problems could have a material adverse effect on our revenues to the extent that these interruptions may limit or delay our customers' ability to expand their base of email users.

     We have incurred expenses to date for our outside consultants and Year 2000 assessment software. Additional costs for consultants and remediation efforts will vary dependent upon the requirements we identify, but we do not anticipate that any future costs associated with our Year 2000 remediation efforts will be material. However, if we, our customers, our providers of hardware and software, or our third party network providers fail to remedy any Year 2000 issues, our service could be interrupted and we could experience a material loss of revenues that could have a material adverse effect on our business, results of operations, and financial condition. We would consider such an interruption to be the most reasonably likely unfavorable result of any failure by us, or failure by the third parties upon whom we rely, to achieve Year 2000 compliance. Presently, we believe we are unable to reasonably estimate the duration and extent of any possible interruption, or quantify the effect it may have on our future revenues. We are currently in the process of developing a comprehensive contingency plan to address the issues which could result from this type of event.

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

                         CRITICAL PATH SHARE OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Critical Path common stock as of November 30, 1999 by:

     - each person or entity known to Critical Path to own beneficially more than 5% of its common stock;

     - each of Critical Path's directors;

     - each of Critical Path's Named Executive Officers; and

     - all executive officers and directors as a group.


                                                                   SHARES BENEFICIALLY OWNED(2)
                                                            ------------------------------------------
                                                                         PERCENT PRIOR   PERCENT AFTER
         NAME AND ADDRESS OF BENEFICIAL OWNER(1)              NUMBER       TO MERGER        MERGER
         ---------------------------------------            ----------   -------------   -------------
Benchmark Capital Partners II, L.P.(3)
  2480 Sand Hill Road
  Menlo Park, CA 94025....................................   2,820,969        6.4%            7.8%
Mohr, Davidow Ventures V, L.P.(4)
  2775 Sand Hill Road,
  Suite 240
  Menlo Park, CA 94025....................................   2,620,969        5.9             6.2
E*TRADE Group, Inc.
  Four Embarcadero
  2400 Geng Road
  Palo Alto, CA 94306.....................................   3,669,462        8.3             6.6
US WEST Internet Ventures, Inc.
  1999 Broadway, Suite 500
  Denver, CO 80202........................................   2,276,131        5.2             4.1
Douglas T. Hickey(5)......................................   1,406,743        3.2             2.4
David Hayden(6)...........................................   3,447,510        7.6             6.1
Wayne Correia(7)..........................................   2,450,000        5.6             4.5
Marcy Swenson(8)..........................................   1,084,236        2.5             2.0
Mari Tangredi(9)..........................................     147,970      *               *
Christos M. Cotsakos(10)..................................   3,825,808        8.7             6.9
Lisa Gansky(11)...........................................     219,273      *               *
Kevin R. Harvey(12).......................................   2,888,722        6.6             7.8
James A. Smith(13)........................................   2,276,131        5.2             4.1
George Zachary(14)........................................   2,620,969        5.9             6.2
All directors and executive officers as a group (15
persons)(15)..............................................  20,975,794       46.0            40.8


-------------------------
  *  Less than 1%.

 (1) Unless otherwise indicated, the address for the following shareholders is c/o Critical Path, Inc., 320 1st Street, San Francisco, California 94105.


 (2) Applicable percentage ownership prior to the merger is based on 44,054,359 shares outstanding as of November 30, 1999. Applicable percentage ownership after the merger is based on 55,445,998 shares outstanding, comprised of the shares outstanding as of October 31, 1999 and, assuming the consummation of the ISOCOR merger and the acquisitions of FaxNet and docSpace, an estimated 12,016,325 shares issued pursuant to those three transactions. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

 (3) Consists of shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P.

 (4) Includes 2,418,501 shares held by Mohr, Davidow Ventures V, L.P. and 202,468 shares held by Mohr, Davidow Ventures V, L.P. as nominee from MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P.

 (5) Includes 713,817 shares subject to Critical Path's right of repurchase as of November 30, 1999. Also includes 18,181 shares held in the name of Mr. Hickey's minor children's name and 149,521 shares subject to options exercisable within 60 days after November 30, 1999.

 (6) Includes 1,022,727 shares subject to options exercisable within 60 days after November 30, 1999.

 (7) Includes 833,340 shares subject to Critical Path's right of repurchase as of November 30, 1999.

 (8) Includes 426,137 shares subject to Critical Path's right of repurchase as of November 30, 1999.

 (9) Includes 55,644 shares subject to options exercisable within 60 days after November 30, 1999.

(10) Includes 156,346 shares held by The Cotsakos Revocable Trust, UAD 9/3/87 of which Mr. Cotsakos is the trustee, including 34,091 shares of common stock subject to Critical Path's right of repurchase as of November 30, 1999. Also includes 3,669,462 shares held by E*TRADE Group, of which Mr. Cotsakos is the President and Chief Executive Officer. Mr. Cotsakos disclaims beneficial ownership of all shares held by E*TRADE Group, except to the extent of his pecuniary interest therein.

(11) Includes 34,091 shares subject to Critical Path's right of repurchase as of November 30, 1999.

(12) Includes 2,820,969 shares held by Benchmark Capital Partners II, L.P., of which Mr. Harvey is a managing partner. Mr. Harvey disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(13) Consists of shares held by US WEST Internet Ventures, a subsidiary of US WEST. Mr. Smith is the President and Chief Executive Officer of US WEST Dex, also a subsidiary of USWEST. Mr. Smith disclaims beneficial ownership of all shares held by USWEST Internet Ventures, except to the extent of his pecuniary interest therein.

(14) Consists of shares held by Mohr, Davidow Ventures V, L.P., of which Mr. Zachary is a partner. Mr. Zachary disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(15) Includes 1,549,450 shares subject to options exercisable within 60 days after November 30, 1999. Of the total shares, 816,090 shares are subject to Critical Path's right of repurchase as of November 30, 1999.

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

                               BUSINESS OF ISOCOR

GENERAL

     ISOCOR was founded and incorporated in California in February 1991. ISOCOR develops, markets and supports electronic messaging and directory infrastructure software products and services that enable businesses to engage in electronic communications over corporate networks and the Internet. ISOCOR's products are available either as a complete, integrated package or as individual components. ISOCOR's products and services are designed to support electronic information exchange globally in an accurate, cost-effective and secure way, while operating seamlessly across different environments.

     ISOCOR's business strategy is to provide a focused range of products, targeted at large corporations and Internet service providers, offering features and performance to meet the wide range of customers' needs; to support open architectures and legacy systems by providing solutions that are hardware and software platform-independent and are based on open Internet standards.

PRODUCTS

     At present, the majority of ISOCOR's products are based upon internally developed technology. ISOCOR believes that this decreases the amount of time required to respond to market demand, differentiates its products from those of its competitors in terms of features and quality, and decreases its dependence on third-party suppliers.

     ISOCOR has designed its software to conform to international standards, allowing ISOCOR's products to interoperate with many existing products and services. Conformance with international standards has been achieved through application of the experience of ISOCOR employees in standards development to the design and testing of ISOCOR's products.

     The ISOCOR solution is implemented through two major product groups: message servers and directories. Message servers handle the interchange of any size or type of electronic document or information across and outside of a customer's computer network and include products that allow leading proprietary e-mail systems to interoperate. Directory products support enterprise-wide directory listing, access and navigation, as well as connections to databases, third-party directories, enterprise software environments and the Web.

MESSAGE SERVER PRODUCTS

     ISOCOR's server software has been designed to provide high performance while reducing hardware requirements. This has been achieved through a design methodology that eliminates the overhead of protocol layering and reduces the number of computer instructions required to perform common operations. The design also reduces the risk that messages will be lost or will not be duplicated in the event of external system breakdowns, such as loss of power or hardware failures. This promotes high reliability of the electronic information exchange and allows Internet service providers to utilize the software to offer e-mail services to their customers.

     N-PLEX, ISOCOR's Internet server product, provides robust message management, administrative control and secure message transfer to the SMTP, POP3 and IMAP4 standards. In addition, N-PLEX has been ported to the Sun Solaris UNIX operating system and is optimized for high levels of performance. Security holes are eliminated by the proprietary ISOCOR design, and authentication login facilities have been added using encryption technology to prevent unauthorized access to the mail systems.

     The N-PLEX Management Center manages ISOCOR's message servers, providing the high level of service necessary for implementing mission-critical electronic information exchange. The N-PLEX Management Center runs on the Windows NT platform, performing remote management of components over TCP/IP, thereby allowing the administrator to manage multiple sites simultaneously from a central management station. The management facilities provided by the Management Center include remote configuration, routing configuration, fault notification, performance monitoring, system management and message tracking.

     ISOPLEX message servers store and relay messages via the X.400 standard, allowing them to be implemented over prevailing network protocols including TCP/IP and X.25. In addition, ISOCOR's ISOPLEX servers run on a variety of hardware platforms and operating systems. The management system can be used on a remote basis over a networked set of servers, reducing the personnel required to manage the ISOPLEX servers.

DIRECTORY PRODUCTS

     As systems increase in size and complexity, organizations increasingly need to implement a central repository for the information required to communicate across systems. The Global Directory Server, or GDS, ISOCOR's directory product, is designed to store and disseminate such information on both a wide area and local area basis. This information may include e-mail addresses and cryptographic material for digital signatures and message confidentiality that are used invisibly by client software, as well as information that users may access directly, such as telephone numbers, fax numbers, physical mail addresses and pictures. The directory allows efficient and rapid updating of this information for use at diverse locations, reducing errors and saving the time and personnel resources required to maintain and distribute this data. This distributed application architecture allows system managers to optimize the location of information so that information required locally is on the local server, while users continue to have transparent access to information on any other server in the network.

     GDS is standards-based and can synchronize stored information, such as e-mail addresses, among proprietary systems communicating across different e-mail systems. A number of client applications are compatible with GDS, including Web browsers, and Internet clients through the use of LDAP (Lightweight Directory Access Protocol) which can access GDS over the wide variety of network connections including dial-up and Internet TCP/IP. GDS can serve as an easy-to-access information source, storing data from other sources such as corporate databases, Web servers and other content sources.

     As with other ISOCOR applications, GDS is supplemented by an integrated set of directory tools, called the Global Directory Navigator, that allows an administrator to exchange information with other databases, collect accounting information and administer the system either remotely or locally.

     In March 1996, ISOCOR entered into an agreement with International Computers Limited, or ICL, to license a portion of ICL's i500 directory server product for incorporation with ISOCOR's own communication software technology to create ISOCOR's Global Directory Server product. This bi-lateral crosslicensing agreement provides for the payment of royalties by ISOCOR based on sales of products incorporating the licensed i500 directory server product. The ICL i500 business was purchased by PeerLogic in April 1999.

     MetaConnect, ISOCOR's meta-directory product, is designed to unify data for effective intranet and Internet use, enabling an organization to provide employees, customers and trading partners accurate, updated information from existing data sources. This product manages the connections to disparate directories and applications databases and joins the information together in one meta-directory, which can be centrally managed as a unified resource across the enterprise. The product is designed to use most existing LDAP v3 directory servers, including Microsoft Active Directory, Netscape Directory Server, Novell's NDS and ISOCOR Global Directory Server.

MARKETING, SALES AND DISTRIBUTION

     ISOCOR sells its products both directly to end users and indirectly through resellers, systems integrators and original equipment manufacturers, or OEMs. In North America, ISOCOR sells its products primarily through a direct sales organization focused on Fortune 1000 companies and service providers. Internationally, ISOCOR sells its products primarily through a worldwide network of resellers.

     ISOCOR's international resellers consist primarily of systems integrators and value added resellers, or VARs. These resellers typically range in size from several hundred staff down to half a dozen specialists in some smaller countries. ISOCOR selects resellers based on general experience in electronic information exchange, data communications and systems integration, and then trains them on ISOCOR's software products and technologies at ISOCOR's training centers in the U.S. and Ireland. In addition, ISOCOR sells to some major accounts worldwide, including Internet service providers and large telecommunications carriers which prefer to deal directly with ISOCOR for support.

     ISOCOR's reseller agreements generally grant resellers non-exclusive rights to distribute ISOCOR's products in each reseller's defined geographic market. Each reseller is generally responsible for supporting its end-user customers, while ISOCOR provides technical support to the reseller. ISOCOR provides price protection to its resellers such that, if ISOCOR reduces the price of its products, resellers are entitled to a credit for the difference between the reduced price and the price they previously paid for products that are held in the reseller's inventory at the time of the price reduction and that were purchased within the preceding 30 days. ISOCOR's resellers typically stock little inventory, but instead obtain products from ISOCOR on an as-needed basis.

     To support its sales efforts, ISOCOR conducts marketing programs which include direct mail, public relations, advertising (including a Web site on the global Internet (www.isocor.com)), worldwide trade shows and selected joint marketing programs. ISOCOR also sponsors meetings for its resellers to provide them additional information and skills to market ISOCOR's products effectively. The sales, support and service functions for ISOCOR's products sold in North and South America are provided principally through ISOCOR's Santa Monica headquarters. European, Middle East and Asian markets are serviced through ISOCOR sales and support offices in Berlin, Bern, Dublin, London, Paris and Turin.

     During 1998, international revenues accounted for 77% of ISOCOR's total revenues. Of these international revenues, 86% resulted from sales to resellers or customers located primarily in Europe, with the remainder resulting from sales to resellers or customers located in the rest of the world. International sales may be subject to government controls and other risks, including export licenses, federal restrictions on the export of critical technology, changes in demand resulting from currency exchange fluctuations, political instability, trade restrictions and changes in tariffs. To date, ISOCOR has experienced no material difficulties due to these factors.

CUSTOMERS

     ISOCOR's products are used in a variety of industries. ISOCOR markets its products primarily to large and medium-sized corporate customers and Internet service providers. During 1998, no single customer accounted for more than 10% of ISOCOR's revenues. During 1998, the following categories of revenue accounted for more than 10% of total revenue: customer and reseller services accounted for 40% of total revenues, Internet messaging products accounted for 29% of total revenues and X.400 products accounted for 15% of total revenues.

CUSTOMER AND RESELLER SUPPORT AND SERVICES

     ISOCOR offers its resellers and end-user customers standard support and upgrade services. The agreements that provide for these services vary among end users, resellers and OEMs, but generally provide that for an annual fee ISOCOR will provide customer support services by e-mail, fax or telephone. These agreements also generally provide for software upgrades to the licensed products as they are generally released by ISOCOR. ISOCOR also offers training, custom engineering and pre- and post-sale services to end users and resellers. Professional services include network design consulting, product installation, administrator training, custom application integration and turnkey systems implementation. ISOCOR has major customer support centers in Santa Monica and Dublin. Additionally, local technical support is available at ISOCOR's regional offices in Berlin, Bern, London, Paris and Turin.

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

PRODUCT DEVELOPMENT

     ISOCOR has invested significant resources into the development of new products and expects to continue to make these investments in the future. ISOCOR also plans to continue to enhance its products with new releases that provide additional features and to make its products available on additional hardware and operating system platforms.

     Much computer hardware and software experiences problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. ISOCOR has substantially completed its assessment of both the readiness of its internal computer systems and software, and the compliance of its software licensed to customers, for handling the year 2000. ISOCOR in the final stages of implementing successfully the systems and programming changes necessary to address year 2000 issues and does not currently believe that the cost of such actions will have a material effect on ISOCOR's results of operations or financial condition in future periods. However, if ISOCOR, its customers or vendors are unable to resolve such processing issues in a timely manner, it could result in a material financial risk and the possibility that third parties might assert claims against ISOCOR with respect to such issues. Accordingly, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of such changes, which could have an adverse effect on future results of operations.

     ISOCOR has development centers located in Berlin, Copenhagen, Dublin and Santa Monica. The largest such facility is located in Dublin in order to take advantage of lower costs in Ireland, Irish Development Authority tax incentives and grants and the strong Irish educational structure. The presence of development facilities in the U.S. and Europe enhances access to both American and European markets and technology. ISOCOR invests substantial management time and resources in quality assurance testing for all of its products. Quality assurance testing takes place at the Berlin, Dublin and Santa Monica facilities.

     As of December 31, 1998 and September 30, 1999, ISOCOR employed 69 and 59 persons, respectively, in the product development function. The product development organization consists of separate product units, each with expertise in specific areas. Engineering expenses were $5.9 million and $4.2 million in 1998 and for the nine months ended September 30, 1999, respectively.

COMPETITION

     The market for ISOCOR's products is intensely competitive and subject to rapid technological change and evolving standards. ISOCOR believes its long-term success will depend in part on its ability to be a leader in developing and offering products that meet emerging industry or market opportunities, to offer a broad range of high-performance, multi-platform, messaging and directory infrastructure products, to maintain strong customer support and sufficient distribution channels and to offer competitively priced products. Both the messaging and directory infrastructure markets are fragmented and a number of companies are participating in them with a variety of product offerings featuring varying profiles and business models.

     For directory infrastructure products, ISOCOR's competition includes software companies with specialized product offerings such as Innosoft International and Siemens. ISOCOR's messaging products face direct competition from solution vendors and systems integrators such as Netscape Communications Corporation, Sun Microsystems, Inc. and Software.com.

     In addition some major software providers such as Microsoft and Lotus Development Corporation, a subsidiary of International Business Machines Corporation, have incorporated functionality into their product offerings similar to that provided by ISOCOR's products and therefore compete with ISOCOR indirectly by eliminating the need for their customers to identify and purchase separate messaging solutions. ISOCOR's Global Directory Server contains elements that compete directly and indirectly with components and complete products offered by Novell Inc. and other developers of directory server-based software products. To the extent such companies provide such functionality or products, ISOCOR's business, financial condition and results of operations could be materially adversely affected.

     A variety of potential actions by any of ISOCOR's competitors, including reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways or product bundling could have a material adverse effect on ISOCOR's business, financial condition and results of operations. Large companies that compete with ISOCOR or that may compete with it in the future have substantial technical and financial resources that allow them to develop, enhance or acquire competitive products, and substantial marketing resources and presence to promote these products aggressively. Moreover, ISOCOR's current and potential competitors may respond more quickly than ISOCOR to new or emerging technologies or changes in customer requirements. Accordingly, it is possible that current or potential competitors could rapidly gain significant market share.

PROPRIETARY RIGHTS

     ISOCOR regards its software products as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party nondisclosure agreements and other methods to protect its proprietary rights. ISOCOR generally enters into confidentiality and invention assignment agreements with its employees and consultants. Additionally, ISOCOR enters into confidentiality agreements with its customers and potential customers and limits access to, and distribution of, its proprietary information. In its N-PLEX product lines, ISOCOR has implemented a key license mechanism which disables use of the various modules of the product unless proper number keys are provided by the customer during the installation process. Otherwise, ISOCOR does not include in its software any mechanisms to prevent or inhibit unauthorized use, but generally either requires the execution of an agreement that restricts copying and use of ISOCOR's products or provides for the same in a shrinkwrap license agreement. There can be no assurance that ISOCOR's means of protecting its proprietary rights will be adequate or that ISOCOR's competitors will not independently develop similar technology.

     While ISOCOR has not received claims alleging infringement of the proprietary rights of third parties which ISOCOR believes would have a material adverse effect on ISOCOR's business, financial condition and results of operations, nor is it aware of any similar threatened claims, there can be no assurance that third parties will not claim that ISOCOR's current or future products infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require ISOCOR to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to ISOCOR, or at all.

MANUFACTURING

     ISOCOR contracts with third parties to manufacture the media containing its software, which consists of diskette and tape duplication and printing of manuals and boxes. Assembly is performed by ISOCOR at its Dublin and Berlin facilities. The raw materials and services associated with manufacturing the media are generally available through a number of sources. Finished products are generally shipped from Ireland to customers in Europe, the Middle East and Asia, and to ISOCOR's United States facility. ISOCOR's United States facility generally distributes products to customers in North and South America. The Connectivity products are generally shipped directly from Berlin to customers in Germany, and otherwise to ISOCOR's Irish and United States facilities for further distribution.

EMPLOYEES

     As of September 30, 1999, ISOCOR employed 246 persons, including 59 in product development and engineering (including 11 in Berlin, three in Copenhagen, 37 in Dublin and 8 in Santa Monica), 84 in professional services and pre- and post-sales customer support, 11 in North American sales, 26 in international sales, 17 in marketing, eight in assembly, and 41 in administration. ISOCOR also retains consultants from time to time, primarily in the area of engineering, to assist with particular areas of software development for limited periods of time. None of ISOCOR's employees are currently represented by a labor union, and ISOCOR considers its relations with its employees to be good.

PROPERTIES

     ISOCOR's corporate offices are located in Santa Monica, California, where ISOCOR currently leases approximately 19,000 square feet under a sublease expiring in 2001. ISOCOR's Santa Monica facility houses its corporate offices and engineering, sales and marketing departments. Additionally, ISOCOR leases approximately 2,900 square feet in Pennsauken, New Jersey for a presales and services office under a lease which expires in 2001, and approximately 9,000 square feet of total space in Berlin for engineering and sales offices under a lease expiring in 2002. ISOCOR leases approximately 6,000 square feet in Turin for sales, pre-sales and services under a lease expiring in 2000. ISOCOR also leases 550 square feet in Turin and 1,100 square feet in Milan for staff and consultants under leases which expire in 2000. ISOCOR also leases office space for its major engineering facility in Dublin, consisting of approximately 24,000 square feet under a sublease expiring in 2014. In addition, ISOCOR leases approximately 1,000 square feet each of office facilities in London, Paris, Copenhagen, Bern, and Zurich. The Bern and Zurich facilities are sales offices, while the offices in London and Paris perform pre-sales marketing and support. The London and Paris leases expire in 2002 and 2000, respectively. The leases for the facilities in Copenhagen, Bern and Zurich are month to month leases. ISOCOR believes that these facilities are adequate for ISOCOR's current needs and that suitable additional space, if needed, should be available on commercially reasonable terms to accommodate expansion of ISOCOR's operations.

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

                              ISOCOR'S MANAGEMENT

     The current executive officers and directors of ISOCOR and their ages as of October 31, 1999 are as follows:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Andrew De Mari.............................  60    Chairman of the Board of Directors
Paul Gigg..................................  46    President, Chief Executive Officer and
                                                   Director
Janine M. Bushman..........................  45    Vice President, Finance and Administration,
                                                   Chief Financial Officer and Director
Karl Klessig...............................  57    Vice President, Marketing and Strategic
                                                   Alliances
David Longley..............................  54    Vice President, International Sales and
                                                   Marketing
Alex Lazar.................................  42    Vice President, North American Sales
Abraham Levine.............................  51    Vice President, Professional Services
Barry Wyse.................................  37    Vice President, Engineering
Andre De Fusco(2)..........................  41    Director
Dennis Cagan...............................  54    Director
G. Bradford Jones(1)(2)....................  44    Director
Bill Yundt(1)..............................  59    Director

-------------------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Andrew De Mari is a founder of ISOCOR, was elected Chairman of the Board of Directors in November 1997 and has been a member of the Board of Directors since ISOCOR's inception in 1991. Prior to becoming Chairman, Dr. De Mari served as ISOCOR's President and Chief Executive Officer since its founding in 1991. Prior to founding ISOCOR, Dr. De Mari was a founder of Retix a networking equipment company, and a Vice President of Compucorp, an office automation product manufacturer, Dr. De Mari holds M.S.E.E. and Ph.D. degrees in Electrical Engineering from the California Institute of Technology and Dott. Inc. Electrical Engineering from the Politecnico di Torino, Italy.

     Paul R. Gigg joined ISOCOR in January 1993. He became General Manager, Europe in October 1995, was elected Vice President, European Marketing and Sales in October 1996, was elected Chief Operating Officer in April 1997 and was elected to the Board of Directors and as President and Chief Executive Officer in November 1997. Prior to joining ISOCOR, Mr. Gigg was Director of Marketing and Engineering at Dowty Communications (formerly Case Communications), a developer and supplier of networking products. Mr. Gigg holds a B.S.E.E. degree from the University of Wales, United Kingdom.

     Janine M. Bushman joined ISOCOR in April 1993. She became the Vice President of Operations of ISOCOR in October 1994, was elected to the Board of Directors in July 1995 and was elected Chief Financial Officer and Vice President, Finance and Administration in November 1995. For almost six years prior to joining ISOCOR, Ms. Bushman was Controller and Corporate Secretary for Interactive Systems Corporation, a developer and supplier of UNIX operating systems software. Ms. Bushman holds an M.B.A. from Loyola Marymount University and a B.S. in Accounting from the California State University at Northridge.

     Karl Klessig joined ISOCOR in May 1998, and was elected Vice President, Marketing and Strategic Alliances in October 1998. Prior to joining ISOCOR, Mr. Klessig was the founder of Enterprise Solutions Limited (ESL), where he served as a Director from its inception in 1991, and as President and CEO until 1997. ESL develops, manufactures and distributes electronic messaging and directory solutions. Prior to that he was the founder, President and CEO of Quadratron Systems Limited, an Office Automation Software company, from 1983 until 1991. Mr. Klessig holds a B.S. degree in Physics from Illinois Institute of Technology, where he serves on the Board of Overseers, and a Masters of International Business Administration from West Coast University.

     David Longley joined ISOCOR in January 1997 as General Manager of European Sales and Marketing. Mr. Longley was appointed Vice President of International Sales and Marketing in May 1999. Prior to joining ISOCOR, Mr. Longley held positions at ICL from 1992 to 1997, where he was most recently General Manager of the ICL i500 Directory Business. Mr. Longley holds a BSc in Mathematics from London University.

     Alex Lazar joined ISOCOR in November 1993 and was elected to the position of Vice President, North American Sales in July 1997. Prior to joining ISOCOR, Mr. Lazar was Vice President, Sales and Support and a founder of Isicad, a network management software company, which position he held from 1987 to 1993. Mr. Lazar holds a B.S. from DePaul University.

     Abraham Levine joined ISOCOR in January 1999 as Vice President, Professional Services. Prior to joining ISOCOR, Mr. Levine was Vice President of Professional Services at Software.com, an Internet messaging company, from May 1997 to December 1998. Prior to this, Mr. Levine was Vice President and General Manager of Business Intranet Solutions at Sprint from February 1996 to February 1997. Previously, Mr. Levine held several positions, including Sprint Global Executive, at Control Data Systems a messaging product and integration company from February 1989 to February 1996 and March 1997 to May 1997. Mr. Levine holds a B.S. degree in Business Administration from California State University at Northridge.

     Barry Wyse joined ISOCOR B.V. in May 1995 and became Vice President, Engineering of ISOCOR in December 1997. Prior to joining ISOCOR, Mr. Wyse served as Software Manager for Microsoft B.V., a subsidiary of Microsoft Corporation, a commercial software provider, from April 1994 to May 1995 and as Principal Engineer for Lotus B.V., a subsidiary of Lotus Development Corporation, which was subsequently acquired by IBM, from December 1992 to February 1994. Mr. Wyse holds an M.S. degree in Computer Science from University College, Dublin Ireland.

     Andre De Fusco was elected to the Board of Directors of ISOCOR in March 1999. Mr. de Fusco has been President and Chief Executive Officer of ACT Networks, Inc. since July 1998. Previously Mr. de Fusco held several positions with ACT Networks, including the position of Vice President and General Manager of the Broadband Network Services subsidiary from July 1997 to June 1998, Vice President, Strategic Planning and Business Development from December 1995 to July 1997 and Vice President of Marketing from December 1994 to December 1995. Mr. de Fusco was employed as Director of International Accounts and Director of Business Development for Northern Telecom from 1990 to 1994 and as Vice president of Marketing and President of Maxcom, a developer of electronic mail systems, from 1984 to 1990.

     Dennis Cagan was elected to the Board of Directors of ISOCOR in August 1997 and has also served as a consultant to ISOCOR since that time. Until November 1999 he served as Chief Strategy Officer of MessageMedia, Inc., a services company providing customer relationship management and direct marketing via Internet e-mail. From January 1999 to April 1999 he was interim CEO of MessageMedia, Inc. Mr. Cagan has been President of Cagan Co., Inc., a management consulting firm, since 1981 and also serves as Chairman of the Board of Acorn Technologies, Inc. He also currently serves on the Board of Directors of SupplySolution, Inc. and MessageMedia, Inc.

     G. Bradford Jones became a member of ISOCOR's Board of Directors in July 1991. He is a general partner in the venture capital firm of Brentwood Associates, which he joined in 1981. Mr. Jones also serves on the Board of Directors of Onyx Acceptance Corp., Interpore International and Aastrom Biosciences.

     Bill Yundt joined ISOCOR's Board of Directors in May 1998. He is Vice President, Networking at WebTV Networks, Inc., a subsidiary of Microsoft Corporation where he has been employed since June 1996. Prior to joining WebTV Mr. Yundt served as Vice President of BBn Planet Corporation, a computer hardware hosting service provider, from September 1994 to May 1996. Mr. Yundt was founder and CEO of BARRNet (Bay Area Regional Network), an Internet service provider, in 1993 where he was active through 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of ISOCOR's Board of Directors are currently Mr. Yundt and G. Bradford Jones. Neither Mr. Jones nor Mr. Yundt has at any time been an officer or employee of ISOCOR.

                           SUMMARY COMPENSATION TABLE

     The following table shows the compensation received by ISOCOR's Chief Executive Officer during 1998 and the four other most highly compensated executive officers of ISOCOR on an annualized basis whose total annual salary and bonus exceeded $100,000 for 1998 (the "Named Officers"), and the compensation received by each such individual for the fiscal years ended December 31, 1996, 1997 and 1998.

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                           ANNUAL COMPENSATION              ------------
                                                  --------------------------------------     SECURITIES
                                                              BONUS AND     OTHER ANNUAL     UNDERLYING      ALL OTHER
                                                   SALARY     COMMISSION    COMPENSATION      OPTIONS       COMPENSATION
                                                  --------    ----------    ------------    ------------    ------------
Paul Gigg...............................  1998    $227,631     $33,280        $42,000
President and Chief                       1997     153,640      46,057         24,000         $125,000        $31,862
  Executive Officer                       1996      79,698      76,913             --           25,000          7,949
Alex Lazar..............................  1998     105,316      55,382          8,500
  Vice President,                         1997      98,254      62,113             --           20,000
  North American Sales                    1996      79,250      65,535
Raomal Perera(1)........................  1998     102,278      11,720         36,000                          13,709
  Senior Vice President,                  1997     110,957      12,680         32,400                           9,235
  Engineering                             1996      87,295          --         32,400           28,000         11,904
Janine Bushman..........................  1998     146,135      23,123          2,009
  Vice President, Finance                 1997     130,000      32,109
  & Administration, CFO                   1996     110,000                                      25,000
Robert Lewin(2).........................  1998     193,480      11,754         30,500
  Vice President, Marketing               1997       9,170       6,100                          50,000

-------------------------
(1) Raomal Perera resigned as an officer of ISOCOR effective July 1, 1999.

(2) Robert Lewin resigned as an officer of ISOCOR effective December 9, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information with respect to the stock option grants made during the year ended December 31, 1998 under ISOCOR's 1992 Stock Option to the Named Officers. No stock appreciation rights were granted to these individuals during such fiscal year.

                                                         INDIVIDUAL GRANTS
                          -------------------------------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE
                                                                                           VALUE
                                                                                  AT ASSUMED ANNUAL RATES
                                      % OF TOTAL                                      OF STOCK PRICE
                                       OPTIONS                                         APPRECIATION
                          OPTIONS     GRANTED TO     EXERCISE OR                  FOR OPTION TERMS($)(1)
                          GRANTED    EMPLOYEES IN     BASE PRICE     EXPIRATION   -----------------------
          NAME            (SHARES)   FISCAL YEAR    (PER SHARE)(4)      DATE          5%          10%
          ----            --------   ------------   --------------   ----------   ----------   ----------
Paul Gigg...............    6,000         0.8          $1.8125       11-30-2005    $  6,839     $ 17,332
                           25,000    3.2.....           1.8125        8-14-2006      28,497       72,216
                           75,000         9.6           1.8125        5-15-2007      85,490      216,649
                           50,000         6.4           1.8125        11-5-2007      56,994      144,433
                          170,000        22.0           1.8125        5-13-2008     193,778      491,072
Alex Lazar..............   20,000         2.5           1.8125        8-14-2006      22,797       57,773
                           65,000         8.4           1.8125        5-13-2008      74,092      187,763
Raomal Perera(2)........    8,000         1.0           1.8125        1-18-2006       9,119       23,109
                           20,000         2.5           1.8125        8-14-2006      22,797       57,773
                           20,000         2.5           1.8125        5-13-2008      22,797       57,773
Janine Bushman..........   10,000         1.3           1.8125        1-18-2006      11,399       28,887
                           15,000         1.9           1.8125        8-14-2006      17,098       43,330
                           30,000         3.9           1.8125        5-13-2008      34,196       86,660
Robert Lewin(3).........   37,500         4.9           1.8125        12-8-2007      42,745      108,325

-------------------------
(1) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of ISOCOR common stock, as well as the optionee's continued employment through the vesting period.

(2) Raomal Perera resigned as an officer of ISOCOR effective July 1, 1999.

(3) Robert Lewin resigned as an officer of ISOCOR effective December 9, 1998.

(4) Reflects options granted in prior fiscal years for which the exercise price was adjusted.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides certain summary information concerning shares of ISOCOR common stock acquired upon exercise of stock options and represented by outstanding stock options, for each of the Named Officers as of December 31, 1998.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                       OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)(2)
                             ACQUIRED                      ---------------------------   ---------------------------
           NAME             ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------------   -----------   -------------   -----------   -------------
Paul Gigg.................      --             --             7,850          28,150        $32,876       $117,892
                                                              7,083           2,917         27,893         11,487
                                                              4,625           1,375         12,721          3,782
                                                             14,583          10,417         40,111         28,652
                                                             43,181          31,819        118,769         87,518
                                                             26,924          23,076         74,054         63,471
                                                                 --         170,000             --        467,585
Raomal Perera(3)..........      --             --             5,833           2,167         11,304          4,200
                                                             11,666           8,334         22,609         16,151
                                                                 --          20,000             --         38,760
Alex Lazar................      --             --               979              21          3,855             83
                                                              9,750           2,250         32,302          7,454
                                                             11,666           8,334         32,087         22,923
                                                                 --          65,000             --        178,783
Janine Bushman............      --             --            16,000              --         67,008             --
                                                              4,000              --         15,752             --
                                                              4,000              --         15,752             --
                                                              3,916              84         15,421            331
                                                             13,000           3,000         43,069          9,939
                                                              7,291           2,709         20,054          7,451
                                                              8,750           6,250         24,067         17,191
                                                                 --          30,000             --         82,515
Robert Lewin(4)...........      --             --            12,500          37,500         28,125         84,375

-------------------------
(1) Determined based on the closing price of ISOCOR common stock as reported on the Nasdaq Stock Market on December 31, 1998 ($4.56 per share).

(2) Excludes options with exercise prices in excess of the fair market value of the underlying shares as of the date of this table.

(3) Raomal Perera resigned as an officer of ISOCOR effective July 1, 1999.

(4) Robert Lewin resigned as an officer of ISOCOR effective December 9, 1998.

                           TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information as of December 31, 1998 with respect to the repricing of certain stock options held by the named officers during the previous ten years. No stock appreciation rights were granted to any Named Officer during such period.

                                    NUMBER OF        MARKET                                      LENGTH OF
                                   SECURITIES       PRICE OF        EXERCISE                  ORIGINAL OPTION
                                   UNDERLYING       STOCK AT        PRICE AT                  TERM REMAINING
                                   OPTION/SARS      TIME OF         TIME OF         NEW         AT DATE OF
                                   REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE     REPRICING OR
        NAME             DATE        AMENDED       AMENDMENT       AMENDMENT       PRICE         AMENDMENT
        ----           --------    -----------    ------------    ------------    --------    ---------------
Paul Gigg............  12-11-98       6,000         $ 1.8125         $ 2.625      $ 1.8125    6 yrs. 11 mos.
                       12-11-98      25,000           1.8125           2.625        1.8125     7 yrs. 8 mos.
                       12-11-98      75,000           1.8125           2.625        1.8125     8 yrs. 5 mos.
                       12-11-98      50,000           1.8125           2.625        1.8125    8 yrs. 11 mos.
                         4-1-97       6,000           2.625            7.50         2.625      8 yrs. 8 mos.
                         4-1-97      25,000           2.625            6.75         2.625      9 yrs. 4 mos.
Raomal Perera(1).....  12-11-98       8,000           1.8125           2.625        1.8125     7 yrs. 1 mos.
                       12-11-98      20,000           1.8125           2.625        1.8125     7 yrs. 8 mos.
                         4-1-97       8,000           2.625            8.00         2.625     8 yrs. 10 mos.
                         4-1-97      20,000           2.625            6.75         2.625      9 yrs. 4 mos.
Alex Lazar...........  12-11-98      20,000           1.8125           2.625        1.8125     7 yrs. 8 mos.
                         4-1-97      20,000           2.625            6.75         2.625      9 yrs. 4 mos.
Janine Bushman.......  12-11-98      10,000           1.8125           2.625        1.8125     7 yrs. 1 mos.
                       12-11-98      15,000           1.8125           2.625        1.8125     7 yrs. 8 mos.
                         4-1-97      10,000           2.625            8.00         2.625     8 yrs. 10 mos.
                         4-1-97      15,000           2.625            6.75         2.625      9 yrs. 4 mos.
Robert Lewin(2)......  12-11-98      37,500           1.8125           2.625        1.8125     7 yrs. 8 mos.

-------------------------
(1) Raomal Perera resigned as an officer of ISOCOR effective July 1, 1999.

(2) Robert Lewin resigned as an officer of ISOCOR effective December 9, 1998.

                  ISOCOR MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

     Revenues. Total revenues were $24,272,000 and $16,358,000 for the nine months ended September 30, 1999 and 1998, respectively, representing an increase in 1999 of 48% over the same period one year ago. Revenues from domestic sources accounted for approximately 32% and 27% of total revenues in the nine months ended September 30, 1999 and 1998, respectively, while ISOCOR's European marketplace revenues accounted for 59% and 60%, respectively, of ISOCOR's total revenues in the same periods. The remaining 9% and 13% of revenues in the nine months ended September 30, 1999 and 1998, respectively, were generated from sources outside North America and Europe, primarily from Asia and South America.

     Product revenues were $14,456,000 and $10,019,000 for the nine months ended September 30, 1999 and 1998, respectively. ISOCOR's Internet Messaging product line consists primarily of the N-PLEX products, which accounted for $7,381,000 or 51% of total product revenues in the nine months ended September 30, 1999, up from the nine months ended September 30, 1998 level of $4,938,000 or 49% of total product revenues. Directory revenues accounted for $3,747,000 or 26% of total product revenues in the nine months ended September 30, 1999, up from the nine months ended September 30, 1998 level of $1,484,000, or 15% of product revenues. ISOCOR's worldwide Internet Messaging and Directory business includes customers who are implementing large-scale/complex software systems. These systems take time to design, configure and implement. This has a delaying impact on the speed at which ISOCOR recognizes its revenues, such that large projects will be recognized as revenue over several quarters.

     In the nine months ended September 30, 1999 and 1998 product revenues driven by the demand for non-Internet related solutions were $3,329,000 and $3,597,000 of product revenues, respectively. This slight decrease was primarily due to decreased volumes of ISOCOR's products relating to a continuing shift in market demand away from ISOCOR's older non-Internet related product lines, partially offset by increased prices. ISOCOR believes that this marketplace and the related revenues will continue to decline slowly through the remainder of 1999 and beyond.

     Service revenues were $9,816,000 and $6,339,000 for the nine months ended September 30, 1999 and 1998, respectively. The 55% increase from 1998 to 1999 resulted primarily from increased volumes of software support and update services; increased levels of custom services revenues largely driven by the increased customer demand for ISOCOR's solutions incorporating both products and services; and to a lesser extent due to the increased capabilities provided by ISOCOR's acquisition of a 60% interest in an Italy-based services company in the third quarter of 1998.

     Cost of Revenues. Cost of product revenues consists primarily of costs of media duplication, manuals and packaging materials, hardware purchased from third party vendors and third party royalties relating to licensed technology. The increase in cost of product revenues to $2,340,000 from $1,746,000 in the nine months ended September 30, 1999 to September 30, 1998, respectively, resulted primarily from increased hardware purchased from third party vendors.

     Cost of service revenues consists primarily of personnel-related costs of providing custom services and software support and update services. The increase in cost of service revenues from $3,372,000 for the nine months ended September 30, 1998 to $6,549,000 for the nine months ended September 30, 1999 resulted from increased personnel and related costs associated with supporting a higher level of service revenues and includes the services cost of sales attributable to ISOCOR's acquisition of a 60% interest in System Wizards, S.p.A. in the third quarter of 1998.

     Gross Profit. Gross profit was $15,383,000 and $11,240,000 for the nine months ended September 30, 1999 and 1998, respectively, representing 63% and 69% of revenues for those same periods, respectively. The decrease in gross margin percentage between the periods was driven primarily by decreased services gross margins.

     Gross profit from product sales was $12,116,000 and $8,273,000 for the nine months ended September 30, 1999 and 1998, respectively, representing 84% and 83% of product sales for the nine months ended September 30, 1999 and 1998, respectively. The slight increase in gross profit percentage is due to the fixed cost component of cost of sales spread over a higher product revenue base for the nine months ended September 30, 1999 compared to the nine months ended September 30, 1998.

     Gross profit from services was $3,267,000 and $2,967,000 for the nine months ended September 30, 1999 and 1998, respectively, representing 33% and 47% of services revenues for those same periods, respectively. The decrease in gross profit percentage between the periods was primarily driven by increased levels of personnel required to provide these services, partially attributable to ISOCOR's acquisition of a 60% interest in System Wizards, S.p.A. in the third quarter of 1998.

     Engineering. Engineering expenses were $4,227,000 and $4,238,000 for the nine months ended September 30, 1999 and 1998, respectively, representing 17% and 26% of revenues for those same periods, respectively. The percentage decline in engineering expenses is affected by the higher revenue in the nine months ended September 30, 1999.

     Sales and Marketing. Sales and marketing expenses were $10,466,000 and $9,960,000 for the nine months ended September 30, 1999 and 1998, respectively, representing 43% and 61% of revenues for those same periods, respectively. The absolute increase in sales and marketing expenses resulted principally from operating expenses associated with higher commissions on higher revenues for the nine months ended September 30, 1999 versus 1998 and partially from ISOCOR's acquisition of a 60% interest in an Italy based services company in the third quarter of 1998. The decrease in sales and marketing expenses as a percentage of revenues is affected by the higher revenue in the nine months ended September 30, 1999.

     Administration. Administration expenses were $3,456,000 and $2,472,000 for the nine months ended September 30, 1999 and 1998, respectively, representing 14% and 15% of revenues for those same periods, respectively. The absolute increase in administration expenses resulted principally from the increased operating expenses associated with increased consulting and professional service fees and partially attributable to the increased operating expenses associated with ISOCOR's acquisition of a 60% interest in System Wizards, S.p.A. in the third quarter of 1998.

     (Income)loss from currency fluctuations. (Income) loss from currency fluctuations was $631,000 and $(301,000) for the nine months ended September 30, 1999 and 1998, respectively. The fluctuation during these periods resulted principally from Ireland due to the strength of the U.S. dollar against the local currency.

     Interest income. Interest income was $623,000 for the nine months ended September 30, 1999 as compared with $784,000 in the same period in 1998. The decrease is primarily related to decreased levels of marketable securities during the first six months of 1999 as compared to the same period in 1998.

     Provision for Income Taxes. The income tax provision was $114,000 for both the nine months ended September 30, 1999 and 1998, on pre-tax losses of $2,774,000 and $4,345,000, respectively, which resulted from taxes on ISOCOR's foreign operations.

RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     The consolidated financial statements of ISOCOR contained in this proxy statement/prospectus have been retroactively restated for all periods presented to include the financial position, results of operations and cash flows of NetCS Informationstechnik GmbH, which was acquired on August 29, 1996, in accordance with the pooling-of-interests method of accounting. In 1997, NetCS Informationstechnik GmbH's legal name was changed to ISOCOR GmbH.

     Revenues. Total revenues were $26.4 million, $22.0 million and $23.3 million in 1996, 1997 and 1998, respectively, representing a decrease of 17% in 1997 and an increase of 6% in 1998.

     On a geographic basis, revenues from North American sources accounted for 22%, 33% and 23% of total revenues during 1996, 1997 and 1998, respectively, while revenues in ISOCOR's European marketplace accounted for 71%, 58% and 66% of total revenues in 1996, 1997 and 1998, respectively. The remaining percentages of revenue of 7%, 9% and 11% in 1996, 1997 and 1998, respectively, were generated from sources outside North America and Europe, primarily from Australasia and South America.

     Product revenues were $21.3 million, $15.6 million and $14.0 million in 1996, 1997 and 1998, respectively, representing a decrease of 27% in 1997 and a decrease of 10% in 1998.

     The 27% decrease in product revenues from 1996 to 1997 was mainly due to decreased volumes of, and declining prices for, ISOCOR's older non-Internet related products and Connectivity products, partially offset by increased volumes in ISOCOR's products driven by the increased demand for software solutions as a result of the increased business usage of the Internet. ISOCOR believes that the major driver for the decline in demand for non-Internet related software solutions was the rapid emergence and explosion of business use of the Internet. In 1996, product revenues driven by the demand for non-Internet related solutions were $12.4 million, or 58% of product revenues, while in 1997 these revenues fell to $4.9 million, or 31% of product revenues. Connectivity product revenues were $3.9 million and $719,000 in 1996 and 1997, respectively.

     The 10% decrease in product revenues from 1997 to 1998 was mainly due to decreased volumes of ISOCOR's products related to a continuing shift in market demand away from ISOCOR's older non-Internet related products lines, partially offset by increased average prices of ISOCOR's Internet products driven by the increased demand for software solutions as a result of the increased business usage of the Internet. While ISOCOR continues to sell non-Internet related projects in certain parts of the world, or in certain specific application areas, ISOCOR believes that this marketplace will continue to decline slowly throughout 2000 and beyond. In 1998, product revenues driven by the demand for non-Internet related solutions were 25% of product revenues. ISOCOR's Internet related product lines are primarily Internet Messaging and Directory. The Internet Messaging product line consists primarily of the N-PLEX products and accounted for 49% and 43% of total product revenues in 1998 and 1997, respectively. ISOCOR's Directory products accounted for 16% and 15% of total product revenues in 1998 and 1997, respectively. ISOCOR's worldwide Internet Messaging and Directory business is evolving to include more customers who are implementing larger-scale/more complex software systems. These systems take increased time to design, configure and implement. This evolution has a delaying impact on the speed at which ISOCOR recognizes its revenues, such that larger projects will be recognized as revenue over several quarters. This trend is currently more pronounced in ISOCOR's U.S. customers than elsewhere in the world. As of December 31, 1998, ISOCOR had approximately $5.5 million of orders in backlog, which compares to the December 31, 1997 and 1996 levels of less than $500,000.

     Service revenues were $5.1 million, $6.4 million and $9.3 million in 1996, 1997 and 1998, respectively, representing increases of 25% and 45% in 1997 and 1998, respectively. Service revenues include software support and update fees, custom engineering, installation and training. The increase in 1997 from 1996 was primarily due to increased volumes of software support and update service fees. The increase in 1998 from 1997 was primarily due to increased volumes of custom engineering largely driven by the increased capabilities provided by ISOCOR's acquisition of a 60% interest in an Italy-based services company in the third quarter of 1998, and to a lesser extent due to increased volumes of software support and update service fees. ISOCOR believes that services revenues are becoming an increasingly important component of its offerings to the market because more customers are implementing larger-scale/more complex software systems.

     Cost of revenues. Cost of revenues of $5.1 million, $5.7 million and $7.9 million in 1996, 1997 and 1998, respectively, includes both cost of product revenues and cost of service revenues. Cost of product revenues consists primarily of product media duplication, manuals and packaging materials, personnel and facility costs associated with the assembly operation, and third-party royalties relating to licensed technology costs of hardware purchased from third-party vendors. Cost of service revenues consists primarily of personnel-related costs of providing software support and update, custom engineering, installation and training services.

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

     Cost of product revenues were $2.7 million, $2.9 million and $2.8 million in 1996, 1997 and 1998, respectively. Cost of product revenues increased from 1996 to 1997 primarily as a result of increased third-party royalties on one of ISOCOR's product lines associated with the growth in demand driven by the Internet and a $310,000 write-down of third-party prepaid royalties relating to a specific product technology which ISOCOR believed was non-strategic, which was partially offset by a reduction in costs relating to hardware purchased from third-party vendors as a result of decreased sales of these components. Cost of product revenues decreased from 1997 to 1998 primarily as a result of decreased third-party royalties on one of ISOCOR's product lines and the 1997 write-down of third-party royalties relating to a specific product technology which ISOCOR believed was non-strategic, both of which were partially offset by increased costs relating to hardware purchased from third-party vendors as a result of increased sales of these components.

     Cost of services revenues were $2.4 million, $2.8 million and $5.1 million in 1996, 1997 and 1998, respectively. Cost of services revenues increased due to increased costs associated with supporting higher levels of service revenues during these periods.

     Gross profit. Gross profit was $21.3 million, $16.4 million and $15.4 million representing 81%, 74% and 66% of total revenues in 1996, 1997 and 1998, respectively. The decline in the gross profit percentage from 1996 to 1997 is primarily attributable to a decrease in the product gross margin percentage. The decline in the gross profit percentage from 1997 to 1998 is primarily attributable to a decline in services gross margin percentage combined with the impact of an increasing percentage of services revenues to total revenues and, to a lesser extent, by a decline in the product gross profit percentage.

     Gross profit from product sales was $18.6 million, $12.8 million and $11.2 million in 1996, 1997 and 1998, respectively, representing 87%, 82% and 80% of product revenues in 1996, 1997 and 1998, respectively. The absolute decrease in gross profit from 1996 to 1997 was primarily a result of decreased product revenues as discussed above, coupled with increased third-party royalties on one of ISOCOR's product lines associated with the growth in demand driven by the Internet and a 1997 $310,000 write-down of third-party prepaid royalties relating to a specific product technology which ISOCOR believed was non-strategic. The absolute decrease in gross profit from 1997 to 1998 was primarily a result of decreased product revenues as discussed above and increased costs of hardware purchased from third-party vendors as a result of increased sales of these components, both of which were partially offset by decreased third-party royalties on one of ISOCOR's product lines and the 1997 write-down of third-party royalties relating to a specific product technology which ISOCOR believed was non-strategic.

     Gross profit from services was $2.7 million, $3.6 million and $4.2 million in 1996, 1997 and 1998, respectively, representing 53%, 56% and 46% of services revenues in 1996, 1997 and 1998, respectively. The increase in the gross profit from services percentage from 1996 to 1997 is primarily due to increased services revenues without a corresponding increase in personnel costs associated with providing these services. The decrease in the gross profit from services percentage from 1997 to 1998 is primarily due to increased levels of personnel required to provide those services and is partially attributable to ISOCOR's mid 1998 acquisition of a 60% interest in System Wizards, S.p.A.

     Engineering. Engineering expenses were $9.0 million, $7.9 million and $5.9 million in 1996, 1997 and 1998, respectively, representing 34%, 36% and 25% of revenues in 1996, 1997 and 1998, respectively. Engineering expenditures consist primarily of personnel costs, facilities costs, equipment costs and related costs required to conduct ISOCOR's development efforts, which include costs related to engineering, product management, technical writing and quality assurance. The dollar decrease in engineering expenses in 1997 resulted principally from decreased levels of personnel involved in these activities, and relate primarily to the continued reduction in and stabilization of development of ISOCOR's older non-Internet based products. The dollar decrease in engineering expenses in 1998 resulted principally from decreased levels of personnel involved in these activities, including the continued reduction in development of ISOCOR's older non-Internet based products. During 1996, 1997 and 1998, there were approximately 136, 106 and 74 people on average, respectively, involved in engineering activities. To date, all software development costs have been expensed as incurred, as the impact of software development costs that qualify for capitalization under Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," have been immaterial to the financial statements. ISOCOR believes that significant investments in research and development are required for ISOCOR to remain competitive. While ISOCOR intends to continue to place emphasis on its research and development efforts in the future to remain competitive, ISOCOR anticipates it will continue to moderate these expenses during 1999, relative to prior periods, and that these expenses may not vary directly with the level of revenues for that same period.

     Sales and marketing. Sales and marketing expenses were $10.1 million, $14.0 million and $13.1 million in 1996, 1997 and 1998, respectively, representing 38%, 63% and 56% of revenues in 1996, 1997 and 1998, respectively. Sales and marketing expenses include personnel and associated costs relating to selling, sales support and marketing activities, including marketing programs such as trade shows and other promotional costs. In 1997, the increase over 1996 in total dollars in sales expenses resulted primarily from expansion of ISOCOR's sales and support organizations and marketing is due to costs associated with increased levels of personnel being involved with marketing activities on a worldwide basis, as well as an increase in marketing program costs. In 1998, the decrease in sales and marketing expenses was due to ISOCOR's refocusing of its sales and marketing efforts and a decrease in the level of personnel involved and expenses associated with those efforts. During 1996, 1997 and 1998, there were approximately 77, 95 and 88 people on average, respectively, primarily involved in sales activities. ISOCOR intends to increase its sales and marketing spending in 1999.

     Administration. Administration expenses were $2.7 million, $3.0 million and $3.6 million in 1996, 1997 and 1998, respectively, representing 10%, 13% and 15% of revenues in 1996, 1997 and 1998, respectively. From 1996 to 1997 the dollar increases were primarily due to higher levels of staffing. From 1997 to 1998 the dollar increase were primarily due to increased levels of professional services fees. During 1996, 1997 and 1998, there were approximately 29, 38 and 39 people on average, respectively, primarily involved in administrative activities. ISOCOR expects to increase the dollar amount of its administration expenditures in the future to support potential growth and to continue to meet the reporting and investor relations requirements imposed on a public company.

     Agency grants. In 1992, 1994 and 1996 ISOCOR secured grant aid in the amounts of $750,000, $850,000 and $793,000, respectively, from the IDA under an incentive program designed to induce organizations to locate and conduct business in Ireland. These grants are for six years each and are primarily dependent upon the creation and fulfillment of new jobs within ISOCOR in Ireland. ISOCOR reflected as reductions of operating expenses $413,000, $69,000 and $0 relating to these grants in 1996, 1997 and 1998, respectively. ISOCOR has decreased its level of employment in Ireland in 1997 and 1998. However ISOCOR is committed to retaining a significant and continuing presence in Ireland. The Company also received grant aid from the Technological Finance
Authority -- Berlin under an incentive program to promote research and development in small and medium-sized German-owned companies located in Berlin. ISOCOR reflected as reductions of operating expenses $87,000, $0 and $0 relating to these grants in 1996, 1997 and 1998, respectively. As of August 31, 1996, ISOCOR is no longer eligible to receive grants from the Technological Finance Authority -- Berlin. ISOCOR expects the level of grant aid it receives from differing sources to vary from year to year, primarily dependent upon its employment level in Ireland.

     Severance costs. Severance costs of $681,000 in 1997 represent the costs accrued with respect to 35 terminated employees due to the restructuring activities completed in 1997. The total severance costs incurred were $364,000 for engineering, $190,000 for sales and marketing, and $127,000 for administration.

     Acquisition costs. Acquisition costs of $227,000 in 1996 represent the direct costs, primarily legal and accounting, of the business combination of NetCS Informationstechnik GmbH and ISOCOR.

     Income (loss) from currency fluctuations. Income (loss) from currency fluctuations was $(82,000), $39,000 and $241,000 in 1996, 1997 and 1998,
respectively. The differences result from changes in foreign currency rates.

     Interest income. Interest income was $1.0 million, $1.2 million and $1.0 million in 1996, 1997 and 1998, respectively. The increase in 1997 resulted primarily from interest earned for the full twelve months of 1997 on the cash equivalents and marketable securities related to ISOCOR's initial public offering in March 1996, partially offset by declining cash equivalents and marketable securities balances in 1997. The decrease in 1998 is primarily related to decreased levels of cash, cash equivalents and marketable securities.

     Provision for income taxes. During 1997 and 1998, ISOCOR did not generate taxable income in the United States. In 1996, ISOCOR utilized $390,000 of tax loss carryforwards to offset income otherwise taxable in the United States, which resulted in a significant reduction in income tax expense for that year. ISOCOR has significant operations and generates a substantial portion of its taxable income in Ireland. Under a tax holiday due to terminate in 2010, ISOCOR is taxed in Ireland on its "manufacturing income" at a 10% rate. For Irish tax purposes, most of ISOCOR's operating income earned in Ireland is considered "manufacturing income." To qualify for this 10% rate, ISOCOR must carry out "software development services" or "technical or consultancy services", as defined in the Irish Finance Act 1980, in Ireland and qualify for an employment grant from the IDA. If ISOCOR ceases to comply with these qualifications, all or a part of its taxable profits may be subject to a 32% tax rate on its post disqualification date taxable profits. Should this occur, or should Irish tax laws be rescinded or changed, ISOCOR's net income could be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to ISOCOR's initial public offering in March 1996, ISOCOR financed its operations primarily through private sales of equity securities. ISOCOR received net proceeds of approximately $1.8 million in 1996 from the private sale of equity securities. In March 1996, ISOCOR completed a public offering and sale of 2,300,000 shares of its common stock resulting in net proceeds to ISOCOR of approximately $18.3 million. Funds from ISOCOR's equity financings continue to be used to fund the expansion of ISOCOR's infrastructure and internal operations, including purchases of capital equipment and the hiring of additional personnel.

     ISOCOR generated (used) cash from operating activities of $446,000, $(4,718,000) million and $266,000 in 1996, 1997 and 1998, respectively, and
$(467,000) for the nine months ended September 30, 1999. Operating cash flows in 1998 relative to 1997 were positively affected by a decreased operating loss (net of adjustments due to depreciation and amortization and the provision for doubtful accounts, returns and price protection) and increased cash flow relative to a decreased level of other current assets and an increased level of other accrued expenses and deferred revenues. Operating cash flows in 1997 relative to 1996 were negatively affected by a significantly increased operating loss (net of adjustments due to depreciation and amortization and the provision for doubtful accounts, returns and price protection), partially offset by a decreased level of revenues. Cash flow from operations can vary significantly from quarter to quarter depending upon the timing of operating cash receipts and payments, especially accounts receivable and accounts payable. In addition, ISOCOR typically generates a large percentage of its quarterly revenues during the last few weeks of the quarter, which when coupled with payment terms in excess of 90 days on some of the larger sales tends to give rise to increases in accounts receivable.

     ISOCOR currently anticipates that its available cash, cash equivalents and marketable securities resources ($19.3 million as of September 30, 1999), will be sufficient to meet its working capital and capital expenditure requirements through at least the end of 2000.

YEAR 2000 ISSUES

     ISOCOR is working to resolve the potential impact of the year 2000 on the ability of ISOCOR's computerized information systems and ISOCOR's software products to process information accurately that may be date-sensitive. Any of ISOCOR's programs or products that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. ISOCOR utilizes a number of computer programs across its entire operation. ISOCOR is assessing both the readiness of its internal computer systems and software, and the compliance of its software licensed to customers, for handling the year 2000.

     ISOCOR relies on a variety of internal computer systems, as well as services provided by third parties, in the operation of its business. ISOCOR has substantially completed its assessment of the impact of the year 2000 problem upon such systems and does not believe that any of such systems are mission-critical to ISOCOR's business operations such that a failure in such systems would have an immediate adverse effect on ISOCOR's business, financial condition or results of operations. At this time, ISOCOR believes that its systems are year 2000 compliant and is in the final stages of completing the process of taking steps or monitoring the actions of its suppliers with respect to those systems. ISOCOR's internal systems run on personal computers and microprocessor-based computer servers set up in a workstation environment and should not be susceptible to universal failures. Were system failures to occur as a result of the year 2000 issue, ISOCOR believes that its on-site engineers and technical personnel would be able to address and resolve such issues prior to the occurrence of any material adverse effect on ISOCOR's business operations. The failure of certain of the systems upon which ISOCOR relies, such as payroll and banking services, could, however, be disruptive to ISOCOR's business operations if such systems were unavailable for an extended period of time. ISOCOR is in the final stages of completing its process of making inquiries with the providers of such types of services to determine their year 2000 readiness. However, ISOCOR believes that its business operations would not be materially adversely affected by short disruptions in such services and that the providers of such services (who also typically service many other business customers) will take steps to rectify any failures as soon as possible. More generally, ISOCOR does not believe that its risks with regard to failures in the power grid or general communications, building security and similar systems place ISOCOR in a unique position relative to year 2000 issues as compared to other businesses.

     ISOCOR is in the final stages of testing and upgrading, where necessary, the current versions of its currently-offered software products to address the year 2000 issue and year 2000 compliant versions of its currently available products. ISOCOR believes that a number of its older or obsolete products and/or versions are not year 2000 compliant, and ISOCOR currently does not intend to update such products or versions. ISOCOR has taken and plans to continue to take appropriate steps to notify its customers and distribution channels about the year 2000 issues associated with ISOCOR's older and discontinued products. ISOCOR maintains on its website a list of ISOCOR's current year 2000 compliant products (by product and version number). Customers under current support and maintenance agreements with ISOCOR will be entitled to upgrade to a year 2000 compliant replacement product. ISOCOR has completed a mailing to its customers under support and maintenance agreements and has conducted a general customer mailing, including ISOCOR's distribution channels and customers not under maintenance and support agreements. ISOCOR has given certain of its customers warranties with respect to year 2000 compliance and may have to offer updates, workarounds or replacement products to those customers. Through its website, ISOCOR is encouraging customers not under support and maintenance agreements to contact ISOCOR regarding possible upgrades or migration paths to address year 2000 issues. In addition to the information contained on ISOCOR's website, ISOCOR's regular newsletter contains similar information regarding year 2000 issues. In certain cases, however, customers may need to make hardware and/or operating system changes in order to implement a year 2000 solution. In other cases, ISOCOR will not be able to offer a solution. In the event that any of the products that ISOCOR has made or intends to make year 2000 compliant suffer unanticipated failures as a result of year 2000 problems, ISOCOR would deploy its engineering and technical support resources to implement a solution.

     ISOCOR believes that its customers are currently undergoing evaluations of their needs to achieve year 2000 compliance and are in various states of readiness. ISOCOR believes that for some customers, this may slow down their software purchases as they devote more time to preparing and testing their systems for year 2000 readiness, versus evaluating and implementing new systems. Therefore, such customers may choose to defer system investments during 1999, negatively impacting ISOCOR's revenues. Because year 2000 related impacts on customer purchasing decisions are unprecedented, ISOCOR has a limited ability to forecast accurately the impact of the year 2000 issue on its revenues.

     Some of ISOCOR's products incorporate software code supplied by third parties. ISOCOR relies upon such vendors to ensure that such code is updated to address year 2000 issues where appropriate. Because such third parties license their code to others in addition to ISOCOR, ISOCOR believes that such third parties will take measures to address any year 2000 issues with respect to such code. However, in the event that such third parties do not take actions to make the code year 2000 compliant or their actions prove insufficient, and where ISOCOR has the right to make code modifications, ISOCOR believes that its technical personnel, who are familiar with the code used in ISOCOR's products, could make necessary modifications to correct problems that arise.

     ISOCOR has not incurred substantial costs to date to address the year 2000 issue and does not expect the total costs of such project to be material to ISOCOR's financial position. To date, ISOCOR has spent approximately $325,000 in connection with actions taken by ISOCOR to address year 2000 problems and estimates remaining costs to be immaterial. Such costs are being expensed as they are incurred and are being funded through operating cash flow. Cost estimates are based on currently available information. Factors that could affect these estimates include, but are not limited to, the availability and cost of trained personnel to evaluate and implement necessary changes, the ability to locate and correct noncompliant systems and the ability of ISOCOR's customers and service providers to successfully implement year 2000 compliant systems or fixes. Any failure by ISOCOR to make its products year 2000 compliant could result in a decrease in sales of ISOCOR's products and/or possible claims against ISOCOR by customers as a result of year 2000 problems caused by ISOCOR's products. Despite ISOCOR's efforts to address the year 2000 impact on its internal systems, products and business operations, the year 2000 issue may result in a material disruption of its business or have a material adverse effect on ISOCOR's business, financial condition or results of operations.

EURO IMPACT

     In January 1999, eleven European countries, including Ireland, Germany and Italy, where ISOCOR maintains significant operations, initiated the process to replace their individual national currencies with a single, shared new currency, the "Euro", as part of the program of European Economic and Monetary Union. It is expected that this process will be completed at the latest by end of June in the year 2002. Although transactions during this transitional period may still be consummated in the individual currencies of the member countries, ISOCOR will be required to, and is currently in the process of, implementing modifications to its accounting systems as well as its contracts and other obligations in order to accommodate the Euro. The Company does not currently believe that it will incur a material financial expense in connection with such modifications. The introduction of the Euro, presents certain risks for ISOCOR including, risks associated with its reduced ability to adjust pricing of its products based on local currencies, fluctuations in the Euro based on economic turmoil in countries other than those in which ISOCOR does business and other risks normally associated with doing business in international currencies, any of which could have an adverse effect on ISOCOR's business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Quantitative information about market risk. ISOCOR's exposure to market risk for changes in interest rates relates primarily to ISOCOR's investment portfolio. ISOCOR maintains an investment policy designed to ensure the safety and preservation of its invested funds by limiting default risk, market risk and investment risk. As of September 30, 1999, ISOCOR had $10.3 million and $9.0 million of cash and cash equivalents and marketable securities, respectively, with a weighted average variable rate of 3.43% and 5.14%, respectively.

     ISOCOR attempts to mitigate default risk by attempting to invest in high credit quality securities and by constantly positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor and by placing its portfolio under the management of professional money managers who invest within specified parameters established by the board of directors. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity and maintains a prudent amount of diversification.

     Qualitative information about market risk. While ISOCOR's consolidated financial statements are prepared in United States dollars, a substantial portion of ISOCOR's worldwide operations have a functional currency other than the United States dollar. In particular, ISOCOR maintains substantial development operations in Ireland, where the functional currency is the Irish Pound, Germany where the functional currency is the German Mark and Italy, where the functional currency is the Italian Lira. In addition, a significant portion of ISOCOR's revenues are also denominated in currencies other than the United States dollar. Fluctuations in exchange rates may have a material adverse effect on ISOCOR's results of operations and could also result in exchange losses. The impact of future exchange rate fluctuations cannot be predicted adequately. To date, ISOCOR has not sought to hedge the risks associated with fluctuations in exchange rates, but may undertake such transactions in the future. ISOCOR does not have a policy relating to hedging. There can be no assurance that any hedging techniques implemented by ISOCOR would be successful or that ISOCOR's results of operations will not be materially adversely affected by exchange rate fluctuations.

       ISOCOR SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain ownership information with respect to the beneficial ownership of ISOCOR common stock as of October 20, 1999 by:

     - each person who is known by ISOCOR to own beneficially more than 5% of its common stock;

     - each director of ISOCOR;

     - each named executive officer listed in the ISOCOR Summary Compensation Table who is currently employed by ISOCOR; and

     - all directors and executive officers of ISOCOR as a group.

     Unless otherwise indicated, and subject to community property laws where applicable, each of the shareholders named in the following table has sole voting and investment power with respect to the shares shown as beneficially owned by it. A person is deemed to be the beneficial owner of securities which can be acquired by such person within 60 days from October 20, 1999 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options which are held by such person and which are exercisable within 60 days from October 20, 1999 have been exercised; options which held by any other person and which are exercisable within 60 days from October 20, 1999 are not assumed to have been exercised.

                                                                        NUMBER OF SHARES
                                                 NUMBER OF SHARES      BENEFICIALLY OWNED
                                                BENEFICIALLY OWNED       AS A RESULT OF         PERCENTAGE
                                               (INCLUDING THE NUMBER   OPTIONS EXERCISABLE       OF SHARES
                                                OF SHARES SHOWN IN      WITHIN 60 DAYS OF    OUTSTANDING AS OF
          NAME OF BENEFICIAL OWNER              THE SECOND COLUMN)      OCTOBER 20, 1999     OCTOBER 20, 1999
          ------------------------             ---------------------   -------------------   -----------------
Janine Bushman...............................           78,166                78,166                0.74%
Dennis Cagan.................................            5,000                     0                   *
Andre De Fusco...............................                0                     0                  --
Andrew De Mari(1)............................          336,307                51,666                3.21
Paul Gigg....................................          230,014               212,656                2.16
G. Bradford Jones(2).........................          607,618                     0                5.83
Karl Klessig.................................           31,118                29,687                   *
Alex Lazar...................................           62,155                55,395                   *
Abraham Levine...............................            1,000                     0                   *
David Longley................................           21,562                21,562                   *
Barry Wyse...................................           45,243                44,728                   *
Bill Yundt...................................            9,437                   937                   *
All executive officers and directors as a
  group (12 persons).........................        1,427,620               494,799               13.08

-------------------------
 *  Less than 1%.

(1) Excludes 6,471 shares owned by Antonella De Mari, 471 shares owned by Luigi De Mari, 6,471 shares owned by Alessandra De Mari and 6,471 shares owned by Susanna De Mari, all of whom are members of Dr. De Mari's immediate family. Dr. De Mari disclaims beneficial ownership of such shares.

(2) Includes 607,618 shares held by Brentwood Associates V, L.P. Mr. Jones, a director of ISOCOR is a general partner of Brentwood V Ventures, L.P., the General Partner of Brentwood Associates V, L.P. Because of his position with Brentwood V Ventures, L.P., Mr. Jones may be deemed to be a beneficial owner of such shares, but disclaims beneficial ownership of such shares except to the extent of his individual interest in the partnership.

                          FUTURE SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, ISOCOR shareholders may present proper proposals for inclusion in ISOCOR's proxy statement and for consideration at its 2000 annual meeting of shareholders, in the event the merger has not been consummated prior thereto, by submitting such proposals to ISOCOR in a timely manner. In order to be so included for the 2000 annual meeting shareholder proposals must be received by ISOCOR within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

                                    EXPERTS


     The consolidated financial statements of Critical Path, Inc. as of December 31, 1997 and 1998 and for the period from February 19, 1997 (Inception) to December 31, 1997 and the year ended December 31, 1998, the consolidated financial statements of ISOCOR as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, the financial statements of dotOne Corporation as of September 30, 1997 and 1998 and for the period from January 1, 1997 (Inception) to September 30, 1997 and for the year ended September 30, 1998, and the consolidated financial statements of FaxNet Corporation as of December 31, 1997 and 1998 and for each of the years then ended included in this proxy statement/prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements of FABRIK Communications, Inc. at September 30, 1997 and 1998 and for each of the two years ended September 30, 1998, appearing in this proxy statement/ prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of THE DOCSPACE COMPANY INC. as at July 31, 1999 and 1998 and for the periods then ended included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The financial statements of Amplitude Software Corporation, Inc. as of December 31, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby are being passed upon for Critical Path by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

Reports, proxy statements and other information             Reports, proxy statements and other information
regarding Critical Path may be inspected at:                concerning ISOCOR may be inspected at:
The National Association of Securities Dealers              The National Association of Securities Dealers
1735 K Street, N.W.                                         1735 K Street, N.W.
Washington, D.C. 20006                                      Washington, D.C. 20006

Requests for documents relating to Critical Path            Requests for documents relating to ISOCOR should be
should be directed to:                                      directed to:
Critical Path, Inc.                                         ISOCOR
320 First Street                                            3420 Ocean Park Blvd.
San Francisco, CA 94105                                     Santa Monica, CA 90405-3306
(415) 808-8800                                              (310) 581-8100

     Each of Critical Path and ISOCOR file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of ISOCOR's and Critical Path's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission.

Judiciary Plaza         Citicorp Center          Seven World Trade Center
Room 1024               500 West Madison Street  13th Floor
450 Fifth Street, N.W.  Suite 1400               New York, New York 10048
Washington, D.C. 20549  Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     Critical Path has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Critical Path common stock to be issued to ISOCOR shareholders in the merger. This proxy statement/prospectus constitutes the prospectus of Critical Path filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE CRITICAL PATH COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR IN CRITICAL PATH'S AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO CRITICAL PATH WAS PROVIDED BY CRITICAL PATH, AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO ISOCOR AND ITS SUBSIDIARIES WAS PROVIDED BY ISOCOR.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Overview....................................................    F-3
Pro Forma Condensed Combined Balance Sheet..................    F-7
Pro Forma Condensed Combined Statement of Operations........    F-8
Notes to Pro Forma Condensed Combined Financial
  Information...............................................    F-9
ISOCOR CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999
Report of Independent Accountants...........................   F-11
Consolidated Balance Sheets.................................   F-12
Consolidated Statements of Operations.......................   F-13
Consolidated Statements of Shareholders' Equity.............   F-14
Consolidated Statements of Cash Flows.......................   F-15
Consolidated Statements of Comprehensive Income.............   F-16
Notes to Consolidated Financial Statements..................   F-17
CRITICAL PATH, INC. CONSOLIDATED FINANCIAL STATEMENTS
For the Period from February 19, 1997 (Inception) to
December 31, 1997, for the year ended December 31, 1998, and for the nine months ended September 30, 1998 and 1999
Report of Independent Accountants...........................   F-32
Consolidated Balance Sheet..................................   F-33
Consolidated Statement of Operations........................   F-34
Consolidated Statement of Shareholders' Equity (Deficit)....   F-35
Consolidated Statement of Cash Flows........................   F-36
Notes to Consolidated Financial Statements..................   F-37
FABRIK COMMUNICATIONS, INC. CONSOLIDATED FINANCIAL
  STATEMENTS
For the years ended September 30, 1997 and 1998, and for the six months ended March 31, 1998 and 1999
Report of Ernst & Young LLP, Independent Auditors...........   F-53
Consolidated Balance Sheets.................................   F-54
Consolidated Statements of Operations.......................   F-55
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Shareholders' Deficit...........................   F-56
Consolidated Statements of Cash Flows.......................   F-57
Notes to Consolidated Financial Statements..................   F-58
DOTONE CORPORATION FINANCIAL STATEMENTS
For the Period from January 1, 1997 to September 30, 1997,
for the year ended September 30, 1998, and for the nine
months ended June 30, 1998 and 1999
Report of Independent Accountants...........................   F-68
Balance Sheet...............................................   F-69
Statement of Operations.....................................   F-70
Statement of Stockholders' Deficit..........................   F-71
Statement of Cash Flows.....................................   F-72
Notes to Financial Statements...............................   F-73
AMPLITUDE SOFTWARE CORPORATION, INC. FINANCIAL STATEMENTS
For the years ended December 31, 1997, 1998 and for the six
months ended June 30, 1998 and 1999
Independent Auditors' Report................................   F-80
Balance Sheets..............................................   F-81
Statements of Operations....................................   F-82

                                                              PAGE
                                                              -----
Statements of Shareholders' Deficit.........................   F-83
Statements of Cash Flows....................................   F-84
Notes to Financial Statements...............................   F-85
FAXNET CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 1997, 1998 and nine months
ended September 30, 1998 and 1999
Report of Independent Accountants...........................   F-95
Consolidated Balance Sheet..................................   F-96
Consolidated Statement of Operations........................   F-97
Consolidated Statement of Changes in Redeemable Preferred
  Stock and Stockholders' Deficit...........................   F-98
Consolidated Statement of Cash Flows Increase (Decrease) in
  Cash and Cash Equivalents.................................   F-99
Notes to Consolidated Financial Statements..................  F-100
DOCSPACE FINANCIAL STATEMENTS
For the year ended July 31, 1999 and the period from
incorporation (November 10, 1997) to July 31 1998
Auditors' Report............................................  F-110
Balance Sheets..............................................  F-111
Statements of Loss..........................................  F-112
Statements of Shareholders' Equity (Deficit)................  F-113
Statements of Cash Flows....................................  F-114
Notes to Financial Statements...............................  F-115

                              CRITICAL PATH, INC.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

OVERVIEW

     Effective May 26, 1999, Critical Path, Inc. ("Company") acquired substantially all of the operating assets of the Connect Service business of Fabrik Communications, Inc. ("Fabrik"), which provides users of local area network e-mail systems a universal bridge to e-mail users outside their network, including those on the Internet and all other wide area network e-mail services. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible net assets was determined based upon a valuation using a combination of methods, including an income approach for the acquired customer list and a replacement cost approach for the value of the assembled workforce.

     The total purchase price of approximately $20.1 million consisted of $12.0 million cash and $8.0 million of the Company's Common Stock (109,091 shares) and other acquisition-related expenses of approximately $100,000, consisting primarily of payments for legal and other professional fees. Of the total purchase price, approximately $500,000 was allocated to property and equipment, and the remainder was allocated to intangible assets, including customer base ($2.1 million), assembled workforce ($400,000) and goodwill ($17.1 million). The acquired intangible assets, excluding goodwill, will be amortized over their estimated useful lives of two to three years. Goodwill is being amortized over its estimated useful life of three years.

     On July 21, 1999, the Company acquired dotOne Corporation ("dotOne"), a leading corporate email messaging service provider. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a valuation using a combination of methods, including a cost approach for the acquired existing technology, an income approach for the customer base and a replacement cost approach for the value of the assembled workforce.

     The total purchase price of approximately $57.0 million consisted of $17.5 million of cash, $35.0 million of the Company's Common Stock (706,486 shares), assumed stock options with a fair value of $3.2 million, and other estimated acquisition related expenses of approximately $1.3 million, consisting primarily of payments for finders fees, legal and other professional fees. Of the total estimated purchase price, approximately $1.7 million was allocated to net tangible liabilities, and the remainder was allocated to intangible assets, including assembled workforce ($1.5 million), customer base ($4.6 million), existing technology ($600,000), and goodwill ($52.0 million). The acquired intangible assets, excluding goodwill, are being amortized over their estimated useful lives of three to five years. Goodwill is being amortized over its estimated useful life of three years.

     On August 31, 1999, the Company acquired Amplitude Software Corporation ("Amplitude"), a leading provider of business-to-business Internet calendaring and resource scheduling solutions. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a valuation using a combination of methods, including a cost approach for the acquired existing technology, an income approach for the customer base and a replacement cost approach for the assembled workforce.

     The total purchase price of approximately $214.4 million consisted of $45.0 million of cash, $141.3 million of the Company's Common Stock (4,107,250 shares), assumed stock options with a fair value of $22.0 million, and other acquisition related expenses of $6.1 million, consisting primarily of payments for finders fees, legal and other professional fees. Of the total purchase price, $4.4 million was allocated to net tangible assets, and the remainder was allocated to intangible assets, including existing technology ($4.1 million), customer base ($600,000), assembled workforce ($3.8 million) and goodwill ($201.5 million). The acquired intangible assets, excluding goodwill, will be amortized over their estimated useful lives of two to four years. Goodwill will be amortized over its estimated useful life of four years.

     On October 20, 1999, the Company signed a definitive agreement to acquire ISOCOR ("ISOCOR"), a leading supplier of Internet messaging, directory and directory software solutions. The acquisition, which is subject to the approval of ISOCOR's shareholders as well as certain regulatory approvals, will be accounted for using the purchase method of accounting and accordingly, the purchase price will be allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a preliminary valuation using a combination of methods, including an income approach for the acquired existing and in-process technologies, an income approach for the customer/partner base and replacement cost approach for the value of the assembled workforce.

     The total estimated purchase price of approximately $274.0 million will consist of approximately $225.7 million of the Company's Common Stock based upon the number of shares to be determined at closing (estimated to be 5,029,964 shares based upon the merger agreement, accelerated vesting of options, and assuming no dissenting shares), an average of the closing market price of the Company's Common Stock over a period of two days prior and two days after the proposed transaction was announced ($44.87), and an exchange ratio of 0.4707, assumed stock options with an estimated fair value of $37.2 million, and other estimated acquisition related expenses of approximately $11.1 million, consisting primarily of payments for financial advisor and other professional fees. Of the total estimated purchase price, approximately $5.65 million will be allocated to net tangible assets, and the remainder will be allocated to intangible assets, including in-process technology ($200,000), existing technology ($18.3 million), customer/partner base ($9.8 million), assembled workforce ($3.4 million) and goodwill ($236.65 million). The acquired in-process technology will be expensed in the period the transaction is consummated. The other acquired intangible assets, excluding goodwill, will be amortized over their estimated useful lives of three years. Goodwill will be amortized over its estimated useful life of three years.

     On December 6, 1999, the Company acquired FaxNet Corporation ("FaxNet"), a leading outsource supplier of carrier-class enhanced fax and integrated messaging solutions. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a preliminary valuation using a combination of methods, including an income approach for the acquired existing technology, an income approach for the customer/partner base and replacement cost approach for the value of the assembled workforce.

     The total purchase price of approximately $199.3 million consisted of $20.0 million of cash, approximately $154.8 million of the Company's Common Stock based upon the number of shares determined at closing (estimated to be 2,894,081 shares based upon the merger agreement and assuming no dissenting shares), and an average of the closing market price of the Company's Common Stock over a period of two days prior and two days after the proposed transaction was announced ($53.48), assumed unvested stock options with an estimated fair value of $7.3 million, assumed subordinated notes of 4.2 million and other estimated acquisition related expenses of approximately $13.0 million, consisting of bonus payments to certain members of management of FaxNet totaling $7.5 million, and financial advisor and other professional fees. Of the total purchase price, approximately $15.7 million was allocated to net tangible liabilities, and the remainder was allocated to intangible assets, including existing technology ($20.3 million), customer base ($14.3 million), assembled workforce ($900,000) and goodwill ($179.5 million). The acquired intangible assets, excluding goodwill, will be amortized over their estimated useful lives of three to eight years. Goodwill will be amortized over its estimated useful life of eight years.

     On November 3, 1999, the Company signed a definitive agreement to acquire The docSpace Company ("docSpace"), a leading provider of Web-based services for secure file delivery, storage and collaboration. The acquisition, which is subject to the approval of docSpace's shareholders, will be accounted for using the purchase method of accounting and accordingly, the purchase price will be allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a preliminary valuation using a combination of methods, including a cost approach for the acquired patented/proprietary technology, and replacement cost approach for the value of the assembled workforce.

     The total estimated purchase price of approximately $274.0 million will consist of $30.0 million of cash, approximately $234.0 million of the Company's Common Stock based upon the number of shares to be determined at closing (estimated to be 4,092,280 shares based upon the merger agreement and assuming no dissenting shares), and an average of the closing market price of the Company's Common Stock over a period of two days prior and two days after the proposed transaction was announced ($57.21), and other estimated acquisition related expenses of approximately $10.0 million, consisting primarily of payments for professional fees. Of the total estimated purchase price, approximately $12.55 million will be allocated to net tangible liabilities, and the remainder will be allocated to intangible assets, including patented/proprietary technology ($21.5 million), assembled workforce ($500,000) and goodwill ($264.55 million). The acquired intangible assets, excluding goodwill, will be amortized over their estimated useful lives of three years. Goodwill will be amortized over its estimated useful life of three years.

     Management of Critical Path believes that the pending acquisition of docSpace is a probable acquisition.

     The accompanying unaudited pro forma condensed combined balance sheet gives effect to these consummated and pending acquisitions as if they had occurred on September 30, 1999, by combining the balance sheet of ISOCOR, FaxNet and docSpace with the balance sheet of the Company at September 30, 1999. The acquisitions of Fabrik, dotOne and Amplitude were consummated prior to September 30, 1999. Therefore, the historical Critical Path balance sheet at September 30, 1999 includes the allocated purchase price for these acquisitions.

     The accompanying unaudited pro forma condensed combined statements of operations give effect to these consummated or pending acquisitions as if they had occurred on January 1, 1998, by the results of operations of:

     - Fabrik for the year ended September 30, 1998 and the period from January 1, 1999 to May 26, 1999 with the results of operations of the Company for the year ended December 31, 1998 and nine months ended September 30, 1999, respectively.

     - dotOne for the year ended September 30, 1998 and the period from January 1, 1999 to July 21, 1999 with the results of operations of the Company for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     - Amplitude for the year ended December 31, 1998 and the period from January 1, 1999 to August 31, 1999 with the results of operations of the Company for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     - ISOCOR for the year ended December 31, 1998 and the nine months ended September 30, 1999 with the results of operations of the Company for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     - FaxNet for the year ended December 31, 1998 and the nine months ended September 30, 1999 with the results of operations of the Company for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     - docSpace for the twelve months ended December 31, 1998 and the nine months ended September 30, 1999 with the results of operations of Company for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of beginning of the periods presented and should not be construed as being representative of future operating results.

     Note that the purchase price for ISOCOR, FaxNet and docSpace are estimates and could change (primarily as a result of the actual number of Critical Path Common Stock that is ultimately issued).

     Also, note that the purchase price allocations of ISOCOR, FaxNet, and docSpace are based upon preliminary valuations. These valuations could change when finalized upon closing of these transactions, based upon the facts and circumstances at that time. A change in the purchase price or the allocation of the purchase price could have a material effect on actual future results of the Company.

                              CRITICAL PATH, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)
                                   UNAUDITED

                                                                SEPTEMBER 30, 1999
                                 ---------------------------------------------------------------------------------
                                                   HISTORICAL                         ADJUSTMENTS
                                 ----------------------------------------------   -------------------
                                 CRITICAL PATH    ISOCOR     FAXNET    DOCSPACE     (A)        (B)      PRO FORMA
                                 -------------   --------   --------   --------   --------   --------   ----------
ASSETS:
Cash and cash equivalents......    $146,833      $ 10,258   $  1,020   $ 5,016    $     --   $(84,100)  $   79,027
  Restricted cash..............         325            --         --        --          --         --          325
  Marketable securities........          --         9,009         --        --          --         --        9,009
  Accounts receivable, net.....       4,952         7,431      2,111        95          --         --       14,589
  Prepaid expenses and other
  current assets...............      19,168         2,682        593        87      (5,000)        --       17,530
                                   --------      --------   --------   -------    --------   --------   ----------
         Total Current
           Assets..............     171,278        29,380      3,724     5,198      (5,000)   (84,100)     120,480
  Notes receivable from
    officers...................       1,053            --         --        --          --         --        1,053
  Intangibles, net.............     278,487            --      1,379        --      (1,379)   769,700    1,048,187
  Furniture and equipment,
    net........................      30,862         2,262      6,108       467          --         --       39,699
  Investments..................      11,514            --         --        --          --         --       11,514
  Other assets.................          --         2,302      1,562       217          --         --        4,081
                                   --------      --------   --------   -------    --------   --------   ----------
                                   $493,194      $ 33,944   $ 12,773   $ 5,882      (6,379)  $685,600   $1,225,014
                                   ========      ========   ========   =======    ========   ========   ==========
LIABILITIES AND SHAREHOLDERS'
EQUITY:
Liabilities:
  Accounts payable and accrued
  liabilities..................    $  8,332      $  1,033   $  5,135   $ 4,544    $     --   $     --   $   19,044
  Accrued compensation and
  benefits.....................       2,693         6,882         --        --          --         --        9,575
  Other accrued liabilities....          --         1,519         --     5,067      (5,000)                  1,586
  Deferred revenue.............         971         6,109         --        22                     --        7,102
  Capital lease obligations,
    current....................       3,686            --      2,554        --          --         --        6,240
  Subordinated notes...........          --            --         --        --          --      4,200        4,200
         Total Current
           Liabilities.........      15,682        15,543      7,689     9,633      (5,000)     4,200       47,747
  Deferred revenue.............         202            --         --        --          --         --          202
  Capital lease obligations,
  long term....................       4,664            --      2,677        --          --         --        7,341
  Other long-term
    liabilities................          --           151      2,397        --          --         --        2,548
  Put warrants.................          --            --        131        --          --         --          131
  Deferred taxes...............          --            --         --        --                 35,599       35,599
                                   --------      --------   --------   -------    --------   --------   ----------
                                     20,548        15,694     12,894     9,633      (5,000)    39,799       93,568
                                   --------      --------   --------   -------    --------   --------   ----------
SHAREHOLDERS' EQUITY/(DEFICIT):
  Preferred Stock..............          --            --     24,043        --     (24,043)        --           --
  Common stock.................          43        40,518         28     1,755     (42,301)        12           55
  Share subscriptions..........          --            --         --     3,762      (3,762)        --           --
  Additional paid-in capital...     612,898            --        155        --        (155)   658,988    1,271,886
  Notes receivable from
  shareholders.................      (1,107)           --         --        --          --         --       (1,107)
  Unearned compensation........     (75,427)           --         --    (1,558)      1,558         --      (75,427)
  Unrealized gain on
    investments................       7,014            --         --        --          --         --        7,014
  Accumulated comprehensive
  income (loss)................          --           374         --        --        (374)        --           --
  Accumulated deficit..........     (70,775)      (22,642)   (24,347)   (7,710)     54,699       (200)     (70,975)
                                   --------      --------   --------   -------    --------   --------   ----------
         Total Shareholders'
         Equity/(Deficit)......     472,646        18,250       (121)   (3,751)    (14,378)   658,800    1,131,446
                                   --------      --------   --------   -------    --------   --------   ----------
                                   $493,194      $ 33,944   $ 12,773   $ 5,882    $(19,378)  $698,599   $1,225,014
                                   ========      ========   ========   =======    ========   ========   ==========

                              CRITICAL PATH, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  YEAR ENDED DECEMBER 31, 1998
                             ------------------------------------------------------------------------------------------------------
                                                              HISTORICAL
                             ----------------------------------------------------------------------------
                             CRITICAL PATH   FABRIK    DOTONE    AMPLITUDE   ISOCOR    FAXNET    DOCSPACE   ADJUSTMENTS   PRO FORMA
                             -------------   -------   -------   ---------   -------   -------   --------   -----------   ---------
Net revenues...............    $    897      $11,542   $ 3,627    $ 3,473    $23,279   $11,233    $  103     $      --    $  54,154
Cost of net revenues.......      (2,346)      (4,340)   (1,906)    (1,426)    (7,858)   (2,858)       --            --      (20,734)
                               --------      -------   -------    -------    -------   -------    ------     ---------    ---------
                                 (1,449)       7,202     1,721      2,047     15,421     8,375       103            --       33,420
                               --------      -------   -------    -------    -------   -------    ------     ---------    ---------
Operating Expenses:
  Sales and marketing......       1,687        4,094       746      3,410     13,138     3,460       175            --       26,710
  Research and
    development............       2,098        2,439       224      1,635      5,885     2,417       209            --       14,907
  General and
    administrative.........       3,814        2,654     1,298      1,777      3,556     7,647        81            --       20,827
  Acquisition bonus........          --           --        --         --         --        --        --        10,641(c)    10,641
  Amortization of
    intangible assets......          --           --        --         --         --        --        --       295,196(d)   295,196
  Foreign exchange loss
    (gain).................                                                                            1
  Stock-based expenses.....       2,400           --         7         --         --        --        21            --        2,428
                               --------      -------   -------    -------    -------   -------    ------     ---------    ---------
        Total Operating
          Expenses.........       9,999        9,187     2,275      6,822     22,579    13,524       487       305,837      370,709
Loss from operations.......     (11,448)      (1,985)     (554)    (4,775)    (7,158)   (5,149)     (384)     (305,837)    (337,289)
                               --------      -------   -------    -------    -------   -------    ------     ---------    ---------
Interest and other income,
  net......................         (13)        (235)     (235)        67        993      (422)       (5)           --          149
                               --------      -------   -------    -------    -------   -------    ------     ---------    ---------
Net loss...................    $(11,461)     $(2,220)  $  (789)   $(4,708)   $(6,165)  $(5,571)   $ (389)    $(305,837)   $(337,140)
                               ========      =======   =======    =======    =======   =======    ======     =========    =========
Pro forma net loss per
  share(e)
  Net loss per
    share -- basic and
    diluted................    $  (0.81)                                                                                  $  (11.31)
                               ========                                                                                   =========
  Weighted average shares--
    basic and diluted......      14,194          109       600      3,697      5,030     2,579     3,606                     29,815
                               ========                                                                                   =========

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1999
                            -------------------------------------------------------------------------------------------------------
                                                             HISTORICAL
                            ----------------------------------------------------------------------------
                            CRITICAL PATH   FABRIK    DOTONE    AMPLITUDE   ISOCOR    FAXNET    DOCSPACE   ADJUSTMENTS    PRO FORMA
                            -------------   -------   -------   ---------   -------   -------   --------   -----------    ---------
Net revenues..............    $  7,968      $ 4,506   $ 1,978    $ 5,109    $24,272   $10,800   $    84     $      --     $  54,717
Cost of net revenues......     (13,860)      (1,627)   (1,288)    (2,063)    (8,889)   (3,740)       --            --       (31,467)
                              --------      -------   -------    -------    -------   -------   -------     ---------     ---------
                                (5,892)       2,879       690      3,046     15,383     7,060        84            --        23,250
                              --------      -------   -------    -------    -------   -------   -------     ---------     ---------
Operating Expenses:
  Sales and marketing.....       8,760        1,625       374      4,752     10,466     5,872     1,243            --        33,092
  Research and
    development...........       4,705          527       154      1,615      4,227     2,047       450            --        13,725
  General and
    administrative........       7,919        1,500       800      2,596      3,456     8,403     5,464            --        30,138
  Acquisition bonus.......         570           --        --         --         --        --        --                         570
  Amortization of
    intangible assets.....       9,813           --        --         --         --        --        --       211,585(d)    221,398
  Foreign exchange loss
    (gain)................                                                                           39
  Stock-based expenses....      25,244           --        21         --         --        --       176            --        25,441
                              --------      -------   -------    -------    -------   -------   -------     ---------     ---------
        Total Operating
          Expenses........      57,011        3,652     1,349      8,963     18,149    16,322     7,372       211,585       324,364
Loss from operations......     (62,903)        (773)     (659)    (5,917)    (2,766)   (9,262)   (7,288)     (211,585)     (301,114)
                              --------      -------   -------    -------    -------   -------   -------     ---------     ---------
Interest and other income,
  net.....................       4,663         (109)     (238)        50       (127)     (397)      (27)           --         3,776
                              --------      -------   -------    -------    -------   -------   -------     ---------     ---------
Net loss..................    $(58,240)     $  (882)  $  (897)   $(5,867)   $(2,893)  $(9,659)  $(7,315)    $(211,585)    $(297,338)
                              ========      =======   =======    =======    =======   =======   =======     =========     =========
Pro forma net loss per
  share(e)
  Net loss per
    share -- basic and
    diluted...............    $  (2.26)                                                                                   $   (6.97)
                              ========                                                                                    =========
  Weighted average
    shares -- basic and
    diluted...............      25,789          109       706      4,107      5,030     2,845     4,092                      42,678
                              ========                                                                                    =========

                              CRITICAL PATH, INC.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following adjustments were applied to the Company's historical consolidated financial statements and those of Fabrik, dotOne, Amplitude, ISOCOR, FaxNet and docSpace to arrive at the pro forma condensed combined financial data. The pro forma adjustments are preliminary and based upon management's estimates and valuations of the tangible and intangible net assets acquired.

     (a) Reflects adjustments to eliminate assets, liabilities and equity that were not acquired by the Company.

     (b) The elements of the purchase price and the allocation of the purchase price, assuming the acquisitions occurred on September 30 ,1999, for pro forma purposes, is as follows:

                                         FABRIK    DOTONE    AMPLITUDE    ISOCOR     FAXNET    DOCSPACE     TOTAL
                                         -------   -------   ---------   --------   --------   --------   ----------
                                                                   (AMOUNTS IN THOUSANDS)
Cash paid..............................  $12,000   $17,500   $ 45,000    $     --   $ 20,000   $ 30,000   $  124,500
Value of stock issued..................    8,000    35,000    141,300     225,700    154,800    234,000      798,800
Value of options assumed...............       --     3,200     22,000      37,200      7,300         --       69,700
Assumption of Subordinated Notes***....                                                4,200                   4,200
Estimated acquisition costs............      100     1,300      6,100      11,100     13,000     10,000       41,600
                                         -------   -------   --------    --------   --------   --------   ----------
         Total purchase price..........  $20,100   $57,000   $214,400    $274,000   $199,300   $274,000   $1,038,800
                                         =======   =======   ========    ========   ========   ========   ==========
Net tangible assets/(liabilities)*.....      500    (1,700)     4,400       5,650    (15,700)   (12,550)     (19,400)
Intangible assets:
  In-process technology**..............       --        --         --         200         --         --          200
  Assembled workforce..................      400     1,500      3,800       3,400        900        500       10,500
  Customer base........................    2,100     4,600        600       9,800     14,300         --       31,400
  Existing technology..................       --       600      4,100      18,300     20,300         --       43,300
  Patented/proprietary technology......       --        --         --          --         --     21,500       21,500
  Goodwill.............................   17,100    52,000    201,500     236,650    179,500    264,550      951,300
                                         -------   -------   --------    --------   --------   --------   ----------
         Total purchase price
           allocation..................  $20,100   $57,000   $214,400    $274,000   $199,300   $274,000   $1,038,800
                                         =======   =======   ========    ========   ========   ========   ==========

-------------------------
       * Included in net tangible assets are deferred tax liabilities arising from differences between the book and tax bases of the net assets acquired, (primarily intangibles, excluding goodwill).

      ** Amount will be expensed in the period that the acquisition will be consummated. Accordingly, the in-process technology is reflected in the Pro Forma Condensed Combined Balance Sheet as a reduction of Accumulated Deficit.

     *** Critical Path assumed subordinated notes issued in October 1999 by FaxNet for proceeds of $4.2 million. The notes matured upon consummation of the merger.

     (c) Pursuant to the purchase agreements between Critical Path, Amplitude, FaxNet, and ISOCOR, Critical Path is obligated to establish retention bonuses in the amount of $10 million, $1.5 million and $741,000, respectively, to provide incentive for certain employees of these companies to remain employed with Critical Path for one year following the date of acquisition (as which time the bonus will be paid). The bonuses will be amortized over their respective one year period. As of September 30, 1999, the adjusted Amplitude bonus pool was $8.4 million. It was reduced due to voluntary termination of certain employees under the bonus plan.

     (d) To record amortization of: assembled workforce totaling $10.5 million over the estimated period of benefit of two to three years, acquired customer list totaling $31.4 million over the estimated period of benefit of three to eight years, existing technology totaling $43.3 million over the estimated period of benefit of three to four years, patented/proprietary technology totaling

                              CRITICAL PATH, INC.

                                  (UNAUDITED)

         $21.5 million over the estimated period of benefit of three years and goodwill totaling $951.3 million over the estimated period of benefit of three to eight years.

     (e) Pro forma basic net loss per share for the year ended December 31, 1998 and the nine months ended September 30, 1999 is computed using the weighted average number of Common Shares outstanding, including the pro forma effects of the conversion of the Company's Series A and Series B Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the initial public offering as if such conversion had occurred on January 1, 1998, or at the date of original issuance, if later. Pro forma diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of Common and Potential Common shares outstanding during the period if their effect is dilutive. Potential Common Shares comprise restricted Common Stock and incremental Common and Preferred Shares issuable upon the exercise of the stock options and warrants and upon conversion of Series A and B Convertible Preferred Stock. The adjustment to historical weighted average shares outstanding result from inclusion of actual shares issued or estimated shares to be issued in conjunction with the consummated or pending acquisitions, respectively, as if such shares were outstanding from January 1, 1998. In accordance with the definitive purchase agreements, 15% of the stock consideration to dotOne (approximately 105,973 shares), 10% of the stock consideration to Amplitude (approximately 410,725 shares), 266,099 of stock consideration to FaxNet, and 11.875% of stock consideration to docSpace (approximately 485,958 shares) will be held in a time-lapsing escrow and have been excluded from the pro forma basic and diluted net loss per share for the year ended December 31, 1998. However, for the nine months ended September 30, 1999, these shares are no longer held in escrow due to the passage of time and, therefore, have been included in the pro forma basic and diluted net loss per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity, of cash flows and of comprehensive income present fairly, in all material respects, the financial position of ISOCOR (the "Company") and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
February 10, 1999

                                     ISOCOR

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................    $ 10,784        $  9,656        $ 10,258
  Marketable securities..............................       9,677           9,456           9,009
  Trade accounts receivable, net.....................       9,100           8,900           7,431
  Other current assets...............................       1,993           1,805           2,682
                                                         --------        --------        --------
          Total current assets.......................      31,554          29,817          29,380
Property and equipment, net..........................       2,405           2,380           2,262
Other assets.........................................         264             928           2,302
                                                         --------        --------        --------
          Total assets...............................    $ 34,223        $ 33,125        $ 33,944
                                                         ========        ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................    $    839        $  1,009        $  1,033
  Accrued expenses...................................       3,667           4,634           6,882
  Deferred revenues..................................       3,678           5,708           6,109
  Other current liabilities..........................         222           1,863           1,519
                                                         --------        --------        --------
          Total current liabilities..................       8,406          13,214          15,543
Other long-term liabilities..........................         133             146             151
                                                         --------        --------        --------
          Total liabilities..........................       8,539          13,360          15,694
Commitments and contingencies
Shareholders' equity:
  Preferred stock, authorized 2,000,000 shares, none
     issued or outstanding...........................          --              --              --
  Common stock, authorized 50,000,000 shares, issued
     and outstanding 9,551,931 and 9,888,038 and
     10,401,939 shares in 1997 and 1998 and September
     30, 1999, respectively..........................      39,359          39,758          40,518
  Notes receivable from shareholders.................         (56)            (15)             --
  Accumulated deficit................................     (13,584)        (19,749)        (22,642)
  Deferred compensation..............................        (130)            (56)             --
  Accumulated comprehensive income (loss)............          95            (173)            374
                                                         --------        --------        --------
          Total shareholders' equity.................      25,684          19,765          18,250
                                                         --------        --------        --------
          Total liabilities and shareholders'
            equity...................................    $ 34,223        $ 33,125        $ 33,944
                                                         ========        ========        ========

  The accompanying notes are an integral part of these consolidated financial statements

                                     ISOCOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                               ---------------------------   -----------------
                                                1996      1997      1998      1998      1999
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
Revenues:
  Products..................................   $21,288   $15,620   $13,959   $10,019   $14,456
  Services..................................     5,106     6,398     9,320     6,339     9,816
                                               -------   -------   -------   -------   -------
          Total revenues....................    26,394    22,018    23,279    16,358    24,272
                                               -------   -------   -------   -------   -------
Cost of revenues:
  Products..................................     2,663     2,863     2,787     1,746     2,340
  Services..................................     2,405     2,804     5,071     3,372     6,549
                                               -------   -------   -------   -------   -------
          Total cost of revenues............     5,068     5,667     7,858     5,118     8,889
                                               -------   -------   -------   -------   -------
Gross profit................................    21,326    16,351    15,421    11,240    15,383
                                               -------   -------   -------   -------   -------
Operating expenses:
  Engineering...............................     9,041     7,867     5,885     4,238     4,227
  Sales and marketing.......................    10,142    13,973    13,138     9,960    10,466
  Administration............................     2,676     2,967     3,556     2,472     3,456
  Agency grants.............................      (500)      (69)       --        --        --
  Severance costs...........................        --       681        --        --        --
                                               -------   -------   -------   -------   -------
          Total operating expenses..........    21,359    25,419    22,579    16,670    18,149
                                               -------   -------   -------   -------   -------
Loss from operations........................       (33)   (9,068)   (7,158)   (5,430)   (2,766)
  Acquisition costs.........................      (227)       --        --        --        --
  Gain/(loss) from currency fluctuations....       (82)       39       241       301      (631)
  Interest income...........................     1,010     1,170     1,008       783       623
                                               -------   -------   -------   -------   -------
  Income/(loss) before income taxes and
     minority interest......................       668    (7,859)   (5,909)   (4,346)   (2,774)
  Provision for income taxes................       185        45       237       114       114
                                               -------   -------   -------   -------   -------
  Income/(loss) before minority interest....       483    (7,904)   (6,146)   (4,460)   (2,888)
  Minority interest.........................        --        --        19        19         5
                                               -------   -------   -------   -------   -------
Net income/(loss)...........................   $   483   $(7,904)  $(6,165)  $(4,479)  $(2,893)
                                               =======   =======   =======   =======   =======
Net income/(loss) per share, basic..........   $  0.06   $ (0.83)  $ (0.63)  $ (0.46)  $ (0.28)
                                               =======   =======   =======   =======   =======
Weighted average shares outstanding,
  basic.....................................     7,733     9,485     9,737     9,767    10,251
                                               =======   =======   =======   =======   =======
Net income/(loss) per share, diluted........   $  0.05   $ (0.83)  $ (0.63)  $ (0.46)  $ (0.28)
                                               =======   =======   =======   =======   =======
Weighted average shares outstanding,
  diluted...................................     9,808     9,485     9,737     9,767    10,251
                                               =======   =======   =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements

                                     ISOCOR

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT NUMBERS OF SHARES)

                                    SERIES A               SERIES B              SERIES C              SERIES D
                                PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK      PREFERRED STOCK
                              --------------------   --------------------   -------------------   ------------------
                              NUMBER OF              NUMBER OF              NUMBER OF             NUMBER OF
                                SHARES     AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                              ----------   -------   ----------   -------   ---------   -------   ---------   ------
BALANCES, DECEMBER 31,
 1995.......................  1,875,000    $4,846    2,066,655    $8,341     857,142    $4,450     150,000    $ 653
Initial public offering
(IPO), net offering costs of
$2,430......................         --        --           --        --          --        --          --       --
Conversion of preferred
 stock to common stock at
 IPO........................  (1,875,000)  (4,846)   (2,066,655)  (8,341)   (857,142)   (4,450)   (150,000)    (653)
Issuance of common stock....         --        --           --        --          --        --          --       --
Amortization of stock option
 deferred compensation......         --        --           --        --          --        --          --       --
Payments received on notes
 receivable.................         --        --           --        --          --        --          --       --
Net income..................         --        --           --        --          --        --          --       --
Currency translation........         --        --           --        --          --        --          --       --
                              ----------   -------   ----------   -------   --------    -------   --------    -----
BALANCES, DECEMBER 31,
 1996.......................         --        --           --        --          --        --          --       --
Issuance of common stock....         --        --           --        --          --        --          --       --
Amortization of stock option
 deferred compensation......         --        --           --        --          --        --          --       --
Issuance of notes
 receivable, net of payments
 received...................         --        --           --        --          --        --          --       --
Net loss....................         --        --           --        --          --        --          --       --
Currency translation........         --        --           --        --          --        --          --       --
                              ----------   -------   ----------   -------   --------    -------   --------    -----
BALANCES, DECEMBER 31,
 1997.......................         --        --           --        --          --        --          --       --
Issuance of common stock....         --        --           --        --          --        --          --       --
Amortization of stock option
 deferred compensation......         --        --           --        --          --        --          --       --
Issuance of notes
 receivable, net of payments
 received...................         --        --           --        --          --        --          --       --
Net loss....................         --        --           --        --          --        --          --       --
Currency translation........         --        --           --        --          --        --          --       --
                              ----------   -------   ----------   -------   --------    -------   --------    -----
BALANCES, DECEMBER 31,
 1998.......................         --        --           --        --          --        --          --       --
Issuance of common stock
 (unaudited)................         --        --           --        --          --        --          --       --
Amortization of stock option
 deferred compensation
 (unaudited)................         --        --           --        --          --        --          --       --
Payments received on notes
 receivable (unaudited).....         --        --           --        --          --        --          --       --
Net loss (unaudited)........         --        --           --        --          --        --          --       --
Currency translation
 (unaudited)................         --        --           --        --          --        --          --       --
Loss from unrealized
 holdings (unaudited).......         --        --           --        --          --        --          --       --
                              ----------   -------   ----------   -------   --------    -------   --------    -----
BALANCES, SEPTEMBER 30, 1999
 (UNAUDITED)................         --        --           --        --          --        --          --       --
                              ==========   =======   ==========   =======   ========    =======   ========    =====


                                  COMMON STOCK                                                  ACCUMULATED
                              --------------------                                             COMPREHENSIVE
                              NUMBER OF                NOTES        DEFERRED     ACCUMULATED      INCOME
                                SHARES     AMOUNT    RECEIVABLE   COMPENSATION     DEFICIT        (LOSS)        TOTAL
                              ----------   -------   ----------   ------------   -----------   -------------   -------
BALANCES, DECEMBER 31,
 1995.......................  1,661,967    $  616       $(45)        $(280)       $ (6,163)        $  69       $12,487
Initial public offering
(IPO), net offering costs of
$2,430......................  2,300,000    18,270         --            --              --            --        18,270
Conversion of preferred
 stock to common stock at
 IPO........................  5,007,130    18,290         --            --              --            --             0
Issuance of common stock....    346,144     1,886         --            --              --            --         1,886
Amortization of stock option
 deferred compensation......         --        --         --            75              --            --            75
Payments received on notes
 receivable.................         --        --         19            --              --            --            19
Net income..................         --        --         --            --             483            --           483
Currency translation........         --        --         --            --              --           (16)          (16)
                              ----------   -------      ----         -----        --------         -----       -------
BALANCES, DECEMBER 31,
 1996.......................  9,315,241    39,062        (26)         (205)         (5,680)           53        33,204
Issuance of common stock....    236,690       312         --            --              --            --           312
Amortization of stock option
 deferred compensation......         --        --         --            75              --            --            75
Issuance of notes
 receivable, net of payments
 received...................         --        --        (30)           --              --            --           (30)
Net loss....................         --        --         --            --          (7,904)           --        (7,904)
Currency translation........         --        --         --            --              --            27            27
                              ----------   -------      ----         -----        --------         -----       -------
BALANCES, DECEMBER 31,
 1997.......................  9,551,931    39,374        (56)         (130)        (13,584)           80        25,684
Issuance of common stock....    336,107       399         --            --              --            --           399
Amortization of stock option
 deferred compensation......         --        --         --            74              --            --            74
Issuance of notes
 receivable, net of payments
 received...................         --        --         41            --              --            --            41
Net loss....................         --        --         --            --          (6,165)           --        (6,165)
Currency translation........         --        --         --            --              --          (268)         (268)
                              ----------   -------      ----         -----        --------         -----       -------
BALANCES, DECEMBER 31,
 1998.......................  9,888,038    39,773        (15)          (56)        (19,749)         (188)       19,765
Issuance of common stock
 (unaudited)................    513,901       745         --            --              --            --           745
Amortization of stock option
 deferred compensation
 (unaudited)................         --        --         --            56              --            --            56
Payments received on notes
 receivable (unaudited).....         --        --         15            --              --            --            15
Net loss (unaudited)........         --        --         --            --          (2,893)           --        (2,893)
Currency translation
 (unaudited)................         --        --         --            --              --           616           616
Loss from unrealized
 holdings (unaudited).......         --        --         --            --              --           (54)          (54)
                              ----------   -------      ----         -----        --------         -----       -------
BALANCES, SEPTEMBER 30, 1999
 (UNAUDITED)................  10,401,939   $40,518      $ --         $  --        $(22,642)        $ 374       $18,250
                              ==========   =======      ====         =====        ========         =====       =======

  The accompanying notes are an integral part of these consolidated financial statements

                                     ISOCOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                              ------------------------------   -------------------
                                                1996       1997       1998       1998       1999
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net income (loss)...........................  $    483   $ (7,904)  $ (6,165)  $ (4,478)  $ (2,893)
  Adjustments to reconcile net income (loss)
     to net cash provided (used) by
     operating activities:
     Provision for doubtful accounts,
       returns and price protection.........     2,771      2,916      2,012        569        (69)
     Depreciation and amortization..........     1,304      1,373      1,419        840        827
     Amortization of deferred
       compensation.........................        75         75         74         56         56
     Deferred rent..........................       (21)       (26)        --         --         --
     Minority interest......................        --         --         --         --        (19)
     (Increase)/decrease in:
       Trade accounts receivable............    (5,322)    (1,735)      (598)      (998)       961
       Other current assets.................       104       (538)       624       (702)    (1,074)
       Other assets.........................       (81)        (5)        51       (116)      (372)
     Increase/(decrease) in:
       Accounts payable.....................      (220)       105       (139)       233         97
       Accrued expenses.....................       615        467      1,222        417      1,278
       Deferred revenues....................     1,220      1,176      1,908      2,164        717
       Other current liabilities............        34       (224)       (46)       120         --
       Product development obligation.......      (445)      (380)        --         --         --
       Other long term-liabilities..........       (71)       (18)       (96)       183         24
                                              --------   --------   --------   --------   --------
       Net cash (used) provided by operating
          activities........................       446     (4,718)       266     (1,712)      (467)
                                              --------   --------   --------   --------   --------
Cash flows from investing activities:
  Cash paid for acquisition, net of cash
     acquired...............................        --         --       (675)      (917)        --
  Purchase of property and equipment........    (1,782)      (952)    (1,051)      (413)      (821)
  Purchase of marketable securities.........   (11,739)   (13,669)   (32,231)   (30,209)   (15,678)
  Sale of marketable securities.............        --      1,000     28,453     27,491     15,124
  Marketable securities at maturity.........        --     14,731      3,999      3,999      1,000
  Sale of minority interest in
     non-consolidated subsidiary............       547         --         --         --         --
                                              --------   --------   --------   --------   --------
       Net cash provided (used) by investing
          activities........................   (12,974)     1,110     (1,505)       (49)      (375)
                                              --------   --------   --------   --------   --------
Cash flows from financing activities:
  Proceeds from the sale of stock, net......    22,595        285        438        321        706
  Cost related to initial public offering...    (2,430)        --         --         --         --
                                              --------   --------   --------   --------   --------
       Net cash provided by financing
          activities........................    20,165        285        438        321        706
                                              --------   --------   --------   --------   --------
Effect of exchange rate changes on cash.....      (143)       733       (327)      (510)       738
                                              --------   --------   --------   --------   --------
       Net increase (decrease) in cash......     7,494     (2,590)    (1,128)    (1,950)       602
Cash and cash equivalents, beginning of
  period....................................     5,880     13,374     10,784     10,784      9,656
                                              --------   --------   --------   --------   --------
Cash and cash equivalents, end of period....  $ 13,374   $ 10,784   $  9,656   $  8,834   $ 10,258
                                              ========   ========   ========   ========   ========
Supplemental disclosure of cash flow
  information income taxes paid.............  $    100         --         --         --         --

  The accompanying notes are an integral part of these consolidated financial statements

                                     ISOCOR

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                            NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                           -----------------------------    ------------------
                                            1996       1997       1998       1998       1999
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Net income (loss)........................  $   483    $(7,904)   $(6,165)   $(4,479)   $(2,893)
Loss from unrealized holdings............       --         --         --         --        (54)
Income/(loss) from foreign currency
  translation............................      (16)        27       (268)      (326)       616
                                           -------    -------    -------    -------    -------
Comprehensive income (loss)..............  $   467    $(7,877)   $(6,433)   $(4,805)   $(2,331)
                                           =======    =======    =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements

                                     ISOCOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

     ISOCOR (the "Company") develops, markets and supports electronic messaging and directory infrastructure software products and services that enable businesses to engage in electronic communications over corporate networks and the Internet.

Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

Unaudited interim financial information

     The financial information at September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position of such data and the operating results and cash flows for such periods. Results of the September 30, 1999 nine month period are not necessarily indicative of the results for the entire year.

Use of estimates

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and cash equivalents

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of these instruments approximate market value because of their short maturity.

Marketable securities

     The Company invests excess cash in a diversified portfolio consisting of a variety of securities including commercial paper, corporate notes and U.S. Government obligations all with maturities of one year or less. All of the Company's marketable securities have been classified as "available-for-sale" securities and are reported at fair value based on quoted market prices as required by Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

Concentration of credit risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company's accounts receivable are derived from sales directly to customers and indirectly through resellers, systems integrators and OEMs. The Company performs ongoing credit evaluations of its customers before granting uncollateralized credit and to date has not experienced any unusual credit related losses. At December 31, 1997 and 1998 and nine months ended September 30, 1999, United States, Ireland and Other Europe represented 53%, 34%, 13% and 25%, 34%, 41% and 21%, 36% and 43%, respectively of the Company's net accounts receivable.

                                     ISOCOR

At December 31, 1997 and 1998 and nine months ended September 30, 1999, the Company had balances held in U.S. banks of approximately $1,486,000, $1,805,000 and $1,573,000, respectively, which exceeded federally insured limits. Cash equivalents and marketable securities are managed by major investment firms in accordance with the Company's investment policy.

Property and equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of three to five years. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, and any resulting gain or loss is included in operations.

Foreign currency translation

     Results of operations for foreign entities are translated using the average exchange rates during the period. Foreign entities' assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date, and resulting translation adjustments are recorded in a separate component of shareholders' equity. Actual gains or losses incurred on currency transactions in other than the entities' functional currencies are included in operations in the current period.

Comprehensive income

     In January 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements.

Revenue recognition

     In January 1998, the Company adopted the AICPA Accounting Standards Executive Committee Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4. SOP 97-2, as amended, supercedes the previous software revenue recognition standard, SOP 91-1. For software contracts not requiring software modification, the Company generally recognizes product revenue when all the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the vendor's fee is fixed or determinable, and (4) collectibility is probable. In addition, for contracts with multiple obligations (e.g. deliverable and undeliverable products, services and maintenance), revenue must be allocated to each component of the contract based on evidence of fair value which is specific to the Company, or for products not being sold separately, the price established by management. When the Company enters into a license agreement with a customer requiring significant customization of the software products, the Company recognizes revenue related to the license using contract accounting. Deferred revenues represent the difference between amounts invoiced and amounts recognized as revenues under software development and maintenance agreements. The Company recognizes service revenues from customer support and maintenance fees ratably over the term of the service period, which is typically 12 months. Payments for maintenance fees are generally made in advance. The Company recognizes service revenues from training activities as the services are provided. Amounts received in connection with a product development arrangement (See Note 12) under which the Company is committed to specific efforts are recognized as reductions in associated product development costs as those costs are incurred.

                                     ISOCOR

Segment reporting

     The Company operates in a single reportable segment; the development, marketing and support of electronic messaging and directory infrastructure software. The Company's operations consist of engineering, sales and marketing, administration and support in both the United States and Europe.

Agency grants

     Agency grants are recognized as reductions in operating expenses as earned under the respective terms of the agreements.

Software development costs

     Costs related to the conceptual formulation and design of software products are expensed as engineering expense. Based on the Company's development process, technological feasibility is established upon completion of a working model. To date, costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been immaterial.

Excess of cost over net assets acquired

     The excess of cost over net assets acquired is amortized over the estimated useful life of one to five years using the straight line method. The Company periodically reviews and evaluates whether there has been a permanent impairment in the value of intangibles. Factors considered in the evaluation include current operating results, trends and anticipated undiscounted cash flows.

Income taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

     Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the tax payable in connection with the current period operations plus or minus the change during the period in deferred tax assets and liabilities. (See Note 11).

Reclassifications

     Certain reclassifications have been made to the 1996, 1997 and 1998 financial statements to conform with the 1999 presentation.

Computation of net income (loss) per common share

     Basic net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Potential common shares related to stock options and preferred stock are excluded from the computation when their effect is antidilutive.

                                     ISOCOR

     The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations for the years ended December 31 and nine months ended September 30, 1998 and 1999 (in thousands).

                                                                               NINE MONTHS
                                              YEARS ENDED                         ENDED
                                              DECEMBER 31,                    SEPTEMBER 30,
                                      ----------------------------    ------------------------------
                                       1996      1997       1998          1998             1999
                                      ------    -------    -------    -------------    -------------
NUMERATOR:
Numerator for basic and diluted
EPS -- Net income (loss)............  $  483    $(7,904)   $(6,165)      $(4,478)         $(2,893)

DENOMINATOR:
Denominator for basic
  EPS -- Weighted average shares....   7,733      9,485      9,737         9,767           10,251
Effect of dilutive securities:
  Stock options.....................     989         --         --            --               --
  Preferred Stock...................   1,086         --         --            --               --
                                      ------    -------    -------       -------          -------
Denominator for diluted EPS --
  Adjusted weighted average shares
  and assumed conversions...........   9,808      9,485      9,737         9,767           10,251

     Securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so would have been antidilutive were 2,050,265 and 2,339,291 shares for the years ended December 31, 1997 and 1998, respectively, and 2,369,331 and 1,999,687 shares for the nine months ended September 30, 1998 and 1999, respectively.

     All per share information has been given retroactive effect for the 1 for
2.5 reverse stock split which occurred on January 26, 1996 for all outstanding shares of common and preferred stock. All of the 475,000 common shares of the Company issued to effect the business combination with NetCS have been fully weighted for all periods presented for the computation of the weighted average number of shares outstanding as required for "pooling of interests" accounting treatment.

2. INITIAL PUBLIC OFFERING

     In March 1996, the Company completed the public offering and sale of 2,300,000 shares of its common stock at $9 per share resulting in net proceeds to the Company of approximately $18,270,000 after offering costs, underwriting discounts and commissions. The Company's shares are traded on The Nasdaq Stock Market under the symbol "ICOR."

3. MARKETABLE SECURITIES

     The Company held the following positions (dollars in thousands):

                                                                DECEMBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1997      1998         1999
                                                              ------    ------    -------------
Corporate notes.............................................  $8,182    $9,456       $5,030
U.S. Government obligations.................................   1,495        --        3,979
                                                              ------    ------       ------
                                                              $9,677    $9,456       $9,009
                                                              ======    ======       ======

     Realized gains and losses are based on the book value of the specific securities sold and were immaterial during the years ended December 31, 1996, 1997, 1998 and for the nine months ended

                                     ISOCOR

September 30, 1999. At December 31, 1997, 1998 and September 30, 1999, the difference between cost and market value of the Company's marketable securities was not material.

4. ACCOUNTS RECEIVABLE

     Trade accounts receivable, net of allowances were (dollars in thousands):

                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1997       1998          1999
                                                             -------    -------    -------------
Accounts receivable........................................  $10,609    $11,035       $ 9,384
Less: Allowance for doubtful accounts, returns and price
protection.................................................   (1,509)    (2,135)       (1,953)
                                                             -------    -------       -------
                                                             $ 9,100    $ 8,900       $ 7,431
                                                             =======    =======       =======

     As of December 31, 1997, 1998 and September 30, 1999, approximately 47%, 75% and 79% of the Company's trade accounts receivable were from customers located in Europe, respectively.

5. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (dollars in thousands).

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Computer equipment..........................................  $ 5,180    $ 6,575
Office equipment and furniture..............................    1,876      2,187
                                                              -------    -------
                                                                7,056      8,762
Less accumulated depreciation...............................   (4,651)    (6,382)
                                                              -------    -------
                                                              $ 2,405    $ 2,380
                                                              =======    =======

     For the years ended December 31, 1996, 1997 and 1998 depreciation expense was $1,276,000, $1,362,000 and $1,107,000, respectively.

6. ACQUISITIONS

     On July 15, 1998, the Company acquired a 60 percent interest in System Wizards S.p.A., which is primarily a services company, and also distributes the Company's products in Italy, for $933,000 of which $720,000 was paid in cash at closing and $213,000 will be paid in installments through July 2000. $165,000 is included in other current liabilities and $48,000 is included in other long-term liabilities in the accompanying consolidated balance sheets as of December 31, 1998 and September 30, 1999 for these remaining installments. The Company accounted for this transaction as a purchase and accordingly, the purchase price was allocated to assets acquired and liabilities assumed based upon their fair value. The $843,000 paid in excess of the net assets acquired has been allocated to goodwill, which is being amortized using the straight line method over an estimated life of five years and is included in other assets in the accompanying consolidated balance sheets as of December 31, 1998 and September 30, 1999, net of accumulated amortization of $79,000 and $205,000, respectively. The Company is committed to purchase the remaining 40% of System Wizards within the period of January 1, 2000 and December 31, 2001 for a contingent amount based on revenues and net profits of System Wizards for the four quarters preceding exercise of the Company's option to purchase the remaining 40%, subject to various adjustments and maximums. The results of operations for this investment have been included in the consolidated statements of operations for the period subsequent to the acquisition and were insignificant prior to the acquisition.

                                     ISOCOR

     In October 1995, the Company acquired a 60 percent interest in a sales and distribution company located in Switzerland for 29,658 shares of Preferred Series B stock and $279,000 in cash. The transaction was recorded as a purchase and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based upon their fair values. The $355,000 paid in excess of the net assets acquired is being amortized using the straight line method over an estimated useful life of five years and is included in other assets in the accompanying consolidated balance sheets as of December 31, 1997 and 1998 and September 30, 1999, net of accumulated amortization of $122,000, $188,000 and $212,000, respectively. The Company is committed to purchase the remaining 40 percent of this sales and distribution company prior to January 8, 2000, at a price approximating net revenues for the four quarters preceding the Company's exercise of its option to purchase the remaining 40%, subject to various adjustments and maximums. The Company has estimated the cost to acquire the remaining 40% to be $1,000,000. This estimate is included in other assets and accrued expenses in the accompanying consolidated balance sheet as of September 30, 1999. A final purchase price allocation to the net assets acquired will be made in the first quarter of 2000. The pro forma effect of acquiring the remaining minority interest to the results of operations is immaterial.

7. COMMITMENTS AND CONTINGENCIES

     The Company leases its offices and operating facilities under various operating leases which expire at various dates through 2002. Certain leases contain free rent periods and renewal options and provisions to increase monthly rentals at specified intervals. The consolidated statements of operations reflect rent expense on a straight-line basis over the term of the respective leases.

     Total rental expense for the years ended December 31, 1996, 1997 and 1998 was $1,128,000, $1,418,000 and $1,593,000, respectively.

     Future minimum rental commitments under operating leases are as follows (dollars in thousands):

For the years ending December 31
1999........................................................  $1,414
2000........................................................     756
2001........................................................     317
2002........................................................      93
                                                              ------
                                                              $2,580
                                                              ======

     As more fully described in Note 6, the Company is committed to purchase the remaining 40 percent interest not already owned by the Company of a sales and distribution company located in Switzerland and a services company located in Italy.

     From time to time, the Company is involved in various legal proceedings in the normal course of business. The Company is not currently involved in any litigation which, in management's opinion, would have a material adverse effect on its business, operating results, financial condition or cash flows.

                                     ISOCOR

8. ACCRUED EXPENSES

     Accrued expenses were (dollars in thousands):

                                                         DECEMBER 31,
                                                       ----------------    SEPTEMBER 30,
                                                        1997      1998         1999
                                                       ------    ------    -------------
Salaries and related expenses........................  $1,197    $1,262       $1,859
Payable to shareholder...............................      --        --        1,000
Royalties............................................     499       401          503
Commissions..........................................     464       461          738
Corporate and sales taxes............................     184       351          290
Other................................................   1,323     2,159        2,492
                                                       ------    ------       ------
                                                       $3,667    $4,634       $6,882
                                                       ======    ======       ======

9. LONG-TERM LIABILITIES

     Long term liabilities were (dollars in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Minority interest...........................................  $ 79    $ 98
Deferred purchase payments..................................    --      48
Deferred rent...............................................     6      --
Deferred tax liability......................................    48      --
                                                              ----    ----
                                                              $133    $146
                                                              ====    ====

10. SEVERANCE COSTS

     In June and October 1997, the Company approved and completed a restructuring of its United States and European operations pursuant to which certain employees were terminated. A total of $681,000 in severance costs were charged to operating expenses in 1997, of which $364,000 relates to engineering, $190,000 to sales and marketing, and $127,000 to administration. The total number of employees terminated was 35 within the following categories: 22 in engineering, 12 in sales and marketing, and one in administration. Approximately, $671,000 and $10,000 were paid in 1997 and 1998, respectively. No amounts remain in the consolidated balance sheet as of December 31, 1998.

11. INCOME TAXES

     The sources of income (loss) before income taxes are as follows (dollars in thousands):

                                         YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                         -------------------------   -----------------
                                         1996     1997      1998      1998      1999
                                         -----   -------   -------   -------   -------
United States..........................  $(182)  $(1,881)  $(4,516)  $(3,461)  $(2,617)
Foreign................................    850    (5,978)   (1,393)     (884)     (157)
                                         -----   -------   -------   -------   -------
Income (loss) before income taxes......  $ 668   $(7,859)  $(5,909)  $(4,345)  $(2,774)
                                         =====   =======   =======   =======   =======

     On an interim basis, the Company provides for income taxes using its estimated effective tax rate for the year for foreign and domestic source income. As of September 30, 1999, there are net operating loss carryforwards which remain in certain foreign jurisdictions. The taxes provided relate primarily to certain foreign source income.

                                     ISOCOR

     The components of the provision for income taxes are as follows (dollars in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
Current:
U.S. Federal................................................  $ 18    $--     $ --
  State.....................................................     5      1        1
  Foreign...................................................   254     52      249
                                                              ----    ---     ----
                                                               277     53      250
                                                              ----    ---     ----
  Deferred-foreign..........................................   (92)    (8)     (13)
                                                              ----    ---     ----
          Total.............................................  $185    $45     $237
                                                              ====    ===     ====

     The Company's provision for income taxes is primarily attributable to taxable income in foreign jurisdictions, as the Company did not generate taxable income in the United States in 1997 and 1998, and in 1996 the Company utilized $390,000 of tax loss carryforwards to offset income otherwise taxable in the United States.

     The components of the Company's net deferred taxes are as follows (dollars in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
Allowance for inventory, sales returns and doubtful
accounts....................................................  $   320    $   384
  Accrued vacation..........................................       63         56
  Deferred revenues.........................................      954      1,584
  Property and equipment....................................      194        141
  Net operating loss carryforward...........................    1,258      2,861
  Other.....................................................       36         54
          Total deferred tax assets.........................    2,825      5,080
                                                              -------    -------
  Valuation allowance.......................................   (2,825)    (5,080)
                                                              -------    -------
          Net deferred tax assets...........................       --         --
  Deferred tax liability, property, equipment and computer
     software...............................................      (48)        --
                                                              -------    -------
          Net deferred taxes................................  $   (48)   $     0
                                                              =======    =======

     The valuation allowance on deferred tax assets increased by $341,000 and $2,255,000 in 1997 and 1998, respectively. SFAS No. 109, "Accounting for Income Taxes," requires that management evaluate a variety of factors in reaching a conclusion regarding whether a valuation allowance against deferred tax assets is required. The Company has considered a number of factors which impact the likelihood that the deferred tax assets will be recovered, including the Company's history of operating losses for federal and state tax reporting purposes and the likelihood that U.S. operations will generate taxable income during the carryforward period for unused net operating loss carryforwards. Management is unable to project significant taxable income from U.S. operations during the next two years and beyond and has therefore concluded, based upon a weighting of all available evidence, that it is more likely than not that deferred tax assets will not be realized. Accordingly, the Company has established a full valuation allowance against its U.S. federal deferred tax assets. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of valuation allowance. At such time as it is determined more likely than not that deferred tax assets are realizable, the valuation allowance would be appropriately reduced.

                                     ISOCOR

     As of December 31, 1998, the Company had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $7.5 million and $3.5 million, respectively. These carryforwards, if unused, expire in various periods from 1999 to 2010.

     The overall effective tax rate differs from the statutory tax rate for the years ended December 31 are as follows:

                                                                % OF PRETAX INCOME
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Tax provision based on the federal statutory rate...........   34.0%    34.0%    34.0%
U.S. loss not providing current tax benefit.................  (31.3)   (34.0)   (34.0)
Foreign taxes, net..........................................   25.0       .6      4.0
                                                              -----    -----    -----
Effective tax rate..........................................   27.7%      .6%     4.0%
                                                              =====    =====    =====

     The Company has significant operations and generates a substantial portion of its taxable income in Ireland. Under a tax holiday due to terminate in 2010, the Company is taxed in Ireland on its "manufacturing income" at a 10% rate. To qualify for this 10% tax rate, the Company must carry out "software development services" or "technical or consultancy services" (as defined in the Irish Finance Act 1980) in Ireland and qualify for an employment grant from the IDA. If the Company ceases to comply with these qualifications, all or a part of its taxable profits may be subject to a 32% tax rate on its post disqualification date taxable profits. Should this occur, or should Irish tax laws be rescinded or changed, the Company's net income could be materially adversely affected.

12. SHAREHOLDERS' EQUITY

Preferred Stock

     At December 31, 1998, the Company has 2,000,000 shares of undesignated Preferred Stock authorized but none issued or outstanding. On March 14, 1996, the date of the initial public offering, all outstanding shares of Series A, B, C and D Preferred Stock were canceled upon their automatic conversion to Common Stock. Series A, B, C and D Preferred Stock had stated annual dividend rates of $.22500, $.32175, $.39375 and $.90 per share, respectively. No dividends were ever declared or paid.

     The Series A, B, C and D Preferred Stock had a $2.50, $3.575, $4.375 and $10.00 liquidation preference over shares of Common Stock, respectively, and were redeemable anytime after July 19, 1998, upon written consent to redemption of a majority of the holders, at liquidation preference, plus declared and unpaid dividends, if any.

     In connection with the issuance of Series C Preferred Stock in November 1993, the Company provided the investor an option to purchase equity securities of the Company under certain conditions associated with sales by the investor and its affiliates of the Company's products in excess of specified minimum levels. The investor exercised that option and purchased 39,942 shares of Common Stock upon the closing of the initial public offering on March 14, 1996 at 80% of the per share price of such offering.

     In December 1995, the Company entered into a Series D Preferred Stock Purchase Agreement with a strategic investor. The agreement provided for total consideration to the Company of $3,000,000, of which $1,500,000 was received in 1995 in exchange for 150,000 shares of the Company's Series D Preferred Stock and the Company's commitment to product development efforts estimated to cost $825,000. These costs were accrued with the remaining proceeds of $653,000, net, attributed to the Company's Series D Preferred Stock. Per the terms of the agreement, the number of shares of Common Stock issued upon automatic conversion at the initial public offering date of this Series D Preferred Stock was calculated to provide effective per share pricing to this investor of 80% of the price per share of Common Stock paid by

                                     ISOCOR
the public on that date. The investor was also committed to acquire and did acquire under the terms of the agreement, additional shares of the Company's Series D Preferred Stock with an aggregate purchase price of $1,500,000 at the initial public offering date of March 14, 1996. These shares also automatically converted into Common Stock such that the effective price per share of the Common Stock was the same as the price to public in the initial public offering on March 14, 1996.

13. STOCK OPTION AND EMPLOYEE BENEFIT PLANS

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost other than that required to be recognized by APB 25 for the difference between the fair value of the Company's Common Stock at the grant date and the exercise price of the options has been recognized. Had compensation cost for the Company's two stock option plans been determined based on the fair value at the grant date for awards in 1996, 1997 and 1998 consistent with the fair value provisions of SFAS No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below (amounts in thousands except per share amounts):

                                                             1996      1997      1998
                                                            ------   --------   -------
Net income (loss) as reported.............................  $  483   $ (7,904)  $(6,165)
Net loss, pro forma.......................................  $ (584)  $(11,068)  $(8,883)
Net income (loss) per share basic, as reported............  $ 0.06   $  (0.83)  $ (0.63)
Net loss per share basic, pro forma.......................  $(0.08)  $  (1.17)  $ (0.91)
Net income (loss) per share diluted, as reported..........  $ 0.05   $  (0.83)  $ (0.63)
Net loss per share diluted, pro forma.....................  $(0.08)  $  (1.17)  $ (0.91)

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996, 1997 and 1998.

                                                              1996    1997     1998
                                                              ----    -----    ----
Risk free interest rate.....................................  6.10%    6.13%   5.10%
Expected lives (years)......................................     4        4       4
Expected volatility.........................................    70%     100%    100%
Expected dividends..........................................     0        0       0

1992 Stock Option Plan

     The Company's 1992 Stock Option Plan (the "1992 Option Plan") permits the grant of both incentive stock options designed to qualify under IRC Section 422 and non-qualified stock options. A total of 2,950,000 shares of Common Stock has been reserved for issuance under the 1992 Option Plan. Incentive stock options may only be granted to employees of the Company whereas non-qualified stock options may be granted to employees and consultants. Each option, once vested, allows the optionee the right to purchase one share of the Company's Common Stock. The Board of Directors determines the exercise price of the options based on the fair market value of such shares on the date of grant; options granted to date generally vest ratably over four years and expire ten years from the date of the grant. Compensation expense equal to the difference between the assumed fair value of the Company's Common Stock at the grant date and the exercise price of the options, if any, is recognized ratably over the vesting period.

                                     ISOCOR

1996 Directors' Stock Option Plan

     In 1996, the Company adopted the 1996 Directors' Stock Option Plan (the "Directors' Plan"). A total of 150,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company ("outside directors"), including an option to purchase 10,000 shares of Common Stock on the date on which the optionee first becomes a nonemployee director of the Company or January 18, 1996 with respect to the Company's then current nonemployee directors ("First Option"). Each First Option granted vests in installments cumulatively as to 25% of the shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option. Thereafter, each outside director will be automatically granted an option to purchase 2,500 shares of Common Stock on the first calendar day of the Company's fiscal year commencing in or after 1997 if, on such date, the optionee shall have served on the Company's Board of Directors for at least six months ("subsequent option"). The subsequent options shall vest on the fourth anniversary of the date of grant, subject to continued service as an outside director. The exercise price per share of all options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option.

     The Directors' Plan was amended in 1999 to increase the number of shares subject to the First Option to 25,000 shares of Common Stock and to increase the number of shares subject to the subsequent options to 6,250 shares of Common Stock and to provide for an additional option grant of 15,000 shares for any director elected to the Company's Board of Directors during 1999, but prior to the effectiveness of the increase in the size of the First Option described above.

1999 STOCK OPTION PLAN

     In 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Option Plan") permitting the grant of both incentive stock options designed to qualify under IRC Section 423 and non-qualified stock options. A total of 3,350,000 shares of Common Stock have been reserved for issuance under the 1999 Option Plan.

                                     ISOCOR

     The following tables summarize certain information relative to the 1992 Option Plan, the Directors' Plan, and the 1999 Option Plan.

                                                                          WEIGHTED       WEIGHTED FAIR
                                                   EXERCISE PRICE         AVERAGE          VALUE AT
                                      SHARES            RANGE          EXERCISE PRICE     GRANT DATE
                                     ---------    -----------------    --------------    -------------
Outstanding at December 31, 1995...  1,051,387     $.3750 to $7.50         $0.83
Granted Option price = Grant date
market price.......................  1,219,700     $6.44 to $12.50         $7.06             $4.96
Exercised..........................   (139,554)    $.3750 to $5.00         $0.49
Canceled or expired................   (123,945)   $.3750 to $12.50         $5.13
                                     ---------
Outstanding at December 31, 1996...  2,007,588    $.3750 to $12.50         $1.96
                                     =========
Granted Option price = Grant date
  market price.....................    683,000     $2.313 to $5.50         $2.86             $2.27
  Option price < Grant date market
     price.........................    119,500         $2.625              $2.63
Exercised..........................   (143,497)   $.3750 to $2.625         $0.90
Canceled or expired................   (616,326)    $.3750 to $8.00         $5.75
                                     ---------
Outstanding at December 31, 1997...  2,050,265     $.3750 to $8.00         $2.23
                                     =========
Granted Option price = Grant date
  market price.....................    787,200     $1.625 to $3.00         $2.84             $1.97
Exercised..........................   (194,912)    $.375 to $2.75          $0.78
Canceled or expired................   (303,262)    $.375 to $8.00          $2.77
                                     ---------
Outstanding at December 31, 1998...  2,339,291     $.375 to $8.00          $1.71
                                     =========
Granted Option price = Grant date
  market price (unaudited).........    334,480    $4.563 to $7.5625        $6.68             $4.97
Exercised (unaudited)..............   (481,455)    $.375 to $3.25          $1.23
Canceled or expired (unaudited)....   (192,629)   $.625 to $7.5625         $3.33
                                     ---------
Outstanding at September 30, 1999
  (unaudited)......................  1,999,687     $0.375 to $.800         $2.50
                                     =========

     The following table summarizes information about the stock options at:

                                                  DECEMBER 31,
                                          -----------------------------    SEPTEMBER 30,
                                           1996       1997       1998          1999
                                          -------    -------    -------    -------------
                                                                            (UNAUDITED)
Options exercisable.....................  504,769    817,517    978,853       942,107
Options available for future grant......  570,328    384,154    250,216       458,365

     The following table summarizes information about the stock options outstanding and exercisable at December 31, 1998:

                                    NUMBER
                               OUTSTANDING AS OF    WEIGHTED AVERAGE
     OPTIONS OUTSTANDING         DECEMBER 31,          REMAINING        WEIGHTED AVERAGE
  RANGE OF EXERCISE PRICES           1998           CONTRACTUAL LIFE     EXERCISE PRICE
  ------------------------     -----------------    ----------------    ----------------
$0.00 to $1.99...............      2,271,250              8.0                $1.62
$2.00 to $3.99...............         43,041              4.3                $2.80
$4.00 to $5.99...............          5,000              8.0                $5.50
$6.00 to $8.00...............         20,000              7.0                $8.00
                                   ---------              ---                -----
                                   2,339,291              7.9                $1.71
                                   =========

                                     ISOCOR

                                                     NUMBER
                                                EXERCISABLE AS OF
             OPTIONS EXERCISABLE                  DECEMBER 31,       WEIGHTED AVERAGE
           RANGE OF EXERCISE PRICES                   1998            EXERCISE PRICE
           ------------------------             -----------------    ----------------
$0.00 to $1.99................................       952,379              $1.38
$2.00 to $3.99................................         9,498              $2.68
$4.00 to $5.99................................         2,394              $5.50
$6.00 to $8.00................................        14,582              $8.00
                                                     -------
                                                     978,853              $1.50
                                                     =======

     The following table summarizes information about the stock options outstanding and exercisable at September 30, 1999 (all information is unaudited):

                                   NUMBER          WEIGHTED AVERAGE
    OPTIONS OUTSTANDING      OUTSTANDING AS OF        REMAINING        WEIGHTED AVERAGE
 RANGE OF EXERCISE PRICES    SEPTEMBER 30, 1999    CONTRACTUAL LIFE     EXERCISE PRICE
 ------------------------    ------------------    ----------------    ----------------
$0.00 to $1.99.............      1,677,187               7.6                $1.73
$2.00 to $3.99.............         17,500               8.2                $2.64
$4.00 to $5.99.............         65,000               8.5                $5.24
$6.00 to $8.00.............        240,000               9.0                $7.13
                                 ---------               ---                -----
                                 1,999,687               7.8                $2.50
                                 =========

                                                    NUMBER
            OPTIONS EXERCISABLE               EXERCISABLE AS OF     WEIGHTED AVERAGE
          RANGE OF EXERCISE PRICES            SEPTEMBER 30, 1999     EXERCISE PRICE
          ------------------------            ------------------    ----------------
$0.00 to $1.99..............................       922,107               $1.67
$2.00 to $3.99..............................         5,000               $2.38
$4.00 to $5.99..............................            --               $0.00
$6.00 to $8.00..............................        15,000               $8.00
                                                   -------               -----
                                                   942,107               $1.50
                                                   =======

     Effective April 1, 1997, (the "1997 Grant Date") all optionees under the 1992 Option Plan holding stock options with exercise prices in excess of the fair market value of the Company's Common Stock received one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $2.625 per share, the closing sales price and fair market value of the Company's Common Stock on the 1997 Grant Date. The number of stock options affected was 1,235,065. Other than the change in the exercise price, the affected options remained the same.

     Effective December 11, 1998, (the "1998 Grant Date") all then-current employees and consultants holding options under the 1992 Option Plan with exercise prices in excess of the fair market value of the Company's Common Stock received one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $1.8125 per share, the closing sales price and fair market value of the Company's Common Stock on the 1998 Grant Date. The number of stock options effected was 1,857,900. Other than the change in the exercise price, the affected options remained the same.

1996 Employee Stock Purchase Plan

     In 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 250,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan enables eligible employees to purchase Common Stock at 85% of the lower of the fair market value of the Company's Common Stock on the first day or the last day of each six-month purchase

                                     ISOCOR
period. As of December 31, 1997 and 1998, there were 96,901 and 144,946 shares, respectively, issued under the Purchase Plan.

401(k) Salary Reduction Plan and Trust

     In 1992, the Company adopted the ISOCOR 401(k) Salary Reduction Plan and Trust (the "Plan") for all qualified employees electing participation in the Plan. Employees can contribute 2% - 15% of eligible earnings to the Plan subject to Internal Revenue Service limitations. No Company contributions were made to the Plan for the years ended December 31, 1996, 1997 and 1998.

14. GEOGRAPHICAL AREA INFORMATION

     The Company operates in a single reportable segment; the development, marketing and support electronic messaging and directory infrastructure software. The Company's operations consist of engineering, sales and marketing, administration and support in both the United States and Europe.

     Revenues for the years ended December 31 and identifiable assets as of December 31 classified by the major geographical areas in which the Company operates, are as follows (dollars in thousands):

                                                           1996       1997       1998
                                                          -------   --------   --------
REVENUES:
United States...........................................  $10,927   $ 11,077   $  7,917
Ireland.................................................   15,932     13,382     13,751
Other Europe............................................    7,226      8,245     12,773
Intercompany elimination................................   (7,691)   (10,686)   (11,162)
                                                          -------   --------   --------
                                                          $26,394   $ 22,018   $ 23,279
                                                          =======   ========   ========
IDENTIFIABLE ASSETS:
United States...........................................  $29,304   $ 26,123   $ 21,207
Ireland.................................................    9,146      5,393      5,650
Other Europe............................................    2,848      2,707      6,268
                                                          -------   --------   --------
          Total.........................................  $41,298   $ 34,223   $ 33,125
                                                          =======   ========   ========

     The Company's intercompany eliminations represent transfers of goods and services between its subsidiaries. Export sales from the United States and Ireland for the years ended December 31, 1996, 1997, 1998 and the nine months ended September 30, 1999 were $2,131,000, $2,086,000 and $2,485,000, respectively. The majority of these sales were made to Asia and South America.

     The Company currently relies significantly on resellers in Europe for certain elements of marketing and distribution of its software products. In the event the Company is unable to retain its resellers, there is no assurance that the Company will succeed in replacing them. Any changes in the Company's distribution channel could have a significant impact on sales and adversely affect operating results.

15. RELATED PARTY TRANSACTIONS

     Included in related party revenues for the years ended December 31, 1996, 1997, 1998 and for the nine months ended September 30, 1999 was approximately $272,000, $95,000, $45,000 and $0, respectively, relating to software license agreements with a shareholder.

     Included in revenue for the year ended December 31, 1996, 1997, 1998 and for the nine months ended September 30, 1999 was approximately $292,000, $58,000, $345,000 and $584,000 respectively relating to a software license and maintenance agreement with an affiliate of a shareholder. Included in accounts receivable as of December 31, 1997 and 1998 and for the nine months ended September 30, 1999

                                     ISOCOR
was $46,000, $82,000 and $309,000, respectively, relating to this distributor. Included in accounts payable as of December 31, 1997, 1998 and for the nine months ended September 30, 1999 was $96,000, $0 and $0, respectively, relating to the consulting services.

     Included in other assets as of September 30, 1999 was $500,000 for a loan to Paul Gigg, Chief Executive Officer and $14,000 in accrued interest. The loan was made pursuant to his relocation to the Los Angeles area and is collateralized by real property currently owned by Mr. Gigg.

     During 1997 and 1998, the Company reflected as a reduction of operating expenses $380,000 and $0, respectively, relating to product development efforts committed to and performed by the Company under the Series D Preferred Stock Purchase Agreement discussed in Note 12 above.

16. AGENCY GRANTS

     During 1992, 1994 and 1996, the IDA approved grant agreements with one of the Company's international subsidiaries for approximately $750,000, $850,000 and $793,000, respectively, over six years. The Company reflected as reduction of operating expenses $413,000, $69,000 and $0 relating to these grants for the years ended December 31, 1996, 1997 and 1998, respectively. These grants are based upon the Company's creation and fulfillment of new jobs in Ireland and include remedy provisions employed by the IDA to pursue partial revocation of amounts granted in the event the recipient of the grant substantially vacates its presence in Ireland during a period of five to seven years from date of grant. While the Company's level of employment within Ireland in 1997 and 1998 has declined, the Company's plans include a commitment to a significant continuing presence in Ireland. There can be no assurance that the IDA will not seek partial revocation of prior grants, that the Company will continue to qualify for this grant aid or be eligible for future grants or that the Company's results of operations will not be materially adversely affected by the loss of grant aid.

     The Economic and Technological Finance Authority -- Berlin ("Authority") makes grants to promote research and development in small and medium-sized German-owned companies located in Berlin. The grants are paid quarterly based upon actual development costs, including salaries, and depend upon the work being carried out in Berlin. The Company reflected $87,000 in the year ended December 31, 1996 and no reduction of operating expenses relating to these grants for the years ended December 31, 1997 and 1998. Although remedy provisions exist for the recoverability of such grants if certain conditions are not met, the Company has been assured by the Authority that no recovery of the grants made to NetCS is contemplated, and accordingly, no liability has been recognized in the financial statements for this contingency. The Company is no longer eligible to receive these grants in Germany.

17. SUBSEQUENT EVENT (UNAUDITED)

     On October 20, 1999, Critical Path, Inc. signed a definitive acquisition agreement to acquire the Company in an all stock transaction. Shareholders of the Company will receive 0.4707 shares of Critical Path, Inc. common stock for each share of the Company. This transaction is expected to close in the spring of 2000, subject to various conditions including approval by the Company's shareholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Critical Path, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Critical Path, Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from February 19, 1997 (Inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 28, 1999, except
for Note 7, which is as of March 26, 1999

                              CRITICAL PATH, INC.

                           CONSOLIDATED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                               DECEMBER 31,
                                                            -------------------    SEPTEMBER 30,
                                                             1997        1998          1999
                                                            -------    --------    -------------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................  $     1    $ 14,791      $ 146,833
  Restricted cash.........................................       --         325            325
  Accounts receivable, net................................       --         121          4,952
  Prepaid expenses and other current assets...............        4         138         19,168
                                                            -------    --------      ---------
          Total current assets............................        5      15,375        171,278
Investments...............................................       --          --         11,514
Notes receivable from officers............................       --         500            716
Property and equipment, net...............................      501       4,687         30,862
Intangible assets, net....................................       --          --        278,487
Other assets..............................................       44         101            337
                                                            -------    --------      ---------
                                                            $   550    $ 20,663      $ 493,194
                                                            =======    ========      =========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities................  $   609    $    760      $   8,332
  Accrued compensation and benefits.......................       18          89          2,693
  Deferred revenue, current...............................       --         500            971
  Convertible promissory notes payable....................      420          --             --
  Convertible promissory notes payable-related party......      427          --             --
  Capital lease obligations, current......................       55       1,502          3,686
                                                            -------    --------      ---------
          Total current liabilities.......................    1,529       2,851         15,682
Deferred revenue, long-term...............................       --          --            202
Capital lease obligations, long-term......................       42       2,454          4,664
                                                            -------    --------      ---------
                                                              1,571       5,305         20,548
                                                            -------    --------      ---------
Commitments and contingencies (Note 6)
Shareholders' equity (deficit):
  Series A Convertible Preferred Stock, $0.001 par value;
     13,288 shares authorized, 12,725 shares issued and
     outstanding..........................................       --          13             --
  Series B Convertible Preferred Stock, $0.001 par value;
     10,000 shares authorized, 3,637 shares issued and
     outstanding..........................................       --           4             --
  Common Stock, $0.001 par value; 38,636, 38,636 and
     150,000 (unaudited) shares authorized; 2,394, 8,294
     and 43,046 net of 134 treasury shares at cost of $229
     (unaudited) shares issued and outstanding............        2           8             43
Additional paid-in capital................................       51      46,390        612,898
Notes receivable from shareholders........................       --      (1,151)        (1,107)
Unearned compensation.....................................       --     (17,371)       (75,427)
Unrealized gain on investment.............................       --          --          7,014
Accumulated deficit.......................................   (1,074)    (12,535)       (70,775)
                                                            -------    --------      ---------
          Total shareholders' equity (deficit)............   (1,021)     15,358        472,646
                                                            -------    --------      ---------
                                                            $   550    $ 20,663      $ 493,194
                                                            =======    ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              CRITICAL PATH, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 PERIOD FROM
                                                 FEBRUARY 19,
                                                     1997                         NINE MONTHS ENDED
                                                (INCEPTION) TO    YEAR ENDED        SEPTEMBER 30,
                                                 DECEMBER 31,    DECEMBER 31,    -------------------
                                                     1997            1998         1998        1999
                                                --------------   ------------    -------    --------
                                                                                     (UNAUDITED)
Net revenues(1)...............................     $    --         $    897      $   292    $  7,968
Cost of net revenues(2).......................          --           (2,346)      (1,253)    (13,860)
                                                   -------         --------      -------    --------
  Gross profit (loss).........................          --           (1,449)        (961)     (5,892)
                                                   -------         --------      -------    --------

Operating expenses:
  Research and development....................         454            2,098        1,237       4,705
  Sales and marketing.........................         244            1,687          836       8,760
  General and administrative..................         358            3,814        2,088       7,919
  Acquisition-related bonus compensation......          --               --           --         570
  Amortization of intangibles.................          --               --           --       9,813
  Stock-based expenses........................          --            2,400          868      25,244
                                                   -------         --------      -------    --------
          Total operating expenses............       1,056            9,999        5,029      57,011
                                                   -------         --------      -------    --------
Loss from operations..........................      (1,056)         (11,448)      (5,990)    (62,903)
Interest and other income.....................          --              375          120       5,074
Interest expense(3)...........................         (18)            (388)        (262)       (411)
Net loss......................................     $(1,074)        $(11,461)     $(6,132)   $(58,240)
                                                   -------         --------      -------    --------
Other comprehensive income, before tax:
  Unrealized gain (loss) on investment........     $    --         $     --      $    --    $  7,014
                                                   -------         --------      -------    --------
Other comprehensive income (loss), before
  tax.........................................          --               --           --       7,014
  Income tax effect...........................          --               --           --          --
                                                   -------         --------      -------    --------
Other comprehensive income (loss), net of
  tax.........................................     $    --         $     --      $    --    $  7,014
  Comprehensive loss..........................     $(1,074)        $(11,461)     $(6,132)   $(51,226)
                                                   =======         ========      =======    ========
Net loss per share-basic and diluted..........     $ (0.54)        $  (2.94)     $ (1.78)   $  (2.26)
                                                   =======         ========      =======    ========
Weighted average shares-basic and diluted.....       1,994            3,899        3,445      25,715
                                                   =======         ========      =======    ========

---------------
(1) Includes $231, $102, and $106 of stock-based charges in the year ended December 31, 1998, and the nine months ended September 30, 1998 and 1999, respectively

(2) Includes $193, $66, and $3,901 of stock-based charges in the year ended December 31, 1998, and the nine months ended September 30, 1998 and 1999, respectively

(3) Includes $161, $145, and $48 of stock-based charges in the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, respectively

  The accompanying notes are an integral part of these consolidated financial statements.

                              CRITICAL PATH, INC.

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                   CONVERTIBLE                                        NOTES
                                 PREFERRED STOCK     COMMON STOCK     ADDITIONAL    RECEIVABLE
                                 ----------------   ---------------    PAID-IN         FROM         UNEARNED     UNREALIZED
                                 SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL     SHAREHOLDERS   COMPENSATION      GAIN
                                 -------   ------   ------   ------   ----------   ------------   ------------   ----------
Inception, February 19, 1997
Issuance of Common Stock.......       --    $ --     2,394    $ 2      $     51      $    --       $      --     $      --
Net loss.......................       --      --        --     --            --           --              --            --
                                 -------    ----    ------    ---      --------      -------       ---------     ---------
Balance at December 31, 1997...       --      --     2,394      2            51           --              --            --
Issuance of Common Stock.......       --      --     3,975      4            82          (85)             --            --
Exercise of stock options......       --      --     1,925      2         1,104       (1,066)             --            --
Issuance of Series A Preferred
 Stock, net....................   12,725      13        --     --         9,111           --              --            --
Issuance of Series B Preferred
 Stock, net....................    3,637       4        --     --        15,437           --              --            --
Issuance of warrants and stock
 purchase rights...............       --      --        --     --           723           --              --            --
Unearned compensation..........       --      --        --     --        19,882           --         (19,882)           --
Amortization of unearned
 compensation..................       --      --        --     --            --           --           2,511            --
Net loss.......................       --      --        --     --            --           --              --            --
                                 -------    ----    ------    ---      --------      -------       ---------     ---------
Balance at December 31, 1998...   16,362      17     8,294      8        46,390       (1,151)        (17,371)           --
Issuance of Common Stock
 (unaudited)...................       --      --     1,091      1         2,399           --              --            --
Exercise of stock options and
 stock warrants (unaudited)....       --      --       851     --           239          (29)             --            --
Issuance of Preferred Stock,
 net (unaudited)...............    3,550       3        --     --        12,493           --              --            --
Conversion of preferred to
 common stock (unaudited)......  (19,912)    (20)   19,912     20            --           --              --            --
Unearned compensation
 (unaudited)...................       --      --        --     --        87,214           --         (87,214)           --
Amortization of unearned
 compensation (unaudited)......       --      --        --     --            --           --          29,158            --
Issuance of common stock in
 initial public offering, net
 (unaudited)...................       --      --     8,175      9       254,908           --              --            --
Issuance of common stock in
 acquisitions (unaudited)......                      4,857      5       209,484           --              --            --
Repayment of shareholder notes
 (unaudited)...................       --      --        --     --                         73              --
Purchase of treasury stock
 (unaudited)...................       --      --      (134)    --          (229)          --              --            --
Unrealized gain on investment
 (unaudited)...................                                                                                      7,014
Net loss (unaudited)...........       --      --        --     --            --           --              --
                                 -------    ----    ------    ---      --------      -------       ---------     ---------
Balance at September 30, 1999
 (unaudited)...................       --    $ --    43,046    $43      $612,898      $(1,107)      $  75,427     $   7,014
                                 =======    ====    ======    ===      ========      =======       =========     =========

                                                   TOTAL
                                               SHAREHOLDERS'
                                 ACCUMULATED      EQUITY
                                   DEFICIT       (DEFICIT)
                                 -----------   -------------
Inception, February 19, 1997
Issuance of Common Stock.......   $     --       $      53
Net loss.......................     (1,074)         (1,074)
                                  --------       ---------
Balance at December 31, 1997...     (1,074)         (1,021)
Issuance of Common Stock.......         --               1
Exercise of stock options......         --              40
Issuance of Series A Preferred
 Stock, net....................         --           9,124
Issuance of Series B Preferred
 Stock, net....................         --          15,441
Issuance of warrants and stock
 purchase rights...............         --             723
Unearned compensation..........         --              --
Amortization of unearned
 compensation..................         --           2,511
Net loss.......................    (11,461)        (11,461)
                                  --------       ---------
Balance at December 31, 1998...    (12,535)         15,358
Issuance of Common Stock
 (unaudited)...................         --           2,400
Exercise of stock options and
 stock warrants (unaudited)....         --             210
Issuance of Preferred Stock,
 net (unaudited)...............         --          12,496
Conversion of preferred to
 common stock (unaudited)......         --              --
Unearned compensation
 (unaudited)...................         --              --
Amortization of unearned
 compensation (unaudited)......         --          29,158
Issuance of common stock in
 initial public offering, net
 (unaudited)...................         --         254,917
Issuance of common stock in
 acquisitions (unaudited)......         --         209,489
Repayment of shareholder notes
 (unaudited)...................                         73
Purchase of treasury stock
 (unaudited)...................         --            (229)
Unrealized gain on investment
 (unaudited)...................         --           7,014
Net loss (unaudited)...........    (58,240)        (58,240)
                                  --------       ---------
Balance at September 30, 1999
 (unaudited)...................   $(70,775)      $ 472,646
                                  ========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              CRITICAL PATH, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                       PERIOD FROM
                                                       FEBRUARY 19,
                                                           1997                          NINE MONTHS ENDED
                                                      (INCEPTION) TO     YEAR ENDED        SEPTEMBER 30,
                                                       DECEMBER 31,     DECEMBER 31,    -------------------
                                                           1997             1998         1998        1999
                                                      --------------    ------------    -------    --------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
Net loss............................................     $(1,074)         $(11,461)     $(6,132)   $(58,240)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Provision for doubtful accounts.................          --                50           --         135
    Depreciation and amortization...................          26             1,019          597      14,017
    Common stock issued for services................           3                --           --          --
    Amortization of warrants and stock purchase
      rights........................................          --               473          329      14,006
    Amortization of unearned compensation...........          --             2,511          852      15,293
    Changes in assets and liabilities:
      Accounts receivable...........................          --              (171)        (232)     (1,562)
      Prepaid expenses and other assets.............         (48)              (86)         (27)     (3,997)
      Accounts payable and accrued expenses.........         609               151         (389)      2,928
      Accrued compensation and benefits.............          18                71           60       2,018
      Deferred revenue..............................          --               500        1,100        (438)
                                                         -------          --------      -------    --------
         Net cash used in operating activities......        (466)           (6,943)      (3,842)    (15,840)
                                                         -------          --------      -------    --------
Cash flows from investing activities:
  Notes receivable from officers....................          --              (500)          --        (122)
  Property and equipment purchases..................        (409)             (491)        (491)    (21,843)
  Purchase of investments...........................          --                --           --      (4,500)
  Payments for acquisitions, net of cash acquired...          --                --           --     (78,223)
  Loans to third parties............................          --                --           --     (15,000)
  Restricted cash...................................          --              (325)          --          --
                                                         -------          --------      -------    --------
         Net cash used in investing activities......        (409)           (1,316)        (491)   (119,688)
                                                         -------          --------      -------    --------
Cash flows from financing activities:
  Proceeds from issuance of Preferred Stock, net....          --            23,445       23,445      12,496
  Proceeds from issuance of Common Stock............          50                41            5     257,372
  Proceeds from equipment lease line................          --               198          198          --
  Proceeds from convertible promissory notes
    payable.........................................         847               500          500          --
  Repayment of convertible promissory notes
    payable.........................................          --              (227)        (227)         --
  Proceeds from payments of shareholder notes
    receivable......................................          --                --           --          97
  Principal payments on lease obligations...........         (21)             (908)        (489)     (2,166)
  Purchase of treasury stock........................          --                --           --        (229)
                                                         -------          --------      -------    --------
         Net cash provided by financing
           activities...............................         876            23,049       23,432     267,570
                                                         -------          --------      -------    --------
Net increase in cash and cash equivalents...........           1            14,790       19,099     132,042
Cash and cash equivalents at beginning of period....          --                 1            1      14,791
                                                         -------          --------      -------    --------
Cash and cash equivalents at end of period..........     $     1          $ 14,791      $19,100    $146,833
                                                         =======          ========      =======    ========
Supplemental cash flow disclosure:
  Cash paid for interest............................     $     1          $    244      $   117    $    363
Non-cash investing and financing activities:
  Property and equipment leases.....................     $   118          $  4,714      $ 4,152    $  5,863
  Common Stock issued for notes receivable..........     $    --          $  1,151      $    85    $     29
  Conversion of notes payable into Preferred
    Stock...........................................     $    --          $  1,120      $ 1,120    $     --
  Unrealized gain on investment.....................                                               $  7,014
  Common stock and options issued for
    acquisitions....................................                                               $209,489

  The accompanying notes are an integral part of these consolidated financial statements

                              CRITICAL PATH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company

     Critical Path, Inc. was incorporated in California on February 19, 1997. Critical Path, along with its subsidiaries (collectively referred to herein as the "Company") deliver advanced email hosting services.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash equivalents and restricted cash

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds. Restricted cash comprises amounts held on deposit which is required as collateral for Company provided credit cards.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. Cash and cash equivalents and restricted cash are deposited with financial institutions that management believes are creditworthy. The Company's accounts receivable are derived from transactions with companies throughout the United States. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

     During the year ended December 31, 1998, approximately 62% and 30% of revenues before charges related to amortization of the fair value of warrants issued to customers were derived from the delivery of email services to two customers. During the nine months ended September 30, 1999, these two customers accounted for approximately 23% (unaudited) and 7% (unaudited) of revenues before charges related to amortization of warrants.

  Fair value of financial instruments

     The Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and capital lease obligations, are carried at cost, which approximates fair value due to the short maturity of these instruments.

  Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the lease term, if applicable. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures

                              CRITICAL PATH, INC.

for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred. Assets under construction are not depreciated until placed in service.

  Intangible Assets

     The Company uses modeling techniques on new acquisitions and long-range business plans, revised annually, to assess whether a revision of the existing estimated useful lives of intangible assets is necessary.

     Goodwill. The excess of the purchase price paid over the fair value of net assets acquired in business combinations is recorded as goodwill and is amortized over its expected useful period, between three and eight years, using the straight-line method.

     Other intangible assets. Other intangible assets primarily include assembled workforce, customer base, and existing technology. These intangible assets are amortized on a straight-line basis over the lives which the Company expects to be benefited, which range from 2 to 8 years.

  Valuation of Long-Lived Assets

     The Company periodically evaluates the carrying value of long-lived assets and certain indentifiable intangibles for impairment, when events and circumstances indicate that the book value of an asset may not be recoverable. An impairment loss is recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable. Since February 19, 1997 (inception) through September 30, 1999 (unaudited), no impairment losses have been identified.

  Revenue recognition

     The Company derives most of its revenue through the sale of email hosting services. Payments for such services are based either on contractual rates per active mailbox per month, non-refundable fixed payments or as a percentage of customer generated email advertising revenues. Revenues from contracts specifying a contractual rate per active mailbox per month are recognized monthly for each active mailbox covered by the respective contract. Revenues from contracts that provide non-refundable fixed payments are not dependent upon the active number of mailboxes and are therefore recognized ratably over the contract term. Revenues based upon a percentage of customer generated email advertising revenues are recognized when such revenues are earned and reported by the customer.

     The Company also derives email-hosting revenue by providing users of LAN email systems a universal bridge to send messages outside their network. The Company charges message fees in addition to monthly service fees for this bridge, and recognize revenue in the period such services are provided. Other set-up fees are comprised of customized installation of email services. Payments are based on a contractual fee for the customization, and revenue is recognized upon completion of the work. Consulting revenues are billed and recognized on a monthly basis as the service is performed. Amounts billed or received in advance of service delivery are recorded as deferred revenue.

     Revenues for software licenses for which collection of the resulting receivable is deemed probable are recognized upon delivery of the product provided there is persuasive evidence of an arrangement the fee is fixed and determinable and the agreement does not require significant customization of the software. Revenues from software maintenance are recognized ratably over the maintenance term.

     In connection with certain customer contracts, the Company granted warrants or options to purchase Series B Convertible Preferred Stock to such customers. The fair value of such warrants or options, determined using the Black-Scholes option pricing model, is being recognized ratably as a sales discount over the terms of the respective agreements. See Note 7 -- Shareholders' Equity.

                              CRITICAL PATH, INC.

  Research and development

     Research and development costs include expenses incurred by the Company to develop and enhance its email service offerings and to develop new electronic messaging services. Research and development costs are expensed as incurred.

  Advertising expense

     Advertising costs are expensed as incurred and totaled $0 and $135,000 during the period from February 19, 1997 (Inception) through December 31, 1997 and the year ended December 31, 1998, respectively.

  Stock-based compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

  Income taxes

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  Net loss per share

     Net loss per share is calculated in accordance with SFAS No. 128, "Earnings per Share" and Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise restricted Common Stock and incremental common and preferred shares issuable upon the exercise of stock options and warrants and upon conversion of Series A and Series B Convertible Preferred Stock. At December 31, 1998 and September 30, 1999, 28,607,997 and 19,182,785 (unaudited) potential common shares respectively, are excluded from the determination of diluted net loss per share as the effect of such shares on a weighted average basis is anti-dilutive.

  Comprehensive income

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its

                              CRITICAL PATH, INC.

components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources.

Unrealized gain on marketable securities (unaudited)

     In May 1999, the Company made a minority investment of $3 million in the common stock of Starmedia Network, Inc. Based on the closing price of Starmedia stock at September 30, 1999, the fair value of the Company's investment was $10.0 million and was recorded as an investment in the assets section of the Company's balance sheet. The excess of the investment's carrying value over its cost was recorded as an unrealized gain on investments and included in the equity section of the Company's consolidated balance sheet.

  Segment information

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments.

  Interim Financial Information (Unaudited)

     The accompanying interim consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended September 30, 1998 and 1999. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the nine months ended September 30, 1999, are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

  Reclassifications

     Certain amounts previously reported have been reclassified to conform with the current period presentation.

  Recent accounting pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133". SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. Critical Path does not currently use derivative instruments.

                              CRITICAL PATH, INC.

NOTE 2 -- BALANCE SHEET COMPONENTS:

                                                               DECEMBER 31,
                                                              ---------------
                                                              1997     1998
                                                              ----    -------
                                                              (IN THOUSANDS)
Accounts receivable, net:
Accounts receivable.........................................  $ --    $   171
     Less: Allowance for doubtful accounts..................    --        (50)
                                                              ----    -------
                                                              $ --    $   121
                                                              ====    =======
Property and equipment, net:
  Computer equipment and software...........................  $440    $ 5,247
  Furniture and fixtures....................................    34         74
  Leasehold improvements....................................    53        411
                                                              ----    -------
                                                               527      5,732
     Less: Accumulated depreciation and amortization........   (26)    (1,045)
                                                              ----    -------
                                                              $501    $ 4,687
                                                              ====    =======

     Property and equipment includes $118,000 and $4,832,000 of assets under capital leases at December 31, 1997 and 1998, respectively. Accumulated depreciation of assets under capital leases totaled $3,000 and $765,000 at December 31, 1997 and 1998, respectively.

     Depreciation expense of assets totaled $26,000 and $1,019,000 at December 31, 1997 and 1998, respectively.

NOTE 3 -- RELATED PARTY TRANSACTIONS:

  Notes receivables from shareholders

     At December 31, 1998, the Company had notes receivable from shareholders and officers of the Company related to purchases of Common Stock in the amount of $85,000 and $1,066,000 which accrue interest at 5.69% and 4.51% per annum, respectively. The notes are full recourse and secured by Common Stock. The notes are due and payable in February 2003 or, for the $1,066,000 note, 90 days following termination of the officer.

     At December 31, 1998, the Company held a note receivable from an officer totaling $500,000. The note accrues interest at the rate of 4.51% per annum, is secured by all shares of the Company's Common Stock held by this individual, and is due and payable in November 2003 or 30 days following termination.

  Revenues

     In April 1998, the Company entered into an email services agreement with a significant customer, who is also a holder of the Company's Series B Preferred Stock. Net revenues from this shareholder approximated $605,000 for the year ended December 31, 1998.

NOTE 4 -- INCOME TAXES:

     No provision for income taxes was recorded due to the net losses for the periods from February 19, 1997 (Inception) to December 31, 1998.

     At December 31, 1998, the Company had deferred tax assets of approximately $4,001,000. Management believes that, based on a number of factors, it is more likely than not that the deferred tax

                              CRITICAL PATH, INC.

assets will not be realized, such that a full valuation allowance has been recorded. Deferred tax assets relate primarily to net operating loss carryforwards.

     At December 31, 1998, the Company had approximately $8,803,000 of federal and state net operating loss carryforwards available to offset future taxable income. Federal and state net operating loss carryforwards expire in varying amounts beginning in 2012 and 2005, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

NOTE 5 -- BORROWINGS:

  Line of credit

     At December 31, 1998, the Company maintained a revolving line of credit with a bank that provides for borrowings of up to $1,000,000. The line of credit expires in November 1999 and accrues interest on outstanding borrowings at a rate equal to the bank's prime rate plus 2.0% (9.75% at December 31, 1998). The line of credit requires the Company to meet certain financial tests and to comply with certain other covenants. Borrowings are secured by substantially all of the assets of the Company. At December 31, 1998, and September 30, 1999 (unaudited), there were no borrowings outstanding and the Company was in compliance with all restrictive covenants.

  Convertible promissory notes

     At December 31, 1997, the Company had obligations totaling $420,000 under 7% convertible promissory notes payable to individual investors. In April 1998, the principal amount of the notes was converted into 582,040 shares of Series A Convertible Preferred Stock at $0.72 per share. In January and February 1998, the Company issued an additional $430,000 of 7% convertible promissory notes to individual investors. In April 1998, the principal amount of the notes was converted into 595,897 shares of Series A Convertible Preferred Stock at $0.72 per share.

  Convertible promissory notes-related parties

     At December 31, 1997, the Company had obligations totaling $427,000 under 7% - 10% convertible promissory notes payable to the Company's founder and an individual associated with the founder. In April 1998, $200,000 of the principal amount of the notes was converted into 277,162 shares of Series A Convertible Preferred Stock at $0.72 per share and the remaining balance of $227,000 was repaid in cash.

     In January and February 1998, the Company issued an additional $70,000 of 7% convertible promissory notes to a member of the Board of Directors and an individual associated with the Company's founder. In April 1998, the principal amount of the notes was converted into 97,006 shares of Series A Convertible Preferred Stock at $0.72 per share.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2002. Rent expense for the period from February 19, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, totaled $33,000 and $220,000, respectively.

                              CRITICAL PATH, INC.

     Future minimum lease payments under noncancelable operating and capital leases, including operating lease commitments entered into subsequent to December 31, 1998, are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                (IN THOUSANDS)
YEAR ENDING DECEMBER 31,
1999........................................................  $1,792      $358
  2000......................................................   1,779       222
  2001......................................................     979       213
  2002......................................................       3       103
                                                              ------      ----
  Total minimum lease payments..............................   4,553      $896
                                                                          ====
  Less: Amount representing interest........................    (453)
  Unamortized discount......................................    (144)
                                                              ------
  Present value of capital lease obligations................   3,956
  Less: Current portion.....................................  (1,502)
                                                              ------
  Long-term portion of capital lease obligations............  $2,454
                                                              ======

  Equipment lease lines

     In April 1998, the Company entered into a financing agreement that provides for the acquisition of equipment up to $1,000,000. Amounts available under this agreement are limited to specific acquisitions through March 2001 and are collateralized by the related equipment. Such amounts are payable over a three-year period in monthly installments of principal and interest, with interest accruing at a rate of 6.3% per annum.

     In April 1998, the Company entered into another financing agreement which provides for the acquisition of equipment up to $2,000,000. Amounts available under this agreement are limited to specific acquisitions between May 1, 1998 and April 30, 1999. Such amounts are payable over a three-year period in monthly installments of principal and interest, with interest accruing at the rate of 7.0% per annum. As part of this agreement, the Company issued warrants to purchase 97,006 shares of Series A Preferred Stock at a purchase price of $0.72 per share. The Company estimated the fair value of these warrants at date of issuance was approximately $53,000 which is being amortized as interest expense over the term of the lease obligation.

     In May 1998, the Company entered into a financing agreement which provides for the acquisition of equipment up to $3,500,000 and software and tenant improvements up to $1,500,000. Amounts available under this agreement are limited to specific acquisitions between March 1, 1998 and May 1, 1999. Such amounts are payable over a three-year period in monthly installments of principal and interest, with interest accruing at the rate of 7.0% per annum. As part of this agreement, the Company issued warrants to purchase 242,516 shares of Series A Preferred Stock at a purchase price of $0.72 per share. The Company estimated the fair value associated with these warrants at date of issuance was approximately $133,000 which is being amortized as interest expense over the term of the lease obligation.

  Email service commitments

     Net revenues are derived from contractual relationships which typically have one to three year terms. Certain agreements require minimum performance standards regarding the availability and response time of email services. If these standards are not met, such contracts are subject to termination and the Company could be subject to monetary penalties.

                              CRITICAL PATH, INC.

  Contingencies

     The Company is party to various legal proceedings in the ordinary course of its business. The Company believes that the ultimate outcome of these matters will not have a material adverse impact on its financial position, results of operations, or operating cash flow.

NOTE 7 -- SHAREHOLDERS' EQUITY:

     As of December 31, 1998, the Company's Articles of Incorporation authorized the Company to issue 38,636,363 shares of Common Stock at $0.001 par value, and 13,288,519 and 10,000,000 shares of Series A and Series B Convertible Preferred Stock ("Preferred Stock"), respectively, at $0.001 par value.

  Reverse Stock Split

     On March 1, 1999 (unaudited), the Company's Board of Directors approved a 1:2.2 reverse stock split of the Company's outstanding shares which became effective on March 19, 1999. All share and per share information included in the consolidated financial statements for the period from February 19, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998 have been retroactively adjusted to reflect this reverse stock split.

  Preferred Stock

     On April 1, 1998, the Company completed its Series A Convertible Preferred Stock ("Series A") financing through the issuance of 12,707,851 shares at a price per share of $0.72 for net cash proceeds of $7,991,000, and the conversion of convertible promissory notes payable totaling $1,120,000. The Company issued an additional 18,013 shares of Series A Preferred Stock to the convertible promissory note holders upon the exercise of their warrants for proceeds of $13,000.

     In September 1998, the Company issued 3,636,739 shares of its Series B Convertible Preferred Stock ("Series B") at $4.26 per share for net proceeds of approximately $15,441,000.

     In January 1999 (unaudited), the Company completed the second round of the Series B financing through the issuance of 2,772,708 shares at $4.26 per share for gross proceeds of approximately $11,817,000. In connection with this financing, the Company issued warrants to purchase 51,364 shares of Series B at $4.26 per share to the placement agent.

     The holders of Preferred Stock have various rights and preferences as follows:

  Voting

     Each share of Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with Common Stock.

     As long as at least 2,954,545 shares of Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Preferred Stock to declare or pay any dividend on Common Stock; redeem, purchase or otherwise acquire any Common Stock other than shares subject to right of repurchase by the Company; cause the acquisition, reorganization, merger or consolidation of the Company that results in a transfer of 50% or more of the voting control of the Company; authorize or issue another equity security having a preference over, or being on parity with, the Series A and Series B; or increase the number of directors of the Company.

     As long as at least 681,818 shares of Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Preferred Stock to alter the Articles of Incorporation as it relates to the Preferred Stock or change the authorized number of shares of Preferred Stock.

                              CRITICAL PATH, INC.

  Dividends

     Holders of Series A and Series B are entitled to receive noncumulative dividends at the per annum rate of $0.0577 and $0.34 per share, respectively, when and if declared by the Board of Directors. The holders of Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Preferred Stock or Common Stock have been declared by the Board of Directors.

  Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A and Series B are entitled to receive an amount of $0.72 and $4.26 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed ratably among the holders of Common Stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among the holders of Preferred Stock.

  Conversion

     Each share of Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $15.50 per share with gross proceeds of at least $30,000,000, or (2) the consent of the holders of the majority of Convertible Preferred Stock. The initial conversion ratio of Preferred Stock for Common Stock is 1 to 1.

  Warrants and Stock Purchase Rights

     In May 1998, the Company issued a right to purchase 454,544 shares of Common Stock or Preferred Stock in a subsequent financing to a customer as part of an email services agreement. Under the agreement, the price shall be 80% of the price at which the stock is sold in the subsequent financing for the initial 227,272 shares and 100% of such price for the remaining 227,272 shares. In September 1998, the Company completed its initial Series B financing at a per share price of $4.26. The Company has estimated the fair value of the purchase right to be $194,000, which will be recognized as a sales discount over the term of the services agreement. Approximately $136,000 was recognized in 1998. No warrants were exercised as of December 31, 1998.

     In May 1998, the Company issued to a different customer, a warrant to purchase up to $250,000 of Preferred Stock in the Company's next financing round. The warrant is exercisable until December 31, 2001 and the exercise price per share will equal the price per share at which the Preferred Stock is sold by the Company. In September 1998, the warrants were exercised in connection with the Series B financing at a per share price of $4.26. The Company has estimated the fair value of the warrants approximated $143,000, which will be recognized as a sales discount over the term of the services agreement. Approximately $95,000 was recognized in 1998.

     In connection with various financing agreements described in Note 6, the Company issued warrants to purchase 339,522 share of Series A at $0.72 per share. The warrants are exercisable for seven years from May 1, 1998, or five years from the effective date of the Company's initial public offering, whichever is shorter. As of December 31, 1998, no warrants were exercised.

                              CRITICAL PATH, INC.

     In connection with the issuance of certain convertible promissory notes described in Note 5, the Company issued warrants to purchase 113,636 shares of Common Stock at $0.02 per share and 241,123 shares of Series A at $0.72 per share. These warrants are exercisable for one and three years, respectively. The warrants to purchase Common Stock were exercised in September 1998. At December 31, 1998, warrants to purchase 18,013 shares of Series A had been exercised. The Company estimated the fair value of the warrants issued at approximately $119,000 which is being amortized as interest expense.

     In connection with the initial Series B financing, the Company issued warrants to purchase 70,290 shares of Series B at $4.26 per share to the placement agent. As of December 31, 1998, no warrants were exercised.

  Exercise of Stock Purchase Rights

     In January 1999 (unaudited), a customer exercised stock purchase rights granted in May 1998 to purchase 454,544 shares of Series B for cash proceeds of approximately $1,744,000.

  Common Stock purchase agreements

     In February 1998, the Company entered into stock purchase agreements with three founders and sold 3,863,635 shares of the Company's Common Stock at $0.02 per share. Under the terms of the stock purchase agreements, the Company has the right to purchase the shares of Common Stock at the original issue price in the event any one of the founders ceases to be an employee of the Company. The repurchase rights lapse 25% on the first anniversary of the vesting start date and ratably each month thereafter for 36 months. In the event of a change in control of the Company or the closing date of an Initial Public Offering, as defined, repurchase rights with respect to 50% of the then unvested shares of Common Stock will lapse. At December 31, 1998, 2,130,680 of these shares of Common Stock were subject to repurchase rights. In connection with the issuance of these shares, the Company recorded unearned compensation of $1,306,000 which is being recognized over the periods in which the Company's repurchase rights lapse.

     In October 1998, an officer exercised stock options to purchase 1,274,687 shares of the Company's Common Stock at a price of $0.84 per share. Under the terms of the option, the Company has the right to purchase the unvested shares of Common Stock at the original issue price in the event the officer ceases to be an employee of the Company. The repurchase rights lapse ratably each month for 48 months. At December 31, 1998, 1,221,575 of these shares of Common Stock were subject to repurchase rights. In connection with the option grant preceding this transaction, the Company recognized unearned compensation totaling $3.8 million which is included in the aggregate unearned compensation charges disclosed in Notes 8 and 9 to these consolidated financial statements.

  Employee Stock Purchase Plan

     In January 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") effective on the date of the Offering. The Purchase Plan reserves 600,000 shares for issuance thereunder. Employees generally will be eligible to participate in the Purchase Plan if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not 5% or greater shareholders. Under the Purchase Plan, eligible employees may select a rate of payroll deduction up to 15% of their compensation subject to certain maximum purchase limitations. The Purchase Plan will be implemented in a series of overlapping twenty-four month offering periods and beginning on the effective date of the Offering and subsequent offering periods will begin on the first trading day on or after May 1 and November 1 of each year. Purchases will occur on each April 30 and October 31 (the "purchase dates") during each participation period. Under the Purchase Plan, eligible employees will be granted an option to purchase shares of Common Stock at a purchase price equal to 85% of the fair market value per share of Common Stock on either the start date of the

                              CRITICAL PATH, INC.

offering period or the date on which the option is exercised, whichever is less. If the fair market value of the Common Stock on any purchase date (other than the final purchase date) is lower than the fair market value on the start date of that offering period, then all participants in that offering period will be automatically withdrawn from such offering period and re-enrolled in the offering period immediately following.

  Sale of Common Stock

     In January 1999, the Company sold 1,090,909 shares of Common Stock at a price of $2.20 per share to a customer that also agreed to provide marketing related services. In connection with the transactions, the Company recognized a charge totaling $2,247,000 that will be attributed to sales and marketing expense over the one year term of the agreement.

  Common Stock Warrant Issued for Services

     In January 1999, the Company entered into an agreement with ICQ, Inc., a subsidiary of America Online, Inc., pursuant to which it will provide email hosting services that will be integrated with ICQ's instant messaging service provided to ICQ's customers. The ICQ instant messaging service is designed to allow users to communicate in real time over the Internet. As part of the agreement, ICQ agreed to provide sub-branded advertising for the Company in exchange for a warrant to purchase 2,442,766 shares of Series B, issuable upon attainment of each of five milestones. The following table summarizes the shares underlying each milestone and the related exercise price:

                                                            SHARES
                                                          UNDERLYING    EXERCISE
                                                           WARRANT       PRICE
                                                          ----------    --------
Milestone 1.............................................    814,254      $ 4.26
Milestone 2.............................................    407,128        5.50
Milestone 3.............................................    407,128        6.60
Milestone 4.............................................    407,128        8.80
Milestone 5.............................................    407,128       11.00
                                                          ---------
          Totals........................................  2,442,766
                                                          =========

     In the quarter ended June 30, 1999, the Company amended the vesting terms of its agreement with ICQ. The revised vesting terms did not impact the shares underlying the first milestone, which vested immediately upon the execution of the agreement. The shares underlying each of the remaining milestones vest on the date in a quarter in which ICQ completes a minimum registration of 100,000 sub-branded ICQ mailboxes, compared to 250,000 sub-branded ICQ mailboxes as provided in the terms of the original agreement. The amended agreement also provides that only one milestone may be achieved on a quarterly basis.

     Using the Black-Scholes option pricing model and assuming a term of seven years and expected volatility of 90%, the initial fair value of the warrant on the effective date of the agreement approximated $16.5 million, which is being amortized to advertising expense using the straight-line method over four years. The shares underlying the second through fifth milestones are remeasured at each subsequent reporting date until each sub-branded ICQ mailbox registration threshold is achieved and the related warrant shares vest at which time the fair value attributable to that tranche of the warrant is fixed. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, these increases or decreases will be recognized immediately, if the fair value of the shares underlying the milestone has been previously recognized, or over the remaining term, if not.

                              CRITICAL PATH, INC.

NOTE 8 -- STOCK OPTIONS:

     In January 1998, the Company's Board of Directors adopted the 1998 Stock Option Plan. The Plan provides for the granting of up to 12,288,741 stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants.

     Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO may not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the estimated fair value of the shares on the date of grant. Options generally vest 25% per year and are exercisable for a maximum period of ten years from the date of grant.

     The following table summarizes activity under the Plan for the year ended December 31, 1998:

                                                               YEAR ENDED
                                                            DECEMBER 31, 1998
                                                          ---------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                            SHARES      PRICE
                                                          ----------   --------
Outstanding at beginning of period......................          --       --
Granted.................................................  10,595,453    $0.74
Exercised...............................................  (1,924,723)    0.58
Canceled................................................    (918,174)    0.16
                                                          ----------
Outstanding at end of period............................   7,752,556     0.86
                                                          ==========
Options exercisable at period end.......................     939,522     0.02
                                                          ==========
Weighted average minimum value of options granted during
  period................................................                 1.56

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                               OPTIONS OUTSTANDING AT
                                                 DECEMBER 31, 1998               OPTIONS EXERCISABLE AT
                                       --------------------------------------       DECEMBER 31, 1998
                                                       WEIGHTED                  -----------------------
                                                        AVERAGE      WEIGHTED                   WEIGHTED
                                        NUMBER OF      REMAINING     AVERAGE      NUMBER OF     AVERAGE
                                         SHARES       CONTRACTUAL    EXERCISE      SHARES       EXERCISE
       RANGE OF EXERCISE PRICE         OUTSTANDING       LIFE         PRICE      EXERCISABLE     PRICE
       -----------------------         -----------    -----------    --------    -----------    --------
     $0.02-$0.55.....................   2,850,201      9.2 years      $0.08        939,522       $0.02
$0.84-$2.20                             4,902,355      9.8 years       1.30             --          --
                                        ---------                                  -------
                                        7,752,556      9.5 years       0.89        939,522        0.02
                                        =========                                  =======

                              CRITICAL PATH, INC.

  Fair value disclosures

     The Company calculated the minimum value of each options grant on the date of grants using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
                                                              (UNAUDITED)
Risk-free interest rates....................................  6.0%    5.9%
Expected lives (in years)...................................  4.0     4.0
Dividend yield..............................................  0.0%    0.0%
Expected volatility.........................................  0.0%    0.0%

     The compensation cost associated with the Company's stock-based compensation plans, determined using the minimum value method prescribed by SFAS No. 123, did not result in a material difference from the reported net loss for the year ended December 31, 1998.

  Unearned stock-based compensation

     In connection with certain stock option grants and common stock issuances during the year ended December 31, 1998, the Company recognized unearned compensation totaling $19,882,000, which is being amortized over the vesting periods of the related options. In the first quarter of 1999, the Company recorded an additional $18.1 million (unaudited) of unearned compensation related to the grant of stock options in the months of January 1999 and March 1999 to purchase 1,789,110 shares (unaudited) of common stock at exercise prices ranging between $3.39 and $7.13 per share. Amortization expense recognized during the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998, totaled approximately $2,511,000, $13,334,000 (unaudited) and $852,000 (unaudited), respectively.

     During the nine months ended September 30, 1999, the Company also incurred a one-time stock-based charge of approximately $2 million (unaudited) in connection with a severance agreement for a terminated employee. This expense was charged to cost of net revenues.

NOTE 9 -- SUBSEQUENT EVENTS:

  Initial Public Offering (unaudited)

     On March 29, 1999, the Company completed its initial public offering of 5,175,000 shares of Common Stock (including the exercise of the underwriters overallotment option) and realized net proceeds of $114.1 million.

     On June 2, 1999, the Company completed its secondary public offering of 3,000,000 shares of common stock and realized net proceeds of $140.7 million.

  Repurchase of Preferred Stock (unaudited)

     Prior to the closing of the Company's initial public offering, the Series B placement agent sold back to the Company at $4.26 per share an aggregate of 53,293 shares held by the placement agent or its affiliates.

  Acquisitions (unaudited)

     On May 26, 1999, the Company acquired substantially all the operating assets of the Connect Service business of Fabrik Communications ("Fabrik"). The acquisition has been accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations Fabrik's Connect

                              CRITICAL PATH, INC.

Service have been included in the Company's consolidated financial statements since the acquisition date. The purchase price has been allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the date of acquisition. The total purchase price was approximately $20.1 million, consisting of $12.0 million cash, common stock valued at $8.0 million, and other acquisition-related expenses of approximately $100,000. Of the total purchase price, approximately $500,000 was allocated to property and equipment, and the remainder was allocated to intangible assets, including customer list ($2.1 million), assembled workforce ($400,000) and goodwill ($17.1 million). The acquired intangible assets will be amortized over their estimated useful lives of two to three years. Goodwill will be amortized using the straight-line method over three years, resulting in a quarterly charge of approximately $1.4 million during the amortization period.

     The following cash and non-cash entries were recorded in connection with the acquisition of the Connect Service business of Fabrik Communications:

                                                              (IN THOUSANDS)
Fair value of assets acquired...............................     $20,100
Liabilities assumed.........................................          --
Fair value of common stock issued...........................       8,000
                                                                 -------
Cash paid, including acquisition costs......................      12,100
Less: cash acquired.........................................          --
                                                                 -------
Net cash paid...............................................     $12,100
                                                                 =======

     On July 21, 1999, the Company acquired dotOne Corporation ("dotOne"), a leading corporate email messaging service provider. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of dotOne have been included in the Company's consolidated financial statements since the acquisition date. The purchase price has been allocated to the tangible net liabilities and intangible net assets acquired on the basis of their respective fair values on the date of acquisition. The total purchase price was approximately $57.0 million, consisting of $17.5 million cash, common stock valued at $35.0 million, assumed stock options with an estimated fair market value of $3.2 million, and other acquisition-related expenses of approximately $1.3 million. Of the total purchase price, approximately $1.7 million was allocated to net tangible liabilities, and the remainder was allocated to intangible assets, including customer list ($4.6 million), assembled workforce ($1.5 million), existing technology ($600,000), and goodwill ($52.0 million). The acquired intangible assets will be amortized over their estimated useful lives of three to five years. Goodwill will be amortized using the straight-line method over three years, resulting in a quarterly charge of $4.3 million during the amortization period.

     The following cash and non-cash entries were recorded in connection with the dotOne acquisition:

                                                              (IN THOUSANDS)
Fair value of assets acquired...............................     $60,484
Liabilities assumed.........................................       3,497
Fair value of common stock and options issued...............      38,200
                                                                 -------
Cash paid, including acquisition costs......................      18,787
Less: cash acquired.........................................         419
                                                                 -------
Net cash paid...............................................     $18,368
                                                                 =======

     On August 31, 1999, the Company acquired Amplitude Software Corporation ("Amplitude"), a leading provider of Internet calendaring and resource scheduling solutions. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the net assets and results of

                              CRITICAL PATH, INC.

operations of Amplitude have been included in the Company's consolidated financial statements since the acquisition date. The purchase price has been allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the date of acquisition. The total purchase price was $214.4 million, consisting of $45.0 million cash, common stock valued at $141.3 million, assumed stock options with an estimated fair market value of $22.0 million, and other acquisition-related expenses of approximately $6.1 million. Of the total purchase price, approximately $4.4 million was allocated to net tangible assets, and the remainder was allocated to intangible assets, including customer list ($600,000), assembled workforce ($3.8 million), existing technology ($4.1 million), and goodwill ($201.5 million). The acquired intangible assets will be amortized over their estimated useful lives of two to four years. Goodwill will be amortized using the straight-line method over four years, resulting in a quarterly charge of approximately $12.6 million during the amortization period.

     The following cash and non-cash entries were recorded in connection with the Amplitude acquisition:

                                                              (IN THOUSANDS)
Fair value of assets acquired...............................     $217,916
Liabilities assumed.........................................        3,536
Fair value of common stock and options issued...............      163,289
                                                                 --------
Cash paid, including acquisition costs......................       51,091
Less: cash acquired.........................................        3,337
                                                                 --------
Net cash paid...............................................     $ 47,754
                                                                 ========

The following unaudited pro forma summary presents the Company's consolidated results of operations for the nine months ended September 30, 1999 and 1998 as if the acquisitions had been consummated at the beginning of each period. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of intangible assets, the reduction of interest income for lower cash balances as a result of the elimination of the Fabrik cash balance which was not acquired by the Company.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        ---------------------
                                                          1999         1998
                                                        ---------    --------
Net Revenues..........................................  $  19,573    $ 14,275
Net loss..............................................   (114,949)    (70,683)
Net loss per share:
  Basic and diluted                                         (3.84)      (8.51)

     The pro forma results are not necessarily indicative of those that would have actually occurred had the acquisitions taken place at the beginning of the periods presented.

  Revaluation of Common Stock Warrant Issued for Services (unaudited)

     On August 19, 1999, one of the registration milestones specified within the ICQ warrant agreement had been achieved. The shares underlying this milestone were remeasured using the closing price of our common stock on August 19, 1999, the date on which the milestone was achieved. The closing price of our common stock on August 19, 1999 was $36.6875. The remaining shares underlying the third through the fifth milestones of the ICQ warrant were remeasured using the closing price of our common stock on September 30, 1999 of $40.34375. Together, these remeasurement calculations resulted in a revised fair value of the warrant of $64.9 million as of September 30, 1999.

     As of September 30, 1999, only two of the five milestones had been attained. On October 16, 1999, the Company attained the third registration milestone. The Company expects that future changes in the

                              CRITICAL PATH, INC.

trading price of our common stock at the end of each quarter, and at the time certain milestones are achieved, will cause additional substantial changes in the ultimate amount of the related stock-based charges.

     On October 21, 1999, the Company announced that it had signed a definitive agreement to acquire all outstanding shares of ISOCOR, a provider of standards-based messaging and directory software products and services. On December 6, 1999, the Company acquired all outstanding shares in FaxNet ("FaxNet"), a supplier of fax and integrated messaging solutions.

     On November 4, 1999, the Company announced that it had signed a definitive agreement to acquire all outstanding shares in The docSpace Company, Inc. ("docSpace"), a provider of secure file delivery and storage services. The closing of these transactions is contingent upon approval by the companies' shareholders, approval by regulatory agencies, and other provisions within the agreements. Should these acquisitions close, the Company intends to account for each of them using the purchase method of accounting and, accordingly, the respective purchase prices will be allocated to the tangible net assets acquired on the basis of their respective fair values on the date of the respective acquisitions.

     On November 24, 1999, the Company acquired Xeti, Inc., a leading developer of standards-based public key infrastructure solutions. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The total purchase price of approximately $20.5 million consisted of $2.0 million in cash and common shares valued at $18.5 million. The Company also assumed the stock option plans of Xeti, Inc.

  Acquisition-related bonus program (unaudited)

     In connection with its acquisitions of Amplitude, FaxNet, and ISOCOR, the Company established a retention bonus program in the aggregate amount of $10 million to provide incentive for former Amplitude, FaxNet, and ISOCOR employees to continue their employment with Critical Path. Payment of bonuses to the listed employees will occur one year following the date of acquisition, unless the listed employees voluntarily terminate their employment with the Company prior to the respective acquisition's one year anniversary. The aggregate amount of the eligible bonuses will be adjusted downward at each point that a former Amplitude, FaxNet, and ISOCOR employee chooses to terminate his or her employment with the Company. The amount of any such downward adjustment corresponds to the amount that the terminating employee would have received had he or she elected to continue employment with the Company. A ratable share of the adjusted eligible bonus amount will be accrued and charged to compensation expense over the respective 12 months commencing on the date the bonuses are granted. As of September 30, 1999, the adjusted eligible Amplitude bonus amount was $8.4 million, and the ratable charge to compensation expense was $700,000. Based on the functions of the employees scheduled to receive acquisition bonuses, $130,000 of the compensation charge was allocated to cost of net revenues and $570,000 was allocated to operating expenses.

  Note receivable (unaudited)

     In July 1999, Critical Path advanced $10 million to a privately-held company pursuant to a promissory note. The note bears interest at the prime rate of interest as stipulated in the Wall Street Journal. The amount was advanced in connection with the Company's evaluation of the obligor for potential acquisition. Under the terms of the note, all principal and accrued interest is repayable within 90 days of written demand by the holder. Upon the decision by Critical Path not to proceed with an acquisition of the obligor, Critical Path presented a demand notice for repayment on August 18, 1999. All amounts owed to Critical Path pursuant to this note were due to be paid not later than November 16, 1999, however, Critical Path has granted obligor an extension until December 31, 1999.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
FABRIK Communications, Inc.

     We have audited the accompanying consolidated balance sheets of FABRIK Communications, Inc. as of September 30, 1997 and 1998 and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FABRIK Communications, Inc. at September 30, 1997 and 1998 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Palo Alto, California
November 6, 1998

                          FABRIK COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              SEPTEMBER 30,
                                                       ---------------------------    MARCH 31,
                                                           1997           1998           1999
                                                       ------------   ------------   ------------
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................  $  3,861,399   $  1,894,100   $  3,060,643
  Accounts receivable, net of allowance for doubtful
     accounts of $71,107 and $295,777 in 1997 and
     1998, respectively..............................     1,268,328      1,853,880      1,425,493
     Other current assets............................       120,415        131,017        126,134
                                                       ------------   ------------   ------------
     Total current assets............................     5,250,142      3,878,997      4,612,270
Note receivable from officer.........................        31,033         34,295             --
Property and equipment, net..........................     2,805,086      2,055,441      1,420,639
Other assets.........................................        80,548             --             --
                                                       ------------   ------------   ------------
                                                       $  8,166,809   $  5,968,733   $  6,032,909
                                                       ============   ============   ============
                       LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                    AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Accounts payable...................................  $  1,015,455   $    427,671   $    459,311
  Accrued compensation and related liabilities.......       266,716        464,767        388,560
  Other accrued liabilities..........................       138,762        444,029        175,325
  Capital lease obligations..........................       588,888        810,129        868,350
                                                       ------------   ------------   ------------
     Total current liabilities.......................     2,009,821      2,146,596      1,891,546
  Capital lease obligations, less current portion....     1,467,725      1,336,650      1,097,333
Commitments
Redeemable convertible preferred stock, par value
  $.001; 20,950,868 shares authorized; shares issued
  and outstanding; 18,981,456 at September 30, 1997
  and 1998 and 20,231,456 at March 31, 1999
  (liquidation preference of $17,075,002 at March 31,
  1999)..............................................    15,500,965     15,500,965     16,990,965
Shareholders' deficit:
  Common stock, par value $.001; 42,000,000 shares
     authorized; 5,277,498, 5,572,332 and 5,691,739
     shares issued and outstanding at September 30,
     1997, and 1998 and March 31, 1999,
     respectively....................................         5,277          5,572          5,691
Additional paid-in capital...........................       186,531        211,192        231,434
Cumulative translation adjustment....................            --         (8,562)       (14,460)
Accumulated deficit..................................   (11,003,510)   (13,223,680)   (14,169,600)
                                                       ------------   ------------   ------------
     Total shareholders' deficit.....................   (10,811,702)   (13,015,478)   (13,946,935)
                                                       ------------   ------------   ------------
                                                       $  8,166,809   $  5,968,733   $  6,032,909
                                                       ============   ============   ============

                            See accompanying notes.

                          FABRIK COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           YEAR ENDED SEPTEMBER 30,     SIX MONTHS ENDED MARCH 31,
                                          --------------------------    --------------------------
                                             1997           1998           1998           1999
                                          -----------    -----------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Net revenues............................  $ 4,621,508    $11,542,242    $5,812,842     $5,562,834
Costs and expenses:
  Cost of revenues......................    2,902,084      4,340,359     2,222,101      1,916,104
  Sales and marketing...................    4,687,092      4,093,853     1,812,405      1,860,093
  Research and development..............    1,147,664      2,438,960       724,179        714,380
  General and administrative............    2,562,414      2,654,369     1,938,879      1,864,480
                                          -----------    -----------    ----------     ----------
     Total costs and expenses...........   11,299,254     13,527,541     6,697,564      6,355,057
                                          -----------    -----------    ----------     ----------
Loss from operations....................   (6,677,746)    (1,985,299)     (884,722)      (792,223)
Interest income.........................      164,403        124,314        68,866         22,324
Interest expense........................     (222,068)      (359,185)     (175,758)      (176,021)
                                          -----------    -----------    ----------     ----------
Net loss................................  $(6,735,411)   $(2,220,170)   $ (991,614)    $ (945,920)
                                          ===========    ===========    ==========     ==========
Net loss per share -- basic and
  diluted...............................  $     (1.48)   $     (0.42)   $    (0.19)    $    (0.17)
                                          ===========    ===========    ==========     ==========
Shares used in per share
  calculation -- basic and diluted......    4,541,273      5,280,723     5,122,132      5,633,671
                                          ===========    ===========    ==========     ==========

                            See accompanying notes.

                          FABRIK COMMUNICATIONS, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             SHAREHOLDERS' DEFICIT

                                                                                           SHAREHOLDERS' DEFICIT
                                                                               ---------------------------------------------
                                                     REDEEMABLE CONVERTIBLE                                         NOTE
                                                        PREFERRED STOCK           COMMON STOCK      ADDITIONAL   RECEIVABLE
                                                    ------------------------   ------------------    PAID-IN        FROM
                                                      SHARES       AMOUNT       SHARES     AMOUNT    CAPITAL     SHAREHOLDER
                                                    ----------   -----------   ---------   ------   ----------   -----------
Balances at September 30, 1996....................   4,474,878   $ 3,430,766   5,430,000   $5,430    $ 46,545      $(4,125)
Issuance of Series D redeemable convertible
preferred stock at $.76 per share, net of issuance
costs of $47,026..................................  12,006,578     9,077,972          --                   --           --
  Issuance of Series E redeemable convertible
    preferred stock at $1.20 per share, net of
    issuance costs of $7,773......................   2,500,000     2,992,227          --       --          --           --
  Issuance of preferred stock warrants............          --            --          --       --      61,580           --
  Forgiveness of note receivable from
    shareholder...................................          --            --          --       --          --        4,125
  Repurchase of common stock......................          --            --    (267,708)    (268)     (2,586)          --
  Issuance of stock options to consultants........          --            --          --       --      73,923           --
  Exercise of stock options.......................          --            --     115,206      115       7,069           --
  Net loss........................................          --            --          --       --          --           --
                                                    ----------   -----------   ---------   ------    --------      -------
Balances at September 30, 1997....................  18,981,456    15,500,965   5,277,498    5,277     186,531
  Repurchase of common stock......................          --            --     (30,625)     (31)       (582)          --
  Translation loss................................          --            --          --       --          --           --
  Exercise of stock options.......................          --            --     325,459      326      25,243           --
  Net loss........................................          --            --          --       --          --           --
                                                    ----------   -----------   ---------   ------    --------      -------
Balances at September 30, 1998....................  18,981,456    15,500,965   5,572,332    5,572     211,192
  Issuance of Series E redeemable convertible
    preferred stock at $1.20 per share, net of
    issuance costs of $10,000 (unaudited).........   1,250,000     1,490,000          --       --          --           --
  Translation loss (unaudited)....................          --            --          --       --          --           --
  Exercise of stock options (unaudited)...........          --            --     119,407      119      20,242           --
  Net loss (unaudited)............................          --            --          --       --          --           --
                                                    ----------   -----------   ---------   ------    --------      -------
Balances at March 31, 1999 (unaudited)............  20,231,456   $16,990,965   5,691,739   $5,691    $231,434      $    --
                                                    ==========   ===========   =========   ======    ========      =======

                                                              SHAREHOLDERS' DEFICIT
                                                    ------------------------------------------

                                                    CUMULATIVE                       TOTAL
                                                    TRANSLATION   ACCUMULATED    SHAREHOLDERS'
                                                    ADJUSTMENT      DEFICIT         DEFICIT
                                                    -----------   ------------   -------------
Balances at September 30, 1996....................   $     --     $ (4,268,099)  $ (4,220,249)
Issuance of Series D redeemable convertible
preferred stock at $.76 per share, net of issuance
costs of $47,026..................................         --               --             --
  Issuance of Series E redeemable convertible
    preferred stock at $1.20 per share, net of
    issuance costs of $7,773......................         --               --             --
  Issuance of preferred stock warrants............         --               --         61,580
  Forgiveness of note receivable from
    shareholder...................................                          --          4,125
  Repurchase of common stock......................         --               --         (2,854)
  Issuance of stock options to consultants........         --                          73,923
  Exercise of stock options.......................         --               --          7,184
  Net loss........................................         --       (6,735,411)    (6,735,411)
                                                     --------     ------------   ------------
Balances at September 30, 1997....................         --      (11,003,510)   (10,811,702)
  Repurchase of common stock......................         --               --           (613)
  Translation loss................................     (8,562)              --         (8,562)
  Exercise of stock options.......................         --               --         25,569
  Net loss........................................         --       (2,220,170)    (2,220,170)
                                                     --------     ------------   ------------
Balances at September 30, 1998....................     (8,562)     (13,223,680)   (13,015,478)
  Issuance of Series E redeemable convertible
    preferred stock at $1.20 per share, net of
    issuance costs of $10,000 (unaudited).........         --               --             --
  Translation loss (unaudited)....................     (5,898)              --         (5,898)
  Exercise of stock options (unaudited)...........         --               --         20,361
  Net loss (unaudited)............................         --         (945,920)      (945,920)
                                                     --------     ------------   ------------
Balances at March 31, 1999 (unaudited)............   $(14,460)    $(14,169,600)  $(13,946,935)
                                                     ========     ============   ============

                            See accompanying notes.

                          FABRIK COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEAR ENDED SEPTEMBER 30,    SIX MONTHS ENDED MARCH 31,
                                              -------------------------   ---------------------------
                                                 1997          1998           1998           1999
                                              -----------   -----------   ------------   ------------
                                                                          (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................  $(6,735,411)  $(2,220,170)  $  (991,614)   $  (945,920)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization.............      942,674     1,434,942       720,495        713,030
  Issuance of options to consultants........       73,923            --            --             --
  Forgiveness of note receivable to
     shareholder and officer................        4,125            --            --         34,295
  Changes in operating assets and
     liabilities:
     Accounts receivable....................   (1,063,393)     (585,552)     (812,427)       428,387
     Other current assets...................      (43,461)      (10,602)      (35,176)         4,883
     Note receivable from officer...........           --        (3,262)       (2,374)            --
     Accounts payable.......................      528,774      (587,784)      166,978         31,640
     Accrued compensation and related
       liabilities and other accrued
       liabilities..........................      250,269       503,318       (54,174)      (344,911)
                                              -----------   -----------   -----------    -----------
Net cash used in operating activities.......   (6,042,500)   (1,469,110)   (1,008,292)       (78,596)
INVESTING ACTIVITIES
Purchases of property and equipment.........   (2,467,912)     (627,181)     (452,684)       (78,228)
Other assets................................      (22,432)       22,432        22,432             --
                                              -----------   -----------   -----------    -----------
Net cash used in investing activities.......   (2,490,344)     (604,749)     (430,252)       (78,228)
FINANCING ACTIVITIES
Proceeds (payments) on capital lease
  obligation, net...........................    1,376,164        90,166       269,918       (181,096)
Bridge financing............................      400,000            --            --             --
Proceeds from issuance of common stock......        7,184        25,569        11,768         20,361
Repurchase of common stock..................       (2,854)         (613)           --             --
Other.......................................           --        (8,562)          266         (5,898)
Proceeds from issuance of Series D
  redeemable convertible preferred stock....    7,465,957            --            --             --
Proceeds from issuance of Series E
  redeemable convertible preferred stock....    2,992,227            --            --      1,490,000
                                              -----------   -----------   -----------    -----------
Net cash provided by financing activities...   12,238,678       106,560       281,952      1,323,367
                                              -----------   -----------   -----------    -----------
Increase (decrease) in cash.................    3,705,834    (1,967,299)   (1,156,592)     1,166,543
Cash and cash equivalents, beginning of
  period....................................      155,565     3,861,399     3,861,399      1,894,100
                                              -----------   -----------   -----------    -----------
Cash and cash equivalents, end of period....  $ 3,861,399   $ 1,894,100   $ 2,704,807    $ 3,060,643
                                              ===========   ===========   ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for
     interest...............................  $   203,006   $   337,835   $   168,696    $   168,150
                                              ===========   ===========   ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
  ACTIVITIES:
  Issuance of Series D redeemable
     convertible preferred stock in exchange
     for promissory notes...................  $ 1,612,015   $        --   $        --    $        --
                                              ===========   ===========   ===========    ===========
  Issuance of preferred stock warrants......  $    61,580   $        --   $        --    $        --
                                              ===========   ===========   ===========    ===========

                            See accompanying notes.

                          FABRIK COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

 1. THE COMPANY AND LIQUIDITY

     FABRIK Communications, Inc. (the "Company" or "Fabrik") provides messaging services to the expanding electronic mail ("e-mail") market principally in the United States. Fabrik provides users of local area network ("LAN") e-mail systems a universal bridge to e-mail users outside their network, including those on the Internet and all other wide area network ("WAN") e-mail services.

     Through fiscal 1998, Fabrik incurred cumulative net losses of $13,223,680, including a net loss of $2,220,170 in 1998. During fiscal 1997 and 1998, Fabrik used $6,042,500 and $1,469,110, respectively, of cash to finance its growth and related operating activities. In fiscal 1999, Fabrik expects to incur additional losses and will use additional cash to fund its operating activities. In fiscal 1999, Fabrik's operating plan contemplates reducing and then aligning its cost structure with expected revenue streams and eliminating activities that are not clearly aligned with the Fabrik's near and longer term strategies. Fabrik's financial plan contemplates obtaining additional third party financing. However, there can be no assurance that such financing will be available on terms acceptable to Fabrik, if at all. Should Fabrik be required to delay or reduce expenditures, it may not be able to expand its suite of services and may have to reevaluate its operating plans.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Fabrik and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

     On May 26, 1999, Fabrik sold certain assets and customer relationships related to its connect business to Critical Path, Inc. for consideration of $12,000,000 in cash and 109,091 shares of Critical Path, Inc.'s common stock valued at approximately $8,000,000. The accompanying consolidated financial statements have been prepared on Fabrik's historical cost basis and do not reflect any adjustments resulting from the acquisition.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of Fabrik's significant accounting policies used in the preparation of the accompanying consolidated financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and the reported amounts of revenue and expenses during the reporting period. Actual results may differ materially from those estimates.

INTERIM FINANCIAL INFORMATION

     The interim financial information as of March 31, 1999 and for the six months ended March 31, 1998 and 1999 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that Fabrik considers necessary for a fair presentation of its consolidated financial position at such date and its consolidated results of operations and cash flows for those periods. Operating results for the six months ended March 31, 1999 are not necessarily indicative of results that may be expected for any future periods.

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

CASH AND CASH EQUIVALENTS

     Fabrik considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK AND CREDIT EVALUATIONS

     Financial instruments which subject Fabrik to concentrations of credit risk consist primarily of cash and trade accounts receivable. Fabrik maintains its cash and cash equivalents in a domestic financial institution with a high credit standing. Fabrik conducts business principally with companies in various industries throughout the United States. Fabrik performs ongoing credit evaluations of its corporate customers and generally does not require collateral. Reserves are maintained for potential credit losses and such reserves to date have been within management's expectations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets of three years. Assets under capital leases and leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives or the remaining lease terms, generally three years.

INCOME TAXES

     Fabrik accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     Fabrik accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the "disclosure only" alternative described in Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The effect of applying the fair value method of SFAS 123 to Fabrik's stock options results in net losses that are not materially different from the amounts reported.

REVENUE RECOGNITION

     Fabrik provides messaging services for the e-mail market. These services provide users of LAN e-mail systems a universal bridge to e-mail users outside their network. Fabrik charges users monthly for certain e-mail transactions in addition to a monthly service fee. Fabrik recognizes revenues as such services are provided.

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred.

COMPUTATION OF NET LOSS PER SHARE

     Fabrik adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," ("FAS 128") during the year ended September 30, 1997. FAS 128 replaced the calculation of primary

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

and fully diluted net loss per share with basic and diluted net loss per share. In accordance with FAS 128, basic net income (loss) per share excludes dilutive common stock equivalents and is calculated as net income (loss) divided by the weighted average number of common shares outstanding. Diluted net income (loss) per share is computed using the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding during the period. Common equivalent shares from stock options and warrants (using the treasury stock method) are excluded from the calculation of net loss per share as their effect is anti-dilutive.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"). Fabrik is required to adopt this statement in fiscal year 1999. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. Adoption of this statement had no material impact on Fabrik's consolidated financial position, results of operations or cash flows.

     Additionally, the Financial Accounting Standards Board issued Financial Accounting Standards Board Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. Fabrik has determined that it operates in one segment.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the current year presentation.

 3. NOTE RECEIVABLE FROM OFFICER

     In February 1996, Fabrik loaned an officer a total of $30,000 in return for a promissory note. In February 1998, the note was amended to $33,192 to include the original amount of the note plus accrued interest. The principal on the note, which is unsecured, is due and payable in February 2000. Interest is payable annually on the note in arrears at a rate of 5.32% per annum.

 4. PROPERTY AND EQUIPMENT

     The major components of property and equipment are as follows:

                                                          SEPTEMBER 30,
                                                    --------------------------
                                                       1997           1998
                                                    -----------    -----------
Computer equipment................................  $ 3,393,384    $ 3,975,071
Furniture and equipment...........................      306,779        309,492
Leasehold improvements............................      178,029        220,810
                                                    -----------    -----------
                                                      3,878,192      4,505,373
Less accumulated depreciation and amortization....   (1,073,106)    (2,449,932)
                                                    -----------    -----------
                                                    $ 2,805,086    $ 2,055,441
                                                    ===========    ===========

     The cost of assets acquired under capital leases was $2,527,690 and $3,311,946 and the accumulated amortization on these assets was $1,527,469 and $1,662,550 at September 30, 1997 and 1998, respectively.

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

 5. COMMITMENTS

     Fabrik leases certain property and equipment under capital leases and office facilities under an operating lease. Future minimum lease payments under these capital leases and noncancellable payments under the operating lease with an original lease term in excess of one year as of September 30, 1998 are as follows:

                                                        CAPITAL      OPERATING
                                                         LEASES        LEASE
                                                       ----------    ---------
Year ending September 30
1999.................................................  $1,067,173    $498,867
  2000...............................................   1,037,933     222,715
  2001...............................................     459,279       1,268
  2002...............................................      34,071          --
                                                       ----------    --------
  Total minimum lease payments.......................   2,598,456    $722,850
                                                                     ========
  Less amounts representing interest.................    (451,677)
                                                       ----------
  Present value of minimum lease payments............   2,146,779
  Less current portion...............................    (810,129)
                                                       ----------
                                                       $1,336,650
                                                       ==========

     Rent expense under operating leases totaled $282,638 and $279,215 for the years ended September 30, 1997 and 1998, respectively.

 6. RELATED PARTY TRANSACTIONS

     Fabrik is a party to a services agreement dated October 21, 1994, pursuant to which, the supplier, a shareholder of Fabrik, has agreed to provide Fabrik with substantially all of its telecommunication services necessary to operate its business. For the years ended September 30, 1997 and 1998, purchases of services from this supplier amounted to $330,525 and $78,887, respectively. At September 30, 1997 and 1998, amounts due to this supplier were $102,942 and $2,332, respectively.

 7. BANK LINE OF CREDIT

     In June 1998, Fabrik entered into a revolving line of credit agreement with a bank which provides for a line of credit of up to $2 million. Borrowings under the line of credit bear interest at the bank's prime rate plus .5% (8.3% at September 30, 1998). Interest payments are due monthly. Total borrowings are limited to the lesser of $2 million or 80% of eligible accounts receivable and are secured by Fabrik's assets. At September 30, 1998, there were no outstanding borrowings on the line of credit. The line of credit agreement expires on June 15, 1999, at which time all amounts due and payable under this agreement must be paid. Of the revolving line of credit, $200,000 is restricted for purposes of meeting deposit requirements of Fabrik's payroll processor.

     Among other provisions, the bank line of credit requires Fabrik to maintain certain minimum financial ratios and profitability/maximum loss provisions. Fabrik was not in compliance with the maximum loss provision for the fourth quarter of the year ended September 30, 1998. Fabrik subsequently obtained a waiver from the bank for this violation.

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

 8. SHAREHOLDERS' EQUITY

REDEEMABLE PREFERRED STOCK

     Preferred stock consists of the following at September 30, 1998:

                                                                SHARES
                                                  SHARES      ISSUED AND     LIQUIDATION
                    SERIES                      AUTHORIZED    OUTSTANDING    PREFERENCE
                    ------                      ----------    -----------    -----------
A ............................................     748,750       700,000     $   700,000
B ............................................     416,670       416,670         500,004
C ............................................   3,431,502     3,358,208       2,249,999
D ............................................  12,503,946    12,006,578       9,124,999
E ............................................   2,600,000     2,500,000       3,000,000
                                                ----------    ----------     -----------
Totals........................................  19,700,868    18,981,456     $15,575,002
                                                ==========    ==========     ===========

     Under Fabrik's Articles of Incorporation, preferred stock is issuable in series and the Board of Directors is authorized to determine the rights, preferences and terms of each series.

Dividends

     The holders of shares of preferred stock, in preference to the holders of any other stock of Fabrik, are entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available, dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Original Issue Price of the Series A, Series B, Series C, Series D and Series E preferred stock is $1.00, $1.20, $.67, $.76, and $1.20, respectively.

Conversion

     Each share of preferred stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock at the conversion rate. The conversion rate per share of the Series A, Series B, Series C, Series D and Series E preferred stock is 5:1, 5:1, 1:1, 1:1, and 1:1, respectively. The conversion rates are subject to adjustment from time to time. The number of shares of common stock into which a share of a series of preferred stock is convertible is referred to as the conversion rate of such series.

     Each share of preferred stock shall automatically be converted into shares of common stock, based on the then-effective conversion price, at any time upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Preferred Series, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Fabrik in which (i) the per share price is at least $5.00 (as adjusted for stock splits, recapitalizations and the like), and
(ii) the gross cash proceeds to Fabrik (before underwriting discounts, commissions and fees) are at least $10,000,000.

Redemption

     The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding preferred stock, voting as a separate class, may, by notice delivered on or before March 1, 2001, require Fabrik to redeem the preferred stock in four equal annual installments beginning on August 1, 2001 and ending on August 1, 2004 (each a "Redemption Date"). Fabrik shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of preferred stock to be redeemed a sum

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

equal to the Original Issue Price per share of preferred stock (as adjusted for any stock dividends, combinations or splits) plus declared and unpaid dividends with respect to such shares. The number of shares of preferred stock that Fabrik shall be required to redeem on any one redemption date is equal to the amount determined by dividing the number of shares outstanding immediately prior to the Redemption Date by the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption are to be redeemed from each holder of preferred stock on a pro rata basis.

     If Fabrik does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of Fabrik), then Fabrik shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

Liquidation

     In the event of any liquidation, dissolution or winding up of Fabrik, whether voluntary or involuntary, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of Fabrik to the holders of common stock by reason of their ownership, an amount per share equal to the sum of Original Issue Price, plus any declared but unpaid dividends on such share. After payment of the full liquidation preference of the preferred stockholders, any remaining assets of Fabrik legally available are to be distributed ratably to the holders of the common stock and preferred stock on an as-if-converted to common stock basis until such time as the holders of preferred stock and common stock have received a total liquidation amount of one hundred million dollars ($100,000,000). The remaining assets of Fabrik legally available for distribution, if any, are to be distributed ratably to the holders of common stock.

     If, upon the occurrence of a liquidation event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of Fabrik legally available for distribution are to be distributed ratably among the holders of the preferred stock, in proportion to the preferential amount each such holder is otherwise entitled to received.

Voting

     The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted immediately after the close of business on the record date for the vote or consent of shareholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the common stock.

WARRANTS

     In connection with the capital lease facility, Fabrik has issued four warrants. The first is a warrant issued in October 1994 to purchase 48,750 shares of Series A redeemable preferred stock at $1.00 per share expiring on December 31, 2000 (convertible into 243,750 common shares). The second warrant issued in October 1995 allows the lessor to purchase 73,294 shares of Series C redeemable preferred stock at $0.67 per share, expiring on December 31, 2001. Fabrik deemed the fair value of these warrants to be immaterial at the date of issuance. The third warrant issued in November 1996 allows the lessor to purchase 72,368 shares of Series D redeemable preferred stock at $0.76 per share, expiring on September 30, 2002. Fabrik valued the warrant at $18,095. The fourth warrant issued in April 1997 allows

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

the lessor to purchase 95,000 shares of Series D redeemable preferred stock at $0.76 per share expiring on December 31, 2002. Fabrik valued this warrant at $23,750.

     In association with a July 1996 promissory note, Fabrik issued warrants in August 1997 to purchase an aggregate of 197,368 shares of Series D preferred stock at $0.76 per share. Fabrik valued the warrants at $19,735. The warrants were issued to certain investors involved in the bridge financing. These warrants expire December 31, 1999. No new warrants were issued during the year ended September 30, 1998.

OPTIONS ISSUED TO CONSULTANTS

     Fabrik granted options to purchase 49,500 shares of common stock to consultants at exercise prices ranging from $.08 to $.30 throughout fiscal 1997. These options were granted in exchange for consulting services performed. Fabrik valued these options using the fair value of the services performed which amounted to $73,923. This amount was recorded as consulting expense and additional paid-in capital in the year ended September 30, 1997.

EQUITY INCENTIVE PLAN

     Under the 1995 Equity Incentive Plan (the "Plan"), the Board of Directors may issue incentive stock options, nonstatutory stock options and stock bonuses to employees of Fabrik. As of September 30, 1998, Fabrik has reserved 5,920,000 shares of common stock for issuance under the Plan. The Board of Directors determines to whom options and bonuses will be granted, the number of shares, the term and the exercise price (which cannot be less than the fair market value at the date of grant, or 85% of fair market value for nonstatutory stock options). Options granted under the Plan to date generally become exercisable ratably over a four-year period with a one-year anniversary cliff in the first year of the option term.

     Activity under the Plan is as follows:

                                                                    OUTSTANDING OPTIONS
                                                         -----------------------------------------
                                                                                      WEIGHTED-
                                                           SHARES                      AVERAGE
                                                         AVAILABLE      NUMBER      EXERCISE PRICE
                                                         FOR GRANT     OF SHARES      PER SHARE
                                                         ----------    ---------    --------------
Balances at September 30, 1996.........................     688,600    1,811,400         $.07
Additional options reserved............................     700,000           --           --
  Options granted......................................  (1,535,000)   1,535,000          .16
  Options exercised....................................          --     (115,206)         .08
  Options canceled.....................................     315,439     (315,439)         .10
                                                         ----------    ---------
Balances at September 30, 1997.........................     169,039    2,915,755          .11
  Additional options reserved..........................   2,720,000           --           --
  Options granted......................................  (1,340,000)   1,340,000          .42
  Options exercised....................................          --     (325,459)         .08
  Options canceled.....................................     959,960     (959,960)         .18
                                                         ----------    ---------
Balances at September 30, 1998.........................   2,508,999    2,970,336          .23
  Additional options reserved (unaudited)..............   1,500,000           --           --
  Options granted (unaudited)..........................  (3,372,500)   3,372,500          .45
  Options exercised (unaudited)........................          --     (119,407)         .17
  Options canceled (unaudited).........................     449,018     (449,018)         .37
                                                         ----------    ---------
Balances at March 31, 1999 (unaudited).................   1,085,517    5,774,411          .35
                                                         ==========    =========

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

     At March 31, 1999, options to purchase 1,473,155 shares of common stock were vested and exercisable at a weighted-average exercise price of $0.16 per share.

     The following table summarizes information concerning currently outstanding and exercisable options at March 31, 1999:

                                                      OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                             -------------------------------------   -----------------------
                                                            WEIGHTED-
                                                             AVERAGE     WEIGHTED-
                                                            REMAINING     AVERAGE      NUMBER      WEIGHTED-
                                               NUMBER      CONTRACTUAL   EXERCISE    EXERCISABLE    AVERAGE
              EXERCISE PRICES                OUTSTANDING      LIFE         PRICE     AND VESTED      PRICE
              ---------------                -----------   -----------   ---------   -----------   ---------
$.07 - .08.................................   1,348,838       7.04         $.07       1,033,701      $.07
 .15 - .30.................................     219,948       8.24          .26         130,141       .25
 .35 - .40.................................     267,250       8.94          .40          77,625       .40
 .45.......................................   3,938,375       9.55          .45         231,688       .45
                                              ---------                               ---------
                                              5,774,411                               1,473,155
                                              =========                               =========

     The weighted-average fair value at grant date for options granted during the years ended September 30, 1997 and 1998 and the six months ended March 31, 1999 was $.03, $.08 and $0.09 per share, respectively.

 9. INCOME TAXES

     The Company did not provide any current or deferred federal, state or foreign income tax provision or benefit for the periods presented because it has experienced operating losses since inception.

     As of September 30, 1998, the Company had federal and state net operating loss carryforwards of approximately $9,500,000 and $6,400,000, respectively. The federal and state net operating loss carryforwards will expire in the years ending 2002 through 2013, if not utilized. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating losses before utilization.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Net operating loss carryforwards............................  $3,587,000   $3,632,000
Capitalized research and development........................     518,000      849,000
Depreciation and amortization...............................      39,000      275,000
Research and development credit carryfowards................     109,000      239,000
Other.......................................................     197,000      255,000
                                                              ----------   ----------
          Total deferred tax assets.........................   4,450,000    5,250,000
Valuation allowance.........................................          --           --
                                                              (4,450,000)  (5,250,000)
                                                              ----------   ----------
Net deferred tax assets.....................................  $       --   $       --
                                                              ==========   ==========

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

     The Company has provided a full valuation allowance on the deferred tax assets due to uncertainty regarding their realizability. The valuation allowance increased by $2,795,000 and $800,000 during the years ended September 30, 1997 and 1998, respectively.

10. RETIREMENT PLAN

     Fabrik has established the 401(k) Savings and Retirement Plan (the "Plan") under Section 401(k) of the Internal Revenue Code covering substantially all of its employees. Under the Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. Fabrik does not make contributions to the Plan.

11. YEAR 2000 ISSUE (UNAUDITED)

     The Year 2000 issue relates to the use by many existing computer programs of only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. Fabrik recognizes the need to ensure that the potential Year 2000 software failures will not adversely impact its operations. Fabrik believes that Year 2000 problems will not have a material adverse effect on its results of operations or financial position.

     Fabrik is in the process of determining if the current versions of Fabrik's internally developed and purchased software are Year 2000 compliant. Additionally, Fabrik is in the process of completing its Year 2000 assessment of internal systems and applications. Fabrik is also in the process of determining if all of its hardware systems are Year 2000 compliant. Fabrik expects some changes to its systems will be necessary to reach compliance and plans to complete the Year 2000 conversion of such systems by March 1999. To date, Year 2000 costs have been minimal and Fabrik believes that future costs will be immaterial. However, there can be no assurances that Fabrik will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems.

     Fabrik has also initiated communications with third parties on which it is dependent for essential software and services (including services necessary for Fabrik to perform its own services) to determine how they are addressing Year 2000 issues and to evaluate any impact on Fabrik's operations. Although Fabrik intends to work with these third parties to resolve Year 2000 compliance issues, the lack of resolution of Year 2000 issues by these parties could have a material adverse effect on Fabrik's future business operations, financial condition and results of operations. At this time, Fabrik cannot quantify the potential impact of third-party Year 2000 issues; nor has it developed contingency plans for the possibility that one or more of such third parties may experience a significant disruption due to Year 2000 issues.

     The year 2000 readiness of the general infrastructure necessary to support its operations is difficult to assess. For instance, Fabrik depends on the integrity and stability of the Internet to provide its services. Fabrik also depends on the year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to support its operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. Fabrik's ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, Fabrik believes most entities and individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues. A significant disruption in the ability of consumers to reliably access the Internet or

                          FABRIK COMMUNICATIONS, INC.

 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX MONTHS ENDED MARCH 31, 1998
                             AND 1999 IS UNAUDITED)

portions of it would have an adverse effect on demand for Fabrik's services and would have a material adverse effect on Fabrik.

     At this time, Fabrik has not yet developed a contingency plan to address situations that may result if Fabrik or its vendors are unable to achieve year 2000 compliance because Fabrik currently does not believe that such a plan is necessary. The cost of developing and implementing such a plan, if necessary, could be material. Any failure of its material systems, Fabrik's vendors' material systems or the Internet to be year 2000 compliant could have material adverse consequences for Fabrik.

12. SUBSEQUENT EVENTS

     In October 1998, Fabrik entered into a services agreement with a third-party service provider under which the service provider will provide Fabrik with telecommunications services. The term of the agreement is for three years beginning November 1998 and will require payments by Fabrik totaling $234,654 over the three-year term.

     In October 1998, Fabrik granted a new officer of Fabrik options to purchase
1.6 million shares of common stock, or approximately 5% of the total outstanding shares of Fabrik. These options were granted at an exercise price of $.45 per share, the fair market value of underlying common stock on the date of grant, and will vest over a four-year period.

     In November 1998, Fabrik entered into an equipment financing lease agreement with a financial services company. The agreement provides Fabrik with a lease line for up to $2,500,000 for the purchase of computer equipment and software. The term of the agreement is 42 months. In November 1998, Fabrik drew down $203,190 under the agreement for the purchase of computer equipment. Under the agreement, the financial services company has the right to purchase preferred stock in all of Fabrik's future private or public offerings in amounts of not less than $10,000 and not more than $500,000 at the fair market value at the time of such an offering.

13. EVENT SUBSEQUENT TO DATE OF AUDITORS REPORT

     On May 26, 1999 Critical Path, Inc. acquired substantially all of the operating assets of the Company's Connect Service business for approximately $12.0 million in cash and 109,091 shares of Critical Path, Inc. common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of dotOne Corporation

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of dotOne Corporation (the "Company") at September 30, 1997 and 1998, and the results of its operations and its cash flows for the period from January 1, 1997 to September 30, 1997 and for the year ended September 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

August 19, 1999

                               DOTONE CORPORATION

                                 BALANCE SHEET

                                     ASSETS

                                                            SEPTEMBER 30,
                                                      --------------------------     JUNE 30,
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
Current assets:
Cash and cash equivalents...........................  $   195,777    $   142,409    $ 4,777,498
  Accounts receivable, net..........................      558,122        540,365        621,506
  Other current assets..............................       24,595        115,455         92,146
                                                      -----------    -----------    -----------
          Total current assets......................      778,494        798,229      5,491,150
Property and equipment, net.........................      600,098        453,551        396,627
Deferred loss on sale-leaseback.....................           --        420,377        285,256
Other assets........................................        6,631            553             --
                                                      -----------    -----------    -----------
                                                      $ 1,385,223    $ 1,672,710    $ 6,173,033
                                                      ===========    ===========    ===========

                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable, trade...........................  $   224,103    $   355,814    $   231,658
  Accounts payable, related party...................      345,290        886,957      1,353,789
  Accrued liabilities...............................      182,410        215,585        387,638
  Deferred revenue..................................       40,764         99,787        111,119
  Capital lease obligations, current................       19,085         91,276        102,218
  Notes payable, related party, current.............       57,520        620,496        620,496
  Deposit from Critical Path........................           --             --      5,000,000
                                                      -----------    -----------    -----------
          Total current liabilities.................      869,172      2,269,915      7,806,918
  Capital lease obligations, non-current............       30,185        161,136         80,009
  Notes payable, related party, non-current.........      562,976             --             --
                                                      -----------    -----------    -----------
                                                        1,462,333      2,431,051      7,886,927
                                                      -----------    -----------    -----------
Commitments and contingencies (Note 6)
Stockholders' deficit:
  Series A preferred stock, no par value;
     200,000,000 shares authorized, 79,268,080
     shares issued and outstanding (liquidation
     preference of $7,979,653, $8,613,798 and
     $9,089,407 at September 30, 1997 and 1998 and
     June 30, 1999, respectively)...................    1,600,000      1,600,000      1,600,000
  Common stock, no par value; 50,000,000 shares
     authorized, 6,000,000 shares issued and
     outstanding....................................      100,000        216,338        359,807
  Subscription receivable...........................     (100,000)            --             --
  Unearned compensation.............................           --       (109,427)      (223,708)
  Accumulated deficit...............................   (1,677,110)    (2,465,252)    (3,449,993)
                                                      -----------    -----------    -----------
                                                          (77,110)      (758,341)    (1,713,894)
                                                      -----------    -----------    -----------
                                                      $ 1,385,223    $ 1,672,710    $ 6,173,033
                                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                               DOTONE CORPORATION

                            STATEMENT OF OPERATIONS

                                           PERIOD FROM                         NINE MONTHS ENDED
                                          JANUARY 1 TO      YEAR ENDED      ------------------------
                                          SEPTEMBER 30,    SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                              1997             1998            1998          1999
                                          -------------    -------------    ----------    ----------
                                                                                  (UNAUDITED)
Net service revenues....................   $3,031,303       $3,626,677      $2,404,155    $2,790,203
Cost of net services revenues...........    1,992,003        1,905,548       1,380,869     1,725,093
                                           ----------       ----------      ----------    ----------
  Gross profit..........................    1,039,300        1,721,129       1,023,286     1,065,110
                                           ----------       ----------      ----------    ----------
Operating expenses:
  Research and development..............      116,691          223,521         149,014       189,339
  Sales and marketing...................      647,318          746,479         563,655       547,665
  General and administrative............      963,310        1,297,554         888,784     1,004,466
  Stock-based compensation..............           --            6,911           1,900        29,188
                                           ----------       ----------      ----------    ----------
          Total operating expenses......    1,727,319        2,274,465       1,603,353     1,770,658
                                           ----------       ----------      ----------    ----------
Loss from operations....................     (688,019)        (553,336)       (580,067)     (705,548)
Interest expense........................      100,293          234,806         157,572       279,193
                                           ----------       ----------      ----------    ----------
Net loss................................   $ (788,312)      $ (788,142)     $ (737,639)   $ (984,741)
                                           ==========       ==========      ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                               DOTONE CORPORATION

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                                                                     TELTRUST DATA
                                                                                     SERVICES, LLC
                          SERIES A PREFERRED STOCK        COMMON STOCK              MEMBERS' EQUITY
                          ------------------------    ---------------------    -------------------------    SUBSCRIPTION
                            SHARES        AMOUNT       SHARES       AMOUNT       UNITS         AMOUNT        RECEIVABLE
                          ----------    ----------    ---------    --------    ----------    -----------    ------------
DECEMBER 31, 1996.......          --    $       --           --    $     --     1,000,000    $   100,000     $      --
Debt converted to
members' equity.........          --            --           --          --       233,397      1,500,000            --
Conversion of members'
  equity to preferred
  stock at incorporation
  of dotOne
  Corporation...........  79,268,080     1,600,000           --          --    (1,233,397)    (1,600,000)           --
Issuance of common stock
  for subscription
  receivable............          --            --    6,000,000     100,000            --             --      (100,000)
Net loss................          --            --           --          --            --             --            --
                          ----------    ----------    ---------    --------    ----------    -----------     ---------
BALANCE AT SEPTEMBER 30,
  1997..................  79,268,080     1,600,000    6,000,000     100,000            --             --      (100,000)
Unearned compensation...          --            --           --     116,338            --             --            --
Amortization of unearned
  compensation..........          --            --           --          --            --             --            --
Proceeds from
  subscription
  receivable............          --            --           --          --            --             --       100,000
Net loss................          --            --           --          --            --             --            --
                          ----------    ----------    ---------    --------    ----------    -----------     ---------
BALANCE AT SEPTEMBER 30,
  1998..................  79,268,080     1,600,000    6,000,000     216,338            --             --            --
Unearned compensation
  (unaudited)...........          --            --           --     143,469            --             --            --
Amortization of unearned
  compensation
  (unaudited)...........          --            --           --          --            --             --            --
Net loss (unaudited)....          --            --           --          --            --             --            --
                          ----------    ----------    ---------    --------    ----------    -----------     ---------
BALANCE AT JUNE 30, 1999
  (UNAUDITED)...........  79,268,080    $1,600,000    6,000,000    $359,807            --    $        --     $      --
                          ==========    ==========    =========    ========    ==========    ===========     =========


                                                             TOTAL
                          ACCUMULATED      UNEARNED      STOCKHOLDERS'
                            DEFICIT      COMPENSATION       DEFICIT
                          -----------    ------------    -------------
DECEMBER 31, 1996.......  $  (888,798)    $      --       $  (788,798)
Debt converted to
members' equity.........           --            --         1,500,000
Conversion of members'
  equity to preferred
  stock at incorporation
  of dotOne
  Corporation...........           --            --                --
Issuance of common stock
  for subscription
  receivable............           --            --                --
Net loss................     (788,312)           --          (788,312)
                          -----------     ---------       -----------
BALANCE AT SEPTEMBER 30,
  1997..................   (1,677,110)           --           (77,110)
Unearned compensation...           --      (116,338)               --
Amortization of unearned
  compensation..........           --         6,911             6,911
Proceeds from
  subscription
  receivable............           --            --           100,000
Net loss................     (788,142)           --          (788,142)
                          -----------     ---------       -----------
BALANCE AT SEPTEMBER 30,
  1998..................   (2,465,252)     (109,427)         (758,341)
Unearned compensation
  (unaudited)...........           --      (143,469)               --
Amortization of unearned
  compensation
  (unaudited)...........           --        29,188            29,188
Net loss (unaudited)....     (984,741)           --          (984,741)
                          -----------     ---------       -----------
BALANCE AT JUNE 30, 1999
  (UNAUDITED)...........  $(3,449,993)    $(223,708)      $(1,713,894)
                          ===========     =========       ===========

   The accompanying notes are an integral part of these financial statements.

                               DOTONE CORPORATION

                            STATEMENT OF CASH FLOWS

                                             PERIOD FROM                        NINE MONTHS ENDED
                                            JANUARY 1 TO     YEAR ENDED      ------------------------
                                            SEPTEMBER 30,   SEPTEMBER 30,    JUNE 30,      JUNE 30,
                                                1997            1998           1998          1999
                                            -------------   -------------    ---------    -----------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net loss..................................   $ (788,312)      $(788,142)     $(737,639)   $  (984,741)
  Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization of
       equipment..........................      124,528         188,425         99,772        246,850
     Change in allowance for bad debt.....         (400)          9,772          7,587          3,698
     Amortization of deferred loss on
       sale -- leaseback..................           --         120,108         75,067        135,121
     Amortization of unearned
       compensation.......................           --           6,911          1,900         29,188
     Changes in assets and liabilities:
       Accounts receivable................      184,831           7,985       (246,116)       (84,839)
       Other assets.......................      100,562         (84,782)      (111,183)        23,862
       Accounts payable, trade............       81,167         131,711         16,302       (124,156)
       Accounts payable, related party....      632,909         541,667        451,524        466,832
       Accrued liabilities................       76,984          33,175         (6,260)       172,053
       Deferred revenues..................       40,293          59,023        318,061         11,332
                                             ----------       ---------      ---------    -----------
          Net cash provided by (used in)
            operating activities..........      452,562         225,853       (130,985)      (104,800)
                                             ----------       ---------      ---------    -----------
Cash flows from investing activities:
  Purchases of property and equipment.....     (339,825)       (454,363)      (160,042)      (189,926)
  Proceeds from sale of equipment.........           --         150,000        150,000             --
                                             ----------       ---------      ---------    -----------
          Net cash used in investing
            activities....................     (339,825)       (304,363)       (10,042)      (189,926)
                                             ----------       ---------      ---------    -----------
Cash flows from financing activities:
  Payments on notes payable, related
     party................................       95,525              --             --             --
  Payments on capital lease obligations...      (13,729)        (74,858)       (46,495)       (70,185)
  Proceeds from revolving line of
     credit...............................      431,759              --             --      2,563,055
  Payments on revolving line of credit....     (431,759)             --             --     (2,563,055)
  Proceeds from deposit from Critical
     Path.................................           --              --             --      5,000,000
  Proceeds from subscription receivable...           --         100,000        100,000             --
                                             ----------       ---------      ---------    -----------
          Net cash provided by financing
            activities....................       81,796          25,142         53,505      4,929,815
                                             ----------       ---------      ---------    -----------
Net increase in cash and cash
  equivalents.............................      194,533         (53,368)       (87,522)     4,635,089
None-cash transactions:
Cash and cash equivalents, beginning of
  period..................................        1,244         195,777        195,777        142,409
                                             ----------       ---------      ---------    -----------
Cash and cash equivalents, end of
  period..................................   $  195,777       $ 142,409      $ 108,255    $ 4,777,498
                                             ==========       =========      =========    ===========
  Common stock issued for subscription
     receivable...........................   $  100,000       $      --      $      --    $        --
  Debt exchanged for member equity........   $1,500,000       $      --      $      --    $        --
  Preferred stock issued in exchange for
     member equity........................   $1,600,000       $      --      $      --    $        --
  Unearned compensation from issuance of
     stock options........................   $       --       $ 116,338      $  60,842    $   143,469
  Equipment acquired through capital
     lease................................   $   26,960       $ 278,000      $ 278,000    $        --
  Deferred loss on sale-leaseback of
     equipment............................   $       --       $ 540,485      $ 540,485    $        --
  Accounts payable, related party
     exchanged for notes payable..........   $  620,496       $      --      $      --    $        --
None-cash disclosures:
  Cash paid for interest..................   $   93,346       $  44,269      $  29,199    $    61,035
  Cash paid for taxes.....................   $       --       $      --      $      --    $        --

   The accompanying notes are an integral part of these financial statements.

                               DOTONE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     dotOne Corporation (the "Company") was incorporated in Utah on August 31, 1997. The Company provides business class electronic messaging services to customers throughout the United States. Prior to its incorporation, the Company operated as Teltrust Data Services, LLC, a limited liability company, from October 21, 1994 to August 31, 1997.

     The operations of both dotOne Corporation and Teltrust Data Services, LLC are reflected in the statement of operations for the period from January 1 to September 30, 1997. Upon incorporation, the Company changed its fiscal year end from December 31 to September 30.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The interim financial statements as of June 30, 1999, and for the nine month periods ended June 30, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended June 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results of the nine months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending September 30, 1999.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds. The Company maintains its cash and cash equivalents with a financial institution in Utah. Deposits may, at times, exceed federally insured limits.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, ranging from three to seven years, or the lease term, if applicable. The Company periodically assesses the recoverability of the carrying amount of property and equipment and provides for any possible impairment loss based upon the difference between the carrying amount and the fair value of such assets.

     Upon retirement or other disposition of property and equipment, the cost and the related accumulated depreciation or amortization are removed from the respective accounts. Any resulting gain or loss is reflected in the statement of operations. Maintenance, repairs and minor replacements are charged to expense as incurred.

DEFERRED LOSS ON SALE-LEASEBACK TRANSACTION

     During the year ended September 30, 1998, the Company entered into a sale-leaseback transaction with a financial corporation. In accordance with generally accepted accounting principles, a deferred loss of $540,485 was recorded based upon the difference between the carrying value of the property and equipment sold and the lease proceeds received by the Company. The Company subsequently entered into a capital lease for the equipment sold. The deferred loss will be recognized as interest expense using the straight-line method over the three year lives of the leased assets.

                               DOTONE CORPORATION

REVENUE RECOGNITION

     The Company derives revenue through outsourced electronic messaging. Billings for such services are based on contractual rates per active user per month and are recognized monthly in accordance with the respective contract. Amounts billed or received in advance of service delivery are recorded as deferred revenue.

RESEARCH AND DEVELOPMENT

     Research and development costs include expenses incurred by the Company to develop and enhance its email service offerings and to develop new electronic messaging services. Research and development costs are expensed as incurred.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and also complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is recorded based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option over the vesting period of the option.

INCOME TAXES

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 will not have a material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the FASB issued Statement of Financial

                               DOTONE CORPORATION

Accounting Standards No. 137, "Accounting for Derivatives Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier applications encouraged. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

ADVERTISING EXPENSE

     Advertising costs are expenses as incurred and totaled $281,281 and $345,083 during the period from January 1, 1997 through September 30, 1997 and the year ended September 30, 1998, respectively.

2. BALANCE SHEET COMPONENTS

ACCOUNTS RECEIVABLE:

     Accounts receivable consists of the following at September 30:

                                                           1997        1998
                                                         --------    --------
Accounts receivable....................................  $573,420    $565,435
Less: Allowance for doubtful accounts..................   (15,298)    (25,070)
                                                         --------    --------
                                                         $558,122    $540,365
                                                         ========    ========

PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at September 30:

                                                    ESTIMATED
                                                   USEFUL LIFE      1997         1998
                                                   -----------    ---------    --------
Computer equipment and software..................  3 - 5 years    $ 752,421    $497,146
Furniture and fixtures...........................  3 - 7 years       60,979      20,611
                                                                  ---------    --------
                                                                    813,400     517,757
Less: Accumulated depreciation...................                  (213,302)    (64,206)
                                                                  ---------    --------
                                                                  $ 600,098    $453,551
                                                                  =========    ========

     Property and equipment includes $67,372 and $343,841 of assets under capital leases at September 31, 1997 and 1998, respectively. Accumulated amortization related to assets under capital leases totaled $7,025 and $65,409 at September 30, 1997 and 1998, respectively.

ACCRUED LIABILITIES:

     Accrued liabilities consists of the following at September 30:

                                                           1997        1998
                                                         --------    --------
Compensation related...................................  $125,837    $123,228
Other..................................................    56,573      92,357
                                                         --------    --------
                                                         $182,410    $215,585
                                                         ========    ========

                               DOTONE CORPORATION

3. RELATED PARTY TRANSACTIONS

     The Company leases its office from a shareholder under an informal, month-to-month lease arrangement. Rent expense under this arrangement was $140,000 and $33,000 for the year ended September 30, 1998 and for the period from January 1 to September 30, 1997, respectively.

4. INCOME TAXES

     The components of the net deferred tax asset are as follows at September
30:

                                                                1997         1998
                                                              ---------    ---------
Deferred tax asset:
Net operating loss carryforwards............................  $  85,614    $ 349,187
  Accrued vacation..........................................      8,739       11,849
  Bad debt allowance........................................     20,798        9,772
  Excess book amortization..................................         --        2,088
                                                              ---------    ---------
          Total deferred tax asset..........................    115,151      372,896
                                                              ---------    ---------
Deferred tax liability:
  Excess tax depreciation and amortization..................     (1,179)      (2,595)
                                                              ---------    ---------
          Total deferred tax liability......................     (1,179)      (2,595)
                                                              ---------    ---------
          Net deferred tax asset before valuation
            allowance.......................................    113,972      370,301
Valuation allowance.........................................   (113,972)    (370,301)
                                                              ---------    ---------
Net deferred tax asset......................................  $      --    $      --
                                                              =========    =========

5. BORROWINGS

     Notes payable, related party consist of the following at September 30:

                                                                1997        1998
                                                              --------    --------
Note payable to a stockholder, interest at 18%, payment in
  full when the Company sells securities in which net
  proceeds exceed $3 million................................  $310,248    $310,248
Note payable to a stockholder, interest at 12%, interest
only payments due monthly beginning October 1, 1997.
Principal and interest payments of $14,604 due monthly
beginning April 1, 1998 with payment in full by March 1,
2000. This note was in default at September 30, 1998........   310,248     310,248
                                                              --------    --------
                                                               620,496     620,496
  Less: current portion.....................................    57,520     620,496
                                                              --------    --------
  Notes payable, related party, non-current.................  $562,976    $     --
                                                              ========    ========

     At September 30, 1997, the Company maintained a revolving line of credit with a bank. Total borrowing capacity under this line was $500,000. The line of credit accrued interest at an initial rate of prime plus 2% and was collateralized by the accounts receivable of the Company and was guaranteed by the two primary stockholders. At September 30, 1997, the Company had no borrowings under this agreement, which expired on April 15, 1998.

     On October 15, 1998, the Company established a new revolving line of credit with a bank. The total borrowing capacity under this line is $500,000. The line of credit bears interest at prime rate plus 5% and is collateralized by accounts receivable of the Company. The line of credit was terminated on July 21, 1999.

                               DOTONE CORPORATION

CAPITAL LEASES

     Future minimum lease payments under noncancelable capital leases are as follows:

                 Year Ending September 30,
1999........................................................  $141,572
  2000......................................................   122,864
  2001......................................................    52,578
                                                              --------
     Total minimum lease payments...........................   317,014
     Less: amount representing interest.....................    64,602
                                                              --------
     Present value of capital lease obligations.............   252,412
     Less: current portion..................................    91,276
                                                              --------
     Capital lease obligations, non-current.................  $161,136
                                                              ========

6. COMMITMENTS

     On April 13, 1999, the Company entered into a non-exclusive agreement with MCIWorldCom to purchase telephone and network services for a three year period. As part of the agreement, the Company has committed to purchase $360,000 of services over the three year period.

7. MEMBERS' AND STOCKHOLDERS' EQUITY

PREFERRED STOCK

     On August 31, 1997, Teltrust Data Services, LLC and its members Teltrust, Inc. and Premier Messaging Integrators, Inc., entered into a debt exchange and reorganization agreement whereby:

     - In exchange for the conversion of $1,500,000 of existing debt, Teltrust, Inc. increased its existing ownership from 60.00% to 67.57%.

     - Existing accounts payable of $620,496 were restructured into two separate notes payable due to Teltrust, Inc. (See note 5).

     Subsequent to this transaction, on August 31, 1997, the Company issued 79,268,080 shares of preferred stock to the two members in exchange for 100% of the members' equity in Teltrust Data Services, LLC. These shares were distributed to the former members in proportion to their individual ownership percentage. Each share of preferred stock has voting rights equal to 1/30 of one share of common stock and entitle the holder to receive 8% cumulative dividends on the stated value per year when declared and a liquidation privilege equal to $0.10 per share. At September 30, 1997 and 1998, undeclared cumulative dividends totaled $52,845 and $686,990, respectively.

COMMON STOCK

     On August 31, 1997, the Company issued 6,000,000 shares of common stock to seventeen stockholders in exchange for a subscription receivable of $100,000. The subscription receivable was paid in full by December 1997.

8. STOCK OPTIONS AND WARRANTS

     In February 1998, the Company adopted the 1998 Stock Option Plan. The Plan provides for the granting of up to 900,000 stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO").

                               DOTONE CORPORATION

ISOs may be granted only to Company employees (including officers and directors who are also considered employees). NSOs may be granted to Company employees or consultants.

     Options under the Plan may be granted for periods of up to ten years as determined by the Board of Directors. Options generally vest 25% per year and are exercisable for a maximum period of ten years from the date of grant.

     The Company applies APB Opinion 25 and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan in excess of any intrinsic value (excess of minimum value over exercise price). Unearned compensation of $0 and $116,338 was recorded for the period from January 1 to September 30, 1997 and for the year ended September 30, 1998, respectively, to reflect the intrinsic value of options granted. This unearned compensation will be recognized over the vesting period of the related options using the straight-line method. Had compensation cost been recognized for the minimum value of the stock options issued under the Plan, the Company's net loss would have changed to the pro forma amounts indicated below:

                                                     PERIOD FROM
                                                    JANUARY 1 TO      YEAR ENDED
                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                        1997             1998
                                                    -------------    -------------
Net loss:
As reported.......................................    $(788,312)       $(788,142)
  Pro forma.......................................    $(788,312)       $(788,501)

     Details regarding options issued and outstanding are presented as follows:

                                                    SEPTEMBER 30, 1997   SEPTEMBER 30, 1998
                                                    ------------------   ------------------
                                                              WEIGHTED             WEIGHTED
                                                              AVERAGE              AVERAGE
                                                              EXERCISE             EXERCISE
                                                    OPTIONS    PRICE     OPTIONS    PRICE
                                                    -------   --------   -------   --------
Outstanding at beginning of period................       --    $  --     613,000    $0.19
Granted...........................................  613,000     0.19      57,000     0.43
  Exercised.......................................       --       --          --       --
  Canceled........................................       --       --          --       --
                                                    -------    -----     -------    -----
Outstanding at end of period......................  613,000    $0.19     670,000    $0.22
                                                    =======    =====     =======    =====
Options exercisable at period end.................   69,250    $0.19     224,250    $0.19
                                                    =======    =====     =======    =====

     Weighted average fair value of options granted:

                                                              1997     1998
                                                              -----    -----
All options.................................................  $  --    $2.16
  Exercise price below market...............................  $  --    $2.16
  Exercise price above market...............................  $  --    $  --

                               DOTONE CORPORATION

     The following table summarizes information about stock options outstanding at September 30, 1998:

                                       OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                              --------------------------------------    -----------------------
                                              WEIGHTED
                                               AVERAGE      WEIGHTED
                               NUMBER OF      REMAINING     AVERAGE      NUMBER OF     WEIGHTED
                                SHARES       CONTRACTUAL    EXERCISE      SHARES       AVERAGE
  RANGE OF EXERCISE PRICE     OUTSTANDING       LIFE         PRICE      EXERCISABLE     PRICE
  -----------------------     -----------    -----------    --------    -----------    --------
$0.15 - $0.30...............    628,000       4.3 years      $0.19        224,250       $0.19
$0.50 - $1.25...............     42,000       5.7 years      $0.70             --       $  --
                                -------                                   -------
                                670,000                                   224,250
                                =======                                   =======

     The Company calculated the fair value of each options grant on the date of the grant using the minimum value method as permitted under SFAS No.123 using the following assumptions:

                                                   PERIOD FROM
                                                   JANUARY 1 TO        YEAR ENDED
                                                  SEPTEMBER 30,       SEPTEMBER 30,
                                                       1997               1998
                                                ------------------    -------------
Risk-free interest rates......................         5.9%                5.5%
Expected lives (in years).....................         4.0                 4.0
Dividend yield................................         0.0                 0.0

WARRANTS

     During 1998, the Company issued warrants to purchase 110,588 shares of preferred stock with an exercise price of $0.10 per share in connection with the Company's lease of equipment. The estimated fair value of these warrants at the time of issuance totaled approximately $2,000. The Company repurchased these warrants in July 1999 for approximately $2,000.

9. SUBSEQUENT EVENTS

     In June 1999, the Company received a $5,000,000 refundable deposit from Critical Path Inc., which upon consummation of the acquisition was included in the aggregate cash consideration paid by Critical Path Inc. On July 21, 1999, Critical Path Inc. acquired all outstanding preferred and common shares of dotOne Corporation in exchange for $17.5 million in cash and common stock valued at $35 million.

                                  [KPMG LOGO]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Amplitude Software Corporation, Inc.:

     We have audited the accompanying balance sheets of Amplitude Software Corporation, Inc. (the Company) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amplitude Software Corporation, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                     /s/ KPMG LLP
                                          --------------------------------------

March 5, 1999, except for Note 9
which is as of August 31, 1999

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31,
                                                         -------------------------     JUNE 30,
                                                            1997          1998           1999
                                                         -----------   -----------   ------------
                                                                                     (UNAUDITED)
Current assets:
Cash and cash equivalents..............................  $ 4,248,991   $   584,123   $  5,581,905
  Accounts receivable, net of allowance for doubtful
     accounts receivable of $54,324 and $13,580 in 1998
     and 1997, respectively............................      567,892     1,045,456      3,162,370
  Prepaid expenses and other current assets............       28,417        26,674        130,772
                                                         -----------   -----------   ------------
          Total current assets.........................    4,845,300     1,656,253      8,875,047
Property and equipment, net............................      394,694       744,348      1,300,512
Other assets...........................................       49,042        63,463         93,576
                                                         -----------   -----------   ------------
          Total assets.................................  $ 5,289,036   $ 2,464,064   $ 10,269,135
                                                         ===========   ===========   ============

                              LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Revolving and equipment facilities, short term.......  $   141,112   $   991,665   $    553,853
  Accounts payable.....................................      264,279       457,241        497,696
  Accrued and other current liabilities................      129,713       647,225      1,275,512
  Deferred revenue.....................................      127,143       456,453        692,070
                                                         -----------   -----------   ------------
          Total current liabilities....................      662,247     2,552,584      3,019,131
Equipment facility, long term..........................      197,568            --        387,296
Deferred revenue.......................................        8,905       156,324        208,973
                                                         -----------   -----------   ------------
          Total liabilities............................      868,720     2,708,908      3,615,400
                                                         -----------   -----------   ------------
Series B, B-1 and C Redeemable convertible preferred
  stock, no par value; 12,050,722 shares authorized;
  11,919,988 and 11,956,830 issued and outstanding in
  1997 and 1998 respectively; liquidation preference of
  $8,457,608 and $8,492,608 in 1997 and 1998
  respectively; aggregate redemption amount of
  $8,293,968 and $8,328,968 in 1997 and 1998,
  respectively.........................................    8,293,968     8,328,968     18,622,220
                                                         -----------   -----------   ------------
Shareholders' deficit:
  Convertible preferred stock, no par value; 2,500,000
     shares authorized, issued and outstanding;
     liquidation preference of $150,000 in 1997 and
     1998 and June 30, 1999............................       25,824        25,824         25,824
  Common stock, no par value; 50,000,000 shares
     authorized; 4,336,250 and 4,409,351 shares issued
     and outstanding in 1997 and 1998, respectively....       33,168        41,174        146,878
  Cumulative translation adjustment....................                                     5,572
  Note receivable for common stock.....................      (24,000)      (24,000)       (24,000)
  Accumulated deficit..................................   (3,908,644)   (8,616,810)   (12,122,759)
                                                         -----------   -----------   ------------
          Total shareholders' deficit..................   (3,873,652)   (8,573,812)   (11,968,485)
                                                         -----------   -----------   ------------
          Total liabilities and shareholders'
            deficit....................................  $ 5,289,036   $ 2,464,064   $ 10,269,135
                                                         ===========   ===========   ============

                See accompanying notes to financial statements.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                            STATEMENTS OF OPERATIONS

                                                 YEAR ENDED                  SIX MONTHS ENDED
                                        ----------------------------    --------------------------
                                        DECEMBER 31,    DECEMBER 31,     JUNE 30,       JUNE 30,
                                            1997            1998           1998           1999
                                        ------------    ------------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Revenues:
Software..............................  $   962,162     $ 2,499,388     $ 1,038,715    $ 3,055,086
  Support and maintenance.............       86,473         361,090         118,712        364,006
  Contract services and other.........      423,458         612,405         288,261        404,662
                                        -----------     -----------     -----------    -----------
          Total revenue...............    1,472,093       3,472,883       1,445,688      3,823,754
Cost of revenues......................      478,877       1,425,883         547,196      1,178,895
                                        -----------     -----------     -----------    -----------
          Gross profit................      993,216       2,047,000         898,492      2,644,859
                                        -----------     -----------     -----------    -----------
Operating expenses:
  Research and development............    1,012,579       1,634,935         657,902      1,134,316
  Sales and marketing.................    2,109,189       3,410,031       1,557,214      3,048,488
  General and administrative..........    1,042,082       1,777,484         707,945      1,996,455
                                        -----------     -----------     -----------    -----------
                                          4,163,850       6,822,450       2,923,061      6,179,259
                                        -----------     -----------     -----------    -----------
          Operating loss..............   (3,170,634)     (4,775,450)     (2,024,569)    (3,534,400)
Other income, net.....................       40,770          67,284          58,908         28,451
                                        -----------     -----------     -----------    -----------
          Net loss....................  $(3,129,864)    $(4,708,166)    $(1,965,661)   $ 3,505,949
                                        ===========     ===========     ===========    ===========

                See accompanying notes to financial statements.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                CONVERTIBLE PREFERRED
                                        STOCK                                                     NOTE
                                      SERIES A              COMMON STOCK       CUMULATIVE    RECEIVABLE FOR
                                ---------------------   --------------------   TRANSLATION       COMMON       ACCUMULATED
                                  SHARES      AMOUNT     SHARES      AMOUNT    ADJUSTMENT        STOCK          DEFICIT
                                ----------   --------   ---------   --------   -----------   --------------   -----------
Balances as of December 31,
  1996........................  2,500,000     25,824    4,055,000     24,330                    (24,000)         (778,780)
Exercise of stock options.....         --         --      281,250      8,838                         --                --
Net loss......................         --         --           --         --                         --        (3,129,864)
                                ---------    -------    ---------   --------      -----         -------       -----------
Balances as of December 31,
  1997........................  2,500,000     25,824    4,336,250     33,168                    (24,000)       (3,908,644)
Exercise of stock options.....         --         --       73,101      8,006                         --                --
Net loss......................         --         --           --         --                         --        (4,708,166)
                                ---------    -------    ---------   --------      -----         -------       -----------
Balances as of December 31,
  1998........................  2,500,000    $25,824    4,409,351   $ 41,174                    (24,000)       (8,616,810)
Currency translation
  adjustment..................         --         --           --         --      5,572              --                --
Exercise of stock options.....         --         --      393,043    105,704         --              --                --
Net Loss......................         --         --           --         --         --              --        (3,505,949)
                                ---------    -------    ---------   --------      -----         -------       -----------
Balances as of June 30,
  1999........................  2,500,000    $25,824    4,802,394   $146,878      5,572         (24,000)      (12,122,759)
                                =========    =======    =========   ========      =====         =======       ===========


                                    TOTAL
                                SHAREHOLDERS'
                                   DEFICIT
                                -------------
Balances as of December 31,
  1996........................      (752,626)
Exercise of stock options.....         8,838
Net loss......................    (3,129,864)
                                 -----------
Balances as of December 31,
  1997........................    (3,873,652)
Exercise of stock options.....         8,006
Net loss......................    (4,708,166)
                                 -----------
Balances as of December 31,
  1998........................    (8,573,812)
Currency translation
  adjustment..................         5,572
Exercise of stock options.....       105,704
Net Loss......................    (3,505,949)
                                 -----------
Balances as of June 30,
  1999........................   (11,968,485)
                                 ===========

                See accompanying notes to financial statements.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                            STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED                SIX MONTHS ENDED
                                                ---------------------------   -------------------------
                                                DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
          CURRENCY TRANSLATION GAIN                 1997           1998          1998          1999
          -------------------------             ------------   ------------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
Net loss......................................  $(3,129,864)    (4,708,166)   (1,965,661)   (3,505,949)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
          Depreciation and amortization.......       88,811        204,617        75,202       193,719
          Currency translation gain...........                                                   5,606
Changes in operating assets and liabilities:
  Accounts receivable.........................     (550,613)      (477,564)     (114,049)   (2,117,086)
  Prepaid expenses and other current assets...      (27,325)        (7,767)       (9,151)     (104,470)
  Accounts payable............................      140,773        192,962       (12,958)       40,864
  Accrued and other current liabilities.......      108,302        517,512        65,728       628,603
  Deferred revenue............................       64,847        476,729       780,308       288,267
                                                -----------     ----------    ----------    ----------
          Net cash used in operating
            activities........................   (3,305,069)    (3,801,677)   (1,180,581)   (4,570,446)
                                                -----------     ----------    ----------    ----------
Cash flows from investing activities:
  Purchases of property and equipment.........     (409,689)      (547,637)     (199,934)     (750,098)
  Other assets................................      (13,427)       (11,545)       (2,586)      (30,113)
                                                -----------     ----------    ----------    ----------
          Net cash used in investing
            activities........................     (423,116)      (559,182)     (202,520)     (780,211)
                                                -----------     ----------    ----------    ----------
Cash flows from financing activities:
  Proceeds from debt borrowings...............      338,680        652,985         4,040            --
  Repayment of debt borrowings................                                                 (50,516)
  Proceeds from issuance of common stock......        8,838          8,006                     105,704
  Net proceeds from issuance of convertible
     preferred stock..........................    5,813,973             --                          --
  Net proceeds from issuance of redeemable
     preferred stock..........................           --         35,000                  10,293,251
                                                -----------     ----------    ----------    ----------
          Net cash provided by financing
            activities........................    6,161,491        695,991         4,040    10,348,439
                                                -----------     ----------    ----------    ----------
Net (decrease) increase in cash and cash
  equivalents.................................    2,433,306     (3,664,868)   (1,379,061)    4,997,782
Cash and cash equivalents, beginning of
  period......................................    1,815,685      4,248,991     4,248,991       584,123
                                                -----------     ----------    ----------    ----------
Cash and cash equivalents, end of period......  $ 4,248,991        584,123     2,869,930     5,581,905
                                                ===========     ==========    ==========    ==========
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for income
     taxes....................................  $     2,056          2,600         2,177         2,901
                                                ===========     ==========    ==========    ==========
  Cash paid during the period for interest....  $     7,215         40,161        17,707        52,628
                                                ===========     ==========    ==========    ==========
Noncash investing activities:
  Acquisition of Clear Blue Network Systems,
     Inc. for $150,000 and 300,000 shares of
     Series B Preferred Stock.................  $   150,000             --            --            --
                                                ===========     ==========    ==========    ==========

                See accompanying notes to financial statements.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) The Company

     Amplitude Software Corporation, Inc. (the Company) was incorporated in California in May 1996 to develop web-based application software that is designed to enhance organizational efficiency.

  (b) Interim financial information (Unaudited)

     The interim financial statements as of June 30, 1998, and for the six month periods ended June 30, 1998 and 1999, are unaudited. The Unaudited interim financial statements have been prepared on the same basis as the annual financial statement and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the company's operations and its cash flows for the six months ended June 30, 1998 and 1999. The financial date and other information disclosed in these notes to financial statements related to these periods are unaudited. The results of the six months expected for the year ending December 31, 1999.

  (c) Financial Instruments and Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash equivalents and short-term investments, which mainly include U.S. Treasury Bills and deposits with a U.S. commercial bank. At December 31, 1998 and 1997, the fair values of these instruments approximated their financial statement carrying amount.

     The Company markets its software products directly to end users, and generally does not require collateral. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts when it is considered prudent to do so.

     During 1998, 17% of its revenue were derived from a single customer.

  (d) Cash Equivalents

     The Company considers all highly liquid instruments with maturity dates of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 1998 consisted primarily of money market funds.

  (e) Revenue Recognition

     Revenues for software licenses for which collection of the resulting receivable is deemed probable are recognized upon delivery of the product provided there is persuasive evidence of an arrangement the fee is fixed and determinable and the agreement does not require significant customization of the software. Revenues for contract services are recognized on a percentage-of-completion basis. Revenues from software maintenance are recognized ratably over the maintenance term.

     In October 1997, the Accounting Standards Executive Committee (AcSec) of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, Software Revenue Recognition. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements (i.e., software products, upgrades/enhancements, postcontract customer support, etc.) to be allocated to each element based on relative fair values of the elements and revenue of each element to be recognized individually using the most appropriate method. Adoption of SOP 97-2 did not have a material impact on the Company's results of operations.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

     In December 1998, AcSEC issued SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements, which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The Company does not expect a material change to its accounting for revenues as a result of the provisions of SOP 98-9.

  (f) Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the life of the improvement.

     The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

  (g) Other Assets

     Other assets are comprised primarily of deposits and organizational costs. Organizational costs are stated at cost less accumulated amortization. Amortization is calculated under the straight-line method over the estimated useful life of five years.

  (h) Income Taxes

     The Company accounts for income taxes using an asset and liability approach, under which tax assets and liabilities are determined based on differences between financial reporting amounts and the tax bases of assets and liabilities, and are measured applying enacted statutory tax rates applicable to periods in which such assets and liabilities are expected to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  (i) Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Stock Option Plans

     The Company uses the intrinsic value method to account for its employee stock-based compensation plans.

  (k) Development Costs

     Development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility is established upon completion of a working model. To

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no amounts have been capitalized.

  (l) Advertising Costs

     Advertising costs are expensed as incurred and are included in sales and marketing expense. The Company had advertising expense of approximately $15,144 and $0 for the years ended December 31, 1998 and 1997, respectively.

  (m) Comprehensive Income

     On January 1, 1998, the Company adopted the provisions of the SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards of comprehensive income (loss) and its components in a full set of financial statements. The Company's comprehensive loss consists of net loss. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

  (n) Segment Information

     On January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information and descriptive information about products, major customers and geographic areas. The Company has one operating segment because it is not organized by multiple segments for purposes of making operating decisions or assessing performance. The chief operating decision maker is the Chief Executive Officer (CEO). The CEO evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements. All of the Company's revenues have been earned from customers in the United States and all of the Company's long-lived assets are located in the United States.

  (o) Recently Issued Accounting Pronouncements

     In March 1998, the AcSec issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1 will have a material impact on its results of operations.

     In April, 1998, the AcSec issued SOP 98-5, Reporting on the Cost of Start-Up Activities. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle. SOP 98-5 is effective for financial statements issued for fiscal years beginning after December 15, 1998. Upon the adoption of SOP 98-5, the Company will record a $15,611 charge to the statement of operations for the unamortized balance of the capitalized organization costs as of December 31, 1998.

     In June, 1998, the FASB issued SFAS No. 133, Accounting for Derivative and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments (including derivative instruments embedded in other contracts) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. To date, the Company has not entered into any derivative financial instruments or hedging activities.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

(2) PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1998 and 1997, consisted of the following:

                                                                 1998         1997
                                                              ----------    ---------
Computer equipment..........................................  $  598,905    $ 295,232
Software....................................................     170,743       22,469
Furniture and fixtures......................................     244,426      148,736
Leasehold improvements......................................      41,196       41,196
                                                              ----------    ---------
                                                               1,055,270      507,633
Less accumulated depreciation and amortization..............    (310,922)    (112,939)
                                                              ----------    ---------
                                                              $  744,348    $ 394,694
                                                              ==========    =========

(3) SHAREHOLDERS' EQUITY

  (a) Common Stock

     In 1996 the Company issued 4,000,000 shares of common stock to the founders for $24,000 for which the founders signed full recourse promissory notes for the full value of the shares. The notes are payable on May 15, 2000. The shares are subject to a four-year vesting period under which 25% of the shares vested immediately and an additional 1/48 of the shares vest each month thereafter. The Company's right to repurchase unvested shares is exercisable only within 90 days following termination of the founders employment. As of December 31, 1998 and 1997, 416,667 and 1,416,667 shares, respectively, are subject to repurchase by the Company at the original issue price of the shares.

  (b) Convertible Preferred Stock

     The Company has authorized 14,550,722 shares of preferred stock and has designated 2,500,000, 5,327,693, 1,573,029 and 5,150,000 shares as Series A, B,
B-1 and C convertible preferred stock, respectively, of which 2,500,000, 5,327,693, 1,573,029 and 5,056,108 shares, respectively, were issued and outstanding as of December 31, 1998.

     The rights, preferences, privileges, and restrictions of the preferred stock are as follows:

     - The Series A convertible preferred stock is not redeemable. The Series B, B-1 and C redeemable convertible preferred stock may be redeemed in three equal annual installments at any time after the fifth anniversary of the original issue date by any holder, at a price equal to the original issuance price, subject to certain adjustments for antidilution.

     - The holders of the preferred stock are entitled to receive noncumulative annual dividends of the greater of $0.0048, $0.045, $0.059 and $0.0855 per share per annum for Series A, B, B-1 and C, respectively, or the dividend amount granted to common stock shareholders, when and if declared by the Company's Board of Directors, subject to certain adjustments for antidilution. Dividends are paid in preference and priority to any payments of dividends to common stock shareholders.

     - The liquidation preference for the Series A, B, B-1 and C preferred stock is $0.06, $0.50, $0.6519 and $0.95 per share, respectively, plus all declared and unpaid dividends, subject to certain adjustments for antidilution. If the assets are insufficient to make payment in full to all preferred stock shareholders, assets will be distributed ratably among the preferred stock shareholders in proportion to the full amounts to which they would otherwise be respectively entitled.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

     - Each share of preferred stock is convertible into common stock at the option of the holder, at any time, on a one-for-one basis, subject to certain adjustments for antidilution. Each share of preferred stock will automatically convert into one share of common stock, subject to certain adjustments for antidilution, upon the earlier of (1) the vote of the majority of the preferred stock shareholders; or (2) the closing of an underwritten public offering with a per share price in excess of $5.00, subject to certain adjustments for antidilution, and with gross proceeds in excess of $10,000,000.

     - The holders of preferred stock have voting rights on an "as if converted" basis.

     Redeemable convertible preferred stock activity for the two years ended December 31, 1998 is presented below:

                                                      REDEEMABLE PREFERRED STOCK
                               ------------------------------------------------------------------------
                                      SERIES B                SERIES B-1                SERIES C
                               ----------------------   ----------------------   ----------------------     TOTAL        TOTAL
                                SHARES       AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT       SHARES       AMOUNT
                               ---------   ----------   ---------   ----------   ---------   ----------   ----------   ----------
Balances as of December 31,
  1996.......................  5,027,693   $2,479,995          --   $       --          --   $       --    5,027,693   $2,479,995
Issuance of Series B
redeemable preferred stock...    300,000       20,005          --           --          --           --      300,000       20,005
Issuance of Series B-1
  redeemable preferred
  stock......................         --           --   1,573,029    1,025,666          --           --    1,573,029    1,025,666
Issuance of Series C
  redeemable preferred
  stock......................         --           --          --           --   5,019,266    4,768,302    5,019,266    4,768,302
                               ---------   ----------   ---------   ----------   ---------   ----------   ----------   ----------
Balances as of December 31,
  1997.......................  5,327,693    2,500,000   1,573,029    1,025,666   5,019,266    4,768,302   11,919,988    8,293,968
Issuance of Series C
  redeemable preferred
  stock......................         --           --          --           --      36,842       35,000       36,842       35,000
                               ---------   ----------   ---------   ----------   ---------   ----------   ----------   ----------
Balances as of December 31,
  1998.......................  5,327,693   $2,500,000   1,573,029   $1,025,666   5,056,108   $4,803,302   11,956,830   $8,328,968
                               =========   ==========   =========   ==========   =========   ==========   ==========   ==========

  (c) Stock Option Plan

     The Company has reserved 3,500,000 shares of common stock under its 1996 stock option plan (the Plan), which provides for the granting of stock options and stock purchase rights to employees, directors, or consultants. Under the Plan, the exercise price is not less than 100% and 85% of the fair market value (as determined by the Board of Directors) for incentive stock options and nonstatutory stock options, respectively.

     All options have a term of no greater than 10 years from the date of grant. Under the Plan, options shall vest over no longer than 5 years. Generally, initial option grants vest 25% at the end of the first year and at a rate of 1/48 per month thereafter. Subsequent option grants generally vest at a rate of 1/48 per month. The Plan also provides for early exercise of options prior to the full vesting of the option. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

     Stock option activity for the two years ended December 31, 1998 is presented below:

                                                                                           WEIGHTED-
                                                      SHARES AVAILABLE    OUTSTANDING       AVERAGE
                                                         FOR GRANT          OPTIONS      EXERCISE PRICE
                                                      ----------------    -----------    --------------
Balances as of December 31, 1996....................      2,062,000        1,395,000         $0.040
Options granted.....................................     (1,380,000)       1,380,000          0.064
  Options exercised.................................             --         (281,250)         0.031
  Options canceled..................................        553,750         (553,750)         0.046
                                                         ----------       ----------
Balances as of December 31, 1997....................      1,235,750        1,940,000          0.057
  Options granted...................................     (1,319,670)       1,319,670          0.316
  Options exercised.................................             --          (73,101)         0.110
  Options canceled..................................        517,099         (517,099)         0.087
                                                         ----------       ----------
Balances as of December 31, 1998....................        433,179        2,669,470         $0.179
                                                         ==========       ==========         ======
Options exercisable at end of year..................           1998          745,878         $0.095
                                                                          ==========         ======
                                                               1997          236,041         $0.037
                                                                          ==========         ======
Weighted-average fair value of options granted
  during the year...................................           1998       $    0.070
                                                               1997            0.012

     The following table summarizes information about stock options outstanding as of December 31, 1998:

                                                                        WEIGHTED-
                                                                         AVERAGE
                                                         NUMBER         REMAINING       NUMBER
                   EXERCISE PRICES                     OUTSTANDING   CONTRACTUAL LIFE   VESTED
                   ---------------                     -----------   ----------------   -------
$0.006...............................................     130,000          7.56         105,625
 0.050...............................................     686,000          8.05         369,414
 0.070...............................................     562,500          8.78         168,995
 0.100...............................................     681,500          9.27          32,290
 0.250...............................................     126,000          9.55           7,606
 0.500...............................................     249,970          9.74          55,698
 0.750...............................................     233,500          9.92           6,250
                                                        ---------          ----         -------
                                                        2,669,470          8.89         745,878
                                                        =========          ====         =======

     The Company applies the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, in accounting for its stock-based compensation plans. Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in Statement of Financial Accounting Standards No. 123, the Company's net loss for the years ended December 31, 1998 and 1997 would have been $11,767 and $6,410 higher, respectively.

     The fair value of options granted during the years ended December 31, 1998 and 1997, is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield, risk-free interest rates of 5.20% and 5.58%, respectively, and an expected life of 5 years.

     The Company accrued $43,688 in stock based compensation expense for services rendered by non-employees during the year ended December 31, 1998.

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

  (d) Employee Benefit Plan

     On November 1, 1998, the Company adopted a 401(k) Profit Sharing Plan (the 401(k) Plan) that is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers substantially all of the Company employees. Participants may elect to contribute a percentage of their compensation to this plan, up to the statutory maximum amount. The Company may make discretionary contributions to the 401(k) Plan. No discretionary contributions were made during 1998.

(4) COMMITMENTS

     The Company leases its facilities under several noncancelable operating leases. Future minimum lease payments under the Company's operating leases as of December 31, 1998, are as follows:

Years ending December 31:
  1999...................................................  $  520,556
  2000...................................................     356,716
  2001...................................................     374,262
  2002...................................................     157,421
                                                           ----------
     Future minimum lease payments.......................  $1,408,955
                                                           ==========

     Rent expense was $345,260 and $156,721 for the years ended December 31, 1998 and 1997, respectively.

(5) INCOME TAXES

     Income tax benefit for the years ended December 31, 1998 and 1997 was $0. A reconciliation between the expected benefit computed by applying the U.S. Federal statutory tax rate of 34% to pretax loss and the actual provision for income taxes is as follows:

                                                               1998           1997
                                                            -----------    -----------
Expected benefit..........................................  $(1,601,000)   $(1,063,000)
Current year operating losses, research and development
credits and temporary differences for which no tax benefit
is recognized.............................................    1,601,000      1,063,000
                                                            -----------    -----------
                                                            $        --    $        --
                                                            ===========    ===========

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                1998           1997
                                                             -----------    ----------
Deferred tax assets:
Intangibles................................................  $    29,826        30,857
  Fixed assets.............................................           --         3,569
  Other accruals and reserves..............................           --        19,522
  Net operating loss carryforwards.........................    3,381,721     1,487,076
  Tax credit carryforwards.................................       33,295       139,338
                                                             -----------    ----------
          Total gross deferred tax assets..................    3,444,842     1,680,362
Deferred tax liabilities:
  State taxes..............................................      225,995        83,953
  Fixed assets.............................................        5,709            --
  Other accruals and reserves..............................       25,607            --
                                                             -----------    ----------
          Total gross deferred tax liabilities.............      257,311        83,953
                                                             -----------    ----------
     Net deferred tax assets...............................    3,187,531     1,596,409
     Less valuation allowance..............................   (3,187,531)   (1,596,409)
                                                             -----------    ----------
     Net deferred tax assets after valuation allowance.....  $        --            --
                                                             ===========    ==========

     The net changes in the valuation allowance for the years ended December 31, 1998 and 1997 were increases of $1,591,122 and $1,291,381, respectively. Management believes sufficient uncertainty exists regarding their ability to realize the deferred tax assets and, accordingly, a valuation allowance has been established against the net deferred tax assets.

     As of December 31, 1998, the Company had approximately $7,559,000 and $6,315,000 of net operating loss carryforwards for federal and state income tax purposes, respectively. In addition, the Company had approximately $355,000 and $195,000 of research and development tax credit carryforwards for federal and state income tax purposes, respectively. The federal net operating loss carryforwards expire between the years 2011 and 2018, and the state net operating loss carryforwards expire in 2004. The federal research and development credit carryforwards expire between the years 2011 and 2018, and the state research and development credit can be carried forward indefinitely. The difference between the federal and state net operating loss carryforwards is due primarily to a state apportionment factor with less than 100%.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined if an ownership change has occurred. If such an ownership change has occurred, utilization of the net operating loss carryforwards will be subject to an annual limitation in future years.

(6) CLEAR BLUE MERGER

     In January 1997, the Company agreed to merge with Clear-Blue Network Systems, Inc. (Clear Blue). Clear Blue developed and licensed application software for the calendaring and scheduling markets. The total purchase price was $150,000, consisting of 300,000 shares of Series B preferred stock, in exchange for all of the outstanding shares of Clear Blue. The transaction has been accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of Clear Blue have been included in the Company's financial statements since the acquisition date. The purchase price

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

has been allocated to the tangible and intangible assets acquired on the basis of their respective fair values on the date of acquisition. Of the total purchase price, approximately $22,000 was allocated to intangible assets. The intangible asset is being amortized over its estimated useful life of five years. The results of operations of Clear Blue for the year ended December 31, 1997 are included in the results of operations of the Company.

(7) INDEBTEDNESS

     On June 1, 1998, the Company obtained a $385,464 revolving facility and a $750,000 equipment facility, both collateralized by all of the Company's assets. The equipment facility bears interest at the bank's prime rate plus .25%. The interest rate as of December 31, 1998 was 8%. The unpaid balance of this equipment facility is to be paid in 36 equal monthly installments commencing in January 1, 1999.

     Under the terms of the revolving facility, the bank will make advances to the Company in an aggregate amount not to exceed 75% of eligible trade accounts receivable. The revolving facility bears interest at the bank's prime rate plus
 .25% and is payable on a monthly basis. The interest rate as of December 31, 1998 was 8%.

     As of December 31, 1998, the Company's remaining liability associated with the facilities was $991,665. The Company is not in compliance with certain financial covenants at December 31, 1998, however, the Company has obtained a waiver from the bank for such compliance defaults as of December 31, 1998. The waiver covered the noncompliance for the periods ending November 30, 1998, December 31, 1998 and January 31, 1999. It cannot be ascertained that the Company will be in compliance with its financial covenants for a period of 12 months subsequent to December 31, 1998, thus the debt is classified as current as of December 31, 1998.

     Future minimum payments under the revolving and equipment facility as of December 31, 1998 are as follows:

                YEARS ENDING DECEMBER 31:
                -------------------------
1999......................................................  $604,370
2000......................................................   202,067
2001......................................................   185,228
                                                            --------
                                                            $991,665
                                                            ========

(8) ACCRUED LIABILITIES

     Accrued liability categories representing amounts greater than five percent of total current liabilities as of December 31, 1998 and 1997 are as follows:

                                                   1998        1997
                                                 --------    --------
Compensation and related costs.................  $407,075    $ 65,093
Recruiting.....................................    78,000          --
Consulting.....................................    58,688          --
Marketing......................................    55,528      50,000
Other..........................................    47,934      14,620
                                                 --------    --------
                                                 $647,225    $129,713
                                                 ========    ========

                      AMPLITUDE SOFTWARE CORPORATION, INC.

                           DECEMBER 31, 1998 AND 1997

(9) SUBSEQUENT EVENTS

     On January 26, 1999, the Company obtained $1,000,000 in exchange for promissory notes which bear simple interest at 7.75% per annum. The notes, and interest accrued thereon, shall be automatically converted to convertible preferred stock upon the Company's next preferred stock equity financing. The notes may be prepaid at any time, and mature June 20, 1999.

     On February 22, 1999, the Company designated 7,000,000 shares of Series D convertible preferred stock, of which 6,535,948 shares were subsequently sold to investors for $10,000,000 in exchange for cash and the release of the convertible promissory notes dated January 26, 1999. In connection with the transaction, the redemption dates of the Series B, B-1 and C redeemable convertible preferred stock was changed to 2004. As a result of the transaction, the Company's authorized capital stock will consist of 43,000,000 shares of common stock and 21,550,772 shares of preferred stock. In conjunction with the transaction, the Company increased its reserve for stock options to 4,500,000 under its 1996 stock option plan.

     On August 31, 1999, Critical Path, Inc. acquired all outstanding preferred and common shares of the Company in exchange for $45,000,000 in cash and common stock valued at $141,300,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FaxNet Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of FaxNet Corporation and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
March 24, 1999, except for Note 13,
  which is as of November 19, 1999

                               FAXNET CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                     DECEMBER 31,
                                                             ----------------------------    SEPTEMBER 30,
                                                                 1997            1998            1999
                                                             ------------    ------------    -------------
                                                                                              (UNAUDITED)
Current assets:
Cash and cash equivalents..................................  $  5,181,796    $ 11,012,998    $  1,019,822
  Accounts receivable, net of allowance for doubtful
    accounts of $239,000, $410,000 and $262,000 at December
    31, 1997 and 1998 and September 30, 1999,
    respectively...........................................       725,742       1,550,077       2,110,686
  Prepaid expenses and other current assets................       222,300         324,634         592,864
                                                             ------------    ------------    ------------
         Total current assets..............................     6,129,838      12,887,709       3,723,372
Fixed assets, net..........................................     2,191,725       4,391,136       6,107,607
Goodwill...................................................            --       1,491,399       1,378,602
Other assets...............................................       208,743       1,617,904       1,562,131
                                                             ------------    ------------    ------------
                                                             $  8,530,306    $ 20,388,148    $ 12,771,712
                                                             ============    ============    ============
                    LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt and capital lease
    obligations............................................  $    641,737    $  2,145,418    $  2,553,749
  Accounts payable.........................................       678,075       1,366,618       1,422,705
  Accrued expenses.........................................     1,052,236       2,709,569       3,712,180
                                                             ------------    ------------    ------------
         Total current liabilities.........................     2,372,048       6,221,605       7,688,634
Long-term debt and capital lease obligations...............     3,012,158       4,550,706       5,074,226
Put warrants...............................................       106,797         120,393         130,590
                                                             ------------    ------------    ------------
         Total liabilities.................................     5,491,003      10,892,704      12,893,450
                                                             ------------    ------------    ------------
Commitments (Note 11)                                                  --              --              --
Redeemable preferred stock:
  Series E redeemable convertible preferred stock, $.01 par
    value; 12,000 shares authorized, issued and outstanding
    at December 31, 1998 and September 30, 1999............            --      12,210,082      12,759,534
  Series D redeemable convertible preferred stock, $.01 par
    value; 5,250 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 and September 30, 1999...     5,435,548       5,761,681       6,020,957
  Series C redeemable convertible preferred stock, $.01 par
    value; 1,000 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 and September 30, 1999...     1,112,100       1,178,826       1,231,873
  Series B redeemable convertible preferred stock, $.01 par
    value; 3,125 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 and September 30, 1999...     3,412,692       3,617,454       3,780,239
  Series A redeemable convertible preferred stock, $.01 par
    value; 2,500 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 and September 30, 1999...       250,000         250,000         250,000
                                                             ------------    ------------    ------------
         Total redeemable preferred stock..................    10,210,340      23,018,043      24,042,603
Stockholder's deficit:
  Common stock, $.01 par value per share; 9,900,000,
    13,476,125 and 19,226,125 shares authorized; 2,615,300,
    2,671,865 and 2,787,637 shares issued and outstanding
    at December 31, 1997 and 1998 and September 30, 1999,
    respectively...........................................        26,153          26,719          27,877
  Additional paid-in capital...............................        13,580         114,110         155,203
  Accumulated deficit......................................    (7,210,770)    (13,663,428)    (24,347,421)
                                                             ------------    ------------    ------------
         Total stockholders' deficit.......................    (7,171,037)    (13,522,599)    (24,164,341)
                                                             ------------    ------------    ------------
                                                             $  8,530,306    $ 20,388,148    $ 12,771,712
                                                             ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               FAXNET CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                               YEAR ENDED             NINE MONTHS      NINE MONTHS
                                              DECEMBER 31,               ENDED            ENDED
                                       --------------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                          1997           1998            1998             1999
                                       -----------    -----------    -------------    -------------
                                                                      (UNAUDITED)      (UNAUDITED)
Revenue..............................  $ 7,247,037    $11,232,613     $ 7,985,136     $ 10,799,864
Cost of revenue......................    1,718,065      2,857,596       1,944,025        3,739,984
                                       -----------    -----------     -----------     ------------
          Gross margin...............    5,528,972      8,375,017       6,041,111        7,059,880
                                       -----------    -----------     -----------     ------------
Operating expenses:
  Operations.........................    2,301,119      3,734,561       2,611,179        3,783,549
  Sales and marketing................    3,158,873      3,459,994       2,352,624        5,871,714
  Research and development...........    1,514,368      2,417,447       1,712,193        2,047,455
  General and administrative.........    1,935,335      2,209,022       1,641,886        2,521,822
  Depreciation and amortization......      754,124      1,703,405       1,096,070        2,097,950
                                       -----------    -----------     -----------     ------------
                                         9,663,819     13,524,429       9,413,952       16,322,490
                                       -----------    -----------     -----------     ------------
          Loss from operations.......   (4,134,847)    (5,149,412)     (3,372,841)      (9,262,610)
Interest income......................      180,293        287,042         189,247          182,425
Interest expense.....................     (315,520)      (708,953)       (472,953)        (579,248)
                                       -----------    -----------     -----------     ------------
          Net loss...................   (4,270,074)    (5,571,323)     (3,656,547)      (9,659,433)
Accretion of redeemable preferred
  stock..............................     (441,668)      (807,703)       (523,215)      (1,024,560)
                                       -----------    -----------     -----------     ------------
Net loss attributable to common
  shareholders.......................  $(4,711,742)   $(6,379,026)    $(4,179,762)    $(10,683,993)
                                       ===========    ===========     ===========     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               FAXNET CORPORATION

      CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
    FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1999

                                         SERIES E REDEEMABLE      SERIES D REDEEMABLE      SERIES C REDEEMABLE
                                             CONVERTIBLE              CONVERTIBLE              CONVERTIBLE
                                           PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK
                                       -----------------------   ----------------------   ----------------------
                                        NUMBER      CARRYING      NUMBER      CARRYING     NUMBER      CARRYING
                                       OF SHARES      VALUE      OF SHARES     VALUE      OF SHARES     VALUE
                                       ---------   -----------   ---------   ----------   ---------   ----------
BALANCE AT DECEMBER 31, 1996.........                                                       1,000     $1,049,151
Issuance of Series D redeemable
convertible preferred stock, issuance
costs of $101,337....................                              5,250     $5,250,000
Exercise of common stock options.....
Accretion of Series B, Series C and
 Series D redeemable convertible
 preferred stock.....................                                           185,548                   62,949
Net loss.............................
                                        ------     -----------     -----     ----------     -----     ----------
BALANCE AT DECEMBER 31, 1997.........                              5,250      5,435,548     1,000      1,112,100
Issuance of Series E redeemable
 convertible preferred stock,
 issuance costs of $73,632...........   12,000     $12,000,000
Issuance of warrants to purchase
 common stock........................
Exercise of common stock options.....
Accretion of Series B, Series C,
 Series D and Series E redeemable
 convertible preferred stock.........                  210,082                  326,133                   66,726
Net loss.............................
                                        ------     -----------     -----     ----------     -----     ----------
BALANCE AT DECEMBER 31, 1998.........   12,000      12,210,082     5,250      5,761,681     1,000      1,178,826
Unaudited data:
 Exercise of common stock options....
 Accretion of Series B, Series C,
   Series D and Series E redeemable
   convertible preferred stock.......                  549,452                  259,276                   53,047
Net loss.............................
                                        ------     -----------     -----     ----------     -----     ----------
Balance at September 30, 1999
 (unaudited).........................   12,000     $12,759,534     5,250     $6,020,957     1,000     $1,231,873
                                        ======     ===========     =====     ==========     =====     ==========

                                                                            --------------------
                                        SERIES B REDEEMABLE     SERIES A REDEEMABLE
                                            CONVERTIBLE             CONVERTIBLE
                                          PREFERRED STOCK         PREFERRED STOCK         COMMON STOCK
                                       ----------------------   --------------------   -------------------   ADDITIONAL
                                        NUMBER      CARRYING     NUMBER     CARRYING    NUMBER       PAR      PAID-IN
                                       OF SHARES     VALUE      OF SHARES    VALUE     OF SHARES    VALUE     CAPITAL
                                       ---------   ----------   ---------   --------   ---------   -------   ----------
BALANCE AT DECEMBER 31, 1996.........    3,125     $3,219,521     2,500     $250,000   2,586,300   $25,863    $    570
Issuance of Series D redeemable
convertible preferred stock, issuance
costs of $101,337....................
Exercise of common stock options.....                                                     29,000       290      13,010
Accretion of Series B, Series C and
 Series D redeemable convertible
 preferred stock.....................                 193,171
Net loss.............................
                                         -----     ----------     -----     --------   ---------   -------    --------
BALANCE AT DECEMBER 31, 1997.........    3,125      3,412,692     2,500      250,000   2,615,300    26,153      13,580
Issuance of Series E redeemable
 convertible preferred stock,
 issuance costs of $73,632...........
Issuance of warrants to purchase
 common stock........................                                                                           65,000
Exercise of common stock options.....                                                     56,565       566      35,530
Accretion of Series B, Series C,
 Series D and Series E redeemable
 convertible preferred stock.........                 204,762
Net loss.............................
                                         -----     ----------     -----     --------   ---------   -------    --------
BALANCE AT DECEMBER 31, 1998.........    3,125      3,617,454     2,500      250,000   2,671,865    26,719     114,110
Unaudited data:
 Exercise of common stock options....                                                    115,772     1,158      41,093
 Accretion of Series B, Series C,
   Series D and Series E redeemable
   convertible preferred stock.......                 162,785
Net loss.............................
                                         -----     ----------     -----     --------   ---------   -------    --------
Balance at September 30, 1999
 (unaudited).........................    3,125     $3,780,239     2,500     $250,000   2,787,637   $27,877    $155,203
                                         =====     ==========     =====     ========   =========   =======    ========


                                       ACCUMULATED
                                         DEFICIT         TOTAL
                                       ------------   ------------
BALANCE AT DECEMBER 31, 1996.........  $ (2,397,691)  $ (2,371,828)
Issuance of Series D redeemable
convertible preferred stock, issuance
costs of $101,337....................      (101,337)      (101,337)
Exercise of common stock options.....                       13,300
Accretion of Series B, Series C and
 Series D redeemable convertible
 preferred stock.....................      (441,668)      (441,668)
Net loss.............................    (4,270,074)    (4,270,074)
                                       ------------   ------------
BALANCE AT DECEMBER 31, 1997.........    (7,210,770)    (7,171,037)
Issuance of Series E redeemable
 convertible preferred stock,
 issuance costs of $73,632...........       (73,632)       (73,632)
Issuance of warrants to purchase
 common stock........................                       65,000
Exercise of common stock options.....                       36,096
Accretion of Series B, Series C,
 Series D and Series E redeemable
 convertible preferred stock.........      (807,703)      (807,703)
Net loss.............................    (5,571,323)    (5,571,323)
                                       ------------   ------------
BALANCE AT DECEMBER 31, 1998.........   (13,663,428)   (13,522,599)
Unaudited data:
 Exercise of common stock options....                       42,251
 Accretion of Series B, Series C,
   Series D and Series E redeemable
   convertible preferred stock.......    (1,024,560)    (1,024,560)
Net loss.............................    (9,659,433)    (9,659,433)
                                       ------------   ------------
Balance at September 30, 1999
 (unaudited).........................  $(24,347,421)  $(24,164,341)
                                       ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               FAXNET CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                     YEAR ENDED            NINE MONTHS     NINE MONTHS
                                                                    DECEMBER 31,              ENDED           ENDED
                                                              -------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1997          1998           1998            1999
                                                              -----------   -----------   -------------   -------------
                                                                                           (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(4,270,074)  $(5,571,323)   $(3,656,547)    $(9,659,433)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      760,921     1,737,002      1,117,100       2,184,028
    Changes in operating assets and liabilities:
      Decrease (increase) decrease in accounts receivable...       38,557      (574,769)      (744,545)       (560,609)
      (Increase) decrease in prepaid expenses and other
         current assets.....................................      (43,308)        6,834        (58,873)       (268,230)
      (Increase) decrease in other assets...................     (159,110)       63,881         58,509         (58,602)
      Increase (decrease) in accounts payable...............       25,005      (221,752)       281,353          56,087
      (Decrease) increase in accrued expenses...............     (416,989)    1,302,279        702,030       1,002,611
                                                              -----------   -----------    -----------     -----------
         Net cash used in operating activities..............   (4,064,998)   (3,257,848)    (2,300,973)     (7,304,148)
                                                              -----------   -----------    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................     (401,668)     (752,132)      (498,576)       (780,159)
  Cash paid in acquisitions.................................     (600,000)      (40,000)            --              --
  Cash received in acquisitions.............................           --       104,590             --              --
  Advances to UniComm prior to acquisition..................           --      (750,000)      (130,000)             --
  License of patents........................................           --      (325,000)      (325,000)       (500,000)
                                                              -----------   -----------    -----------     -----------
         Net cash used in investing activities..............   (1,001,668)   (1,762,542)      (953,576)     (1,280,159)
                                                              -----------   -----------    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale-leaseback of fixed assets..............      355,339            --             --              --
  Proceeds from issuance of long-term debt..................    2,916,989            --             --              --
  Payments for debt issuance costs..........................      (62,000)           --             --              --
  Repayments of long-term debt and capital lease
    obligations.............................................     (408,874)   (1,110,872)      (732,635)     (1,451,120)
  Proceeds from bridge notes................................    1,008,000            --             --              --
  Proceeds from issuance of preferred stock, net............    4,140,663    11,926,368      6,000,000              --
  Proceeds from issuance of common stock....................       13,300        36,096         35,952          42,251
                                                              -----------   -----------    -----------     -----------
         Net cash provided by (used in) financing
           activities.......................................    7,963,417    10,851,592      5,303,317      (1,408,869)
                                                              -----------   -----------    -----------     -----------
Net increase (decrease) in cash and cash equivalents........    2,896,751     5,831,202      2,048,768      (9,993,176)
Cash and cash equivalents at beginning of period............    2,285,045     5,181,796      5,181,796      11,012,998
                                                              -----------   -----------    -----------     -----------
Cash and cash equivalents at end of period..................  $ 5,181,796   $11,012,998    $ 7,230,564     $ 1,019,822
                                                              ===========   ===========    ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $   270,095   $   629,950    $   436,243     $   520,423
                                                              ===========   ===========    ===========     ===========
Net assets and liabilities recognized upon acquisitions:
  Accounts receivable.......................................  $   754,000   $   249,000
  Other current assets......................................       58,000       109,000
  Fixed assets..............................................    1,394,000       116,000
  Other assets..............................................                     37,000
  Accounts payable..........................................    1,434,000       910,000
  Accrued expenses..........................................                    355,000
  Long-term debt............................................      172,000
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITY:
  Capital lease obligations incurred for fixed assets.......  $   940,023   $ 2,933,098    $ 2,195,650     $ 2,882,971
                                                              ===========   ===========    ===========     ===========

     In 1997, the Company converted $1,008,000 of bridge notes into 1,008 shares of Series D redeemable convertible preferred stock.

     In 1998, the Company issued a note payable in the amount of $1,200,000 in conjunction with the licensing of a patent (See Note 2).

  The accompanying notes are an integral part of these consolidated financial statements.

                               FAXNET CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. NATURE OF BUSINESS

     FaxNet Corporation (the "Company") was incorporated in Delaware on June 2, 1995. The Company provides enhanced facsimile and long distance telecommunications services to the telecommunications industry in the U.S.A. and Latin America.

     The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred recurring losses since inception and has a significant accumulated deficit. The Company will require additional financing to continue its planned operations beyond 1999. Management believes the Company has the ability to raise such financing.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiary, UniComm International ("UniComm"). All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in money market funds of major financial institutions that are subject to minimal credit and market risk. At December 31, 1997 and 1998, respectively, the Company has classified its cash equivalent investments, totaling $4,876,250 and $9,974,823, as available-for-sale. These investments are stated at cost plus accrued interest, which approximates fair market value.

REVENUE RECOGNITION

     Revenue from enhanced facsimile, long distance and other services are recognized as the services are performed.

CONCENTRATION OF CREDIT RISK

     The Company's accounts receivable are generally small balances due from a large number of customers, and there is no significant concentration of accounts. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate nonperformance by the counterparties and, accordingly, does not require collateral. During the year ended December 31, 1998 and the nine months ended September 30, 1999, one customer accounted for approximately 17% and 23% of revenue, respectively.

FIXED ASSETS

     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repair and maintenance costs are expensed as incurred.

GOODWILL

     Goodwill represents the excess of cost over the fair value of net assets acquired, and is being amortized on a straight-line basis over the estimated useful life of 10 years. Accumulated amortization at December 31, 1998 totaled $12,500.

                               FAXNET CORPORATION

OTHER ASSETS

     Other assets includes a license agreement in the amount of $1,436,042, net of accumulated amortization of $88,958. The license agreement is being amortized on a straight-line basis over the remaining life of the underlying patent. Amortization expense for the year ended December 31, 1998 amounted to $88,958.

RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The Company incurs costs to develop computer software to be licensed or otherwise marketed to customers. Costs incurred in the research and development of new software products and services and enhancements to existing products and services, other than certain software development costs that qualify for capitalization, are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility, and prior to general release of the product or service to the public, are capitalized and amortized to cost of revenues over the estimated useful life of the related products or services. Software development costs eligible for capitalization have not been significant to date.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     Stock options issued to employees are accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, and related interpretations.

ADVERTISING

     Advertising costs are expensed as incurred. There were no material advertising costs incurred for the years ended December 31, 1997 or 1998.

SEGMENT REPORTING

     The Company operates in a single reportable segment: the development, marketing and provision of enhanced facsimile and long distance services to the telecommunications industry. The Company's operations consist of engineering, sales and marketing, administration and support in the United States and Latin America.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Components particularly subject to estimation include the allowance for doubtful accounts.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 133, as amended by

                               FAXNET CORPORATION

SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. FaxNet does not currently use derivative instruments.

UNAUDITED INTERIM FINANCIAL DATA

     In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition of the Company as of September 30, 1999 and the results of operations and of cash flows for the nine months ended September 30, 1998 and 1999, as presented in the accompanying unaudited consolidated financial data.

 3. ACQUISITIONS

     On March 12, 1997, the Company purchased the assets and assumed certain liabilities of the fax services division of CSC Intelicom for $600,000 in cash. This transaction has been accounted for under the purchase method and the results of operations of the acquired business have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated based on estimated fair values at the date of acquisition.

     On December 9, 1998, the Company purchased all of the outstanding common stock of UniComm International Inc., ("UniComm"), a provider of fax services in the Argentina marketplace. As consideration for the shares of UniComm, the Company issued warrants to purchase 189,000 shares of common stock of the Company with an exercise price of $1.00 per share. The warrants are exercisable upon the achievement of certain future financial targets of the acquiree. This transaction has been accounted for as a purchase and the results of operations of the acquired business have been included in the consolidated financial statements since the date of acquisition. The total purchase price of $105,000, which consists of $40,000 of transaction expenses and $65,000 ascribed to the initial value of the warrants, was allocated based on estimated fair values at the date of acquisition. The Company made $750,000 of advances to UniComm prior to the acquisition which were assumed at the date of acquisition.

     The following unaudited pro forma consolidated information presents the results of operations of the Company as if the UniComm and CSC Intelicom acquisitions had taken place at the beginning of 1997.

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                      -------------------------
                                                         1997          1998
                                                      -----------   -----------
Revenue.............................................  $ 8,649,851   $12,164,409
Net Loss............................................   (5,477,129)   (7,291,711)

     The unaudited pro forma consolidated results of operations have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred at the beginning of the periods presented; or of future results of operations of the consolidated entities.

                               FAXNET CORPORATION

 4. FIXED ASSETS

     Fixed assets consist of the following:

                                    ESTIMATED           DECEMBER 31,
                                   USEFUL LIFE    ------------------------   SEPTEMBER 30, 1999
                                     (YEARS)         1997          1998         (UNAUDITED)
                                   -----------    ----------    ----------   ------------------
Computer software and
  equipment......................    3 - 5        $  597,390    $1,137,323       $1,795,885
Telecommunications equipment.....    3 - 5         2,246,123     5,468,849        8,496,460
Furniture and fixtures...........    3 - 5           120,364       222,048          276,588
                                                  ----------    ----------       ----------
                                                   2,963,877     6,828,220       10,568,933
Less -- accumulated depreciation
  and amortization...............                    772,152     2,437,084        4,461,326
                                                  ----------    ----------       ----------
                                                  $2,191,725    $4,391,136       $6,107,607
                                                  ==========    ==========       ==========

     Equipment held under capital leases totaled $1,247,864 and $4,180,962 at December 31, 1997 and 1998, respectively. Recorded accumulated amortization related to equipment held under these leases was $156,670 and $1,227,780 at December 31, 1997 and 1998, respectively.

     In March, 1997 the Company sold certain assets for $355,000. The assets were leased back from the purchaser over a period of three years. The resulting lease is being accounted for as a capital lease.

 5. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

     Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Note payable, payable in five varying installments of
  principal and interest at 8%, through January 2001........  $       --    $1,200,000
Note payable, payable in monthly installments of interest
  only at 13%, due June 2002, collateralized by
  substantially all assets of the Company, net of
  unamortized discount of $68,333...........................   1,911,667     1,931,667
Term loan payable, payable in monthly installments of
  principal and interest at 17% of $29,344 through June
  2000, collateralized by telecommunications equipment......     801,558       567,678
Obligations under capital leases at rates ranging from 7% to
  15%, collateralized by computer and telecommunications
  equipment.................................................     940,670     2,996,779
                                                              ----------    ----------
                                                               3,653,895     6,696,124
Less -- current portion.....................................     641,737     2,145,418
                                                              ----------    ----------
                                                              $3,012,158    $4,550,706
                                                              ==========    ==========

     In May 1998, the Company closed on a lease line facilities with a leasing company. The line allows for a maximum of $1,000,000 of lease financing of which $268,000 was drawn down by December 31, 1998. The term for each lease under the agreement is thirty-six months, commencing on the purchase date of the asset and the lease bears interest at a rate determined at the transaction date.

     In January and June 1997, the Company closed on two lease line facilities with two leasing companies. One line allows for a maximum of $500,000 of lease financing which was fully drawn down by December 31, 1997. In May 1998, this line was increased by $2 million, of which $641,000 was drawn down at December 31, 1998. The term for each lease under the agreement is thirty-six months, commencing on the purchase date of the asset and the lease bears interest at a rate determined at the transaction date. The second line allows for a maximum of $3 million of financing, in the form of a three

                               FAXNET CORPORATION
year secured term loan of which $2,675,000 was drawn down at December 31, 1998. The remaining availability can be drawn down as equipment leases with three year terms through June 1999. In connection with the second line, the Company issued a warrant to purchase 22,796 shares of common stock with an exercise price of $3.29 per share to the lessor. The value ascribed to these warrants was not significant.

     In June 1997, the Company completed a debt financing by establishing a secured financing line of up to $2 million which was fully drawn down by December 31, 1997. In connection with the financing, the Company issued warrants to purchase 190,321 shares of common stock with an exercise price of $0.01 per share. If the Company has not repaid the balance of the loan by June 17, 1999, warrants to purchase approximately 80,000 of additional shares of common stock at an exercise price of $0.01 per share will be issued annually for each year the loan remains unpaid through June 30, 2001. Approximately 80,000 warrants to purchase common stock at an exercise price of $0.01 per share were issued in June 1999. These warrants have a put option which allows the holder to sell the warrants to the Company for cash for a period of ninety days immediately prior to April 30, 2002, if such warrants have not been exercised prior to such time. The price to be paid will be determined by multiplying the number of warrants by the fair market value of the common stock underlying the warrants. The Company accounts for this put option by accreting any adjustments to the redemption value on a prospective basis to the earliest put date of the warrants. These put warrants, which were valued at $100,000 at the date of the original transaction, increased to $106,797 and $120,393 by December 31, 1997 and 1998, respectively, resulting in charges to interest expense in the amounts of $6,797 and $13,596 for the years ended December 31, 1997 and 1998, respectively.

     Annual principal payments due in each of the next five years on long-term debt other than capitalized leases are as follows:

1999........................................................  $  776,155
2000........................................................     791,523
2001........................................................     200,000
2002........................................................   2,000,000
                                                              ----------
          Total.............................................  $3,767,678
                                                              ==========

     Future minimum lease payments under capitalized leases are as follows:

1999........................................................  $1,606,617
2000........................................................   1,212,827
2001........................................................     544,307
2002........................................................       2,295
                                                              ----------
Total minimum lease payments................................   3,366,046
Less amount representing interest...........................     369,267
                                                              ----------
Present value of minimum lease payments.....................  $2,996,779
                                                              ==========

     Total interest expense on these leases was approximately $82,000 and $215,000 for the years ended December 31, 1997 and 1998, respectively.

                               FAXNET CORPORATION

 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The preferred stock has the following characteristics:

REDEMPTION

     The Company is required to redeem the Series A preferred stock at a price equal to $100 per share, plus any declared but unpaid dividends, in the three equal annual payments beginning on June 30, 2002. The Company is also required to redeem the Series B, Series C, Series D and Series E preferred stock at a price equal to $1,000 per share, plus a rate of return equal to 6% per annum plus any declared but unpaid dividends, (the "Series B, Series C, Series D and Series E Redemption Price") in three equal annual payments beginning on June 30, 2002. The difference between the issuance price and the Series B, Series C, Series D and Series E Redemption Price is being accreted by a charge to accumulated deficit.

LIQUIDATION PREFERENCE

     In the event of any liquidation, sale or merger of the Company, the stockholders are entitled to receive, to the extent available, certain liquidation preferences as defined in the certificate of incorporation. The Series B, Series C, Series D and Series E preferred stockholders are entitled to receive an amount equal to their original investment plus a specified rate of return, as defined in the agreements, plus any declared but unpaid dividends in preference to all other stockholders.

     The Series A preferred stockholders are then entitled to an amount equal to their original investment plus any declared but unpaid dividends after all preferential payments are made to the Series B, Series C, Series D and Series E preferred stockholders. The common stockholders are then entitled to receive, after preferential payments to the preferred stockholders, an amount based on a formula as defined in the agreement. Any remaining amounts will then be distributed pro rata among the Series B, Series C, Series D and Series E preferred stockholders and common stockholders.

DIVIDEND PROVISIONS

     The preferred stockholders are entitled to dividends at the same rate as declared on the common stock based on the number of shares of common stock into which the preferred stock is convertible on the date the dividend is declared.

VOTING RIGHTS

     The preferred stockholders are entitled to one vote for each share of common stock into which the preferred stock is convertible.

CONVERSION

     Each share of Series A, Series B, Series C, Series D and Series E preferred stock is convertible at any time and at the option of the stockholder into common stock based on a formula which currently would result in a 300-for-1, a 769.23-for-1, a 663.13-for-1, a 303.95-for-1 and a 217.86-for-1 exchange, respectively. Each share of preferred stock will be automatically converted into shares of common stock in the event of an initial public offering in which net proceeds equal or exceed $10,000,000 and in which the price per share to the public is at least $10.00.

RIGHT OF FIRST OFFER AND CO-SALE

     The Series E has a right of first offer should any of the stockholders desire to sell their shares. If the Series E preferred stockholder declines to purchase the shares, the Company may accept this offer from

                               FAXNET CORPORATION
the stockholder offering the shares. If the Company declines to purchase the shares, the other preferred stockholders' may accept this offer from the stockholder offering the shares. Additionally, the preferred stockholders have the right to include a pro rata portion of their shares in any sale offer to the Company or a third party. Such rights are subject to certain restrictions as defined in the agreement.

 7. COMMON STOCK

     In May 1997, the Company authorized an increase in the number of all classes of stock to 9,911,875 shares, consisting of 9,900,000 shares of common stock and 11,875 shares of preferred stock.

     In July 1998, the Company authorized an increase in the number of all classes of stock to 13,500,000 shares, consisting of 13,476,125 shares of common stock and 23,875 shares of preferred stock.

     At December 31, 1998, the Company has 10,366,551 shares of its common stock reserved for issuance upon conversion of the preferred stock and exercise of authorized options and outstanding warrants.

STOCK RESTRICTIONS

     At December 31, 1998, the Company had outstanding 333,300 shares of common stock which are subject to a stock restriction agreement whereby the Company has the right to purchase, at the original issue price, the unvested shares of common stock in the event of termination of employment of the holder. Shares subject to this agreement vest equally in monthly installments over a four-year period. At December 31, 1998, the aggregate number of unvested common shares is 84,900.

 8. STOCK OPTION PLAN

     In March 1996, the Board of Directors adopted the 1996 Employee and Consultant Stock Option Plan (the "Plan") which provides for the grant of incentive stock options ("ISOs") and non-statutory options. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the rate at which each option is exercisable. The exercise price for ISOs may not be less than the fair market value per share of the underlying common stock on the date granted (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company) and the term of ISOs may not exceed ten years (five years for ISOs granted to holders of more than 10% of the voting stock of the Company). A maximum of 2,000,000 shares of common stock have been reserved for issuance pursuant to the Plan.

     Activity under the Plan for the years ended December 31, 1997 and 1998 was as follows:

                                                        1997                       1998
                                               -----------------------    -----------------------
                                                             WEIGHTED-                  WEIGHTED-
                                                              AVERAGE                    AVERAGE
                                                             EXERCISE                   EXERCISE
                                                 SHARES        PRICE        SHARES        PRICE
                                               ----------    ---------    ----------    ---------
Outstanding at beginning of period...........     603,500      $0.75       1,385,975      $0.68
Granted......................................     939,225       0.58         500,125       0.84
Exercised....................................     (29,000)      0.46         (56,565)      0.64
Canceled.....................................    (127,750)      0.40        (510,348)      1.10
                                               ----------                 ----------
Outstanding at end of period.................   1,385,975      $0.68       1,319,187      $0.57
                                               ==========                 ==========
Options exercisable at end of period.........     410,388      $0.92         553,569      $0.42
                                               ==========                 ==========
Weighted-average fair value of options
  granted during the period..................  $     0.15                 $     0.18
                                               ==========                 ==========
Options available for future grant...........      82,025                    592,248
                                               ==========                 ==========

                               FAXNET CORPORATION

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                   WEIGHTED-
                                                                    AVERAGE
                                                                   REMAINING
                                                                  CONTRACTUAL     NUMBER OF
                                                     NUMBER OF       LIFE          OPTIONS
                  EXERCISE PRICE                      OPTIONS       (YEARS)      EXERCISABLE
                  --------------                     ---------    -----------    -----------
$0.10 - 0.30.......................................    368,004        7.5          263,473
$0.50 - 0.75.......................................    790,183        8.7          271,062
$1.00..............................................    144,000        9.7           10,778
$1.89..............................................     17,000        7.5            8,256
                                                     ---------                     -------
                                                     1,319,187                     553,569
                                                     =========                     =======

     No compensation expense was recognized under the Plan for employee option grants during 1997 and 1998. Had compensation cost been determined based on the fair value of the options granted to employees at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss would have increased by $16,110 to $4,286,184 and $33,315 to $5,604,638 and for 1997 and 1998,
respectively. Since options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of pro forma results for future years.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1997 and 1998: no dividend yield; risk-free interest rates of 6.0% and 5.0%, respectively; and expected lives of 5 years.

 9. INCOME TAXES

     Deferred tax assets (liabilities) consist of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1997           1998
                                                    -----------    -----------
Net operating loss carryforwards..................  $ 2,556,000    $ 5,521,000
Research and development tax credit
  carryforwards...................................      101,000        255,000
Other.............................................       (7,000)       334,000
                                                    -----------    -----------
Net deferred tax assets...........................    2,650,000      6,110,000
Deferred tax asset valuation allowance............   (2,650,000)    (6,110,000)
                                                    -----------    -----------
                                                    $        --    $        --
                                                    ===========    ===========

     The Company has provided a full valuation allowance for the net deferred tax asset at December 31, 1997 and 1998 since the realization of these future benefits is not sufficiently assured.

                               FAXNET CORPORATION

     At December 31, 1998, available federal net operating loss carryforwards and research and development tax credit carryforwards are as follows:

                                                         NET         RESEARCH AND
                                                      OPERATING       DEVELOPMENT
                     YEAR OF                            LOSS          TAX CREDIT
                    EXPIRATION                      CARRYFORWARDS    CARRYFORWARDS
                    ----------                      -------------    -------------
 2010.............................................   $    45,000       $  1,000
 2011.............................................     2,178,000         11,000
 2012.............................................     4,170,000         55,000
 2018.............................................     5,145,000         87,000
                                                     -----------       --------
                                                     $11,538,000       $154,000
                                                     ===========       ========

     At December 31, 1998, the Company had approximately $2,700,000 of foreign net operating loss carryforwards which expire primarily in 2002 and 2003.

     Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation of the amount of net operating loss carryforwards and research and development tax credit carryforwards which can be utilized in future years.

10. RETIREMENT SAVINGS PLAN

     The Company provides an employee retirement savings plan under Section 401(k) of the Internal Revenue Code (the "Plan"), which covers substantially all employees. Under the terms of the Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by the employee. The Company may make contributions to the Plan at its discretion. There were no contributions for the year ended December 31, 1997. For the year ended December 31, 1998, contribution expense amounted to approximately $29,000.

11. COMMITMENTS

LEASES

     The Company leases its office space under noncancelable operating leases, which expire through August 2002. Total rent expense under the leases was approximately $265,000 and $433,000 for the years ended December 31, 1997 and 1998, respectively. The future minimum lease commitments under these leases are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
 1999.......................................................  $  619,460
 2000.......................................................     471,560
 2001.......................................................     314,560
 2002.......................................................     199,580
                                                              ----------
                                                              $1,605,160
                                                              ==========

COMMISSION AGREEMENT

     In March 1997, the Company executed a commission agreement with a third party. Under the agreement, the Company is obligated to pay a commission to the third party based on a percentage of the services rendered to certain customers. The commission percentage ranges from 15% in year one to 25% in year three. Total commission expense recognized by the Company pursuant to this agreement and included in sales and marketing was approximately $814,000 and $1,303,000 for the years ended December 31, 1997 and 1998, respectively.

                               FAXNET CORPORATION

12. GEOGRAPHICAL AREA INFORMATION

     The Company operates in a single reportable segment; the development, marketing and support provision of enhanced facsimile and long distance service to the telecommunication industry. The Company's operations consist of engineering, sales and marketing, administration and support in both the United States and Latin America.

     Revenues and identifiable assets classified by the major geographical areas in which the Company operates, are as follows:

                                                                            NINE MONTHS
                                                                               ENDED
                                               YEAR ENDED DECEMBER 31,     SEPTEMBER 31,
                                             ---------------------------   -------------
                                                 1997           1998           1999
                                             ------------   ------------   -------------
                                                                             (UNAUDITED)
REVENUES:
United States..............................   $7,247,037    $ 11,163,150   $  9,793,134
Latin America..............................           --          69,463      1,006,730
                                              ----------    ------------   ------------
                                              $7,247,037    $ 11,232,613   $ 10,799,864
                                              ==========    ============   ============
IDENTIFIABLE ASSETS:
United States..............................   $8,530,306    $ 19,785,900   $ 12,070,831
Latin America..............................           --         602,248        700,881
                                              ----------    ------------   ------------
          Total............................   $8,530,306    $ 20,388,148   $ 12,771,712
                                              ==========    ============   ============

13. SUBSEQUENT EVENTS

DEBT FINANCING

     In October 1999, the Company issued 10% subordinated notes and warrants to purchase 211,250 shares of common stock with an exercise price of $1.00 per share for proceeds of $4,225,000. The notes mature on the earlier of the third annual anniversary of the notes or the sale, merger or underwritten public offering of the Company. The holders of the subordinated notes have the right, at any time after the first annual anniversary of the notes and prior to the maturity date, to convert the full outstanding principal amount of the notes into shares of common stock of the Company at the rate of one share for each $1.15 of principal.

ACQUISITIONS

     In November 1999, the Company issued 64,850 shares of the Company's common stock related to the contingent warrants described in Note 3. The value ascribed to the shares of approximately $800,000 will be recorded as additional purchase price.

AGREEMENT AND PLAN OF REORGANIZATION

     On November 2, 1999, the Company entered into an Agreement and Plan of Reorganization with Critical Path, whereby Critical Path will issue consideration of 2,845,282 shares of its common stock and $20,000,000 in cash in exchange for all of the outstanding capital stock of the Company, including vested warrants and options to purchase the Company's stock. On November 2, 1999, Critical Path advanced $10 million to the Company in the form of a note payable. Critical Path delivers advanced email and messaging services to ISPs, web hosting companies, web portals and corporations, giving them the ability to provide a feature-rich email and messaging service to their customers and employees. The merger is expected to be accounted for as a purchase.

                                AUDITORS' REPORT

To the Shareholders of
THE DOCSPACE COMPANY INC.:

     We have audited the balance sheets of THE DOCSPACE COMPANY INC. (THE "COMPANY") as at July 31, 1999 and 1998 and the statements of operations and shareholders' equity (deficit) and cash flows for the year ended July 31, 1999 and the period from incorporation (November 10, 1997) to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1999 and 1998 and the results of its operations and its cash flows for the periods then ended in accordance with United States generally accepted accounting principles.

August 20, 1999.
Toronto, Canada.

                           THE DOCSPACE COMPANY INC.

                                 BALANCE SHEETS
                             JULY 31, 1999 AND 1998
                                    (IN US$)

                                     ASSETS

                                                                 1999          1998
                                                                 ----        ---------
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 1,485,121    $  66,140
  Accounts receivable.......................................       23,073       37,479
  Goods and services tax recoverable........................       68,236        5,734
  Advances to shareholders (Note 6).........................           --       11,265
  Prepaid expenses..........................................       89,453        1,007
                                                              -----------    ---------
                                                                1,665,883      121,625
PROPERTY AND EQUIPMENT (Note 4).............................      356,523       23,696
DEPOSITS AND OTHER ASSETS (Note 5)..........................      124,244          765
                                                              -----------    ---------
                                                              $ 2,146,650    $ 146,086
                                                              ===========    =========
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Bank indebtedness (Note 3)................................  $        --    $  61,984
  Accounts payable..........................................    1,150,715       11,063
  Accrued liabilities.......................................      395,646           --
  Advances from shareholders (Note 6).......................           --       99,763
  Due to affiliated company (Note 6)........................           --       21,823
  Deferred revenue..........................................       11,726       91,267
                                                              -----------    ---------
                                                                1,558,087      285,900
                                                              -----------    ---------
SHAREHOLDERS' EQUITY (DEFICIT)
  Common shares (Note 7), no par value
     Unlimited shares authorized, 42 shares outstanding.....    1,274,979      204,707
  Deferred compensation.....................................     (858,488)      (5,453)
  Share subscriptions (Note 7)..............................    3,512,124       30,223
  Accumulated deficit.......................................   (3,340,052)    (369,291)
                                                              -----------    ---------
                                                                  588,563     (139,814)
                                                              -----------    ---------
                                                              $ 2,146,650    $ 146,086
                                                              ===========    =========

      The accompanying notes are an integral part of these balance sheets.

                           THE DOCSPACE COMPANY INC.

                            STATEMENTS OF OPERATIONS
                FOR THE YEAR ENDED JULY 31, 1999 AND THE PERIOD
            FROM INCORPORATION (NOVEMBER 10, 1997) TO JULY 31, 1998
                                    (IN US$)

                                                                 1999          1998
                                                              -----------    ---------
REVENUE.....................................................  $   182,203    $      --
                                                              -----------    ---------
EXPENSES
  General and administration................................    1,774,888       77,495
  Research and development..................................      437,413       73,670
  Marketing and selling.....................................      729,683       22,712
  Foreign exchange (gain) loss..............................       17,938       (4,202)
  Share compensation expense (Note 6 and 7).................      217,237      199,225
                                                              -----------    ---------
                                                                3,177,159      368,900
                                                              -----------    ---------
LOSS FROM OPERATIONS........................................   (2,994,956)    (368,900)
  Interest income (expense) and financing charges, net......       24,195         (391)
                                                              -----------    ---------
NET LOSS....................................................  $(2,970,761)   $(369,291)
                                                              ===========    =========

   The accompanying notes are an integral part of these financial statements.

                           THE DOCSPACE COMPANY INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             JULY 31, 1999 AND 1998
                                    (IN US$)

                                                COMMON SHARES
                       ----------------------------------------------------------------
                       NUMBER OF                       DEFERRED                           ACCUMULATED   TOTAL SHAREHOLDERS'
                        SHARES     PAID-IN CAPITAL   COMPENSATION   SHARE SUBSCRIPTIONS     DEFICIT      EQUITY (DEFICIT)
                       ---------   ---------------   ------------   -------------------   -----------   -------------------
BALANCE,
  November 10,
  1997...............     --         $       --       $      --         $       --        $        --       $        --
Issue of common
shares for cash on
incorporation........     42                 29              --                 --                 --                29
Share subscriptions..     --                 --              --             30,223                 --            30,223
Deferred
  compensation.......     --             23,678         (23,678)                --                 --                --
Compensation expense
  related to share
  awards.............     --                 --          18,225                 --                 --            18,225
Other compensation
  expense............     --            181,000              --                 --                 --           181,000
Net loss for the
  period.............     --                 --              --                 --           (369,291)         (369,291)
                          --         ----------       ---------         ----------        -----------       -----------
BALANCE,
  July 31, 1998......     42            204,707          (5,453)            30,223           (369,291)         (139,814)
Share subscriptions..     --                 --              --          3,481,901                 --         3,481,901
Deferred
  compensation.......     --            924,272        (924,272)                --                 --                --
Compensation expense
  related to share
  awards.............     --                 --          71,237                 --                 --            71,237
Other compensation
  expense............     --            146,000              --                 --                 --           146,000
Net loss for the
  year...............     --                 --              --                 --         (2,970,761)       (2,970,761)
                          --         ----------       ---------         ----------        -----------       -----------
BALANCE,
  July 31, 1999......     42         $1,274,979       $(858,488)        $3,512,124        $(3,340,052)      $   588,563
                          ==         ==========       =========         ==========        ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                           THE DOCSPACE COMPANY INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEAR ENDED JULY 31, 1999 AND FOR THE PERIOD
            FROM INCORPORATION (NOVEMBER 10, 1997) TO JULY 31, 1998
                                    (IN US$)

                                                                 1999          1998
                                                              -----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(2,970,761)   $(369,291)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
  Income and expense items not affecting cash
     Depreciation...........................................      152,963        3,840
     Non-cash compensation (Notes 6, 7 and 8)...............      217,237      199,225
CHANGES IN OPERATING ASSETS AND LIABILITIES
  Accounts receivable.......................................       14,406      (37,479)
  GST recoverable...........................................      (62,502)      (5,734)
  Prepaid expenses..........................................      (88,446)      (1,007)
  Accounts payable..........................................    1,139,652       11,063
  Accrued liabilities.......................................      395,646           --
  Deferred revenue..........................................      (79,541)      91,267
                                                              -----------    ---------
NET CASH USED IN OPERATING ACTIVITIES.......................   (1,281,346)    (108,116)
                                                              -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................     (487,980)     (28,301)
  Disposal of property and equipment........................        2,190           --
  Deposits and other assets.................................     (123,479)          --
                                                              -----------    ---------
NET CASH USED IN INVESTING ACTIVITIES.......................     (609,269)     (28,301)
                                                              -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Bank indebtedness.........................................      (61,984)      61,984
  Advances from shareholders, net...........................      (88,498)      88,498
  Due to affiliated company.................................      (21,823)      21,823
  Share capital issued......................................           --           29
  Share subscriptions.......................................    3,481,901       30,223
                                                              -----------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    3,309,596      202,557
                                                              -----------    ---------
NET INCREASE IN CASH........................................    1,418,981       66,140
CASH BALANCE, beginning of period...........................       66,140           --
                                                              -----------    ---------
CASH BALANCE, end of period.................................  $ 1,485,121    $  66,140
                                                              ===========    =========

   The accompanying notes are an integral part of these financial statements.

                           THE DOCSPACE COMPANY INC.

                         NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 1999 AND 1998
                                    (IN US$)

1. INCORPORATION AND NATURE OF OPERATIONS

     The DOCSPACE Company Inc. (formerly Intrasect Technologies Inc., the "Company") was incorporated under the laws of Canada on November 10, 1997. On August 13, 1998, the Company was granted approval to continue under the name "The DOCSPACE Company Inc."

     The Company is a developer of a Web-based document bank with file services that securely deliver, store and manage files using only a Web browser. Since its inception, the Company has incurred cumulative losses of $3,340,052. To meet its obligations as they come due and realize the carrying value of its assets, the Company must obtain additional financing through the issue of additional share capital. Subsequent to year end, the Company raised $5 million through the issue of a convertible debenture note (See Note 13 Subsequent Events). Management is of the opinion that the proceeds of this financing along with funds from operations will allow the Company to meet its cash flow needs for the coming year. Such cash flow needs relate primarily to continuous development and marketing of its webtop file services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NON MONETARY TRANSACTIONS

     The statement of operations includes charges for the fair value of non-cash compensation for employee wages and professional services which were rendered to the Company without charge during the year.

REVENUE RECOGNITION AND DEFERRED REVENUE

     The Company generates revenue from licensing the rights to use its software to corporations. The Company also generates consulting, subscription, and maintenance revenues from integrating its software with its customers operating environments, the sale of maintenance services and the sale of certain other consulting and development services.

     The Company has recognized revenue in accordance with the provisions of Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Under SOP 97-2, software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and collection is considered probable by management.

     Revenues from services such as consulting and training are recognized as the services are performed. Revenues from maintenance agreements are recognized on a straight-line basis over the term of the agreement, including amounts allocated to maintenance periods included with software license agreements.

     Software license revenues under arrangements which include significant production, modification or customization of software are recognized under the percentage of completion method of accounting. There were no contracts being accounted for under the percentage of completion method as at July 31, 1999.

     Subscription services revenues are recognized over the period that services are provided.

     Deferred revenue represents the license fees, consulting, subscription and maintenance services prepayments which have been deferred in accordance with the Company's revenue recognition criteria.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term deposits with original maturities of 90 days or less to be cash equivalents.

                           THE DOCSPACE COMPANY INC.

                             JULY 31, 1999 AND 1998
                                    (IN US$)

GOODS AND SERVICES TAX RECOVERABLE

     Goods and services tax is a federal value added tax. GST recoverable represents input tax credits received by the Company on GST paid or payable for certain goods and services purchased during the period.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization is computed by the declining balance method over the estimated useful lives as set out in the following table. Depreciation recorded during the fiscal year of incorporation reflects a pro-ration of a short year. Depreciation recorded in the first year of the assets acquisition reflects the half year rule.

Computer equipment..........................................      30% declining balance
Licenses....................................................     100% declining balance
Application software........................................     100% declining balance
Furniture and fixtures......................................      20% declining balance
Leasehold improvements......................................      20% declining balance

FOREIGN CURRENCY TRANSLATION

     The Company prepares its statements in US dollars since its functional currency is the US dollar. As a result, the Company translates foreign currencies into US dollars using the temporal method. Under this method, monetary items are translated at the rate of exchange in effect at the balance sheet date, non-monetary items are translated at the historical exchange rates and revenue and expenses are translated at the average exchange rate for the periods. Depreciation and amortization of assets are translated at the same exchange rate as the assets to which they relate.

     Exchange gains and losses on day-to-day business transactions and unrealized exchange gains and losses on transactions of non-US dollar denominated balances are charged to income in the period.

INCOME TAXES

     As a Canadian-controlled private corporation, the Company is eligible for reduced rates of taxation annually on the first CDN $200,000 of taxable active business income. Tax losses, which can be carried forward for a maximum of 7 years, are recorded as assets only if it is "more likely than not" that they will be realized.

     The Company recognizes a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting and their tax basis and loss carry forwards to the extent they are realizable. A deferred tax valuation allowance is required if it is "more likely than not" that all or a portion of recorded future tax assets will not be realized.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123 Accounting for Stock-Based Compensation Arrangement. As permitted by SFAS No. 123, the Company has continued to account for employee stock options under Accounting Principles Board Opinion No. 25 and elected the disclosure-only alternative under the SFAS Statement No. 123.

                           THE DOCSPACE COMPANY INC.

                             JULY 31, 1999 AND 1998
                                    (IN US$)

NEW ACCOUNTING STANDARDS

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, effective November 10, 1997. For the period ending July 31, 1998 and the year ended July 31, 1999, there were no material differences between the net loss reported during the fiscal periods and the comprehensive loss for such periods.

RESEARCH AND DEVELOPMENT EXPENSES

     Due to continuing technological changes and changing customer needs, the Company has concluded that it cannot determine technological feasibility of its various products until the development phase of the project is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company charges all research and development expenses to operations in the period incurred.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. BANK INDEBTEDNESS

     The Company has a line of credit for $83,000 (CDN $125,000) which bears interest at the bank's prime lending rate and is secured by a general security agreement. As at July 31, 1999, the Company had unutilized lines of credit of approximately $83,000 (CDN $125,000). Furthermore, the Company has a letter of guarantee outstanding in favour of one of its suppliers for $50,000 (CDN $75,000).

4. PROPERTY AND EQUIPMENT

                                                                       1999
                                                        ----------------------------------
                                                                   ACCUMULATED
                                                                   DEPRECIATION
                                                                       AND        NET BOOK
                                                          COST     AMORTIZATION    VALUE
                                                        --------   ------------   --------
Computer equipment....................................  $199,965     $ 35,693     $164,272
Application software..................................    28,879       15,807       13,072
Licenses..............................................   199,446       99,722       99,724
Furniture and fixtures................................    45,794        4,660       41,134
Leasehold improvements................................    42,579        4,258       38,321
                                                        --------     --------     --------
                                                        $516,663     $160,140     $356,523
                                                        ========     ========     ========

                           THE DOCSPACE COMPANY INC.

                             JULY 31, 1999 AND 1998
                                    (IN US$)

                                                                        1998
                                                          ---------------------------------
                                                                    ACCUMULATED
                                                                    DEPRECIATION
                                                                        AND        NET BOOK
                                                           COST     AMORTIZATION    VALUE
                                                          -------   ------------   --------
Computer equipment......................................  $23,996      $2,545      $21,451
Application software....................................    2,736         967        1,769
Furniture and fixtures..................................      512          36          476
                                                          -------      ------      -------
                                                          $27,244      $3,548      $23,696
                                                          =======      ======      =======

5. DEPOSITS AND OTHER ASSETS

                                                                   ACCUMULATED    NET BOOK
                                                          COST     AMORTIZATION    VALUE
                                                        --------   ------------   --------
Prepaid royalties.....................................  $ 72,951     $    --      $ 72,951
Prepaid deposits......................................    51,293          --        51,293
                                                        --------     -------      --------
                                                        $124,244     $    --      $124,244
                                                        ========     =======      ========

     Refundable royalties represent advance payments made by the Company on royalty fees which are payable on certain software sales and service revenue of the Company incorporating third party licensed software. The prepaid royalties balance is drawn down as related sales and service revenue are earned. The future recoverability of this balance is subject to the Company achieving certain revenue targets.

     Prepaid deposits relate to deposits paid for certain hardware leases that will be refunded at the end of the lease term (June 2001).

6. RELATED PARTY TRANSACTIONS

     During fiscal 1998, the Company acquired source code and product rights to certain software from an unrelated party in consideration of the forgiveness of amounts owed by the vendor to A-Live Holdings Inc. and one of its shareholders. A-Live Holdings Inc. is a shareholder of the Company.

     As well, during fiscal 1999 and 1998, certain shareholders of the Company rendered services for non-cash consideration amounting to $146,000 and $181,000, respectively. These amounts have been included in share compensation expense in the statements of operations.

     Balances due to and from shareholders were non-interest bearing with no fixed repayment terms. All balances were repaid during the fiscal year 1999.

7. COMMON SHARES AND SHARE SUBSCRIPTIONS

     The Company has an employee stock plan pursuant to which equity commitments have been provided to various Canadian employees in consideration for services. All 42 issued and outstanding common shares are held by the founding shareholders as trustees of an employee trust for the benefit of themselves as founders and employees who have been granted a beneficial interest in common share equity of the Company. Forty-two shares of the Company were consistently issued and outstanding and held by the employee trust throughout the year.

     Pursuant to share subscription agreements between the Company and various non-employee investors and pursuant to various consulting agreements, the Company also has outstanding commitments to issue additional common shares representing approximately 33% in aggregate on a fully diluted basis. Pursuant

                           THE DOCSPACE COMPANY INC.

                             JULY 31, 1999 AND 1998
                                    (IN US$)

to the subscription agreements, the Company has received permanent investments totalling $3,512,124 (1998 -- $30,223) to date on account of subscription proceeds. As of the end of the fiscal year, the Board had not yet issued shares pursuant to the subscription agreements and consulting agreements and, pending issuance of the common shares, subscription proceeds have been recorded as Share Subscriptions on the balance sheet.

8. ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123 Accounting for Stock-Based Compensation Arrangement. As permitted by SFAS No. 123, the Company has continued to account for employee stock options under Accounting Principles Board Opinion No. 25 and elected the disclosure-only alternative under FASB Statement No. 123.

     Certain employees and consultants were awarded stock at no cost to them. As a result, the fair market value of the stock award at the time of the grant is being charged to operations over the vesting period or expected term of benefit. The compensation expense was $71,237 for the year ended July 31, 1999 and $18,225 for the period ended July 31, 1998. These share awards represent approximately 13% of the total issued and subscribed shares.

     The remaining unamortized compensation charge as at July 31, 1999 is $858,488.

     For the purposes of the pro forma disclosures required by SFAS No. 123, the fair value of each share awarded is measured at the estimated market price of a share of the same stock as if it were vested and issued on the grant date.

     The total pro forma value of shares awarded during fiscal 1999 and 1998, respectively, was computed at approximately $924,272 and $23,678.

     For purposes of pro forma disclosures, the estimated fair value of the stocks is amortized over the stocks' vesting period. Had the Company's stock plans been accounted for under SFAS No. 123, net loss would have remained unchanged.

9. INCOME TAXES

     The difference between the income tax provision computed at the combined statutory Canadian federal and provincial income tax rate and the financial statement provision for income taxes is summarized as follows:

                                                                1999          1998
                                                             -----------    ---------
Tax benefit at statutory rates.............................  $(1,295,905)   $(135,129)
Valuation allowance and other differences
  Domestic federal incentives producing no benefit.........      (29,596)     (29,596)
  Domestic losses producing no benefit.....................   (1,266,309)    (105,533)
                                                             -----------    ---------
  Effective income tax.....................................  $        --    $      --
                                                             ===========    =========

                           THE DOCSPACE COMPANY INC.

                             JULY 31, 1999 AND 1998
                                    (IN US$)

     The deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences are as follows:

                                                                1999          1998
                                                             -----------    ---------
DEFERRED TAX ASSETS
Loss carryforwards.........................................  $ 1,215,748    $  41,970
  Maintenance revenue......................................        5,232       40,723
                                                             -----------    ---------
                                                               1,220,980       82,693
  Less: Valuation allowance................................   (1,220,980)     (82,693)
                                                             -----------    ---------
          Total deferred tax assets........................  $        --    $      --
                                                             ===========    =========

     The Company has recorded a valuation allowance as at July 31, 1999 and as at July 31, 1998 for deferred tax assets related to tax loss carry forwards and other timing differences since realization of these future benefits is uncertain.

     As at July 31, 1999, the Company has tax loss carry-forwards of approximately $2,810,000. No potential future tax benefit has been recorded in the accompanying financial statements for these loss carry-forwards. The loss carry-forwards expire as follows:

                       YEAR OF EXPIRY                           AMOUNT
                       --------------                         ----------
2005........................................................  $  110,000
2006........................................................   2,700,000
                                                              ----------
                                                              $2,810,000
                                                              ==========

10. LEASE COMMITMENTS

     The Company is committed to annual rental payments for operating leases on premises and computers as follows:

2000........................................................  $  653,994
2001........................................................     318,568
2002........................................................     114,035
2003........................................................      83,556
2004........................................................      69,630
                                                              ----------
                                                              $1,239,783
                                                              ==========

     Included in the total lease commitments is $398,261 related to office lease commitments.

11. CONTINGENCY

     The Company has been named in lawsuits claiming patent infringement and trademark infringement. The Company has appointed legal counsel to defend against these actions but at this time, the likely outcomes cannot be determined. Accordingly, no amounts have been accrued in the financial statements. Management is of the opinion that these contingencies will not have a material effect on the financial condition and operations of the Company.

                           THE DOCSPACE COMPANY INC.

                             JULY 31, 1999 AND 1998
                                    (IN US$)

12. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure about the fair value of financial instruments. Financial instruments consist primarily of cash and cash equivalents, accounts and contracts receivable, deposits and other assets, bank indebtedness, accounts payable and accrued liabilities, the carrying amounts of which approximate fair value.

INTEREST RATE RISK

     The Company has bank borrowings whose interest rate is subject to the fluctuations in the prime rate as charged by its bankers. Because of the short-term nature of its bank borrowings, the Company is not exposed to significant fluctuations in value due to interest rate changes.

FOREIGN EXCHANGE RISK

     The Company is exposed to foreign exchange risk in that the Company reports its results in US dollars and has operations in Canada and the United States of America. The Company has not entered into any foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

CREDIT RISK AND CONCENTRATION OF CREDIT RISK

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

     The Company is exposed to credit risk through accounts receivable. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. Accounts receivable credit risk is mitigated by the nature of the Company's customer base and the dispersion of customers among industries and geographical locations. During the fiscal year ended July 31, 1999, one customer accounted for 70% of the Company's revenue.

13. SUBSEQUENT EVENTS

FINANCING

     On August 3, 1999, the Company received proceeds of $5 million in consideration for issuing a unsecured convertible promissory note. The note pays interest at 8% per annum and matures August 2, 2000. The note is convertible into approximately 10% of the common shares of the Company at the option of the Company or automatic conversion will occur if either an acquisition of the Company occurs or an equity or debt financing occurs as defined in the note.

                                                                         ANNEX A
                                                                [CONFORMED COPY]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              CRITICAL PATH, INC.,

                          INITIALIZE ACQUISITION CORP.

                                      AND

                                     ISOCOR

                          DATED AS OF OCTOBER 20, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I      THE MERGER..................................................   A-1
1.1            The Merger..................................................   A-1
     1.2       Effective Time; Closing.....................................   A-1
     1.3       Effect of the Merger........................................   A-2
     1.4       Articles of Incorporation; Bylaws...........................   A-2
     1.5       Directors and Officers......................................   A-2
     1.6       Effect on Capital Stock.....................................   A-2
     1.7       Surrender of Certificates...................................   A-3
     1.8       No Further Ownership Rights in Company Common Stock.........   A-4
     1.9       Lost, Stolen or Destroyed Certificates......................   A-4
     1.10      Tax Consequences............................................   A-5
     1.11      Taking of Necessary Action; Further Action..................   A-5
     1.12      Dissenting Shares...........................................   A-5

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF COMPANY...................   A-5
     2.1       Organization and Qualification; Subsidiaries................   A-5
     2.2       Articles of Incorporation and Bylaws........................   A-6
     2.3       Capitalization..............................................   A-6
     2.4       Authority Relative to this Agreement........................   A-7
     2.5       No Conflict; Required Filings and Consents..................   A-8
     2.6       Compliance; Permits.........................................   A-8
     2.7       SEC Filings; Financial Statements...........................   A-9
     2.8       No Undisclosed Liabilities..................................   A-9
     2.9       Absence of Certain Changes or Events........................   A-9
     2.10      Absence of Litigation.......................................  A-10
     2.11      Employee Benefit Plans......................................  A-10
     2.12      Labor Matters...............................................  A-12
     2.13      Registration Statement; Proxy Statement.....................  A-12
     2.14      Restrictions on Business Activities.........................  A-12
     2.15      Title to Property...........................................  A-12
     2.16      Taxes.......................................................  A-13
     2.17      Environmental Matters.......................................  A-14
     2.18      Brokers.....................................................  A-15
     2.19      Intellectual Property.......................................  A-15
     2.20      Agreements, Contracts and Commitments.......................  A-17
     2.21      Insurance...................................................  A-18
     2.22      Opinion of Financial Advisor................................  A-18
     2.23      Board Approval..............................................  A-18
     2.24      Vote Required...............................................  A-18

                                                                             PAGE
                                                                             ----
ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....  A-18
     3.1       Organization and Qualification; Subsidiaries................  A-18
     3.2       Articles of Incorporation and Bylaws........................  A-18
     3.3       Capitalization..............................................  A-19
     3.4       Authority Relative to this Agreement........................  A-19
     3.5       No Conflict; Required Filings and Consents..................  A-19
     3.6       SEC Filings; Financial Statements...........................  A-20
     3.7       Registration Statement; Proxy Statement.....................  A-20
     3.8       No Undisclosed Liabilities..................................  A-20
     3.9       Absence of Certain Changes or Events........................  A-21
     3.10      Absence of Litigation.......................................  A-21
     3.11      Employee Benefit Plans......................................  A-21
     3.12      Tax Returns and Audits......................................  A-23
     3.13      Environmental Matters.......................................  A-24
     3.14      Intellectual Property.......................................  A-25
     3.15      Board Approval..............................................  A-26

ARTICLE IV     CONDUCT PRIOR TO THE EFFECTIVE TIME.........................  A-27
     4.1       Conduct of Business by Company..............................  A-27
     4.2       Conduct of Business by Parent...............................  A-29

ARTICLE V      ADDITIONAL AGREEMENTS.......................................  A-29
     5.1       Proxy Statement/Prospectus; Registration Statement; Other
               Filings; Board Recommendations..............................  A-29
     5.2       Meeting of Company Shareholders.............................  A-30
     5.3       Confidentiality; Access to Information......................  A-31
     5.4       No Solicitation.............................................  A-31
     5.5       Public Disclosure...........................................  A-33
     5.6       Reasonable Efforts; Notification............................  A-33
     5.7       Stock Options, Warrants and Employee Benefits...............  A-33
     5.8       Form S-8....................................................  A-34
     5.9       Indemnification.............................................  A-34
     5.10      Nasdaq Listing..............................................  A-34
     5.11      Regulatory Filings; Reasonable Efforts......................  A-34
     5.12      401(k) Plan.................................................  A-35
     5.13      Treatment as a Reorganization...............................  A-35
     5.14      Certain Subsidiaries........................................  A-35

ARTICLE VI     CONDITIONS TO THE MERGER....................................  A-35
     6.1       Conditions to Obligations of Each Party to Effect the
               Merger......................................................  A-35
     6.2       Additional Conditions to Obligations of Company.............  A-36
     6.3       Additional Conditions to the Obligations of Parent and
               Merger Sub..................................................  A-36

ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER...........................  A-37
     7.1       Termination.................................................  A-37
     7.2       Notice of Termination; Effect of Termination................  A-38
     7.3       Fees and Expenses...........................................  A-38
     7.4       Amendment...................................................  A-39
     7.5       Extension; Waiver...........................................  A-39

                                                                             PAGE
                                                                             ----
ARTICLE VIII   GENERAL PROVISIONS..........................................  A-39
     8.1       Non-Survival of Representations and Warranties..............  A-39
     8.2       Notices.....................................................  A-39
     8.3       Interpretation; Knowledge...................................  A-40
     8.4       Counterparts................................................  A-41
     8.5       Entire Agreement; Third Party Beneficiaries.................  A-41
     8.6       Severability................................................  A-41
     8.7       Other Remedies; Specific Performance........................  A-41
     8.8       Governing Law...............................................  A-41
     8.9       Rules of Construction.......................................  A-41
     8.10      Assignment..................................................  A-41
     8.11      WAIVER OF JURY TRIAL........................................  A-42

                               INDEX OF EXHIBITS

Exhibit A -- Form of Company Voting Agreement

Exhibit B -- Form of Stock Option Agreement

Exhibit C -- Employees Accepting Offer Letters

Exhibit D -- Form of Agreement of Merger

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of October 20, 1999, among Critical Path, Inc., a California corporation ("PARENT"), Initialize Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and ISOCOR, a California corporation ("COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the California Corporations Code ("CALIFORNIA LAW"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company approve this Agreement and approve the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition to and an inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY VOTING AGREEMENTS").

     D. Concurrently with the execution of this Agreement, and as a condition to and an inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit B (the "STOCK OPTION AGREEMENT"). The Board of Directors of Company has approved the Stock Option Agreement.

     E. Concurrently with the execution of this Agreement, and as a condition to and an inducement to Parent's willingness to enter into this Agreement, the employees of Company listed on Exhibit C hereto are executing employment offer letters with Parent which agreements shall be held in escrow until, shall be subject to, and shall become effective upon the Closing (as defined below).

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of California in accordance with the relevant provisions of California Law a duly executed Agreement of Merger substantially in the form of Exhibit D hereto (the "AGREEMENT OF MERGER") and officers' certificates (collectively, the "MERGER DOCUMENTS") (the time of such filing or such later time as may be agreed in writing by Company and Parent and specified in the Merger Documents, being referred to herein as the "EFFECTIVE TIME") shall be as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term

"AGREEMENT" as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all exhibits and schedules thereto. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.

     (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Initialize Inc."

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

          (a) Conversion of Company Common Stock. Each share of Common Stock, no par value, of Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), or which constitute Dissenting Shares (as defined below), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.4707 shares of Common Stock of Parent (the "PARENT COMMON STOCK") (the "EXCHANGE RATIO") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
     Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1992 Stock Option Plan, 1996 Directors' Stock Option Plan and 1999 Stock Option Plan (collectively, the "COMPANY OPTION PLANS") shall be assumed by Parent in accordance with Section 5.7 hereof. Purchase rights outstanding under Company's 1996 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.7.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, no par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

     1.7  Surrender of Certificates.

     (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

     (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that

Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax Consequences.

     (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

     1.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Company shareholders who shall not have voted such shares in favor of the Merger and who shall, after the taking of such vote, have properly demanded payment therefor in accordance with Chapter 13 of California Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 1.6(a), but the holders thereof shall be entitled to payment therefor in accordance with the provisions of and subject to the conditions set forth in Chapter 13 of California Law; provided, however, that if (a) any holder of Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for payment of such shares at their fair market value (with the written approval of Company or the Surviving Corporation), (b) any holder fails to establish such holder's entitlement to dissenters' rights or (c) neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in California Law, such holder or holders, as the case may be, shall forfeit the right to payment of such shares at their fair market value and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 1.6(a) of this Agreement, without any interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date hereof and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "COMPANY SCHEDULE"), as follows:

     2.1  Organization and Qualification; Subsidiaries.

     (a) Each of Company and its Subsidiaries (as defined in Section 8.3) is a corporation duly incorporated, formed or validly existing and in good standing to the extent applicable, as the case may be, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3). Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.

     (b) Company has no Subsidiaries except for the entities identified in
Section 2.1(b) of the Company Schedule. Neither Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

     (c) Company and each of its Subsidiaries is qualified to do business as a foreign corporation, (or other entity, as applicable) and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Company.

     2.2 Articles of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Amended and Restated Articles of Incorporation and Bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each Subsidiary are in full force and effect. Company is not in violation of any of the provisions of Company Charter Documents, and no Subsidiary of Company is in violation of its equivalent organizational documents.

     2.3  Capitalization.

     (a) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock ("COMPANY PREFERRED STOCK"), no par value. At the close of business three (3) business days prior to the date hereof, (i) 10,422,135 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held by Subsidiaries of Company; (iii) 225,016 shares of Company Common Stock were available for future issuance pursuant to Company's ESPP; (iv) 2,950,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1992 Stock Option Plan; (v) 150,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1996 Directors' Stock Option Plan; (vi) 350,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1999 Stock Option Plan; (vii) 104,866 shares of Company Common Stock were available for future grant under the 1992 Stock Option Plan; (viii) 65,000 shares of Company Common Stock were available for future grant under the 1996 Directors' Stock Option Plan; (ix) 224,500 shares of Company Common Stock were available for future grant; and (x) sufficient shares of Company Common Stock were reserved for future issuance pursuant to the Stock Option Agreement. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing

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such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

     (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, rights of first refusal, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more Subsidiaries, and except for shares of capital stock or other similar ownership interests of Company's Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Subsidiaries (which shares or other interests do not materially affect Company's control of such Subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of the Company Schedule or as set forth in Section 2.3(a) hereof and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in
Section 2.3(b) of the Company Schedule, there are no registration rights and there is, except for Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

     2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement, the Agreement of Merger and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the shareholders of Company of this Agreement, the Agreement of Merger and the Merger, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the Agreement of Merger or the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement, the Agreement of Merger and the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with California Law and the Company Charter Documents). This

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Agreement, the Agreement of Merger and the Stock Option Agreement have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     2.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Company do not, and the performance of this Agreement and the Stock Option Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's Subsidiaries, (ii) subject to obtaining the approval of Company's shareholders of this Agreement and the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Company or any of its Subsidiaries taken as a whole.

     (b) The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Merger Documents as required by California Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     2.6  Compliance; Permits.

     (a) Except as set forth in Section 2.6(a) of the Company Schedule, neither Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company or its Subsidiaries, nor has any Governmental Entity indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property that is material to

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Company and its Subsidiaries taken as a whole by Company or any of its
Subsidiaries or the conduct of business by Company and its Subsidiaries taken as a whole.

     2.7  SEC Filings; Financial Statements.

     (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") for the two calendar years prior to the date of this Agreement (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC for the two calendar years prior to the date of this Agreement. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file any reports or other documents with the SEC.

     (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Schedule, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet included in Company's report on Form 10-Q filed on August 13, 1999 or (ii) liabilities incurred since June 30, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole.

     2.9  Absence of Certain Changes or Events. Except as set forth in Section
2.9 of the Company Schedule, since June 30, 1999, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Company's or any of its Subsidiaries' capital stock, (iv) any granting by Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered

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upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business.

     2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its Subsidiaries or any properties or rights of Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     2.11  Employee Benefit Plans.

     (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company, any Subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "AFFILIATE"), with respect to which Company has liability, are listed in Section 2.11(a) of the Company Schedule (collectively, the "PLANS"). Company has provided, or will provide within five
(5) business days of the date hereof, to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS or DOL determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) samples of all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (ix) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan. None of the Plans is self-insured.

     (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification,

                                      A-10
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advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required as of the Closing Date. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

     (c) Neither Company, any Subsidiary of Company, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any Subsidiary of Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any Subsidiary of Company, nor any officer or director of Company or any Subsidiary of Company is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan which could subject Company or any Subsidiary of Company to material liabilities.

     (d) Neither Company, any of its Subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Company or any of its Subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

     (e) Neither Company nor any of its Subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or any of its Subsidiaries and any group of its employees nor has Company or any of its Subsidiaries experienced any labor interruptions over the past three (3) years, and Company and its Subsidiaries consider their relationships with their employees to be good. The Company and its Subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     (f) Except as disclosed on Schedule 2.11(f) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or any of its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     (g) Each International Employee Plan (as defined below) has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan.

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Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "INTERNATIONAL EMPLOYEE PLAN" shall mean each Plan that has been adopted or maintained by Company or any Subsidiary of Company, whether informally or formally, for the benefit of current or former employees of Company or any Subsidiary of Company outside the United States.

     (h) Except as set forth on Section 2.11(h) of Company's Schedule, no payment or benefit that will or may be made by the Company or Parent or any of their respective affiliates in connection with the Merger with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

     2.12 Labor Matters. Except as set forth on Section 2.12 of Company's Schedule, (i) there are no material controversies pending or, to the knowledge of Company, threatened, between Company or any of its Subsidiaries and any of their respective employees which controversies have or will have a Material Adverse Effect on Company or any of its Subsidiaries; (ii) as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or any of its Subsidiaries nor does Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its Subsidiaries.

     2.13 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by Company pursuant to Section 5.1(a) hereof (the "PROXY STATEMENT/PROSPECTUS") will, at the date mailed to the shareholders of Company and at the time of the special shareholders meeting of Company (the "COMPANY SHAREHOLDERS' MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.14 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business by Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and will not have, a Material Adverse Effect on Company any its Subsidiaries taken as a whole.

     2.15 Title to Property. Neither Company nor any of its Subsidiaries owns any material real property. Company and each of its Subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing

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material default or event of default of Company or any of its Subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or any of its Subsidiaries has not taken adequate steps to prevent such default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Advance Effect on Company and its Subsidiaries taken as a whole. All the plants, structures and equipment owned by Company and its Subsidiaries, and to the knowledge of Company, all the plants, structures and equipment leased by Company, except such as may be under construction, are in good operating condition and repair, in all material respects.

     2.16  Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits. Except as set forth in Section 2.16(b) of the Company Schedule:

          (i) Company and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its Subsidiaries with any Tax authority prior to the date hereof, except such Returns which are not material to Company. Company and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

          (ii) Company and each of its Subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company.

          (iii) Neither Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

          (v) No adjustment relating to any Returns filed by Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

          (vi) Neither the Company nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company balance sheet included in Company's report on Form 10-Q filed on August 13, 1999, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since June 30, 1999 in connection with the operation of the business of Company and its Subsidiaries in the ordinary course.

          (vii) There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract,

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     agreement, plan or arrangement to which Company or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (viii) Neither Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

          (ix) Neither Company nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than between Company and its Subsidiaries.

          (x) None of Company's or its Subsidiaries' assets is tax exempt use property within the meaning of Section 168(h) of the Code.

          (xi) Neither Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of
     Section 355 of the Code since April 16, 1997. The stock of neither Company nor any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

     2.17  Environmental Matters.

     (a) Hazardous Material. Except as would not result in material liability to Company or any of its Subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its Subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect to Company (in any individual case or in the aggregate)
(i) neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) neither Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its Subsidiaries' Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except any Company Environmental Permits the failure of which to obtain or renew would not result in a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its Subsidiaries in a writing delivered to Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its

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Subsidiaries. To Company's knowledge, there is not any fact or circumstance which could involve Company or any of its Subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

     2.18 Brokers. Except as set forth in Section 2.18 of the Company Schedules, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.19 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

     "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and its Subsidiaries.

     "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

     "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its Subsidiaries.

          (a) Section 2.19(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

          (b) Section 2.19(b) of the Company Schedule is a complete and accurate list (by name and version number) of all current versions of current products or service offerings of Company or any of its Subsidiaries ("COMPANY PRODUCTS").

          (c) No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (d) Company owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing, (i) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which Company or any of its Subsidiaries otherwise purports to own and (ii) except as would not have a Material Adverse

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     Effect, to the extent that any Patents would be infringed by any Company
     Products, Company is the exclusive owner of such Patents.

          (e) To the extent that any material technology, material software or material Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its Subsidiaries or is incorporated into any of Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Neither Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Company Intellectual Property, to any third party, or knowingly permitted Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

          (g) Section 2.19(g) of the Company Schedule lists all contracts, licenses and agreements to which Company or any of its Subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party resulting in, or which may result in, annual payments of $1,000,000 or more to Company and its Subsidiaries (other than end-user licenses in the ordinary course in the period subsequent to January 1, 1999); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company resulting in, or which may result in, annual payments of $500,000 or more by Company or any of its Subsidiaries in the period subsequent to January 1, 1999.

          (h) Each material contract, license and agreement listed in Section 2.19(h) of the Company Schedule is a legal and binding obligation of Company or the Subsidiary of Company which is a party thereto, and, to the knowledge of Company or the Subsidiary of Company, is a legal and binding obligation on any other party thereto, in each case enforceable against Company, the Subsidiary of Company or such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and, to the knowledge of Company, there has not occurred any material default by any party thereto which remains unremedied as of the date hereof.

          (i) The operation of the business of Company and its Subsidiaries as such business currently is conducted, including (i) Company's and its Subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its Subsidiaries (including Company Products) and (ii) Company's use of any product, device or process, to its knowledge and except as would not have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (j) Neither Company nor any of its Subsidiaries has received written notice from any third party that the operation of the business of Company or any of its Subsidiaries or any act, product or service of Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (k) To the knowledge of Company, no person has infringed or is infringing or misappropriating any material Company Intellectual Property.

          (l) Company and each of its Subsidiaries has taken commercially reasonable steps to protect Company's and its Subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its Subsidiaries, and, without limiting the foregoing, each of Company and its Subsidiaries has and uses its best commercially reasonable efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its Subsidiaries have

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     executed such an agreement, except where the failure to do so would not have a Material Adverse Effect on Company or its Subsidiaries taken as a whole.

          (m) The Company Products will be fully compatible in normal operation with changes to outputs, data or other information in relation to dates arising in the year 2000 and beyond, without a material loss of performance or a material loss of use, affected by hardware or third party software (including but not limited to operating systems) or unauthorized modifications made to Company Products. To Company's knowledge, all of Company's and its Subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Company's or any of its Subsidiaries' business on or after January 1, 2000 except such interruptions as would not have a Material Adverse Effect on Company and its Subsidiaries taken as a whole. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all material software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by Company or any of its Subsidiaries in the conduct of their business, or purchased by Company or any of its Subsidiaries from third-party suppliers.

     2.20 Agreements, Contracts and Commitments. Except as contemplated by this Agreement, including the Schedules hereto, neither Company nor any of its Subsidiaries is a party to or is bound by:

          (a) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (b) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (c) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's Subsidiaries;

          (e) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (f) except as set forth in Section 2.20(f) of the Company Schedule, any other agreement, contract or commitment that provides for individual or aggregate payments by Company in the period subsequent to January 1, 1998 in excess of $500,000, or to Company in excess of $1,000,000 in the period subsequent to January 1, 1998.

     Except as set forth in Section 2.20 of the Company Schedule, neither Company nor any of its Subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the

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agreements, contracts or commitments to which Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.21 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its Subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its Subsidiaries. Except as set forth in Section 2.21 of the Company Schedule, there is no material claim by Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.22 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, BancBoston Robertson Stephens Inc. that in its written opinion, as of the date of this Agreement, the Exchange Ratio is fair to the shareholders of Company from a financial point of view.

     2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved, subject to shareholder approval, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the shareholders of Company and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Company approve this Agreement and the Merger.

     2.24 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby pursuant to California Law.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth in Section 3.1 of the Parent Schedule, each of Parent and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

     3.2 Articles of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws and equivalent organizational documents of each of its Subsidiaries are in full force and effect.

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Parent is not in violation of any of the provisions of the Company Charter
Documents, and no subsidiary of Company is in violation of any of its equivalent organizational documents.

     3.3 Capitalization. The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("PARENT PREFERRED STOCK"). As of October 19, 1999, (i) 43,299,259 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by Subsidiaries of Parent, (iii) 600,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 13,450,862 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock and 532,247 and 34,226 options to purchase Parent Common Stock are outstanding under the 1996 Amplitude Stock Option Plan and the 1998 dotOne Stock Option Plan, respectively, but no shares of Parent Common Stock were reserved for issuance upon their exercise (all options to purchase Parent Common Stock referred to collectively hereinafter as "PARENT OPTIONS"). As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another Subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

     3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Agreement of Merger and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the Agreement of Merger and the Stock Option Agreement, or to consummate the transactions so contemplated (including the Merger). This Agreement, the Agreement of Merger and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

     3.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent shall not, (i) conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties

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are bound or affected, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not in the case of clauses (ii) or (iii), individually or in the aggregate, have a Material Adverse Effect on Parent.

     (b) The execution and delivery of this Agreement and the Agreement of Merger by Parent and Merger Sub and the Stock Option Agreement and the Agreement of Merger by Parent do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Merger Documents as required by California Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications,
(x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or
(y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     3.6  SEC Filings; Financial Statements.

     (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 29, 1999 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since that date. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any reports or other documents with the SEC.

     (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     (c) Since the date of the balance sheet included in Parent's report on Form 10-Q filed on August 16, 1999, and until the date hereof, there has not occurred any Material Adverse Effect on Parent.

     3.7 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date mailed to the shareholders of Company and at the time of Company Shareholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Parent Schedules, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature

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required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet included in Parent's report on Form 10-Q filed on August 16, 1999 or (ii) liabilities incurred since June 30, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole.

     3.9  Absence of Certain Changes or Events. Except as set forth in Section
3.9 of the Parent Schedules since June 30, 1999, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Parent's or any of its Subsidiaries' capital stock, (iv) any granting by Parent or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or any of its Subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Parent other than in the ordinary course of business.

     3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Parent Schedules, there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its Subsidiaries or any properties or rights of Parent or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     3.11  Employee Benefit Plans.

     (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA covering any active, former employee, director or consultant of Parent, any Subsidiary of Parent or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code (a "PARENT AFFILIATE"), or with respect to which Parent has liability, are listed in Section 3.11(a) of the Parent Schedule (collectively, the "PARENT PLANS"). Parent has provided to Company: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS or DOL determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) samples of all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual

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actuarial valuations, if any, prepared for each Plan; (xi) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

     (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Parent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Any Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required as of the Closing Date. Parent does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Company, Parent or any of its Parent Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

     (c) Neither Parent, any of its Subsidiaries, nor any of their Parent Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Parent or any of its Subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Parent, any of its Subsidiaries, nor any officer or director of Parent or any of its Subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan which could subject Parent or its Subsidiaries to material liabilities.

     (d) Neither Parent, any of its Subsidiaries, nor any of their Parent Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Parent or any of its Subsidiaries. None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Parent nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

     (e) Neither Parent nor any of its Subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Parent or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to

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the knowledge of Parent, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Parent, threatened labor dispute involving Parent or any of its Subsidiaries and any group of its employees nor has Parent or any of its Subsidiaries experienced any labor interruptions over the past three (3) years, and Parent and its Subsidiaries consider their relationships with their employees to be good. The Parent and its Subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     (f) Except as disclosed on Schedule 3.11(f) of the Parent Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Parent or any of its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     (g) Each International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "INTERNATIONAL EMPLOYEE PLAN" shall mean each Plan that has been adopted or maintained by the Parent or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of the Parent or any of its Subsidiaries outside the United States.

     3.12 Tax Returns and Audits. Except as set forth in Section 3.12 of the Parent Schedules:

          (a) Parent and each of its Subsidiaries have timely filed all Returns relating to Taxes required to be filed by the Parent and each of its Subsidiaries with any Tax authority prior to the date hereof, except such Returns which are not material to the Parent. The Parent and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

          (b) The Parent and each of its Subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Parent.

          (c) Neither the Parent nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Parent or any of its Subsidiaries, nor has the Parent or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of the Parent or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Parent or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by the Parent or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Parent or any of its Subsidiaries or any representative thereof.

          (f) Neither the Parent nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Parent balance sheet included in the Parent's report on Form 10-Q filed on August 16, 1999, whether asserted or unasserted, contingent or otherwise, which is material to the Parent, other than any liability for unpaid Taxes that may have accrued since June 30, 1999 in connection with the operation of the business of the Parent and its Subsidiaries in the ordinary course.

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          (g) There is no contract, agreement, plan or arrangement to which the
     Parent or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Parent or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Parent or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (h) Neither the Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent or any of its Subsidiaries.

          (i) Neither the Parent nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than between the Company and its Subsidiaries.

          (j) None of the Parent's or its Subsidiaries' assets is tax exempt use property within the meaning of Section 168(h) of the Code.

          (k) Neither the Parent nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of
     Section 355 of the Code since April 16, 1997. The stock of neither the Parent nor any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

     3.13  Environmental Matters.

     (a) Hazardous Material. Except as would not result in material liability to the Parent or any of its Subsidiaries, no underground storage tanks and no amount of a Hazardous Material are present, as a result of the actions of the Parent or any of its Subsidiaries or any Parent Affiliates, or, to the Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect to the Parent (in any individual case or in the aggregate) (i) neither the Parent nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Parent nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of the Parent's and its Subsidiaries' Hazardous Material Activities and other businesses of the Parent and its Subsidiaries as such activities and businesses are currently being conducted except any Parent Environmental Permits the failure of which to obtain or renew would not result in a Material Adverse Effect on Parent.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Parent or any of its Subsidiaries in a writing delivered to the Parent or any of its Subsidiaries concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Parent or any of its Subsidiaries. To Parent's knowledge, there is no fact or circumstance which could involve the Parent or any of its Subsidiaries in any environmental litigation or impose upon the Parent any material environmental liability.

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     3.14  Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent and it Subsidiaries.

     "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

     "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Parent or any of its Subsidiaries.

          (a) Section 3.14(a) of the Parent Schedule is a complete and accurate list of all Parent Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Parent Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the PTO) or equivalent authority anywhere in the world) related to any of the Parent Registered Intellectual Property.

          (b) Section 3.14(b) of the Parent Schedule is a complete and accurate list (by name and version number) of all current versions of current products or service offerings of the Parent or any of its Subsidiaries ("PARENT PRODUCTS").

          (c) No Parent Intellectual Property or Parent Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property or Parent Product.

          (d) Parent owns and has good and exclusive title to, each material item of Parent Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Parent owns exclusively, and has good title to, all copyrighted works that are Parent Products or which Parent or any of its Subsidiaries otherwise purports to own; and (ii) except as would not have a Material Adverse Effect, to the extent that any Patents would be infringed by any Parent Products, Parent is the exclusive owner of such Patents.

          (e) Except as set forth in Section 3.14(e) of the Parent Schedules, to the extent that any material technology, material software or material Intellectual Property has been developed or created independently or jointly by a third party for Parent or any of its Subsidiaries or is incorporated into any of the Parent Products, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or
     (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Neither Parent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Parent Intellectual Property, to any third party, or knowingly permitted Parent's rights in such material Parent Intellectual Property to lapse or enter the public domain.

          (g) Section 3.14(g) of the Parent Schedule lists all contracts, licenses and agreements to which Parent or any of its Subsidiaries is a party: (i) with respect to Parent Intellectual Property licensed or transferred to any third party resulting in, or which may result in, annual payments of $1,000,000 or more to the Parent or any Subsidiary of Parent (other than end-user licenses in the ordinary course) in the period subsequent to January 1, 1999; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Parent resulting in, or which may result in, annual payments of $500,000 or more by Parent or any Subsidiary of Parent in the period subsequent to January 1, 1999.

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          (h) Each material contract, license and agreement listed in Section
     3.14(h) of the Parent Schedule is a legal and binding obligation of Parent or any of its Subsidiaries which is a party thereto, and, to the knowledge of the Parent and any of its Subsidiaries, is a legal and binding obligation on any other party thereto, in each case enforceable against the Parent, Parent's Subsidiary or such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and, to the knowledge of Parent, there has not occurred any material default by any party thereto which remains unremedied as of the date hereof.

          (i) Except as set forth in Section 3.14(i) of the Parent Schedules, the operation of the business of the Parent and its Subsidiaries as such business currently is conducted, including (i) Parent's and its Subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Parent and its Subsidiaries (including Parent Products ) and (ii) the Parent's use of any product, device or process, to its knowledge and except as would not have a Material Adverse Effect, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (j) Except as set forth in Section 3.14(j) of the Parent Schedules, neither Parent nor any of its Subsidiaries has received written notice from any third party that the operation of the business of Parent or any of its Subsidiaries or any act, product or service of Parent or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (k) To the knowledge of Parent, no Person has infringed or is infringing or misappropriating any material Parent Intellectual Property.

          (l) Parent and each of its Subsidiaries has taken commercially reasonable steps to protect Parent's and its Subsidiaries' rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or any of its Subsidiaries, and, without limiting the foregoing, each of Parent and its Subsidiaries has and uses commercially reasonable efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Company and all current and former employees and contractors of Parent and any of its Subsidiaries have executed such an agreement, except where the failure to do so would not have a Material Adverse Effect on Company or any of its Subsidiaries.

          (m) Except as set forth in Section 3.14(m) of the Parent Schedules, the Parent Products will be fully compatible in normal operation with changes to outputs, data or other information in relation to dates arising in the year 2000 and beyond, without a material loss of performance or a material loss of use, affected by hardware or third party software (including but not limited to operating systems) or unauthorized modifications made to the Parent Products. Except as set forth in Section 3.14(m) of the Parent Schedules, to the Parent's knowledge, all of Parent's and its Subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Company's or any of its Subsidiaries' business on or after January 1, 2000 except such interruptions as would not have a Material Adverse Effect on Parent or its Subsidiaries. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all material software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Parent or any of its Subsidiaries in the conduct of their business, or purchased by the Parent or any of its Subsidiaries from third-party suppliers.

     3.15 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement unanimously (i) approved, subject to shareholder approval, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the shareholders of Parent and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Parent approve this Agreement and the Merger.

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                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

     In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee in excess of $10,000, except pursuant to applicable law, written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (c) Transfer or license to any person or otherwise extend, amend or modify any material rights to Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Except as set forth in Section 4.1(e) of the Company Schedule, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or agree to any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (y) the granting of stock options (and the issuance of Company Common Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Common Stock upon exercise thereof) 300,000 shares in the aggregate (provided that none of these options to

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     purchase 300,000 shares may be granted to officers or directors of Company, and the vesting of these options to purchase 300,000 shares shall not accelerate upon the Closing);

          (g) Amend Company Charter Documents (or similar governing instruments of any of its Subsidiaries);

          (h) Except as disclosed in Section 4.1(h) of the Company Schedule, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances that provide for exclusivity of territory or otherwise restrict Company or its Subsidiaries' ability to compete;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries;

          (j) Except as disclosed in Section 4.1(j) of the Company Schedule, incur any indebtedness for borrowed money in excess of $250,000 in the aggregate or guarantee any such indebtedness of another person (other than any of its Subsidiaries), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables/receivables consistent with past practice;

          (k) Except as disclosed in Section 4.1(k) of the Company Schedule, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

          (l) Except as disclosed in Schedule 4.1(1) of the Company Schedule,
     (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

          (m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract or material agreement to which Company or any Subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

          (o) Except as set forth in Section 4.1(o) of the Company Schedule, incur or enter into any agreement, contract or commitment requiring Company or any of its Subsidiaries to pay in excess of $500,000 in any 12 month period;

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          (p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

          (q) Except as set forth in Section 4.1(s) of the Company Schedule, settle any litigation;

          (r) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its Subsidiaries or settle or compromise any material income tax liability;

          (s) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (r) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its Subsidiaries shall, except to the extent that Company shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

     (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the S-4 in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of Company and Parent will respond to any comments of the SEC, and will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company will cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related securities laws in order to consummate the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4, the Proxy Statement/Prospectus and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus or the Merger. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the S-4, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of Company, such amendment or supplement.

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     (b) Subject to Section 5.2(c) below, the Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Company in favor of approval of this Agreement, the Agreement of Merger and approval of the Merger.

     5.2  Meeting of Company Shareholders.

     (a) Promptly after the date hereof, Company will take all action reasonably necessary in accordance with California Law and Company Charter Documents to convene Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement, the Agreement of Merger and the Merger. Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Agreement of Merger and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or California Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Company Shareholders' Meeting. Company shall ensure that Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with Company Shareholders' Meeting are solicited, in compliance with California Law, Company Charter Documents, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal.

     (b) Subject to Section 5.2(c), (i) the Board of Directors of Company shall recommend that Company's shareholders vote in favor of and approve this Agreement, the Agreement of Merger and the Merger at Company Shareholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company's shareholders vote in favor of and approve this Agreement, the Agreement of Merger and the Merger at Company Shareholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and approve this Agreement, the Agreement of Merger and the Merger.

     (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger or taking any other action which is prohibited by Section 5.2(b) if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company and Company's shareholders under applicable law. Nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Company's

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business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (based on a written opinion of an investment bank of nationally recognized reputation) to be more favorable to Company shareholders from a financial point of view than the terms of the Merger and the consideration of which reasonably likely exceeds the value of the consideration in the Merger (after taking into account all relevant factors, including any conditions to the Superior Offer, the timing of the consummation of the transaction pursuant to the Superior Offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings and approvals); provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

     5.3  Confidentiality; Access to Information.

     (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of October 4, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Access to Information.

           (i) Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (ii) Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained by Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to
Section 5.2(c), approve or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment providing for any Acquisition Transaction (as defined below) or accepting any Acquisition Proposal; provided, however, that this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group in response to a Superior Offer submitted by such person or group (and

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not withdrawn) if (1) neither Company nor any representative of Company and its
Subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company and Company's shareholders under applicable law, (3)(x) at least forty-eight (48) hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, Company shall (i) provide Parent with at least twenty-four (24) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer, (ii) provide Parent with at least five (5) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer and (iii) provide Parent with reasonable notice of the material terms of the Superior Offer and reasonable opportunity to make a counter-offer prior to any commitment by Company with respect to the Superior Offer.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent, Merger Sub or any affiliate thereof) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of Company or any of its Subsidiaries; (B) any merger, consolidation, business combination or similar transaction involving Company or any of its Subsidiaries; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of Company; or (D) any liquidation or dissolution of Company.

     (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request received by Company for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Company with respect to or which Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     (c) Nothing contained in this Section 5.4 shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer by a third party or from making such disclosure as may be required by applicable law.

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     5.5  Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or NASD requirements for companies whose securities are traded on Nasdaq.

     5.6  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any Subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

     (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7  Stock Options, Warrants and Employee Benefits.

     (a) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") under Company Option Plans, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under

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this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     (b) ESPP. Prior to the Effective Time, outstanding purchase rights under Company's ESPP shall be exercised in accordance with the terms of the ESPP as described in Section 18(b) of the ESPP and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to ESPP participants. The Company agrees that it shall terminate the ESPP immediately following the aforesaid purchase of shares of Company Common Stock thereunder. Parent shall provide for the participation of the employees of the Surviving Corporation in the employee stock purchase plan of Parent no later than two weeks after the Closing Date. Service with Company shall constitute service for the purpose of eligibility to participate in the Parent's employee stock purchase plan.

     5.8 Form S-8. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options within 30 days after the Effective Time.

     5.9 Indemnification. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law. Parent will cause the Surviving Corporation to maintain Director and Officer insurance on the same terms as the current policies with respect to the Indemnified Parties for the three (3) years following the Effective Time.

     5.10 Nasdaq Listing. Parent agrees to cause the listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

     5.11 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other

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jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's Subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.12 401(k) Plan. Company shall cause its 401(k) plan to terminate effective as of the day immediately preceding the Closing Date. From and after the Closing Date, Parent shall provide for the participation by employees of the Surviving Corporation in a 401(k) plan that is substantially similar to the 401(k) plan in which employees of Parent participate. Parent shall recognize service with Company for the purpose of eligibility to participate and vesting under such 401(k) plan.

     5.13 Treatment as a Reorganization. Neither Parent nor Merger Sub shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.14 Certain Subsidiaries. In connection with its ISOCOR Switzerland AG and ISOCOR Italia S.P.A. subisidiaries, Company will cooperate with Parent and will use its reasonable efforts to obtain, prior to the Effective Time, agreements necessary to extend for an additional year the obligations of such subsidiaries to purchase all shares thereof held by such subsidiaries' shareholders.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Company Shareholder Approval. This Agreement and the Agreement of Merger shall have been approved and the Merger shall have been duly approved, by the requisite vote under California law, by the shareholders of Company.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (d) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Orrick, Herrington & Sutcliffe LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

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          (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub,
     (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Company and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement.

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

          (d) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(d).

          (e) Acceptance of Offer Letters. Mr. Paul Gigg and at least eight (8) of the other individuals listed on Exhibit C hereto shall not have revoked their acceptance of offers of employment with Parent and each of those individuals will be employed by Parent as of the Closing Date and each of those individuals, other than as indicated on Exhibit C, shall have entered into a Covenant Not to Compete or Solicit.

          (f) Dissenting Shares. The aggregate number of Dissenting Shares shall be less than 5% of the outstanding shares of Company Common Stock.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by June 30, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment thereof;

          (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this

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     Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty (30)-day period);

          (g) by Parent, upon a breach of the provisions of Section 5.4 of this Agreement;

          (h) by Parent if a Triggering Event (as defined below) shall have occurred.

     For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its recommendation in favor of the approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the making, announcement or submission of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement and the abandonment of the Merger in accordance with their terms.

     7.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, (i) that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and (ii) that Company shall reimburse Parent for reasonable expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby in an amount equal to up to $2,000,000 in the event that a Termination Fee (as defined below) shall become due and payable and as of the date that the Termination Fee becomes due and payable.

     (b) Company Payments.

          (i) Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $11,484,800 (the "Termination Fee") if this Agreement is terminated by Parent pursuant to Section 7.1(g).

          (ii) Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee if this Agreement is terminated by Parent pursuant to
     Section 7.1(h); provided, however, that no Termination Fee shall be payable pursuant to this Section 7.3(b)(ii) in the event that a Triggering Event occurs pursuant to Section 7.1(h) in response to

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     an unsolicited tender offer made by a third party pursuant to Regulation
     14(d) of the Exchange Act and no Acquisition Transaction is consummated within twelve (12) months of the Triggering Event.

          (iii) Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee, if (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(b) or (d) and (B) within 12 months of termination of this Agreement, Company shall enter into an agreement for an Acquisition Transaction or shall consummate an Acquisition Transaction.

          (iv) The Company acknowledges that the agreements contained in this
     Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

         Critical Path, Inc.
         320 First Street
         San Francisco, California 94105
         Attention: Doug Hickey, President & CEO
                    Telephone No.:(415) 808-8800
                    Telecopy No.:(415) 808-8777

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          with a copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Alan K. Austin
                    Mark L. Reinstra
                    Telephone No.: (650) 493-9300
                    Telecopy No.:  (650) 493-6811

        (b) if to Company, to:

         ISOCOR
         3420 Ocean Park Blvd.
         Santa Monica, California 90405
         Attention: Paul Gigg, President & CEO
                    Telephone No.: (310) 581-8100
                    Telecopy No.:  (310) 581-8111

          with a copy to:

         Venture Law Group
         A Professional Corporation
         2800 Sand Hill Road
         Menlo Park, California 94025
         Attention: Elias Blawie
                    Telephone No.: (650) 854-4488
                    Telecopy No.:  (650) 854-1121

     8.3  Interpretation; Knowledge.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

     (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party (as defined in the rules and regulations of the Securities and Exchange Commission) has actual knowledge of such matter.

     (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole (it being understood that neither of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) a change in the market price or trading volume of the entity's Common Stock, (b) a loss of suppliers or customers as a result of the public announcement or pendency of the transactions contemplated hereby) or (c) changes in general economic conditions or changes affecting the industry generally in which such entity operates.

     (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership,

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joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (e) For purposes of this Agreement, the term "SUBSIDIARY" means with respect to Company, the Surviving Corporation, Parent or any other person, any corporation, partnership, joint venture, limited liability company or other legal entity of which (i) Company, the Surviving Corporation, Parent or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 25% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) which constitutes a "SIGNIFICANT SUBSIDIARY" of such entity within the meaning of Rule 12b-2 of the Exchange Act.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.9.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                      CRITICAL PATH, INC.

                                      By:        /s/ DAVID THATCHER
                                        ----------------------------------------
                                      Name: David Thatcher
                                      Title:  Executive Vice President and Chief
                                              Financial Officer

                                      INITIALIZE ACQUISITION CORP.

                                      By:        /s/ DAVID THATCHER
                                        ----------------------------------------
                                      Name: David Thatcher
                                      Title:  Executive Vice President and Chief
                                              Financial Officer

                                      ISOCOR

                                      By:           /s/ PAUL GIGG
                                        ----------------------------------------
                                      Name: Paul Gigg
                                      Title:  President & CEO

                                                                       EXHIBIT D

                              AGREEMENT OF MERGER

     This Agreement of Merger, dated as of             , 2000 (the "Merger
Agreement"), between Initialize Acquisition Corp., a California corporation ("Merger Sub"), and ISOCOR, a California corporation ("Target") (collectively, the "Constituent Corporations").

     The parties hereto hereby agree as follows:

     1. Merger. Upon the terms and subject to the conditions of this Merger Agreement and an Agreement and Plan of Reorganization among the Constituent Corporations and Critical Path, Inc. ("Parent"), Merger Sub shall be merged with and into Target, and Target shall be the surviving corporation of the merger (the "Merger").

     2. Effective Time of Merger. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law ("GCL").

     3. Effect of Merger. At the Effective Time of the Merger, the separate existence of Merger Sub shall cease, and Target ("Surviving Corporation") shall succeed, without other transfer, to all of the rights and properties of each Constituent Corporation and shall be subject to all the debts and liabilities of each Constituent Corporation in the same manner as if Surviving Corporation had itself incurred them. All rights of creditors and all liens upon the property of each Constituent Corporation shall be preserved unimpaired, provided that such liens upon property of Merger Sub shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

     4. Articles of Incorporation; Bylaws. (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit A hereto.

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     5. Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

     6. Effect on Capital Stock. (a) At the Effective Time of the Merger (i) all shares of Target Common Stock that are owned directly or indirectly by Target, Merger Sub or any other subsidiary of Parent shall be cancelled without any conversion thereof, and no securities of Merger Sub or other consideration shall be delivered in exchange therefor, (ii) each of the other issued and outstanding shares of Target Common Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Chapter 13 of the GCL, referred to hereinafter as "Dissenting Shares") shall be converted automatically into and exchanged for 0.4707 shares of Common Stock of Parent ("Parent Common Stock") (the "Exchange Ratio"). Those shares of Parent Common Stock to be issued as a result of the Merger are referred to herein as the "Parent Shares".

     (b) Any Dissenting Shares shall not be converted into Parent Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the GCL. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Parent Common Stock in accordance with Section 7(a) above.

     (c) Each share of Common Stock, no par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving

Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

     (d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's certificates(s) representing shares of Target Common Stock, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System.

     (e) The conversion of Target Common Stock into Parent Common Stock shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock shall thereupon be entitled to receive shares of Parent Common Stock in accordance with the Agreement and Plan of Reorganization.

     7. Termination. (a) Notwithstanding the approval of this Merger Agreement by the stockholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

     (b) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target, Merger Sub or Parent or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

     (c) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

     (d) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the stockholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such stockholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of the date first written above.

                                      INITIALIZE ACQUISITION CORP.:

                                      By:
                                        ----------------------------------------
                                          [Name],
                                          [Title]

                                      By:
                                        ----------------------------------------
                                          [Name],
                                          [Title]

                                      ISOCOR:

                                      By:
                                        ----------------------------------------
                                          Paul Gigg
                                          President and Chief Executive Officer

                                      By:
                                        ----------------------------------------
                                          Elias J. Blawie
                                          Secretary

                    [SIGNATURE PAGE TO AGREEMENT OF MERGER]

                                                EXHIBIT A TO AGREEMENT OF MERGER

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                     ISOCOR

                                   ARTICLE I

     The name of the Corporation is ISOCOR (the "Corporation").

                                   ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     This Corporation is authorized to issue one class of shares to be designated Common Stock, par value $0.001 per share. The total number of shares of Common Stock this Corporation is authorized to issue is one thousand (1,000).

                                   ARTICLE IV

     1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2. Indemnification of Directors and Officers. This corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

     3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this corporation relating to acts or omissions occurring prior to such repeal or modification.

                                   ARTICLE V

     Meetings of stockholders may be held within or without the State of California, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of California at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                             OFFICERS' CERTIFICATE
                                       OF
                                     ISOCOR

     Paul Gigg, President and Chief Executive Officer, and Elias Blawie, Secretary, of ISOCOR, a corporation duly organized and existing under the laws of the State of California (the "Company"), do hereby certify:

     1. That they are the duly elected, acting and qualified President and Chief Executive Officer and the Secretary, respectively, of the Company.

     2. There are two authorized classes of shares, consisting of 50,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. There were shares of Common Stock outstanding and entitled to vote on the Agreement of Merger in the form attached.

     3. The Agreement of Merger in the form attached were duly approved by the Board of Directors of the Company in accordance with the California General Corporation Law.

     4. Approval of the Agreement of Merger by the holders of at least a majority of the outstanding shares of Common Stock (voting as a single class) was required. The percentage of the outstanding shares of the Company's Common Stock entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.

     Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own
knowledge. Executed in                , California on                , 2000.

                                      By:
                                        ----------------------------------------
                                          Paul Gigg,
                                          President and Chief Executive Officer

                                      By:
                                        ----------------------------------------
                                          Elias J. Blawie,
                                          Secretary

                                                                         ANNEX B
                                                                [CONFORMED COPY]

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of October 20, 1999, among Critical Path, Inc., a California corporation ("Parent"), and ISOCOR, a California corporation (the "Company"). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent as provided by the Reorganization Agreement.

     B. As a condition to Parent's willingness to enter into the Reorganization Agreement, Parent has requested that Company agree, and Company has so agreed, to grant to Parent an option to acquire shares of the Company's Common Stock, no par value (the "Company Shares"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Option") to purchase from the Company up to a number of Company Shares equal to 19.9% of the issued and outstanding Company Shares (the "Option Shares") as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) occurs, in the manner set forth below by paying cash to the Company at a price of $23.54 per Company Share (the "Exercise Price"). In no event shall the aggregate number of Option Shares exceed 19.9% of the Company Shares issued and outstanding at the time of exercise of the Option.

     2. Exercise of Option.

     (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time if the Reorganization Agreement is terminated pursuant to
Section 7.1(b), 7.1(d), 7.1(g), or 7.1(h) thereof and an event causing the Termination Fee to become payable pursuant to Section 7.3(b) of the Reorganization Agreement occurs (any of the events being referred to herein as an "Exercise Event"). In the event Parent wishes to exercise the Option, Parent will deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") will occur on a date and at a time prior to the termination of the Option designated by Parent in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing, which Closing will be held at the principal offices of the Company.

     (b) The Option and this Agreement will terminate upon the earliest of (i) the Effective Time, (ii) twelve (12) months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(g) or 7.1(h) thereof, other than a termination pursuant to Section 7.1(h) as a result of which no Termination Fee becomes payable pursuant to the proviso in Section 7.3(b)(ii), and (iii) in the event the Reorganization Agreement has been terminated pursuant to Section 7.1(b) or 7.1(d) thereof and the Termination Fee became payable pursuant to Section 7.3(b)(iii) thereof, six (6) months after payment of the Termination Fee; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise will have been removed or will have become final and not subject to appeal. In the event that the Option and this Agreement terminate as provided herein, this Agreement shall be of no further force or effect.

     3. Conditions to Closing. The obligation of the Company to issue Option Shares to Parent hereunder is subject to the conditions that (A) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction or other Governmental Entity prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective commercially reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

     4. Closing. At any Closing, (A) the Company will deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the restrictive legend set forth in Section 9 hereof, against delivery of (B) payment by Parent to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by wire transfer of immediately available funds to an account designated by the Company.

     5. Representations and Warranties of the Company. Company represents and warrants to Parent that (A) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; (D) except for any filings required under the HSR Act, the Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (E) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (F) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect; and (G) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act or except as provided in clauses (A) or (B) of Section 2.5(b) of the Reorganization Agreement.

     6. Certain Rights.

     (a) Parent Put. At the request of and upon notice by Parent (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), the Company (or any successor entity thereof) will purchase from Parent the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Parent pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

          (i) The difference between the "Market/Tender Offer Price" for the Company Shares as of the date Parent gives notice of its intent to exercise its rights under this Section 6(a) (which "Market/Tender Offer Price" shall mean the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and
     (B) the average closing sale price of Company Shares as reported on Nasdaq during the twenty (20) consecutive trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent of such Acquisition Proposal as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or closing asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

          (ii) The Exercise Price paid by Parent for Company Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Company Shares so purchased (provided that Parent then has beneficial ownership of such Company Shares).

          (iii) Notwithstanding subparagraphs (i) and (ii) above, with respect to payments pursuant to this Section 6(a), Company will not be required to pay Parent in excess of an aggregate of $2,871,000.

     (b) Payment and Redelivery of Option or Shares. In the event Parent exercises its rights under Section 6(a), the Company will, within five (5) business days after Parent delivers a Put Notice pursuant to Section 6(a), pay the required amount to Parent in immediately available funds and Parent will surrender to the Company the certificates evidencing the Company Shares purchased by Parent pursuant thereto and the Option shall be terminated.

     7. Registration Rights.

     (a) Following the termination of the Reorganization Agreement, Parent (sometimes referred to herein as the "Holder") may by written notice (a "Registration Notice") to the Company (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Option Shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the "Registrable Securities") in order to permit the sale or other disposition of any or all shares of the Registrable Securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder, including a "shelf " registration statement under Rule 415 under the Securities Act or any successor provision. Holder agrees to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will, to the knowledge of Holder (after reasonable inquiry), own beneficially more than 2.5% of the then-outstanding voting power of Registrant. Upon a request for registration, the Registrant will have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on Nasdaq for the ten trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder will take place at a closing to be held at the principle executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within ten business days after delivery of such notice. The payment for the shares to be purchased will be made by delivery at the time of such closing of the Option Price in immediately available funds.

     (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant will use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that the Holder will not be entitled to more than an aggregate of two effective registration statements hereunder. The obligations of Registrant hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 120 calendar days in the aggregate if the Board of Directors of Registrant shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Registrant or otherwise interfere with or adversely affect any pending or proposed offering of securities of Registrant or any other material transaction involving Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 will again be applicable to any proposed registration (subject to the proviso in the first sentence of this Section 7(b)). The Registrant will use all commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. If Registrant effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of Registrant (other than on Form S-4 or Form S-8, or any successor form), it will allow Holder the right to participate in such registration by selling its Registrable Securities, and such participation will not affect the obligation of Registrant to effect demand registration statements for Holder under this Section 7; provided that, if the managing underwriters of such offering advise Registrant in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Registrant will include the shares requested to be included therein by Holder pro rata with the shares intended to be included therein by Registrant.

     (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all facts required to be disclosed with respect to a registration thereunder.

     (d) A registration effected under this Section 7 will be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant will use commercially reasonable efforts to provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably

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acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (e) Indemnification.

          (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
     Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification; provided, however, that the indemnification provided for in this paragraph (i) of this Section 7(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrant.

          (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein; provided, that in no event will any indemnity under this Section 7(e) exceed the net proceeds of the offering received by the Holder, and provided further, that the indemnification provided for in this paragraph (ii) of this Section 7(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder.

          (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") will give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim

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     or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld).

     8. Adjustment Upon Changes in Capitalization; Rights Plans.

     (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), the Company will not amend (nor permit the amendment of ) any current shareholder rights plan of the Company or its subsidiaries nor adopt (nor permit the adoption of ) a new stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).

     9. Restrictive Legends. Each certificate representing Option Shares issued to Parent hereunder will include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF OCTOBER 20, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Holder has delivered to Registrant a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Registrant and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     10. Listing and HSR Filing. The Company, upon the request of Parent, will promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on Nasdaq and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

     11. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 7 will, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares will not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 7 will not be required to bear the legend set forth in Section 9.

     12. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies available, the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of this Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

     13. Entire Agreement. This Agreement and the Reorganization Agreement (including the exhibits thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     14. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     16. Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

       if to Parent, to:

       Critical Path, Inc.
       320 First Street
       San Francisco, CA 94105
       Attention: Doug Hickey, President & CEO
                  Telephone No.: (415) 808-8800
                  Telecopy No.:  (415) 808-8777
       with a copy to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Attention: Alan K. Austin
                  Telephone No.: (650) 493-9300
                  Telecopy No.:  (650) 493-6811

       if to Company, to:

       ISOCOR
       3420 Ocean Park Blvd.
       Santa Monica, CA 90405
       Attention: Paul Gigg, President & CEO
                  Telephone No.: (310) 581-8100
                  Telecopy No.:  (310) 581-8111

       with a copy to:

       Venture Law Group
       A Professional Corporation
       2800 Sand Hill Road
       Menlo Park, California 94025
       Attention: Elias Blawie
                  Telephone No.: (650) 854-4488
                  Telecopy No.:  (650) 854-1121

     17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

     18. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

     19. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     20. Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express prior written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

     21. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

     22. Descriptive Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     23. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                      CRITICAL PATH, INC.

                                      By:       /s/ DAVID THATCHER
                                      ------------------------------------------
                                      Name: David Thatcher
                                      Title:  Executive Vice President and
                                              Chief Financial Officer

                                      ISOCOR

                                      By:          /s/ PAUL GIGG
                                      ------------------------------------------
                                      Name: Paul Gigg
                                      Title:  President & CEO

                                                                         ANNEX C

                                October 20, 1999

Board of Directors
ISOCOR
3420 Ocean Park Boulevard
Santa Monica, CA 90405

Members of the Board:

     We understand that ISOCOR (the "Company"), Critical Path, Inc. ("Acquiror") and Initialize Acquisition Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement dated October 20, 1999 (the "Draft Agreement"), at the effective time of the Merger (the "Effective Time"), each share of common stock of the Company, no par value ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time, other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive 0.4707 (the "Exchange Ratio") shares of the common stock of Acquiror ("Acquiror Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

     For purposes of this opinion we have, among other things:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

          (ii) reviewed with the Company and Acquiror certain publicly available estimates of research analysts relating to the Company and Acquiror;

          (iii) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

          (iv) reviewed the financial terms and conditions set forth in the Draft Agreement;

          (v) reviewed the stock price and trading history of the Company common stock and Acquiror common stock;

          (vi) compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

          (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

          (viii) reviewed the pro forma impact of the Merger on Acquiror's revenue and earnings per share;

          (ix) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

          (x) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

          (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, upon the advice of the managements of the Company and Acquiror, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on the Company's and Acquiror's respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, of the Exchange Ratio to the Holders of Company Common Stock. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

     In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

     We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Acquiror for which we have been paid fees, including lead managing the Acquiror's initial public offering and follow-on offering. We maintain a market in the shares of Acquiror Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                      Very truly yours,

                                      BancBoston Robertson Stephens Inc.

                                      /s/ BancBoston Robertson Stephens Inc.
                                      ------------------------------------------

                                                                         ANNEX D

                            DISSENTERS' RIGHTS UNDER
                        THE CALIFORNIA CORPORATIONS CODE

     Set forth below is an excerpt from the California Corporations Code regarding dissenters' rights.

     CALIFORNIA GENERAL CORPORATION LAW

     CORPORATIONS CODE

     TITLE 1. CORPORATIONS

     DIVISION 1. GENERAL CORPORATION LAW

     CHAPTER 13. DISSENTERS' RIGHTS

     sec. 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     sec. 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     sec. 1302. Submission of share certificates for endorsement; uncertificated securities

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     sec. 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     sec. 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     sec. 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     sec. 1306. Prevention of immediate payment; status as creditors; interest

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     sec. 1307. Dividends on dissenting shares

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     sec. 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     sec. 1309. Termination of dissenting share and shareholder status

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     sec. 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     sec. 1311. Exempt shares

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     sec. 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article V, Section B of our articles of incorporation (Exhibit 3.1 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     See exhibits listed on the Exhibit Index following the signature page of the Form S-4, which is incorporated herein by reference.

     (b) Financial Statement Schedules

     Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

     (c) Opinion of BancBoston Robertson Stephens, Inc., attached as Annex C to the proxy statement/prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

     (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 9th day of December, 1999.


                                          CRITICAL PATH, INC.

                                          By:        /s/ DAVID A. THATCHER
                                                     David A. Thatcher
                                                Executive Vice President and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      NAME                                     TITLE                        DATE
                      ----                                     -----                        ----
/s/ DOUGLAS T. HICKEY                             President, Chief Executive          December 9, 1999
------------------------------------------------  Officer and Director (Principal
Douglas T. Hickey                                 Executive Officer)

/s/ DAVID A. THATCHER                             Executive Vice President, Chief     December 9, 1999
------------------------------------------------  Financial Officer (Principal
David A. Thatcher                                 Financial Officer) and
                                                  Accounting Officer

*                                                 Chairman of the Board               December 9, 1999
------------------------------------------------
David C. Hayden

                                                  Director                            December  , 1999
------------------------------------------------
Christos M. Cotsakos

                                                  Director                            December  , 1999
------------------------------------------------
Lisa Gansky

*                                                 Director                            December 9, 1999
------------------------------------------------
Kevin R. Harvey

*                                                 Director                            December 9, 1999
------------------------------------------------
James A. Smith

*                                                 Director                            December 9, 1999
------------------------------------------------
George Zachary



* by attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 2.1       Agreement and Plan of Reorganization, dated as of October
           20, 1999, among the Registrant, Initialize Acquisition Corp.
           and ISOCOR (the schedules to such agreement are not filed
           herewith and are listed on the last page of Exhibit 2.1)
           (included as Annex A to the joint proxy statement/prospectus filed as part of this Registration Statement and
           incorporated herein by reference)
 2.2       Stock Option Agreement, dated as of October 20, 1999, among the Registrant, Initialize Acquisition Corp. and ISOCOR
           (included as Annex B to the joint proxy statement/prospectus filed as part of this Registration Statement and
           incorporated herein by reference)
 2.3       Form of Company Voting Agreement, dated as of October 20,
           1999, between the Registrant and certain affiliates of
           ISOCOR (included as Exhibit A to the Agreement and Plan of
           Reorganization, dated as of October 20, 1999, among the
           Registrant, Initialize Acquisition Corp. and ISOCOR, filed hereto as Exhibit 2.1)
 2.4       Company Voting Agreement, dated as of October 20, 1999,
           between the Registrant and Brentwood Associates
 3.1       Amended and Restated Articles of Incorporation.
           (Incorporated by reference to Exhibit 3(i)(b) to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 3.2       Amended and Restated Bylaws. (Incorporated by reference to
           Exhibit 3(ii)(b) to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
 4.1       Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
 4.2       Warrant to Purchase Preferred Stock dated September 11, 1998 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.2 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.3       Warrant to Purchase Preferred Stock dated January 13, 1999 issued by the Registrant to Hambrecht & Quist LLC.
           (Incorporated by reference to Exhibit 4.3 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 4.4       Warrant to Purchase Common Stock dated January 29, 1999
           issued by the Registrant to America Online, Inc.
           (Incorporated by reference to Exhibit 4.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 8.1       Tax opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation, together with consent
 8.2       Tax opinion of Orrick, Herrington & Sutcliffe LLP, together with consent
10.1       Form of Indemnification Agreement between the Registrant and each of its directors and officers. (Incorporated by
           reference to Exhibit 10.1 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.2       Employee Stock Purchase Plan. (Incorporated by reference to
           Exhibit 10.2 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.3       1998 Stock Plan and forms of stock option agreements
           thereunder. (Incorporated by reference to Exhibit 10.3 to
           the Registrant's Registration Statement on Form S-1 (File
           No. 333-71499))
10.4       Series B Preferred Stock Purchase Agreement dated September
           11, 1998. (Incorporated by reference to Exhibit 10.4 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.5       Amendment to Series B Preferred Stock Purchase Agreement
           dated January 13, 1999. (Incorporated by reference to
           Exhibit 10.5 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.6       Amended and Restated Investors' Rights Agreement dated
           September 11, 1998. (Incorporated by reference to Exhibit
           10.6 to the Registrant's Registration Statement on Form S-1
           (File No. 333-71499))
10.7       Amendment to the Amended and Restated Investors' Rights
           Agreement dated January 13, 1999. (Incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement
           on Form S-1 (File No. 333-71499))
10.8       Master Equipment Lease Agreement dated April 28, 1998, and
           Lease Line Schedule thereto, by and between the Registrant and Lighthouse Capital Partners II, L.P. (Incorporated by
           reference to Exhibit 10.8 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.9       Master Lease Agreement dated May 1, 1998, and addendum
           thereto, by and between the Registrant and Comdisco, Inc.
           (Incorporated by reference to Exhibit 10.9 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.10      Standard Industrial/Multitenant Lease-Gross dated June 20,
           1997 by and between the Registrant and 501 Folsom Street
           Building. (Incorporated by reference to Exhibit 10.10 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.11      Letter Agreement dated October 1, 1998 by and between the
           Registrant and Douglas Hickey. (Incorporated by reference to
           Exhibit 10.11 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.12      Promissory Note and Security Agreement dated November 2,
           1998 by and between the Registrant and Douglas Hickey.
           (Incorporated by reference to Exhibit 10.12 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.13      Warrant Agreement dated April 28, 1998 by and between the
           Registrant and Lighthouse Capital Partners II, L.P.
           (Incorporated by reference to Exhibit 10.13 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.14      Warrant Agreement dated May 1, 1998 by and between the
           Registrant and Comdisco, Inc. (Incorporated by reference to
           Exhibit 10.14 to the Registrant's Registration Statement on
           Form S-1 (File No. 333-71499))
10.15      Master Services Agreement dated December 10, 1998 by and
           between the Registrant and US West Communications Services,
           Inc. (Incorporated by reference to Exhibit 10.15 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.16      Email Services Agreement dated May 27, 1998 by and between the Registrant and Network Solutions, Inc. (Incorporated by
           reference to Exhibit 10.16 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.17      Email Services Agreement dated July 6, 1998 by and between the Registrant and StarMedia Network, Inc. (Incorporated by
           reference to Exhibit 10.17 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.18      Amendment to Email Services Agreement September 30, 1998 by
           and between the Registrant and E*TRADE Group, Inc.
           (Incorporated by reference to Exhibit 10.18 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.19      Email Services Agreement dated September 14, 1998 by and
           between the Registrant and Sprint Communications Company
           L.P. (Incorporated by reference to Exhibit 10.19 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.20      Email Services Agreement dated March 19, 1998 by and between the Registrant and TX, Inc. dba TABNet, Inc. (Incorporated
           by reference to Exhibit 10.20 to the Registrant's
           Registration Statement on Form S-1 (File No. 333-71499))
10.21      QuickStart Loan and Security Agreement dated May 12, 1998 by and between the Registrant and Silicon Valley Bank.
           (Incorporated by reference to Exhibit 10.21 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
10.22      Email Services Agreement dated January 29, 1999 by and
           between the Registrant and ICQ, Inc. (Incorporated by
           reference to Exhibit 10.22 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.23      Sublease dated February 8, 1999 by and between Times Direct
           Marketing, Inc. and Critical Path. (Incorporated by
           reference to Exhibit 10.23 to the Registrant's Registration
           Statement on Form S-1 (File No. 333-71499))
10.24      Promissory Note and Security Agreement dated January 26,
           1999 by and between the Registrant and Bill Rinehart.
           (Incorporated by reference to Exhibit 10.24 to the
           Registrant's Registration Statement on Form S-1 (File No.
           333-71499))
23.1       Consent of PricewaterhouseCoopers LLP
23.2       Consent of Ernst & Young LLP, Independent Auditors
23.3       Consent of Arthur Andersen LLP
23.4       Consent of KPMG Peat Marwick LLP
23.5       Consent of Wilson, Sonsini, Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
99.1       Form of Proxy of ISOCOR
99.2       Opinion of BancBoston Robertson Stephens, Inc. (included as
           Annex C to the joint proxy statement/prospectus filed as a part of this Registration Statement and incorporated herein by reference)